 As filed with the Securities and Exchange Commission on February 6, 1995.


                                                     Registration No. 33-57411
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                   AMENDMENT
                                     No. 1
                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                           WESTAMERICA BANCORPORATION
             (Exact name of registrant as specified in its charter)

           California                             6025                        94-2156203
  (State or other jurisdiction        (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)      Classification Code Number)        Identification No.)

                                ----------------

        1108 Fifth Avenue, San Rafael, California 94901, (415) 257-8000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                 DAVID L. PAYNE
                Chairman, President and Chief Executive Officer
                           Westamerica Bancorporation
                               1108 Fifth Avenue
                          San Rafael, California 94901
                                 (415) 257-8000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                ----------------

                                   Copies to:

      JONATHAN D. JOSEPH, ESQ.                         R. BRENT FAYE, ESQ.
     GABRIELLA A. LOMBARDI, ESQ.                        Lillick & Charles
      Pillsbury Madison & Sutro                Two Embarcadero Center, Suite 2700
            P.O. Box 7880                     San Francisco, California 94111-3996
San Francisco, California 94120-7880                     (415) 984-8200
           (415) 983-1000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                ----------------



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           WESTAMERICA BANCORPORATION

Cross-Reference Sheet pursuant to Item 501(b) of Regulation S-K showing the location in the Proxy Statement/Prospectus of the information required by Part I of Form S-4.

               Form S-4 Caption                      Location in Proxy Statement/Prospectus
               ----------------                      --------------------------------------
A.             INFORMATION ABOUT THE TRANSACTION.

Item 1         Forepart of Registration Statement    Outside front cover page; facing page
               and Outside Front Cover Page of
               Prospectus

Item 2         Inside Front and Outside Back         Available Information; Incorporation of Certain
               Cover Pages of Prospectus             Documents by Reference; Table of Contents

Item 3         Risk Factors, Ratio of Earnings       Summary; The Meeting; Certain Considerations;
               to Fixed Charges and Other            The Merger
               Information

Item 4         Terms of the Transaction              Summary; The Meeting; The Merger; Dissenters'
                                                     Rights of Appraisal; Market Price and Dividend
                                                     Information; Management's Discussion and Analysis
                                                     of Financial Condition and Results of Operations of
                                                     North Bay; Certain Differences in Rights of
                                                     Shareholders; Description of Westamerica Capital
                                                     Stock and Indebtedness; Description of North Bay
                                                     Capital Stock

Item 5         Pro Forma Financial Information       Summary; Pro Forma Combined Financial
                                                     Information

Item 6         Material Contracts with the           Summary; The Meeting; The Merger
               Company Being Acquired

Item 7         Additional Information Required       Not Applicable
               for Reoffering by Persons and
               Parties Deemed to be Underwriters

Item 8         Interests of Named Experts and        Not Applicable
               Counsel

Item 9         Disclosure of Commission Position     Not Applicable
               on Indemnification for Securities
               Act Liabilities

B.             INFORMATION ABOUT THE REGISTRANT.

Item 10        Information with Respect to S-3       Not Applicable
               Registrants

Item 11        Incorporation of Certain              Incorporation of Certain Documents by
               Information by Reference              Reference

Item 12        Information with Respect to S-2 or    Not Applicable
               S-3 Registrants

Item 13        Incorporation of Certain              Not Applicable
               Information by Reference

               Form S-4 Caption                                                   Location in Proxy Statement/Prospectus
               ----------------                                                   --------------------------------------
Item 14        Information with Respect to Registrants Other Than S-3             Not Applicable
               or S-2 Registrants

C.             INFORMATION ABOUT THE COMPANY BEING ACQUIRED.

Item 15        Information with Respect to S-3 Companies                          Not Applicable

Item 16        Information with Respect to S-2 or S-3 Companies                   Available Information; Incorporation of Certain
                                                                                  Documents by Reference; Summary; Information
                                                                                  about North Bay and Novato National Bank;
                                                                                  Supplemental Historical Information; Market Price
                                                                                  and Dividend Information; Management's Discussion
                                                                                  and Analysis of Financial Condition and Results
                                                                                  of Operations of North Bay; Description of North
                                                                                  Bay Capital Stock; Index to Financial Statements

Item 17        Information with Respect to Companies Other Than S-2               Not Applicable
               or S-3 Companies

D.             VOTING AND MANAGEMENT INFORMATION.

Item 18        Information if Proxies, Consents or Authorizations Are             Incorporation of Certain Documents by Reference;
               to be Solicited                                                    Summary; Introduction; Information about
                                                                                  Westamerica; Information about North Bay and
                                                                                  Novato National Bank; The Meeting; The Merger;
                                                                                  Dissenters' Rights of Appraisal; Solicitation of
                                                                                  Proxies; Proposals of Security Holders

Item 19        Information if Proxies, Consents or Authorizations Are             Not Applicable
               Not to be Solicited or in an Exchange Offer

                                                              February 10, 1995



Dear Shareholder:


         You are cordially invited to attend a Special Meeting of the Shareholders of North Bay Bancorp ("North Bay") to be held at 350 Ignacio Boulevard, Novato, California 94949, at 5:00 p.m., local time, on Thursday, March 23, 1995 (the "Meeting").



         At the Meeting, North Bay shareholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization dated as of December 8, 1994 (the "Agreement"), by and among Westamerica Bancorporation ("Westamerica"), North Bay and Novato National Bank ("Novato National Bank"), an Agreement of Merger between Westamerica and North Bay (collectively, the "Agreements") and the transactions contemplated thereby, including without limitation, certain provisions benefitting directors, executive officers and employees of North Bay and the amendment of the North Bay Bancorp 1985 Stock Option Plan, as more fully described in the accompanying Proxy Statement/Prospectus. Copies of the Agreements are attached to the Proxy Statement/Prospectus as Annex A. As more fully described therein, pursuant to the Agreements, North Bay will merge with and into Westamerica (the "Merger"). Shortly after the Merger, it is anticipated that Novato National Bank will be merged with and into Westamerica Bank, a wholly-owned banking subsidiary of Westamerica. No other business is expected to be transacted at the Meeting other than matters incidental to the conduct of the Meeting.



         As a result of the Merger, each share of North Bay common stock, no par value ("North Bay Common Stock"), outstanding at the effective time of the Merger (other than shares with respect to which dissenters' rights are perfected) will be converted into .3600 of a share of Westamerica common stock, without par value ("Westamerica Common Stock"), subject to certain potential downward adjustments described in the Agreement and the accompanying Proxy Statement/Prospectus. As of the date hereof, Westamerica and North Bay have identified certain circumstances which if the Merger were to close without any changes in those circumstances the .3600 exchange ratio would be adjusted downward to .3337. No fractional shares of Westamerica Common Stock will be issued to holders of shares of North Bay Common Stock, and, in lieu thereof, cash will be paid to North Bay shareholders in accordance with the Agreement.


         Under the California General Corporation Law, the approval and adoption of the Agreements, the Merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of North Bay Common Stock. The proposed Merger is also subject to certain regulatory approvals and satisfaction of the conditions contained in the Agreement. Your Board of Directors has determined that the Agreements, the Merger and the transactions contemplated thereby are in the best interests of North Bay and its shareholders.

         THE NORTH BAY BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ALL DIRECTORS, HAS APPROVED THE AGREEMENTS, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE MEETING.

         The accompanying Notice and Proxy Statement/Prospectus describe the matters to be acted upon at the Meeting. Shareholders are urged to review carefully the attached Proxy Statement/Prospectus, including the annexes thereto. Such documents contain a detailed description of the Merger, its terms and conditions and the transactions contemplated by the Agreements.



        Your continuing interest in the business of North Bay and Novato National Bank is appreciated, and we hope you will attend the Meeting in person. It is important that your shares be represented at the Meeting. Accordingly, whether or not you plan to attend the Meeting, please sign, date and return the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of your Board of Directors, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy.


                                       Sincerely,



                                       Thomas R. Bales, D.D.S.
                                       Chairman of the Board

                               NORTH BAY BANCORP


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 23, 1995



        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of North Bay Bancorp ("North Bay") will be held at 350 Ignacio Boulevard, Novato, California 94949, on Thursday, March 23, 1995 at 5:00 p.m., local time (the "Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:



        To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Reorganization dated as of December 8, 1994 (the "Agreement"), by and among Westamerica Bancorporation ("Westamerica"), North Bay and Novato National Bank, an Agreement of Merger between Westamerica and North Bay (collectively, the "Agreements") and the transactions contemplated thereby, including without limitation, certain provisions benefitting directors, executive officers and employees of North Bay, the proposed merger of North Bay with and into Westamerica (the "Merger") and the amendment of the North Bay Bancorp 1985 Stock Option Plan.


        The Agreements are set forth in Annex A to the accompanying Proxy Statement/Prospectus.

        No other business will be transacted at the Meeting, other than matters incidental to the conduct of the Meeting.


        The North Bay Board of Directors has fixed the close of business on February 1, 1995 as the record date for the Meeting. Only North Bay shareholders of record at the close of business on such date are entitled to notice of and to vote at the Meeting. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of North Bay common stock.


        Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she may now plan to attend the Meeting in person, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present in person at the Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Meeting.

                                        By Order of the Board of Directors,



                                        Nancy R. DeSousa
                                        Secretary


February 10, 1995
Novato, California

     THE NORTH BAY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
        FOR APPROVAL AND ADOPTION OF THE AGREEMENTS, THE MERGER AND THE
                       TRANSACTIONS CONTEMPLATED THEREBY.

                  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND
           RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                SUBJECT TO COMPLETION, DATED FEBRUARY 7, 1995
                              NORTH BAY BANCORP
                               PROXY STATEMENT
       FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 23, 1995


                            ---------------------

                          WESTAMERICA BANCORPORATION

                                  PROSPECTUS


        This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to shareholders of North Bay Bancorp ("North Bay") in connection with the solicitation of Proxies by the North Bay Board of Directors for use at the Special Meeting of Shareholders of North Bay to be held at 350 Ignacio Boulevard, Novato, California 94949, on Thursday, March 23, 1995, at 5:00 p.m., local time, and at any adjournments or postponements thereof (the "Meeting").



        At the Meeting, the shareholders of record of North Bay common stock, no par value ("North Bay Common Stock" or "North Bay Shares"), as of the close of business on February 1, 1995 (the "Record Date"), will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization dated as of December 8, 1994 (the "Agreement") by and among Westamerica Bancorporation ("Westamerica"), North Bay and Novato National Bank ("Novato National Bank"), an Agreement of Merger between Westamerica and North Bay (collectively, the "Agreements") and the transactions contemplated thereby, including without limitation, certain provisions benefitting directors, executive officers and employees of North Bay and the amendment of the North Bay Bancorp 1985 Stock Option Plan, as more fully described herein. Copies of the Agreements are attached to this Proxy Statement/Prospectus as Annex A. As more fully described herein, pursuant to the Agreements, North Bay will merge with and into Westamerica with Westamerica as the surviving entity (the "Merger"), and each share of North Bay Common Stock outstanding at the effective time of the Merger (other than fractional shares and shares with respect to which dissenters' rights have been perfected) will be converted into .3600 shares (the "Exchange Ratio") of the common stock, without par value, of Westamerica (the "Westamerica Common Stock" or "Westamerica Shares"), subject to potential downward adjustments under certain circumstances. Shortly thereafter, it is anticipated that Novato National Bank will be merged with and into Westamerica's principal banking subsidiary, Westamerica Bank with Westamerica Bank as the surviving entity. The Exchange Ratio will be adjusted downward pursuant to formulas set forth in the Agreement if (i) the average of the closing price per share of Westamerica Common Stock quoted on the Nasdaq National Market (the "NNM") for the 20 consecutive trading days prior to two business days prior to the effective date of the Merger (the "Determination Date") (such average price, the "Average Price") is more than $33.60; or (ii) certain Significant Liabilities (as defined herein and in the Agreement) arise prior to the Determination Date, in which case a maximum adjustment not to exceed .0500 of a Westamerica Share could result, as more fully described herein. As of the date hereof, Westamerica and North Bay have identified certain Significant Liabilities which if the Merger were to close without any changes in the circumstances related to such Significant Liabilities the Exchange Ratio would be adjusted downward by .0263 to .3337. Certain other circumstances have been identified which based on the occurence of future events not within the control of North Bay might become additional Significant Liabilities. If the Average Price on the Determination Date is less than $30.40, North Bay may accept the Exchange Ratio, as adjusted for Significant Liabilities, if any, or the parties have the right, but not the obligation, to renegotiate the Exchange Ratio. Should North Bay fail to accept the Exchange Ratio as adjusted for Significant Liabilities, if any, or should the parties fail to renegotiate the Exchange Ratio, the Agreement may be terminated by North Bay.



        Based on the closing price on the NNM of Westamerica Common Stock on February 3, 1995, of $31.00 per share, each holder of North Bay Common Stock would receive the equivalent of $11.16 per share for each share of North Bay Common Stock, assuming the Average Price on the Determination Date is $31.00 per share if there is no adjustment for Significant Liabilities and $9.61 per share if the maximum Significant Liabilities adjustment occurs.



        This Proxy Statement/Prospectus and the accompanying letter of the Chairman of the North Bay Board of Directors, Notice of Special Meeting and Proxy are first being mailed to shareholders of North Bay on or about February 10, 1995.


        This Proxy Statement/Prospectus also serves as a prospectus for Westamerica under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of shares of Westamerica Common Stock (including the associated Westamerica Common Stock purchase rights described under "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan" with respect to such shares) in the Merger. On February 3, 1995, the closing price of Westamerica Common Stock on the NNM was $31.00 and the average of the last bid and asked price of North Bay Common Stock as quoted on the "pink sheets" published by the National Quotation Bureau, Inc. (the "Pink Sheets"), was $8.38.

THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

                            ---------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ---------------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS FEBRUARY __, 1995

                               TABLE OF CONTENTS



                                                                                                   Page
                                                                                                   ----
AVAILABLE INFORMATION.............................................................................    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................    2

SUMMARY...........................................................................................    4
      Information about the Parties...............................................................    4
      The Meeting and Vote Required...............................................................    5
      Certain Considerations......................................................................    5
      Reasons for the Merger; Recommendation of the Board of Directors............................    5
      Opinion of North Bay's Financial Advisor....................................................    6
      Effective Date of the Merger................................................................    6
      Exchange Ratio; Possible Adjustments to Exchange Ratio......................................    6
      Treatment of Stock Options..................................................................    8
      Conditions and Regulatory Approvals.........................................................    8
      Noncompetition Agreements...................................................................    9
      Certain Tax Consequences....................................................................    9
      Amendment and Termination...................................................................    9
      Expenses ...................................................................................   10
      Accounting Treatment .......................................................................   10
      Interests of Certain Persons in the Merger .................................................   11
      Dissenters' Rights of Appraisal ............................................................   11
      Market Price and Dividend Data .............................................................   11
      Differences in Charter Documents ...........................................................   12
      Westamerica Unaudited Summary of Results for the Year Ended December 31, 1994 ..............   12
      Selected Historical and Pro Forma Financial Data ...........................................   12

INTRODUCTION .....................................................................................   18

INFORMATION ABOUT WESTAMERICA ....................................................................   18
      Recent and Pending Acquisitions ............................................................   19

INFORMATION ABOUT NORTH BAY AND NOVATO NATIONAL BANK ............................................    20
      North Bay ..................................................................................   20
      Novato National Bank .......................................................................   21

THE MEETING ......................................................................................   22
      Matters to be Considered at the Meeting ....................................................   22
      Certain Agreements .........................................................................   23

CERTAIN CONSIDERATIONS ...........................................................................   23
      Shares Eligible for Future Sale; Dilution ..................................................   23
      Interests of North Bay Officers and Directors in the Merger ................................   24
      Real Estate Lending Activities; Nonperforming Assets .......................................   24
      Organizational Structure and Operations After the Merger ...................................   25
      Effect of Shareholder Rights Plan ..........................................................   25
      Legislative and Regulatory Environment .....................................................   26

THE MERGER .......................................................................................   26
      Background of the Merger ...................................................................   26
      Reasons for the Merger; Recommendation of the Board of Directors ...........................   27
      Opinion of North Bay's Financial Advisor ...................................................   28
      Effective Date of the Merger ...............................................................   38
      Exchange Ratio; Conversion of Shares of North Bay Common Stock .............................   38
      Possible Adjustments to Exchange Ratio or Termination of the Agreement .....................   38
      Exchange of North Bay Stock Certificates; Fractional Interests .............................   40
      Treatment of Stock Options .................................................................   41
      Covenants of Westamerica and North Bay; Conduct of Business Prior to the Merger ............   42
      Management and Operations Following the Merger .............................................   43
      Representations and Warranties; Conditions to the Merger....................................   44
      Required Regulatory Approvals ..............................................................   45
      Trading Markets for Stock ..................................................................   46
      Noncompetition Agreements ..................................................................   46
      Certain Tax Consequences ...................................................................   47
      Amendment; Termination .....................................................................   48
      Expenses ...................................................................................   49
      Accounting Treatment .......................................................................   50
      Resales of Westamerica Common Stock ........................................................   50

DISSENTERS' RIGHTS OF APPRAISAL ..................................................................   50

PRO FORMA COMBINED FINANCIAL INFORMATION .........................................................   52

SUPPLEMENTAL HISTORICAL INFORMATION ..............................................................   61

MARKET PRICE AND DIVIDEND INFORMATION ............................................................   63
      Market Quotations ..........................................................................   63
      Dividends and Dividend Policy ..............................................................   65

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS OF
      NORTH BAY ..................................................................................   65
      Results of Operations ......................................................................   66
      Net Interest Margin ........................................................................   66
      Provision for Loan Losses ..................................................................   70
      Noninterest Income .........................................................................   71
      Noninterest Expense ........................................................................   71
      Provision for Income Taxes .................................................................   72
      Loans ......................................................................................   73
      Commitments and Letters of Credit ..........................................................   77
      Liquidity ..................................................................................   77
      Interest Rate Sensitivity ..................................................................   78
      Capital ....................................................................................   79
      Investment Securities ......................................................................   79
      Deposits ...................................................................................   80
      Impact of Inflation ........................................................................   80
      Selected Ratios ............................................................................   81

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS ....................................................   82
      General ....................................................................................   82
      Certain Anti-Takeover Measures .............................................................   82
      Quorum Requirements ........................................................................   82
      Indemnification of Directors and Executive Officers.........................................   82
      Shareholder Meetings and Action by Written Consent..........................................   84
      Amendment of Bylaws ........................................................................   84
      Filling Vacancies on the Board of Directors ................................................   84
      Notice of Shareholder Business .............................................................   85
      Notice of Director Nominations .............................................................   85
      Westamerica "Interested Person" Provision ..................................................   86

                                                            Page
                                                            ----
DESCRIPTION OF WESTAMERICA CAPITAL STOCK
      AND INDEBTEDNESS ....................................   86
      Common Stock ........................................   86
      Preferred Stock and Class B Common Stock ............   87
      Debt Agreements .....................................   87
      Shareholder Rights Plan .............................   87

DESCRIPTION OF NORTH BAY CAPITAL STOCK ....................   89
      Common Stock ........................................   89
      Serial Preferred Stock ..............................   89

EXPERTS ...................................................   89

LEGAL MATTERS .............................................   90

SOLICITATION OF PROXIES ...................................   90

PROPOSALS OF SECURITY HOLDERS .............................   90

INDEX TO NORTH BAY BANCORP FINANCIAL STATEMENTS ...........  F-1

Annex A    Agreement and Plan of Reorganization and Agreement of
           Merger
Annex B    Fairness Opinion of Hoefer & Arnett Incorporated
Annex C    California General Corporation Law Chapter
           13--Dissenters' Rights

        NO PERSON IS AUTHORIZED BY WESTAMERICA OR NORTH BAY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN ANY INFORMATION OR REPRESENTATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

        NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF WESTAMERICA OR NORTH BAY SINCE THE DATE HEREOF.


                             AVAILABLE INFORMATION

        Westamerica and North Bay are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Westamerica files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), and North Bay files reports and other information with the Commission. Such reports, proxy statements and other information filed by Westamerica and North Bay with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. Westamerica Common Stock is listed on the NNM. Reports, proxy statements and other information concerning Westamerica can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, N.W., Washington, D.C.


        Westamerica, PV Financial, a bank holding company that was headquartered in Modesto, California ("PV Financial"), and PV Financial's wholly-owned subsidiary, Pacific Valley National Bank, a national banking association ("PVNB"), entered into an Agreement and Plan of Reorganization (as amended) dated as of July 25, 1994, whereby the parties thereto agreed to merge PV Financial with and into Westamerica, with Westamerica being the surviving entity (the "PV Financial Merger"). The PV Financial Merger was effective January 31, 1995 and it is anticipated that PVNB will merge with and into Westamerica Bank with Westamerica Bank as the surviving entity in February or March of 1995. PV Financial was subject to the informational requirements of the Exchange Act and, in accordance therewith, filed reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by PV Financial with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the above addresses at prescribed rates.




        Westamerica, CapitolBank Sacramento, a California state-chartered bank headquartered in Sacramento, California ("CapitolBank"), and Westamerica Merger Subsidiary, a wholly-owned banking Subsidiary of Westamerica ("Westamerica Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of November 17, 1994, whereby the parties thereto agreed to merge Westamerica Merger Sub with and into CapitolBank with CapitolBank as the surviving entity (the "CapitolBank Merger"). It is anticipated that the CapitolBank Merger will be consummated in the first half of 1995 upon the receipt of regulatory and shareholder approval and the satisfaction of certain other conditions. It is anticipated that shortly after the CapitolBank Merger CapitolBank will merge with and into Westamerica Bank with Westamerica Bank as the surviving entity. CapitolBank is subject to the informational requirements of the Exchange Act as administered by the Federal Deposit Insurance Corporation (the "FDIC"). In accordance therewith, CapitolBank files reports, proxy statements and other information with the FDIC. Such reports, proxy statements and other information can be inspected and copies obtained from the Registration and Disclosure Section of the FDIC, 1176 F Street N.W., Room 643, Washington, D.C., at prescribed rates. These documents may also be inspected at the Federal Reserve Bank of San Francisco, 101 Market Street, San Francisco, California.
Westamerica has filed with the Commission a Current Report on Form 8-K which contains reports, proxy statements and other information about CapitolBank, including its articles of incorporation, as amended, and bylaws, as amended. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission listed above. Although to Westamerica's knowledge, information concerning CapitolBank included in such Current Report on Form 8-K is accurate, Westamerica has not verified either its accuracy or its completeness. Westamerica does not warrant that there have not occurred events, not yet publicly disclosed by CapitolBank, which would affect either the accuracy or the completeness of the information concerning CapitolBank included in such Current Report on Form 8-K.


        Westamerica has filed with the Commission a Registration Statement on Form S-4 under the Securities Act relating to the shares of Westamerica Common Stock to be issued in connection with the Merger (together with any amendments thereto, the "Registration Statement"). This Proxy Statement/Prospectus also constitutes the Prospectus of Westamerica filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. The Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

        Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference herein relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


        THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY WESTAMERICA (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM MARY ANNE BELL, ASSISTANT CORPORATE SECRETARY, WESTAMERICA BANCORPORATION, 1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA 94901 (TELEPHONE (415) 257-8000). THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY NORTH BAY (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM NANCY R. DESOUSA, CORPORATE SECRETARY, NORTH BAY BANCORP, 350 IGNACIO BOULEVARD, NOVATO, CALIFORNIA 94949 (TELEPHONE (415) 883-2265). THE DOCUMENTS INCORPORATED BY REFERENCE BY CAPITOLBANK (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM LAWRENCE D. MCGOVERN, CORPORATE SECRETARY, CAPITOLBANK, SACRAMENTO, 300 CAPITOL MALL, SACRAMENTO, CALIFORNIA 95814 (TELEPHONE (916) 449-8300). THE DOCUMENTS INCORPORATED BY REFERENCE BY PV FINANCIAL (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM SYLVIA J. RUDY, CORPORATE SECRETARY, PACIFIC VALLEY NATIONAL BANK, 1524 MCHENRY AVENUE, MODESTO, CALIFORNIA 95350 (TELEPHONE (209) 575-2900). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE
OF THE MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE BY MARCH 16, 1995.



        The following documents of Westamerica are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of those documents: Westamerica's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; Westamerica's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; Westamerica's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994; Westamerica's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994; Westamerica's Current Report on Form 8-K dated July 29, 1994; Westamerica's Current Report on Form 8-K dated November 23, 1994; Westamerica's Current Report on Form 8-K dated December 12, 1994; Westamerica's Current Report on Form 8-K dated December 19, 1994; Westamerica's Current Report on Form 8-K dated February 6, 1995; the financial statements of PV Financial as contained in

Westamerica's Registration Statement on Form S-4 (33-55417); the financial statements of CapitolBank Sacramento as contained in Westamerica's Registration Statement on Form S-4 (33-57033); and all other reports and documents filed by Westamerica pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of Westamerica Common Stock to which this Proxy Statement/Prospectus relates.

        The following documents of CapitolBank, filed with the Commission by Westamerica under cover of a Current Report on Form 8-K filed December 19, 1994, are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof: CapitolBank's Annual Report on Form F-2 for the fiscal year ended December 31, 1993; CapitolBank's Quarterly Report on Form F-4 for the quarter ended March 31, 1994; CapitolBank's Quarterly Report on Form F-4 for the quarter ended June 30, 1994; CapitolBank's Quarterly Report on Form F-4 for the quarter ended September 30, 1994; CapitolBank's Proxy Statement, dated May 25, 1994; and all other reports and documents filed by CapitolBank with the FDIC pursuant to 12 C.F.R. Part 335 et seq., and subsequently filed by Westamerica pursuant to Sections 13(a) and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of Westamerica Common Stock to which this Proxy Statement/Prospectus relates.


        The following documents of North Bay are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of those documents: North Bay's Annual Report on Form 10-K for the fiscal year ended December 31, 1993; North Bay's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; North Bay's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994; North Bay's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994; North Bay's Current Report on Form 8-K dated December 21, 1994.


        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that such statement is modified or replaced by a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Proxy Statement/Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Proxy Statement/Prospectus.

        ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO WESTAMERICA HAS BEEN SUPPLIED BY WESTAMERICA, AND ALL INFORMATION RELATING TO NORTH BAY HAS BEEN SUPPLIED BY NORTH BAY. NEITHER WESTAMERICA NOR NORTH BAY WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.

                                    SUMMARY

        The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes and in the documents incorporated herein by reference. Shareholders are urged to read carefully this Proxy Statement/Prospectus and the attached Annexes in their entirety. Certain capitalized terms which are used but not defined in this Summary are defined elsewhere in this Proxy Statement/Prospectus.


INFORMATION ABOUT THE PARTIES


        Westamerica is a bank holding company, headquartered in San Rafael, California, incorporated under the laws of the State of California and registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Westamerica's banking subsidiaries, Westamerica Bank, Napa Valley Bank, Pacific Valley National Bank ("PVNB") and Bank of Lake County, are California state-chartered banks (except for PVNB which is a national banking association) insured by the Federal Deposit Insurance Corporation (the "FDIC"). Westamerica Bank is a member of the Federal Reserve System. Westamerica's subsidiary banks presently operate 53 banking offices in twelve counties in Northern
California. Westamerica's subsidiary, Community Banker Services Corporation ("CBSC"), provides centralized services to Westamerica's banking subsidiaries. CBSC's subsidiary, Weststar Mortgage Corporation, a California corporation, also conducts mortgage servicing activities. Westamerica also owns all of the capital stock of Westcore, an inactive California company ("Westcore"). The Federal Reserve Bank of San Francisco recently approved Westamerica's application to commence an employee benefit consulting business through Westcore.



        Westamerica, PV Financial, a bank holding company that was headquartered in Modesto, California, with approximately $173 million in assets at September 30, 1994 ("PV Financial"), and PV Financial's banking subsidiary, PVNB, entered into an Agreement and Plan of Reorganization (as amended) dated as of July 25, 1994, whereby the parties thereto agreed to merge PV Financial with and into Westamerica with Westamerica as the the surviving entity (the "PV Financial Merger") and subsequently to merge PVNB with and into Westamerica Bank with Westamerica Bank as the surviving entity. The PV Financial Merger was effective January 31, 1994.



        Westamerica, CapitolBank, a California state-chartered bank, headquartered in Sacramento, California, with approximately $138 million in assets at September 30, 1994 ("CapitolBank") and Westamerica Merger Subsidiary, a wholly-owned banking subsidiary of Westamerica ("Westamerica Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of November 17, 1994, whereby the parties thereto agreed to merge Westamerica Merger Sub with and into CapitolBank with CapitolBank as the surviving entity (the "CapitolBank Merger"). The CapitolBank Merger is subject to regulatory and shareholder approval, and the satisfaction of certain other conditions. It is anticipated that the CapitolBank Merger will be consummated in the first half of 1995. It is also anticipated that shortly after the completion of the CapitolBank Merger, CapitolBank will merge with and into Westamerica Bank with Westamerica Bank as the surviving entity.


        At September 30, 1994, Westamerica had consolidated assets of approximately $2.05 billion, deposits of approximately $1.71 billion, and shareholders' equity of approximately $163 million. Westamerica's principal executive offices are located at 1108 Fifth Avenue, San Rafael, California 94901, and Westamerica's telephone number at that location is (415) 257-8000.

        North Bay is a bank holding company, headquartered in Novato, California, incorporated under the laws of the State of California and registered under the BHC Act. North Bay owns all of the outstanding shares of both Novato National Bank, a national banking association ("Novato National Bank"), and North Bay Bancorp Properties, a California corporation. Novato National Bank presently operates three banking offices, two in Novato and one in Santa Rosa, California. At September 30, 1994, North Bay had consolidated assets of approximately $107.6 million, deposits of approximately $92.4 million and shareholders' equity of approximately $9.8 million.

North Bay's principal executive offices are located at 350 Ignacio Boulevard, Novato, California 94949, and North Bay's telephone number at that location is
(415) 883-2265.


THE MEETING AND VOTE REQUIRED


        The Meeting (including any adjournments or postponements thereof) will be held at 350 Ignacio Boulevard, Novato, California 94949, on Thursday, March 23, 1995, at 5:00 p.m., local time. At the Meeting, holders of North Bay Common Stock will consider and vote upon a proposal to adopt and approve the Agreements, the Merger and the transactions contemplated thereby, including without limitation, certain provisions benefitting directors, executive officers and employees of North Bay and the amendment of the North Bay Bancorp 1985 Stock Option Plan (the "North Bay Stock Option Plan"). Only holders of record of North Bay Common Stock at the close of business on February 1, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. See "The Meeting."


        The approval of the Merger by the North Bay shareholders will constitute approval and adoption of the Agreements, the Merger and each of the transactions contemplated thereby, including, without limitation, certain provisions benefitting directors, executive officers and employees of North Bay and the amendment of the North Bay Stock Option Plan, as more fully described herein. See "Certain Considerations--Interests of North Bay Officers and Directors in the Merger." The affirmative vote of the holders of a majority of the outstanding shares of North Bay Common Stock entitled to vote at the Meeting is required to approve and adopt the Agreements, the Merger and the transactions contemplated thereby, including the amendment of the North Bay Stock Option Plan. Such approval is a condition to, and required for, consummation of the Merger. See "The Meeting" and "The Merger--Representations and Warranties; Conditions to the Merger" and "-Treatment of Stock Options."


        As of the Record Date, there were 1,128,548 shares of North Bay Common Stock outstanding, of which 273,750 shares were beneficially owned by executive officers and directors of North Bay and their respective affiliates. The directors of North Bay have agreed to vote the shares of North Bay Common Stock held by them for the approval of the Merger. To Westamerica's knowledge, as of the Record Date, directors and executive officers of Westamerica did not beneficially own any shares of North Bay Common Stock. Accordingly, approval of the Merger at the Meeting is expected to require the affirmative vote of an additional 290,525 shares of North Bay Common Stock outstanding on the Record Date to be voted by the remaining shareholders of North Bay.



        Approval of the Agreements and the Merger by Westamerica's shareholders is not required.


        A North Bay shareholder giving a Proxy has the power to revoke that Proxy prior to exercise. See "The Meeting--Matters to be Considered at the Meeting."


CERTAIN CONSIDERATIONS


        See "Certain Considerations" for a discussion of certain factors which should be carefully considered by North Bay shareholders in deciding whether to vote for approval of the Agreements and the Merger. Such section discusses the Westamerica Shares eligible for future sale which may have a dilutive effect, interests of North Bay officers and directors in the Merger, real estate lending activities, organizational structure and operations after the Merger, the effect of the Westamerica shareholder rights plan and the legislative and regulatory environment.



REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS


        Westamerica is proposing to acquire North Bay to add to its community banking franchise in Marin and Sonoma counties. See "Information about Westamerica--Recent and Pending Acquisitions."



        The North Bay Board of Directors has determined that the Merger is fair to and in the best interest of shareholders of North Bay, and recommends that the shareholders of North Bay vote "FOR" the proposal to approve and adopt the Agreements, the Merger and the transactions contemplated by the Agreements, including the amendment of the North Bay Stock Option Plan. The terms of the Agreements are the result of arm's-length negotiations between the representatives of North Bay, Novato National Bank and Westamerica. The North Bay Board of Directors has carefully considered the terms and conditions of the Agreements. After consideration of various factors, including a review of strategic alternatives; the business, financial condition, and earnings of North Bay and Novato National Bank; historical and current market prices for North Bay
Common Stock; and the expansion opportunities and constraints and projections of future performance and earnings of North Bay and Novato National Bank on a stand alone basis, the North Bay Board of Directors unanimously approved the Merger and the Agreements. In addition, and as stated in the Agreement, the North Bay Board of Directors conditioned the consummation of the Merger on receipt of an opinion of its financial advisor, Hoefer & Arnett Incorporated ("Hoefer") that the Exchange Ratio is fair from a financial point of view to the holders of North Bay Common Stock even as adjusted for maximum Significant Liabilities. See "The Merger--Opinion of North Bay's Financial Advisor," and "--Possible Adjustments to Exchange Ratio."
<R/>

        In evaluating the recommendations of the North Bay Board of Directors summarized above, shareholders should carefully consider the matters described under "Certain Considerations" and "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."


OPINION OF NORTH BAY'S FINANCIAL ADVISOR




        Hoefer has rendered its written opinion, dated January 24, 1995, confirming its earlier verbal opinion (the "Fairness Opinion"), to the North Bay Board of Directors that the Exchange Ratio, including any adjustments thereto pursuant to the Agreements, is fair from a financial point of view to the holders of North Bay Common Stock.



        The text of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer, is attached to this Proxy Statement/Prospectus as Annex B. North Bay shareholders are urged to read the Fairness Opinion in its entirety. The Agreement does not require that such Fairness Opinion be updated prior to the Effective Date. See "The Merger--Opinion of North Bay's Financial Advisor," which also contains a discussion of the fees to be paid to Hoefer. The fees to be paid to Hoefer are generally contingent upon consummation of the Merger.


EFFECTIVE DATE OF THE MERGER


        The Merger will be effective upon the date of the filing with the California Secretary of State of a duly executed Merger Agreement and the officers' certificates prescribed by Section 1103 of the California General Corporation Law (the "GCL") or upon any subsequent date specified in the Merger Agreement (the "Effective Time"). The date on which the Effective Date occurs as specified in the Merger Agreement is referred to herein as the "Effective Date." It is presently anticipated that the Merger will be consummated in the third quarter of 1995.


EXCHANGE RATIO; POSSIBLE ADJUSTMENTS TO EXCHANGE RATIO


        On the Effective Date, each issued and outstanding share of North Bay Common Stock (except for fractional shares and shares as to which dissenters' rights have been perfected) shall be converted into .3600 of a share (the "Exchange Ratio") of Westamerica Common Stock, subject to potential downward adjustments under certain circumstances. As of the date hereof, Westamerica and North Bay have identified certain possible liabilities or expenses which if the Merger were to close without any changes, would result in Significant Liabilities to the extent that the .3600 Exchange Ratio would be adjusted downward to .3337. Certain other circumstances have been identified which based on the occurrence of future events not within the control of North Bay might become additional Significant Liabilities.

        The Exchange Ratio will be adjusted downward for any Significant Liabilities (regardless of whether the price of Westamerica Common Stock changes) if in the aggregate these Significant Liabilities total more than $150,000. "Significant Liabilities", as defined in the Agreement, means those liabilities or expenses (whether operating or capital in nature) relating to those categories and events described in the next sentence which have not been reflected as reductions to North Bay's consolidated book value pursuant to generally accepted accounting principles as of September 30, 1994, provided, however, that any individual component of said aggregate amount of Significant Liabilities must reasonably be estimated to exceed $25,000. Significant Liabilities shall include the following categories or events, provided that Significant Liabilities shall not include any of the following to which Westamerica has consented in writing: (i) new or extended contractual obligations; (ii) new or extended leases of real or personal property; (iii) acquisition of capital assets (or commitments to do so); (iv) contingent liabilities based upon threatened or pending litigation, arbitrations or other proceedings or hazardous or toxic substances and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business (as defined in Section 3.2(h)(i) of the Agreement); (vi) any new, expanded or accelerated pension or other benefits including employment contracts and severance payments, whether or not vested; (vii) the aggregate amount of the difference between the per share exercise price of any stock options or stock appreciation rights granted after June 30, 1994, by North Bay and $11.52; and (viii) an amount which would equal the amount necessary to bring North Bay's allowance for loan losses to one hundred percent (100%) of North Bay's nonperforming assets (including any loans more than 90 days past due as to principal or interest) as of the calendar quarter preceding the Effective Date.



        The amount of the Significant Liabilities in the case of the arrangements described in (i), (ii), and (vi) above, will (a) equal any payment that could be made as of the Effective Date that would terminate the arrangement without further liability or expense to North Bay or Westamerica, or (b) if the arrangement does not provide for such a payment, the present value of the amount of the remaining payments payable pursuant to the arrangement after the Effective Date using a discount rate equivalent to Westamerica's then current cost of funds. The amount of Significant Liabilities in the case of (iii) above will equal the amount expended or required to be expended under binding commitments for a capital asset, minus the amount for which the capital asset could actually be sold on a liquidation basis. Significant Liabilities will not include fees of North Bay's financial advisor or North Bay's legal fees directly attributable to the Merger. Significant Liabilities will not include any severance payments made to Ms. Penny Hershman, President and Chief Executive Officer of Novato National Bank, provided said severance payments do not exceed the cost of her current annual base salary, the cost of comparable medical benefits continued for one year and the cost of purchasing or writing down the value of the automobile currently provided for her benefit. As a result of any Significant Liabilities through the close of business on the day preceding the Effective Date, the Exchange Ratio shall be reduced by an amount calculated as follows, provided that not more than $1,500,000 of such Significant Liabilities shall be taken into account (the "Adjusted Exchange Ratio"):



                         Significant Liabilities
     Exchange Ratio  -  -------------------------  = Adjusted Exchange Ratio
                               $30 Million



        As of the date hereof, the parties have identified the following categories or events as possible Significant Liabilities: an expense in the amount of up to $593,000 related to a Novato National Bank lease; possible severance payments to certain employees of North Bay of approximately $32,000; and potential benefits to be paid to Ms. Penny Hershman, President and Chief Executive Officer of Novato National Bank, which would cause an expense of up to $163,000 subsequent to September 30, 1994. Such expenses, if they actually occur, would result in a downward adjustment of .0263 to the Exchange Ratio pursuant to the above formula. Certain other circumstances have been identified which based on the occurrence of future events not within the control of North Bay might become additional Significant Liabilities. There can be no assurance that there will be no additional categories or events which would be Significant Liabilities such that the full Significant Liability adjustment of .0500 might result. North Bay has identified two litigation matters where, based on the occurrence of future events not within the control of North Bay, expenses or liabilities might arise which could be deemed Significant Liabilities. The North Bay Board of Directors is exploring whether there are actions which can be taken by North Bay which would reduce the potential adjustments to the Exchange Ratio described above.



        If, as of two business days preceding the Effective Date, the average of the closing price of Westamerica Common Stock quoted on the NNM (calculated by taking an average of the closing prices quoted on the NNM as reported in The Wall Street Journal on each of the twenty consecutice trading days prior to two business days prior to the Effective Date, rounded to four decimal places, whether or not trades occurred on those days) (the "Average Price") is below $30.40. North Bay may accept the Exchange Ratio or the Adjusted Exchange Ratio or Westamerica and North Bay shall have the right, but not the obligation, to renegotiate the Exchange Ratio. Should North Bay fail to accept the Exchange Ratio or the Adjusted Exchange Ratio or should the parties fail to renegotiate the Exchange Ratio, North Bay may terminate the Agreement. To the extent required by applicable law, if the Average Price is below $30.40 and North Bay accepts the Exchange Ratio (.3600) or the Adjusted Exchange Ratio or renegotiates the Exchange Ratio, North Bay will seek approval from its shareholders at a new meeting of shareholders.



       If the Average Price is above $33.60, the Exchange Ratio or the Adjusted Exchange Ratio will also be adjusted downward by one-half of the amount by which the Average Price is above $33.60, according to a formula provided in the Agreement. There is no limit to the downward adjustment of the Exchange Ratio where the Average Price exceeds $33.60. There will be no adjustment to the Exchange Ratio (except for Significant Liabilities) if the Average Price is between $30.40 and $33.60. Based on the closing price of Westamerica Common Stock on February 3, 1995 (and assuming this is the Average Price), the Exchange Ratio would be .3600 if there is not an adjustment for Significant Liabilities and .3100 if the maximum Significant Liabilities adjustment occurs. Shareholders are urged to carefully review the description of the Merger under the captions "The Merger--Exchange Ratio; Conversion of Shares of North Bay Common Stock" and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement" and the Agreements attached as Annex A hereto.


        Immediately following consummation of the Merger, based on the number of shares of Westamerica Common Stock and North Bay Common Stock outstanding on the Record Date, the former shareholders of North

Bay will hold approximately 4.4% of the shares of the issued and outstanding common stock of Westamerica assuming the Exchange Ratio remains at .3600. Each share of Westamerica Common Stock issued and outstanding immediately prior to consummation of the Merger will remain outstanding and unchanged as a result of the Merger. See "The Merger--Exchange Ratio; Conversion of Shares of North Bay Common Stock."


TREATMENT OF STOCK OPTIONS


        As of the Record Date, options to purchase 70,012 shares of North Bay Common Stock were outstanding under the North Bay Stock Option Plan. Following the Effective Date, any then outstanding and unexercised options under the North Bay Stock Option Plan will be replaced by options for shares of Westamerica Common Stock in accordance with the terms of the Agreement. The Agreement provides that, following the Effective Date, all outstanding options under the North Bay Stock Option Plan will be replaced by options for an equivalent number of shares of Westamerica Common Stock with an equivalent exercise price, calculated in accordance with the Exchange Ratio, but otherwise on terms and conditions that are consistent with the terms and conditions of the existing North Bay Stock Option Plan options.



        Subject to shareholder approval, the North Bay Board of Directors has approved the adoption of an amendment to the North Bay Stock Option Plan. The North Bay Stock Option Plan, as amended, will provide that a non officer director's service will not terminate (for purposes of the North Bay Stock Option Plan only) as long as he or she remains a director or advisory director of Novato National Bank, or a successor in interest of Novato National Bank, on and after the Effective Date. See "The Merger--Treatment of Stock Options."


CONDITIONS AND REGULATORY APPROVALS

        The respective obligations of Westamerica and North Bay to effect the Merger are subject to various conditions described in "The
Merger--Representations and Warranties; Conditions to the Merger."


        The Merger will occur only if all required government approvals are in effect or have been obtained (without the imposition of any materially burdensome conditions as determined by Westamerica in its reasonable judgment), the Agreements are approved by the majority of the outstanding shares of North Bay Common Stock, the representations and warranties of the parties are true and correct in all material respects on and as of the Effective Date and certain other conditions are satisfied.


        Consummation of the Merger is subject to satisfaction of certain other conditions or the waiver of such conditions by the party entitled to do so. Such conditions include, among other things, the following: (i) the absence of a material adverse change since September 30, 1994, in the business, financial condition or results of operations of either party; (ii) the absence of legal impediments to the Merger; (iii) the effectiveness of a registration statement with respect to the Westamerica Shares to be issued to North Bay shareholders as a result of the Merger; (iv) the receipt of a tax ruling or opinion of legal counsel to Westamerica to the effect that, among other things, under federal and state tax laws, the Merger will not result in any recognized gain or loss to Westamerica or North Bay and, except for cash received in lieu of fractional shares, no gain or loss will be recognized by holders of North Bay Common Stock who receive Westamerica Common Stock in exchange for the North Bay Common Stock which they hold; (v) receipt by Westamerica of letters and reports from North Bay's independent public accountants relating to the registration statement and North Bay's unaudited financial statements; (vi) receipt by North Bay of a fairness opinion from its financial advisor; and (vii) receipt of a letter from Westamerica's independent public accountants to the effect that the Merger will qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles.

        In addition, certain other conditions must be satisfied, or must be waived by Westamerica, in order for Westamerica to be obligated to consummate the Merger, including but not limited to the conditions that: (i) the aggregate number of shares of North Bay's Common Stock held by persons who have taken all of the steps required to perfect their right (if any) to be paid the fair market value of such shares as dissenting shares under the GCL shall not exceed 9% of the outstanding shares of North Bay Common Stock;
(ii) Westamerica has received noncompetition agreements (which contain certain noncompetition provisions for a period of two years following the Merger, with the exception of the noncompetition agreement of Ms. Hershman, which contains noncompetition provisions for a period of one year following the Merger) from each director of North Bay and Novato National Bank; and (iii) North Bay has received all consents of third parties which are required to be received by it, if any.


NONCOMPETITION AGREEMENTS


        As a condition to consummation of the Merger under the Agreement, the directors of North Bay and Novato National Bank, excluding Ms. Penny Hershman, President and Chief Executive Officer of Novato National Bank (collectively, the "Directors"), have entered into noncompetition agreements (the "Noncompetition Agreements") with Westamerica. As of the date hereof, Ms. Hershman, a director of Novato National Bank, has not entered into a noncompetition agreement (the "Hershman Noncompetition Agreement") with Westamerica and Westamerica Bank, however, as of the date hereof, it is a condition to Westamerica's obligation to consummate the Merger that Ms. Hershman execute the Hershman Noncompetition Agreement. Pursuant to the Noncompetition Agreements and the proposed Hershman Noncompetition Agreement, the Directors and Ms. Hershman will not be permitted, without Westamerica's written consent, to engage in activities within Marin or Sonoma counties in the State of California which are similar to or competitive with the activities of Westamerica, Westamerica Bank, North Bay or Novato National Bank. The Noncompetition Agreements expire two years after (and the Hershman Noncompetition Agreement will expire one year after) the Effective Date. See "Certain Considerations--Interests of North Bay Officers and Directors in the Merger."


        In addition, the Noncompetition Agreements and the Hershman Noncompetition Agreement require the Directors and Ms. Hershman to treat as confidential all information concerning the records, properties, books, contracts, commitments and affairs of Westamerica, North Bay or their respective subsidiaries, even if a Noncompetition Agreement or the Hershman Noncompetition Agreement is terminated or expires. See "The Merger-- Noncompetition Agreements."


CERTAIN TAX CONSEQUENCES


        It is anticipated that the principal federal income tax consequences of the Merger for North Bay shareholders will be as follows: (i) the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized by the shareholders of North Bay who receive Westamerica Shares in exchange for the North Bay Common Stock which they hold, except in respect of cash received in lieu of fractional shares or pursuant to the exercise of dissenters' rights; (iii) the holding period of the Westamerica Shares in the hands of the former North Bay shareholders will generally include the holding period of their exchanged North Bay Common Stock; and (iv) the tax basis of the Westamerica Shares received by the shareholders of North Bay will be the same as the tax basis of their exchanged North Bay Common Stock, less any basis attributable to fractional shares for which cash is received. As a condition to the consummation of the Merger, Westamerica and North Bay each expects to receive either a ruling from the Internal Revenue Service ("IRS") under federal income tax law and an equivalent ruling from the California Franchise Tax Board or, to the extent such rulings have not been received on or before the Effective Date, an opinion of Westamerica's legal counsel, Pillsbury Madison & Sutro, to the effect that the Merger will have the foregoing and certain other tax consequences. For a detailed discussion of the income tax consequences of the Merger, see "The Merger--Certain Tax Consequences." Shareholders should consult their personal tax advisors as to the consequences of the Merger to them under United States federal, state or local law, or applicable foreign tax laws.


AMENDMENT AND TERMINATION

        The Agreements may be amended by Westamerica and North Bay at any time prior to the Effective Date without the approval of the shareholders of Westamerica or the shareholders of North Bay with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to the North Bay shareholders in the Merger. The Agreements may be terminated by the mutual consent of the Boards of Directors of both Westamerica and North Bay at any time prior to the consummation of the Merger.


        The Agreements may be terminated by Westamerica as follows: (i) on or after September 30, 1995, if (A) any of the conditions to which the obligations of Westamerica are subject has not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and North Bay shall have failed to complete the Merger; (ii) if (A) Westamerica has become aware of any facts or circumstances of which it was not aware on the date of the Agreement and which materially adversely affect North Bay and Novato National Bank taken as a whole or their respective properties, operations, or financial condition, (B) a materially adverse change shall have occurred since September 30, 1994, in the business, financial condition, results of operations or properties of North Bay and Novato National Bank taken as a whole, (C) there has been failure on the part of North Bay or Novato National Bank to comply with their respective obligations under the Agreement, or any failure (including any anticipatory breach) to comply with any of the conditions set forth in Section 7 of the Agreement, or (D) North Bay fails to act or refrains from doing any act required of North Bay in connection with a bona fide offer for a Business Combination (as such term is defined in the Agreement) based on the continuing fiduciary duties of the North Bay Board of Directors to the shareholders of North Bay; (iii) if Westamerica determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate, the Merger by reason of any material legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding; or (iv) if any person (other than Westamerica or any subsidiary thereof) shall become the beneficial owner of 20% or more of the then outstanding shares of North Bay or any person (other than Westamerica or a subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of North Bay.


        The Agreements may be terminated by North Bay as follows: (i) on or after September 30, 1995, if (A) any of the conditions to which the obligations of North Bay are subject has not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica shall have failed to complete the Merger; provided, however, that if Westamerica is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the governmental approvals which are required to consummate the Merger or if Westamerica shall be contesting in good faith any litigation which seeks to prevent consummation of the Merger, such nonfulfillment shall not give North Bay the right to terminate the Agreements until the earlier of (x) 15 months after the date of the Agreement or (y) 60 days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto; (ii) if on or before the Effective Date (A) North Bay has become aware of any facts or circumstances of which it was not aware on December 8, 1994 and which can or do materially adversely affect Westamerica or its properties, operations or financial condition, (B) a materially adverse change shall have occurred since September 30, 1994, in the business, financial condition, results of operations or assets of Westamerica, or (C) there has been failure or prospective failure on the part of Westamerica to comply with its obligations under the Agreement or any failure (including anticipatory breach) to comply with any condition set forth in Section 8 of the Agreement; (iii) the Average Price of Westamerica Common Stock is less than $30.40 and North Bay has not accepted the Exchange Ratio, as adjusted for Significant Liabilities, if any, or the parties have failed to renegotiate the Exchange Ratio; or (iv) Westamerica fails to comply with the provisions of
Section 3.1(f) of the Agreement.


EXPENSES

        Westamerica and North Bay have each agreed to pay their own costs incurred incident to the performance of their obligations under the Agreements. See "The Merger--Expenses" and "--Amendment; Termination."


        The following table reflects all remaining nonrecurring Westamerica and North Bay estimated merger related expenses not accrued as of September 30, 1994. These expenses are not included in the Unaudited Pro Forma Combined Statements of Income but are included on the Unaudited Pro Forma Combined Balance Sheet as a reduction to shareholders' equity. Such estimated merger related expenses are summarized below on an after tax basis (in thousands):

                                          WESTAMERICA        NORTH BAY     TOTAL
                                          -----------        ---------     -----
             Financial advisory .........        $  0             $200      $200
             Professional fees ..........         110              120       230
             Printing and other .........          20               10        30
                                                 ----             ----      ----
              Total .....................        $130             $330      $460
                                                 ----             ----      ----


ACCOUNTING TREATMENT


        The Merger is expected to be accounted for as a pooling of interests, and it is a condition to Westamerica's obligation to consummate the Merger that Westamerica shall have received a letter from KPMG Peat Marwick LLP, Westamerica's independent public accountants ("KPMG"), to the effect that the Merger will qualify for such accounting treatment. Among other things, the Agreement provides in the event the holders of 9% or more of the shares of North Bay Common Stock outstanding immediately prior to the Effective Date have taken all of the steps required to perfect dissenters' rights under the GCL with respect to such shares, the Merger will not be consummated if Westamerica is unable to receive, as a result of such action, a letter from KPMG to the effect that the Merger will qualify for pooling of interests accounting treatment. See "The Merger--Representations and Warranties; Conditions to the Merger" and "--Accounting Treatment."


INTERESTS OF CERTAIN PERSONS IN THE MERGER


        It is currently expected that upon consummation of the Merger
Ms. Hershman will receive a severance payment of $130,000 payable over one year and subject to tax withholding, medical benefits continued on a comparable basis for one year after the Effective Date and the automobile currently provided to her by Novato National Bank. Pursuant to an agreement in principal which has not yet been finalized, it is currently expected that, pursuant to a Severance and Settlement Agreement (the "Severance and Settlement
Agreement"), Ms. Hershman will receive a severance package of $130,000 payable in monthly installments over the one year period commencing on the Effective Date, continuation of comparable medical benefits for one year after the Effective Date, and the automobile and computer equipment currently provided to her by Novato National Bank upon consummation of the Merger. Ms. Hershman's current Salary Continuation Plan, pursuant to which she would not be entitled to any payment prior to 1996, terminates on the Effective Date. Moreover, in lieu of any further retirement benefits and in settlement of certain employment issues, Ms. Hershman will receive a one time payment of $225,000, subject to consummation of the Merger and termination of employment. The Severance and Settlement Agreement will result in a Significant Liability of up to $163,000. There is no assurance that the proposed agreement in principal with Ms. Hershman will be finalized. Accordingly, a dispute might arise, which if not resolved prior to the Effective Date, might give Westamerica the right to terminate the Agreement.

        Under the terms of the Agreement, Westamerica has agreed to indemnify,defend and hold harmless each person who is a director or executive officer of North Bay with respect to all reasonable expenses arising out of claims and legal proceedings against said persons as a result of actions by said directors and officers after December 8, 1994, to the extent such claims are not covered by insurance. See "Certain Considerations--Interests of North Bay Officers and Directors in the Merger."

        For purposes of the North Bay Stock Option Plan, Westamerica will offer each current nonofficer director of North Bay a position as director or advisory director of Novato National Bank and a position as advisory director to any successor-in-interest to Novato National Bank. See "The
Merger--Treatment of Stock Options" and "Certain Considerations--Interests of North Bay Officers and Directors in the Merger."

        As of the Record Date, the directors and executive officers of North Bay beneficially owned an aggregate of 273,750 shares of North Bay Common Stock and held options to acquire an additional 24,762 shares of North Bay Common Stock. See "The Merger--Treatment of Stock Options."


DISSENTERS' RIGHTS OF APPRAISAL




        Shareholders of North Bay Common Stock who exercise dissenters' rights with respect to the Merger in accordance with the statutory procedures prescribed in the GCL may be entitled to receive cash for their North Bay Common Stock if such shareholders did not vote "FOR" the approval and adoption of the Agreements, the Merger and the transactions contemplated thereby and otherwise act to perfect their rights as dissenting shareholders pursuant to the GCL. If a holder of North Bay Common Stock votes "FOR" the approval and adoption of the Agreements, the Merger and the transactions contemplated thereby, (including executing and returning a signed proxy to North Bay with no voting instructions indicated thereon) such holder will lose any dissenters' rights that may exist with respect to the subject shares. For a description of dissenters' rights under the GCL and the method of perfecting such rights, see "The Meeting" and "Dissenters' Rights of Appraisal."


MARKET PRICE AND DIVIDEND DATA


        Westamerica Common Stock is listed and traded on the NNM under the symbol "WABC." There is a limited trading market for North Bay Common Stock which is traded on the over-the-counter market and quoted on the "pink sheets" published by the National Quotation Bureau, Inc. (the "Pink Sheets").



        The following table sets forth the average of the last reported bid and asked price per share for North Bay Common Stock as quoted on the Pink Sheets and the last reported sales price per share for Westamerica Common Stock as reported on the NNM on December 9, 1994, the trading date prior to the public announcement of the Merger, and on February 3, 1995 the latest practicable trading day before the printing of this Proxy Statement/Prospectus, and equivalent per share prices for North Bay Common Stock based on the prices of Westamerica Common Stock.

                                        HISTORICAL               EQUIVALENT
                                       MARKET VALUE              PRO FORMA
                                         PER SHARE             MARKET VALUE(1)
                                 -------------------------     ---------------
                                 NORTH BAY     WESTAMERICA       NORTH BAY
Last Trade:                      ---------     -----------     ---------------
    December 10, 1994            $    7.50     $     30.50     $         10.98
    February 3, 1995                  8.38           31.00               11.16
- --------------------------------



(1) The equivalent pro forma market value per share of North Bay Common Stock represents the last reported sales price per share of Westamerica Common Stock multiplied by the Exchange Ratio of .3600. The Exchange Ratio is subject to potential downward adjustments as provided in the Agreement. As of the date hereof Westamerica and North Bay have identified certain circumstances, which if the Merger were to close without any changes in those circumstances the Exchange Ratio of .3600 would be adjusted downward to .3337. See "The Merger--Possible Adjustments to Exchange Ratio or Termination of the Agreement."

         Following the Merger, no shares of North Bay Common Stock will be outstanding and Westamerica Common Stock will continue to be traded on the NNM.


         Westamerica has paid quarterly cash dividends since it commenced operations on January 1, 1973. The Westamerica Board of Directors considers the advisability and amount of proposed dividends each quarter. Westamerica's primary source of funds for the payment of dividends is its principal banking subsidiary, Westamerica Bank, whose ability to pay dividends to Westamerica is subject to various legal and regulatory restrictions. See "Market Price and Dividend Information--Dividends and Dividend Policy." Westamerica is subject to certain restrictions on its ability to pay dividends under the terms of certain of its debt agreements. See "Description of Westamerica Capital Stock and Indebtedness--Debt Agreements."


         North Bay was incorporated in 1984 and its primary source of funds for the payment of dividends is Novato National Bank, its wholly-owned banking subsidiary. The ability of Novato National Bank and North Bay to pay dividends is subject to various legal and regulatory restrictions. See "Market Price and Dividend Information--Dividends and Dividend Policy." From time to time, the North Bay Board of Directors considers the payment of dividends, but has paid only one dividend of $0.05 per share since inception.


DIFFERENCES IN CHARTER DOCUMENTS


        Westamerica and North Bay are both organized under the GCL and, accordingly, similarities in rights exist for shareholders of Westamerica and North Bay. Nevertheless, there are differences in their respective charter documents. See "Certain Differences in Rights of Shareholders."



WESTAMERICA UNAUDITED SUMMARY OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1994



        During the year ended December 31, 1994, on an unaudited basis, Westamerica generated net income of $24.7 million, or $3.06 per share, a 161% increase over 1993 net income of $9.5 million, or $1.17 per share. Earnings in 1993 were impaired due to charges related to the April 15, 1993 acquisition of Napa Valley Bancorp. Return on assets for 1994 increased to 1.21% from 0.48% in 1993. Return on equity in 1994 increased to 15.6% from 6.5% in 1993. Net interest income increased to $98.4 million, or a margin of 5.31%, compared to $97.5 million in 1993, or a margin of 5.48%. The loan loss provision was reduced 38% to $5.9 million in 1994 compared to $9.5 million in 1993. Noninterest income and noninterest expense declined to $19.4 million and $71.1 million in 1994 compared to $23.9 million and $96.7 million in 1993, respectively. The 1993 loan loss provision, noninterest income and noninterest expense include charges, income and costs related to the Napa Valley Bancorp acquisition.



        Nonperforming assets were reduced to $14.9 million at December 31, 1994 down 45% from $27.3 million at December 31, 1993. Net loan losses totaled $3.9 million during 1994, equal to 0.36% of average loans. At December 31, 1994, the reserve for loan losses totaled $27.6 million, or 2.5% of loans, compared to $25.6 million, or 2.3% of loans, at December 31, 1993.



        Total assets at December 31, 1994 were $2.0 billion, up 1% from December 31, 1993. At December 31, 1994, deposits totaled $1.7 billion and loans totaled $1.1 billion. Shareholders' equity was $166.2 million at December 31, 1994, up 9% from $152.4 million at December 31, 1993. Westamerica's risk-based total capital ratio was 15.3% at December 31, 1994 compared to 14.4% at December
31, 1993.


SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


        The following tables present selected historical and pro forma combined consolidated financial information for Westamerica (including its recent acquisition of PV Financial and its pending acquisition of CapitolBank) and North Bay. The following financial data should be read in conjunction with the historical consolidated financial statements, the unaudited interim historical consolidated financial statements, and the unaudited pro forma combined consolidated financial information and the notes to such statements, certain of which are included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined financial information presents selected financial information based on the historical financial statements of the parties, giving effect to the proposed Merger under the pooling of interests method of accounting and the assumptions and adjustments described in the notes thereto. See "Pro Forma Combined Financial Information." The unaudited pro forma combined and pro forma equivalent financial statements do not indicate the results or financial position that would have occurred if the Merger had been in effect on the dates or for the periods indicated or that may occur in the future.

                   WESTAMERICA, PV FINANCIAL AND CAPITOLBANK
            UNAUDITED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


                                                       NINE MONTHS ENDED
                                                          SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                                       -----------------            -----------------------
                                                     1994(1)        1993(1)         1993(1)         1992(1)
                                                     -------        -------         -------         -------
                                                        (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
    Interest income ...........................   $  117,635      $  119,151      $  158,155      $  175,686
    Interest expense ..........................       34,900          37,451          48,671          66,764
    Net interest income .......................       82,735          81,700         109,484         108,922
    Provision for loan losses .................        5,149           8,567          10,431           8,015
    Noninterest income ........................       16,571          20,929          26,829          26,713
    Noninterest expense .......................       64,246          86,891         109,755         103,660
    Net income ................................       20,285           5,512          11,728          14,993

Balance sheet (end of period):
    Total assets ..............................   $2,363,042      $2,301,416      $2,304,969      $2,261,331
    Net loans .................................    1,283,538       1,290,381       1,294,340       1,340,721
    Deposits ..................................    1,993,432       2,000,144       2,000,338       2,040,633
    Other borrowed funds ......................      135,373          73,533          71,798          14,559
    Shareholders' equity ......................      189,866         171,664         179,144         168,451

Financial ratios:
    Total capital to
       risk-adjusted assets ...................        14.81%          12.27%          14.19%          12.25%
    Tier 1 capital to average
       total assets ...........................         8.20            7.64            7.80            7.64
    Reserve for loan losses to
       total loans ............................         2.37            2.15            2.18            2.01
    Return on average assets ..................         1.15            0.33            0.52            0.67
    Return on average equity ..................        14.78            4.37            6.88            9.36
    Nonperforming assets to
       total assets ...........................         1.03            1.61            1.31            2.42

Per share:(2)
    Net income ................................   $     2.11      $     0.58      $     1.22      $     1.58
    Dividends declared.........................   $     0.44      $     0.39      $     0.54      $     0.36
    Book value ................................   $    19.81      $    17.82      $    18.58      $    17.73
    Average shares outstanding ................        9,621           9,583           9,633           9,464



                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                          1991(1)          1990(1)         1989(1)
                                                          -------          -------         -------
                                                     (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
    Interest income ...........................         $  202,589      $  214,036      $  205,059
    Interest expense ..........................             98,587         111,154         105,153
    Net interest income .......................            104,002         102,882          99,906
    Provision for loan losses .................             11,578           8,663           8,588
    Noninterest income ........................             26,454          25,258          21,466
    Noninterest expense .......................             98,041          93,559          92,530
    Net income ................................             13,806          18,010          14,111

Balance sheet (end of period):
    Total assets ..............................         $2,262,481      $2,204,474      $2,147,032
    Net loans .................................          1,420,029       1,452,186       1,419,006
    Deposits ..................................          2,053,357       1,976,076       1,949,953
    Other borrowed funds ......................             13,375          38,589          24,853
    Shareholders' equity ......................            154,443         143,169         128,171

Financial ratios:
    Total capital to
       risk-adjusted assets ...................              11.10%          10.79%           9.52%
    Tier 1 capital to average
       total assets ...........................               7.01            6.59            6.33
    Reserve for loan losses to
       total loans ............................               1.84            1.47            1.27
    Return on average assets ..................               0.63            0.83            0.70
    Return on average equity ..................               9.20           13.37           12.22
    Nonperforming assets to
       total assets ...........................               2.54            1.94            1.43

Per share:(2)
    Net income ................................         $     1.47      $     1.95      $     1.54
    Dividends declared.........................         $     0.37      $     0.41      $     0.36
    Book value ................................         $    16.70      $    15.63      $    14.08
    Average shares outstanding ................              9,362           9,242           9,134

                                 WESTAMERICA
            UNAUDITED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                        -----------------------   ---------------------------------------------------------------
                                           1994         1993         1993         1992          1991         1990         1989
                                           ----         ----         ----         ----          ----         ----         ----
                                                           (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
    Interest income .................   $   99,866   $  103,453   $  136,916   $  154,753    $  176,552   $  187,550   $  181,645
    Interest expense ................       30,288       32,586       42,271       58,892        87,357       98,653       94,021
    Net interest income .............       69,578       70,867       94,645       95,861        89,195       88,897       87,624
    Provision for loan losses .......        4,680        7,847        9,452        7,005        10,418        8,138        7,958
    Noninterest income ..............       14,752       18,937       23,946       23,827        23,976       22,339       19,121
    Noninterest expense .............       53,110       77,153       96,645       89,604        84,943       81,641       82,242
    Net income ......................       18,303        4,074        9,455       15,222        11,977       14,619       11,542

Balance sheet (end of period):
    Total assets ....................   $2,052,084   $2,012,699   $2,004,419   $1,981,349    $1,966,081   $1,920,405   $1,903,758
    Net loans .......................    1,063,123    1,089,955    1,089,152    1,166,205     1,242,108    1,277,417    1,274,900
    Deposits ........................    1,714,977    1,741,003    1,731,228    1,789,918     1,789,301    1,723,099    1,734,713
    Other borrowed funds ............      133,654       71,195       69,064       12,038         9,570       35,099       21,982
    Shareholders' equity ............      163,023      145,735      152,447      143,674       129,420      119,811      107,726

Financial ratios:
    Total capital to
       risk-adjusted assets .........        15.17%       12.16%       14.40%       12.01%        10.82%       10.55%        9.24%
    Tier 1 capital to average
       total assets .................         8.04         7.41         7.57         7.43          6.69         6.26         5.98
    Reserve for loan losses to
       total loans ..................         2.53         2.25         2.30         2.08          1.88         1.47         1.24
    Return on average assets ........         1.20         0.28         0.48         0.77          0.62         0.77         0.64
    Return on average equity ........        15.68         3.77         6.51        11.16          9.52        12.87        12.02
    Nonperforming assets to
       total assets .................         0.98         1.69         1.36         2.55          2.69         2.09         1.46

Per share:(2)
    Net income ......................   $     2.27   $     0.51   $     1.17   $     1.92    $     1.52   $     1.89   $     1.51
    Dividends declared...............   $     0.47   $     0.42   $     0.57   $     0.38    $     0.39   $     0.43   $     0.38
    Book value ......................   $    20.19   $    18.04   $    18.87   $    17.96    $    16.49   $    15.44   $    13.98
    Average shares outstanding ......        8,075        8,051        8,054        7,933         7,855        7,736        7,633

                                  NORTH BAY
           UNAUDITED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION



                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                        -----------------       -----------------------
                                                        1994         1993         1993           1992
                                                        ----         ----         ----           ----
                                                        (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
    Interest income ..............................   $  5,147      $  5,109      $  6,788      $  8,414
    Interest expense .............................      1,763         1,877         2,487         3,187
    Net interest income ..........................      3,383         3,232         4,302         5,227
    Provision for loan losses ....................         80           150           150           395
    Noninterest income ...........................      3,759         5,304         8,035         4,997
    Noninterest expense ..........................      6,611         8,243        11,711         8,106
    Net income before cumulative
    effect of change in
    accounting principle  ........................        282           100           295         1,047

Balance sheet (end of period):
    Total assets .................................   $107,560      $115,855      $123,879      $115,697
    Net loans ....................................     55,437        72,666        69,203        66,891
    Deposits .....................................     92,396       102,130       109,176       101,167
    Other borrowed funds .........................      4,770         3,878         4,499         4,497
    Shareholders' equity .........................      9,811         9,305         9,500         9,188

Financial ratios:
    Total capital to
       risk-adjusted assets ......................      16.54%        13.16%        12.96%        13.34%
    Tier 1 capital to average
       total assets ..............................       8.72          8.10          8.32          8.26
    Reserve for loan losses to
       total loans ...............................       1.98          1.80          1.68          2.46
    Return on average assets .....................       0.33          0.20          0.32          0.94
    Return on average equity .....................       3.82          2.50          3.91         11.97
    Nonperforming assets to
       total assets ..............................       1.25          1.01          0.88          1.44

Per share:
    Net income ...................................   $   0.26      $   0.09      $   0.34      $   0.96
    Dividends declared ...........................   $   0.00      $   0.05      $   0.05      $   0.00
    Book value ...................................   $   9.16      $   8.74      $   8.92      $   8.63
    Average shares outstanding ...................      1,087         1,089         1,089         1,086


                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                               1991          1990          1989
                                                               ----          ----          ----
                                                       (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
    Interest income ..............................         $  9,582      $  9,695      $  8,258
    Interest expense .............................            4,646         5,095         4,362
    Net interest income ..........................            4,936         4,600         3,896
    Provision for loan losses ....................              623           360           219
    Noninterest income ...........................            2,829         1,021           772
    Noninterest expense ..........................            5,475         3,983         3,612
    Net income ...................................              956           770           527

Balance sheet (end of period):
    Total assets .................................         $104,349      $ 94,742      $ 83,848
    Net loans ....................................           67,662        73,833        62,198
    Deposits .....................................           91,634        85,140        76,184
    Other borrowed funds .........................            3,598         1,049         1,005
    Shareholders' equity .........................            8,140         7,173         6,356

Financial ratios:
    Total capital to
       risk-adjusted assets ......................            13.10%        10.46%        10.03%
    Tier 1 capital to average
       total assets ..............................             8.11          7.94          8.53
    Reserve for loan losses to
       total loans ...............................             2.17          1.27          1.03
    Return on average assets .....................             0.95          0.85          0.71
    Return on average equity .....................            12.48         11.21          8.77
    Nonperforming assets to
       total assets ..............................             2.14          0.03          0.07

Per share:
    Net income ...................................         $   0.88      $   0.71      $   0.49
    Dividends declared ...........................         $   0.00      $   0.00      $   0.00
    Book value ...................................         $   7.64      $   6.30      $   6.04
    Average shares outstanding ...................            1,089         1,084         1,079

              WESTAMERICA, PV FINANCIAL, CAPITOLBANK AND NORTH BAY UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION


                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                                             -----------------           -----------------------
                                                         1994(1)         1993(1)         1993(1)         1992(1)
                                                         -------         -------         -------         -------
                                                            (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
    Interest income ................................   $  122,782      $  124,260      $  164,943      $  184,100
    Interest expense ...............................       36,664          39,328          51,157          69,951
    Net interest income ............................       86,118          84,932         113,786         114,149
    Provision for loan losses ......................        5,229           8,717          10,581           8,410
    Noninterest income .............................       20,330          26,233          34,862          31,710
    Noninterest expense ............................       70,857          95,134         121,466         111,765
    Net income .....................................       20,567           5,612          12,023          16,040

Balance sheet (end of period):
    Total assets ...................................   $2,470,602      $2,417,271      $2,428,848      $2,377,028
    Net loans ......................................    1,338,975       1,363,047       1,363,543       1,407,612
    Deposits .......................................    2,085,828       2,112,274       2,109,514       2,141,800
    Other borrowed funds ...........................      140,143          77,411          76,297          19,056
    Shareholders' equity ...........................      199,217         180,969         188,644         177,639

Financial ratios:
    Total capital to
       risk-adjusted assets ........................        14.88%          12.32%          14.13%          12.30%
    Tier 1 capital to average
       total assets ................................         8.18            7.66            7.83            7.67
    Reserve for loan losses
       to total loans ..............................         2.36            2.13            2.15            2.03
    Return on average assets .......................         1.11            0.32            0.51            0.68
    Return on average equity .......................        14.23            4.27            6.72            9.49
    Nonperforming assets to
       total assets ................................         1.03            1.58            1.29            2.38

Per share:(2)(3)
    Net income .....................................   $     2.05      $     0.56      $     1.20      $     1.63
    Dividends declared .............................   $     0.42      $     0.38      $     0.52      $     0.34
    Book value .....................................   $    20.03      $    18.06      $    18.81      $    17.97
    Average shares outstanding .....................       10,012           9,975          10,026           9,855

Equivalent pro forma
    North Bay per share:(4)
    Net income .....................................   $     0.74      $     0.20      $     0.43      $     0.59
    Dividends declared .............................   $     0.15      $     0.14      $     0.19      $     0.12
    Book value .....................................   $     7.21      $     6.50      $     6.77      $     6.47




                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                              1991(1)         1990(1)         1989(1)
                                                              -------         -------         -------
                                                         (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Results of operations:
    Interest income ................................         $  212,171      $  223,731      $  213,317
    Interest expense ...............................            103,233         116,249         109,515
    Net interest income ............................            108,938         107,482         103,802
    Provision for loan losses ......................             12,201           9,023           8,807
    Noninterest income .............................             29,283          26,279          22,238
    Noninterest expense ............................            103,516          97,542          96,142
    Net income .....................................             14,762          18,780          14,638

Balance sheet (end of period):
    Total assets ...................................         $2,366,830      $2,299,216      $2,230,880
    Net loans ......................................          1,487,691       1,526,019       1,481,204
    Deposits .......................................          2,144,991       2,061,216       2,026,137
    Other borrowed funds ...........................             16,973          39,638          25,848
    Shareholders' equity ...........................            162,583         150,342         134,527

Financial ratios:
    Total capital to
       risk-adjusted assets ........................              11.18%          !0.78%           9.54%
    Tier 1 capital to average
       total assets ................................               7.05            6.64            6.41
    Reserve for loan losses
       to total loans ..............................               1.85            1.46            1.26
    Return on average assets .......................               0.64            0.83            0.70
    Return on average equity .......................               9.35           13.26           12.05
    Nonperforming assets to
       total assets ................................               2.52            1.86            1.38

Per share:(2)(3)
    Net income .....................................         $     1.51      $     1.95      $     1.54
    Dividends declared .............................         $     0.36      $     0.39      $     0.34
    Book value .....................................         $    16.88      $    15.81      $    14.24
    Average shares outstanding .....................              9,754           9,633           9,523

Equivalent pro forma
    North Bay per share:(4)
    Net income .....................................         $     0.54      $     0.70      $     0.55
    Dividends declared .............................         $     0.13      $     0.14      $     0.12
    Book value .....................................         $     6.08      $     5.69      $     5.13



(1) The financial data for Westamerica, PV Financial and CapitolBank and for Westamerica, PV Financial, CapitolBank and North Bay (pro forma combined) reflects restatements for Westamerica's acquisition of PV Financial which was effective January 31, 1995 and its pending acquisition of CapitolBank, which is expected to be completed in the first half of 1995, both on a pooling of interests basis.

         (2) The pro forma combined per share data for net income has been calculated using pro forma combined average shares outstanding. Westamerica, PV Financial and CapitolBank pro forma combined average shares outstanding has been calculated using the average number of shares of Westamerica Common Stock outstanding during the periods presented increased by the maximum number of shares of Westamerica Common Stock issuable to PV Financial and CapitolBank shareholders using exchange ratios of .5348 and .0938 of a share of Westamerica Common Stock, respectively, for each of the average shares of PV Financial and CapitolBank common stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such Westamerica, PV Financial and CapitolBank pro forma per share data assumes no dissenting PV Financial or CapitolBank shareholders and no exercise of outstanding Westamerica, PV Financial or CapitolBank stock options or stock appreciation rights. The exchange ratio used in connection with the CapitolBank Merger is subject to potential downward adjustments in certain circumstances as provided in the CapitolBank agreement.



               See "The Merger--Exchange Ratio; Conversion of Shares of North Bay Common Stock" and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement." See also "Pro Forma Combined Financial Information."



         (3) The pro forma combined per share data for net income has been calculated using pro forma combined average shares outstanding. Westamerica, PV Financial, CapitolBank and North Bay pro forma combined average shares outstanding has been calculated using the average number of Westamerica, PV Financial and CapitolBank pro forma combined average shares outstanding (assuming the same exchange ratios as stated in footnote (2)) during the periods presented, increased by the maximum number of shares of Westamerica Common Stock expected to be issued to North Bay shareholders using an Exchange Ratio of .3600 of a share of Westamerica Common Stock for each of the average shares of North Bay Common Stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such pro forma per share data assumes no dissenting North Bay shareholders and no exercise of outstanding North Bay stock options. The Exchange Ratio is subject to potential downward adjustments in certain circumstances as provided in the Agreement. Certain other circumstances have been identified whch based on the occurence of future events not within the control of North Bay might become additional Significant Liabilities.


               See "The Merger--Exchange Ratio; Conversion of Shares of North Bay Common Stock" and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement." See also "Pro Forma Combined Financial Information."


         (4) The equivalent pro forma North Bay per share information has been calculated by multiplying the pro forma combined per share data by the Exchange Ratio of .3600. As of the date hereof, Westamerica and North Bay have identified certain circumstances which if the Merger were to close without any changes in those circumstances the .3600 exchange ratio would be adjusted downward to .3337. Certain other circumstances have been identified which based on the occurence of future events not within the control of North Bay might become additional Significant Liabilities.

                                 INTRODUCTION


        This Proxy Statement/Prospectus is being furnished to shareholders of North Bay Bancorp ("North Bay") in connection with the solicitation of Proxies by the North Bay Board of Directors for use at the special meeting of shareholders of North Bay to be held at 350 Ignacio Boulevard, Novato, California 94949, on Thursday, March 23, 1995, at 5:00 p.m., local time, and at any adjournments or postponements thereof (the "Meeting").



        At the Meeting, the shareholders of record of North Bay common stock, no par value per share ("North Bay Common Stock" or "North Bay Shares"), as of the close of business on February 1, 1995 (the "Record Date") will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of December 8, 1994 (the "Agreement"), by and among Westamerica Bancorporation ("Westamerica"), North Bay and Novato National Bank ("Novato National Bank"), and an Agreement of Merger between Westamerica and North Bay (the "Merger Agreement" and, collectively with the Agreement, the "Agreements") and the transactions contemplated thereby, including but not limited to, the Merger (as defined below) and the amendment of the North Bay Bancorp 1985 Stock Option Plan (the "North Bay Stock Option Plan"). Copies of the Agreements are attached as Annex A hereto and more fully described herein. The Agreements provide, among other things, that North Bay will merge with and into Westamerica with Westamerica as the surviving entity (the "Merger") and, except as described herein, each share of North Bay Common Stock will be converted into a right to receive up to .3600 (the "Exchange Ratio") of a fully paid and nonassessable share of Westamerica common stock, without par value ("Westamerica Common Stock" or "Westamerica Shares"), subject to certain potential downward adjustments as set forth in the Agreement. As of the date hereof, Westamerica and North Bay have identified certain circumstances which if the Merger were to close without any changes in those circumstances the .3600 Exchange Ratio would be adjusted downward to .3337. Certain other circumstances have been identified which based on the occurence of future events not within the control of North Bay might become additional Significant Liabilities. See "The Merger--Exchange Ratio; Conversion of Shares of North Bay Common Stock," "--Possible Adjustments to Exchange Ratio or Termination of the Agreement" and "--Treatment of Stock Options." Shortly after the Merger, it is anticipated that Novato National Bank will merge with and into Westamerica Bank, a wholly-owned banking subsidiary of Westamerica with Westamerica Bank as the surviving entity. The date on which this Proxy Statement/Prospectus is first being sent to shareholders of North Bay is on or about February 10, 1995.



        This Proxy Statement/Prospectus also serves as a prospectus for Westamerica under the Securities Act of 1933, as amended (the "Securities Act"), for the Westamerica Common Stock and certain common stock purchase rights associated therewith to be issued in connection with the consummation of the Merger.



                         INFORMATION ABOUT WESTAMERICA


        Westamerica is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and was incorporated in the State of California in 1972. At September 30, 1994, Westamerica had total consolidated assets of approximately $2.05 billion, deposits of approximately $1.71 billion and shareholders' equity of approximately $163 million. Westamerica's wholly-owned banking subsidiaries, Westamerica Bank, Napa Valley Bank, Pacific Valley National Bank ("PVNB") and Bank of Lake County, are California state-chartered banks (except PVNB which is a national banking association) insured by the Federal Deposit Insurance Corporation (the "FDIC"), with 53 banking offices throughout Northern California and in the Central California cities of Modesto, Ceres and Turlock. Westamerica currently expects to merge PVNB with and into Westamerica Bank during the first quarter of 1995.



        Westamerica was formed pursuant to a plan of reorganization among three previously unaffiliated banks: Bank of Marin, Bank of Sonoma County and First National Bank of Mendocino County (formerly First National Bank of Cloverdale). Subsequent to its incorporation, Westamerica acquired the Bank of Lake County
(1974), Gold Country Bank (1979) and Vaca Valley Bank (1981). In 1983, Westamerica merged all of its banking subsidiaries into a single commercial bank known as "Westamerica Bank, N.A." In 1988, Westamerica created a new national bank called Bank of Lake County, N.A., which it promptly sold to Napa Valley Bancorp, a bank holding company headquartered in Napa, California ("Napa Valley Bancorp"). In 1992, Westamerica acquired John Muir National Bank and merged it with and into Westamerica Bank. In 1993, Westamerica acquired by merger Napa Valley Bancorp and its wholly-owned banking subsidiaries, Napa Valley Bank and Suisun Valley Bank, and Napa Valley Development, a California corporation which owned, developed and marketed real estate and provided real estate consulting services to Napa Valley Bancorp. Napa Valley Development's activities have been discontinued. Suisun Valley Bank was subsequently merged with and into Westamerica Bank. In addition, as part of the Napa Valley Bancorp merger, Westamerica reacquired Bank of Lake County, N.A., and acquired a majority interest in Sonoma Valley Bank, which was subsequently sold. In 1993, Westamerica Bank, N.A., was converted to a California state-chartered bank and became a member of the Federal Reserve System. In 1994, Bank of Lake County, N.A., was converted to a California state-chartered bank.

        Westamerica's subsidiary, Community Banker Services Corporation ("CBSC"), provides centralized services to Westamerica's banking subsidiaries. Through its subsidiary, Weststar Mortgage Corporation, CBSC conducts mortgage servicing activities. Westamerica also owns all of the capital stock of Westcore, an inactive California corporation ("Westcore"). The Federal Reserve Bank of San Francisco (the "FRBSF") has recently approved Westamerica's application to commence an employee benefit consulting business through Westcore. It is anticipated that Westcore will commence business during 1995.

        Westamerica, through its banking subsidiaries, provides checking and savings deposit services as well as commercial, real estate and personal loans. In addition, most branches offer safe deposit facilities, automated teller units, collection services and other investment services.


        Westamerica's principal executive offices are located at 1108 Fifth Avenue, San Rafael, California 94901, and its telephone number at that location is (415) 257-8000.



RECENT AND PENDING ACQUISITIONS


        Westamerica, PV Financial, a bank holding company that was headquartered in Modesto, California ("PV Financial"), and PV Financial's wholly-owned subsidiary, PVNB entered into an Agreement and Plan of Reorganization (as amended) dated as of July 25, 1994, whereby the parties thereto agreed to merge PV Financial with and into Westamerica with Westamerica as the surviving entity (the "PV Financial Merger"). The PV Financial Merger was effective on January 31, 1995. It is currently contemplated that PVNB will be merged with and into Westamerica Bank with Westamerica Bank as the surviving entity during February or March of 1995.
At September 30, 1994, PV Financial had approximately $173 million in assets, $152 million in deposits and $19 million of shareholders' equity. PVNB operates five branches in the Central California cities of Modesto, Ceres and Turlock. As a result of the PV Financial Merger, Westamerica will be issuing approximately 1.18 million new shares of Westamerica Common Stock during the first quarter of 1995.

        Westamerica, CapitolBank Sacramento, a California state-chartered bank, headquartered in Sacramento, California ("CapitolBank") and Westamerica Merger Subsidiary, a wholly-owned banking subsidiary of Westamerica ("Westamerica Merger Sub"), have entered into an Agreement and Plan of Reorganization (as amended) dated as of November 17, 1994, whereby the parties thereto agreed to merge Westamerica Merger Sub with and into CapitolBank with CapitolBank as the surviving entity (the "CapitolBank Merger"). At September 30, 1994, CapitolBank had approximately $138 million in assets, $126 million in deposits and $9 million of shareholders' equity. The CapitolBank Merger is expected to result in the issuance of approximately 383,000 new shares of Westamerica Common Stock. The CapitolBank Merger is subject to regulatory and shareholder approval and the satisfaction of certain other conditions. Upon such approvals and satisfaction of conditions, the CapitolBank Merger will be completed when the shares of CapitolBank Common Stock are exchanged for shares of Westamerica Common Stock. No approval of Westamerica's shareholders is required. It is anticipated that the CapitolBank Merger will be consummated in the first half of 1995. It is currently contemplated that shortly after the CapitolBank Merger is completed, CapitolBank will be merged with and into Westamerica Bank with Westamerica Bank as the surviving entity.



        Three directors of CapitolBank are defendants in a lawsuit, pending in the Sacramento County Superior Court, by shareholders of CapitolBank claiming, among other things, that such directors breached their fiduciary duties by failing to approve an alleged cash offer to purchase CapitolBank in 1991 for approximately $3.50 per share of CapitolBank Common Stock. The three directors have denied all allegations of wrongdoing and have denied liability. Although CapitolBank is not a defendant in such litigation, pursuant to the CapitolBank bylaws and indemnification agreements between CapitolBank and the defendant directors entered into prior to the filing of the lawsuit, CapitolBank is obligated to indemnify such directors with respect to legal fees, expenses (including amounts paid in settlement) and judgments related to the claims made in the lawsuit, subject to certain limitations in the indemnification agreements and under applicable law, including but not limited to circumstances under which the directors are found to have acted in bad faith, engaged in intentional or reckless misconduct or derived an improper personal benefit. CapitolBank has made a claim under its directors' and officers' liability insurance policy for reimbursement for any payments made by it to the directors under its bylaws and the relevant indemnification agreements arising out of the alleged acts that gave rise to the claims in the lawsuit. The insurer is investigating the claim and has reserved its rights with regard thereto. Based on information currently available to CapitolBank, it believes that it will be reimbursed by the insurer for payments made to the directors pursuant to its bylaws and the relevant indemnification agrements. If CapitolBank is not reimbursed by the insurer pursuant to the directors' and officers' liability insurance policy for payments it makes to the directors pursuant to its bylaws and the indemnification agreements, Westamerica may have the right to terminate the CapitolBank Merger.



        Westamerica is proposing to acquire North Bay to add to its community banking franchise in Marin and Sonoma Counties. For additional information relating to Westamerica and the combined company that would result from the Merger and its recent and pending acquisitions, see "The Merger--Management and Operations Following the Merger" and "Pro Forma Combined Financial Information."



              INFORMATION ABOUT NORTH BAY AND NOVATO NATIONAL BANK

NORTH BAY

        North Bay was incorporated under the laws of the State of California on January 9, 1984. North Bay filed an application with the Federal Reserve Board for prior approval authorizing North Bay to become a bank holding company and to purchase 100% of the shares of common stock to be issued by Novato National Bank. Such approval was granted by the Federal Reserve Board on January 16, 1985. Novato National Bank opened for operation on April 1, 1985.

        During 1987, North Bay formed North Bay Bancorp Properties, a California corporation, for the sole purpose of acquiring, renovating and holding a building located at 1525 Grant Avenue, Novato, California.

        North Bay's primary source of income (other than interest income earned on North Bay capital) is the receipt of dividends and management fees from Novato National Bank. At September 30, 1994, North Bay had consolidated assets of approximately $107.6 million, deposits of approximately $92.4 million and shareholders' equity of approximately $9.8 million.


        North Bay's principal executive offices are located at 350 Ignacio Boulevard, Novato, California 94949, and its telephone number at that location is (415) 883-2265.


NOVATO NATIONAL BANK


        Novato National Bank engages in the general commercial banking business. Novato National Bank offers a full range of commercial services to its business, professional and personal customers including: interest bearing and non-interest bearing checking, savings and time deposit accounts; commercial, installment and real estate loans; safe deposit boxes; night depository, bank by mail, note and collection services; issuance of drafts; sale of travelers checks; direct deposit of governmental checks; and other customary banking services. Novato National Bank also provides some specialized services to its customers including drive-up banking, 24-hour automated teller service and payroll and other bookkeeping functions. Novato National Bank has established a Mortgage Banking Division, participates in Small Business Administration
("SBA") lending, and provides its customers the ability to purchase alternative non-FDIC insured products from a third party source. Management of Novato National Bank intends to discontinue the origination operations of its Mortgage Division in the first quarter of 1995. It is not presently anticipated that Novato National Bank will apply to regulatory authorities for permission to establish a trust department, although it is possible that it may do so in the future.


        As a national bank, the deposits of each of Novato National Bank's depositors are insured by the FDIC up to $100,000, and, as with all national banks, Novato National Bank is a member of the Federal Reserve System.


        Novato National Bank's main branch is located at 1525 Grant Avenue in downtown Novato, California. The site is centrally located, with easy access to and from commercial establishments, residential districts, city government offices and major arterials. Novato National Bank's primary service area includes the City of Novato, plus large portions of the unincorporated area surrounding the city. It also serves the balance of Marin County and the southern portion of Sonoma County.



        Ignacio, a large section of southern Novato, is presently within Novato National Bank's service area and a significant portion of Novato National Bank's business emanates from this area. To better serve this area, including the sections of Bel Marin Keys and Hamilton Air Force Base, Novato National Bank established a branch at 300 Ignacio Boulevard on April 1, 1989. With the more convenient location, Novato National Bank solicits additional customer relationships from this commercial and residential area. To better serve customers at this location, a drive-up teller was installed in 1990.


        On July 1, 1992, Novato National Bank acquired an additional branch in Santa Rosa at 1591 Farmers Lane.


        In November 1992, Novato National Bank established administrative headquarters at 350 Ignacio Boulevard, Novato. The building is also occupied by Novato National Bank's loan division, mortgage division, SBA loan center and central operations. The site is located two buildings away from Novato National Bank's Ignacio Branch and is conveniently located to serve Novato National Bank's customers.



        At September 30, 1994, Novato National Bank had 70 full-time equivalent employees.

                                  THE MEETING

MATTERS TO BE CONSIDERED AT THE MEETING

        At the Meeting, holders of record of North Bay Common Stock will consider and vote upon a proposal to approve and adopt the Agreements, the Merger and the transactions contemplated thereby, including the amendment of the North Bay Stock Option Plan.


        THE NORTH BAY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENTS, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE AMENDMENT OF THE NORTH BAY STOCK OPTION PLAN, AND RECOMMENDS THAT NORTH BAY SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENTS, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE AMENDMENT OF THE NORTH BAY STOCK OPTION PLAN.



        Only holders of record of North Bay Common Stock at the close of business on February 1, 1995 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 1,128,548 shares of North Bay Common Stock outstanding. Each North Bay Share will entitle the holder thereof to one vote per share held.



        Under the California General Corporation Law (the "GCL"), the approval and adoption of the Agreements, the Merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of North Bay Common Stock. Holders of a majority of the outstanding shares of North Bay Common Stock must be represented, either in person or by proxy, at the Meeting for a quorum to be present.



        Each properly completed Proxy returned in time for voting at the Meeting, unless revoked by the North Bay shareholder, will be voted in accordance with the instructions indicated on the Proxy, or, if no instructions are provided, will be voted "FOR" the approval and adoption of the Agreements, the Merger and the transactions contemplated thereby, including the amendment of the North Bay Stock Option Plan. No matters other than those referred to in this Proxy Statement/Prospectus will be brought before the Meeting, except for matters incidental to the conduct of the Meeting. Pursuant to the Agreement, neither North Bay nor any member of its Board of Directors will submit any other matters for approval at the Meeting, except with Westamerica's prior approval. The grant of a Proxy will also confer discretionary authority on the persons named in the Proxy to vote on matters incident to the conduct of the Meeting, including any adjournment or postponement thereof.



        A North Bay shareholder may revoke a Proxy at any time before it is voted by (i) filing with Nancy R. DeSousa, Corporate Secretary of North Bay, 350 Ignacio Boulevard, Novato, California 94949, a written instrument revoking the Proxy; (ii) by submitting a duly executed Proxy bearing a later date; or
(iii) by attending the Meeting and voting in person.



        North Bay Shares which abstain from voting and "broker non-votes" (shares as to which brokerage firms have not received voting instructions from their clients and therefore do not have the authority to vote the shares at the Meeting) will be counted for purposes of determining a quorum. Because the affirmative vote of a majority of the outstanding shares of North Bay Common Stock is required to approve the Merger, both abstentions and broker non-votes will have the same legal effect as votes against the Merger. See "Dissenters' Rights of Appraisal."


        NORTH BAY SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF NORTH BAY STOCK CERTIFICATES WILL BE MAILED TO EACH NORTH BAY SHAREHOLDER AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE MERGER.

        On the Record Date, the directors and executive officers of North Bay and their respective affiliates as a group beneficially owned an aggregate of 273,750 shares of the then outstanding shares of North Bay Common Stock, or approximately 24.25% of the shares of North Bay Common Stock then outstanding and entitled to vote at the Meeting. To Westamerica's knowledge, as of the Record Date, directors and executive officers of Westamerica did not beneficially own any shares of North Bay Common Stock. Accordingly, approval and adoption of the Agreements, the Merger and the transactions contemplated thereby at the Meeting is expected to require the affirmative vote of an additional 290,525 shares of North Bay Common Stock or approximately 25.74% of the shares of North Bay Common Stock outstanding on the Record Date, to be voted by the remaining shareholders of North Bay.



CERTAIN AGREEMENTS

        Pursuant to the Agreement, the members of North Bay's Board of Directors each have entered into agreements with Westamerica in which they have confirmed to Westamerica that they have voted in favor of the Agreements in their capacities as directors, agreed to use their reasonable efforts to cause the shareholders of North Bay to approve the transactions contemplated by the Agreements and agreed to vote all North Bay Shares as to which such director has sole or shared voting power in favor of the Merger.

        Westamerica has the right to terminate the Agreement and not complete the Merger if any of the directors of North Bay who signed such agreements fails to perform and comply in all material respects with all of the terms and conditions contained in such agreements. See "The Merger--Amendment; Termination."


                             CERTAIN CONSIDERATIONS

        In deciding whether to approve the Merger, North Bay shareholders should consider the following factors, in addition to the other matters set forth or incorporated by reference herein:

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

        Shares of Westamerica Common Stock eligible for future sale could have a dilutive effect on the market for Westamerica Common Stock and could adversely affect the market price. The Articles of Incorporation of Westamerica authorize the issuance of 20,000,000 shares of common stock, of which 8,074,857 shares were outstanding at September 30, 1994. Pursuant to its stock option plans, at September 30, 1994, Westamerica had outstanding restricted performance shares and options to purchase an aggregate of 492,993 shares of Westamerica Common Stock. Additionally, upon consummation of the PV Financial Merger on January
31, 1995 Westamerica substituted 182,618 of its options for stock options which had been previously awarded to employees, officers and directors of PV Financial. All such options have exercise prices of between $6.85 and $28.06 per share. As of September 30, 1994, 167,209 shares of Westamerica Common Stock remained available for option grants under Westamerica's stock option plans. Sales of substantial amounts of Westamerica Common Stock in the public market following the Merger could adversely affect the market price of Westamerica Common Stock. There are no restrictions in the Agreement preventing Westamerica from issuing additional shares.



        Westamerica has previously announced its intention to pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by Westamerica to enhance shareholder value or satisfy other strategic objectives of Westamerica, including its recent acquisition of PV Financial and its recently announced proposed acquisition of CapitolBank. Westamerica is also engaged in active discussions with several potential financial institution targets. Other acquisitions, if any, could be accomplished by the issuance of additional shares of Westamerica Common Stock or other securities convertible into or exercisable for such Westamerica Common Stock. See "Pro Forma Combined Financial Information" and "Description of Westamerica Capital Stock and Indebtedness."

        Westamerica intends to seek shareholder approval at its upcoming annual meeting of shareholders, currently expected to be held in April 1995, (the "1995 Annual Meeting") to increase the authorized number of shares of Westamerica Common Stock to 50,000,000. Westamerica also expects to adopt a new stock option plan at its 1995 Annual Meeting which would authorize Westamerica to grant additional stock options, stock appreciation rights and restricted performance shares ("Awards") with the maximum annual amount of Awards issuable under said plan to equal 2% of the issued and outstanding shares of Westamerica Common Stock on the January 1 of the year in question.



        There can be no assurance given as to the market value of Westamerica Common Stock after the Merger based on future acquisitions, if any, or other factors, including but not limited to, general economic conditions or fluctuating interest rates.


INTERESTS OF NORTH BAY OFFICERS AND DIRECTORS IN THE MERGER

        The Agreement provides that, from and after the Effective Time, Westamerica will indemnify, defend and hold harmless each person who is a director or executive officer of North Bay on December 8, 1994 with respect to all reasonable expenses arising out of claims and legal proceedings against said persons as a result of actions by said directors or officers after said date, in each case to the extent North Bay would have been permitted under
Section 317 of the GCL and its articles of incorporation and bylaws (subject, however, to any applicable provisions of federal law or regulation), but only to the extent not otherwise covered by any insurance policy of North Bay or Novato National Bank. For a discussion of the indemnification currently permitted to directors and executive officers of North Bay and Novato National Bank, see "Certain Differences in Rights of Shareholders--Indemnification of Directors and Executive Officers." Upon the Effective Date, any former North Bay officers or Novato National Bank officers who become officers of Westamerica (including any subsidiaries thereof) shall be included under Westamerica's director and officer insurance policy.

        The Agreement does not prevent North Bay from purchasing tail insurance coverage under its current policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred prior to the Effective Date; provided, however, that the total premium payment for such insurance shall not exceed an amount which is reasonably acceptable to Westamerica.

        As of the Record Date, directors and executive officers of North Bay beneficially owned an aggregate of 273,750 shares of North Bay Common Stock. In addition, as of the Record Date, the nonofficer directors of North Bay held options to acquire an aggregate of 24,762 shares of North Bay Common Stock pursuant to the North Bay Stock Option Plan, all of which shares were fully vested as of the date the Agreement was executed. The Agreement provides that each person holding one or more options to purchase North Bay Shares pursuant to the North Bay Stock Option Plan may exercise any options held that were vested prior to the Effective Date. This general right to exercise vested options is subject to certain limitations set forth in the Agreement regarding options granted to non-officer directors of North Bay. The Agreement also provides that certain unvested options held by employees of North Bay who were employed on December 8, 1994 may be exercised on an accelerated basis prior to the Effective Date as set forth in the Agreement and in the North Bay Stock Option Plan.


        Unexercised options may be converted into an option to purchase shares of Westamerica Common Stock. Under the general conversion rules set forth in the Agreement, options shall be deemed to continue as an option to purchase the number of shares of Westamerica Common Stock equal to the Exchange Ratio or the Adjusted Exchange Ratio multiplied by the number of North Bay Shares previously covered by such option at an option exercise price for each such share of Westamerica Common Stock equal to the previous option exercise price for each North Bay Share divided by the Exchange Ratio or the Adjusted Exchange Ratio. See "The Merger--Treatment of Stock Options."



        Pursuant to an agreement in principal which has not yet been finalized, it is currently expected that, pursuant to a Severance and Settlement Agreement (the "Severance and Settlement Agreement"), Ms.
Hershman will receive a severance package of $130,000 payable in monthly installments over the one year period commencing on the Effective Date, continuation of comparable medical benefits for one year after the Effective Date, and the automobile and computer equipment currently provided to her by Novato National Bank upon consummation of the Merger. Ms. Hershman's current Salary Continuation Plan, pursuant to which she would not be entitled to any payment prior to 1996, terminates on the Effective Date. Moreover, in lieu of any further retirement benefits and in settlement of certain employment issues, Ms. Hershman will receive a one time payment of $225,000, subject to consummation of the Merger and termination of employment. The Severance and Settlement Agreement will result in a Significant Liability of up to $163,000. There is no assurance that the proposed agreement in principal with Ms. Hershman will be finalized. Accordingly, a dispute might arise, which if not resolved prior to the Effective Date, might give Westamerica the right to terminate the Agreement.



REAL ESTATE LENDING ACTIVITIES; NONPERFORMING ASSETS


        The loan portfolios of Westamerica and North Bay are dependent on real estate. At September 30, 1994, real estate served as the principal source of collateral with respect to approximately 64% of North Bay's loan portfolio, 58% of Westamerica's loan portfolio, as combined with PV Financial and CapitolBank's loan portfolio, and 58% of pro forma combined Westamerica, PV Financial, CapitolBank and North Bay's loan portfolio. A worsening of current economic conditions and rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans, as well as Westamerica's financial condition in general and the market value for Westamerica Common Stock. Acts of nature, including earthquakes, which may cause uninsured damage and other loss of value to real estate that secure these loans, may also negatively impact Westamerica's financial condition.


        North Bay's nonperforming assets were $1.3 million, or 1.25% of total assets, at September 30, 1994, as compared to $1.2 million, or 1.01% of total assets, at December 31, 1993, $1.7 million, or 1.44% of total assets, at December 31, 1992, and $2.2 million, or 2.14% of total assets, at December 31, 1991. Westamerica's nonperforming assets were $20.2 million, or 0.98% of total assets, at September 30, 1994, as compared to $27.3 million, or 1.36% of total assets, at December 31, 1993, $50.6 million, or 2.55% of total assets, at December 31, 1992, and $52.9 million, or 2.69% of total assets, at December 31, 1991. There are no assurances that nonperforming assets will not increase and adversely affect the financial condition of North Bay and/or Westamerica. The Agreement provides that a condition to Westamerica's obligation to consummate the Merger is that at December 31, 1994, at the month end immediately preceding the Effective Date and two business days prior to the Effective Date, the percentage determined by dividing Classified Loans (as defined in the Agreement) by the sum of equity capital (excluding adjustments required by Financial Accounting Standards Board Bulletin No. 115 ("FASB No. 115")) plus reserves for loan losses shall be no greater than 40%. At December 31, 1994, such percentage was 35.6%, however, there are no assurances that North Bay will be successful in satisfying this condition prior to the Effective Date. See "The Merger--Reasons for the Merger; Recommendation of the Board of Directors," "--Representations and Warranties; Conditions to the Merger," "Management's Discussion and Analysis of Financial Condition and Results of Operations of North Bay," and "Incorporation of Certain Documents by Reference."


ORGANIZATIONAL STRUCTURE AND OPERATIONS AFTER THE MERGER


        Upon the consummation of the Merger, the separate corporate existence of North Bay will cease and North Bay will be merged with and into Westamerica, and Novato National Bank will be a subsidiary of Westamerica. Subject to receipt of regulatory approvals, subsequent to the Effective Date, Novato National Bank will be merged with and into Westamerica Bank, Westamerica's primary banking subsidiary with Westamerica Bank as the surviving entity.
It is anticipated that Novato National Bank's three branch offices will be consolidated with three existing, nearby Westamerica Bank branches. The two Marin County branches of Novato National Bank will be part of the Marin Region of Westamerica Bank, managed by Regional Market Manager Mary Healy, and the Santa Rosa branch of Novato National Bank will be managed by Westamerica Bank Regional Market Manager Howard Daulton.



        Westamerica anticipates that after the Effective Date, a significant percentage of Novato National Bank's existing employees and customers will be retained. There are no assurances, however, that Novato National Bank customers will not move their banking relationships to other financial institutions and that a greater than anticipated number of Novato National Bank employees will not remain employed by Westamerica after the Merger. In addition, while Westamerica expects to achieve operating cost savings through the consolidation of certain operations, the elimination of duplicative corporate and administrative expenses and the elimination of certain positions at Novato National Bank, there can be no assurance that Westamerica will be able to realize such cost savings. See "The Merger--Covenants of Westamerica and North Bay; Conduct of Business Prior to the Merger" and "--Management and Operations Following the Merger."


EFFECT OF SHAREHOLDER RIGHTS PLAN


        Westamerica has a Shareholder Rights Plan which is implemented pursuant to an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") that could discourage potential takeover attempts and which could eliminate the possibility that Westamerica shareholders might realize a premium of the kind which often results from actual or rumored takeover attempts. The Amended and Restated Rights Agreement entitles the holders of each share of Westamerica Common Stock to the right (each, a "Right") to purchase from Westamerica one share of Westamerica Common Stock at a price of $65 per share, subject to adjustment in certain circumstances. A Right is attached to each share of Westamerica Common Stock. The Rights only become exercisable and trade separately from Westamerica Common Stock following the earlier of (i) a public announcement that a person or group of affiliated or associated persons has become the beneficial owner of Westamerica securities having 15% or more of Westamerica's voting power (an "Acquiring Person") or (ii) ten days following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any person having beneficial ownership of securities having 15% or more of such voting power. Upon becoming exercisable, each holder of a Right (other than an Acquiring Person whose rights will become null and void) will, for at least a 60-day period thereafter, have the right, upon payment of the exercise price of $65, to receive upon exercise the number of shares of Westamerica Common Stock equal to the number obtained by dividing the exercise price of the Right by one-half the market price of one share of Westamerica Common Stock. See "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan."

LEGISLATIVE AND REGULATORY ENVIRONMENT


        The banking and financial services businesses in which Westamerica, North Bay and Novato National Bank engage are highly regulated. The laws and regulations affecting such businesses are under constant review by Congress and applicable regulatory agencies and may be changed dramatically in the future. Such changes could affect the business of bank holding companies and banks. For example, in September 1994, the President signed legislation amending the BHC Act and the Federal Deposit Insurance Act to provide for interstate banking and branching. Such changes may affect the competitive environment in which Westamerica Bank and Novato National Bank operate and may affect the amount of capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. It is not certain what changes will occur or the effect that any such changes would have on the profitability of the combined company, its ability to achieve certain cost savings or compete effectively or its ability to take advantage of new opportunities after the Merger. See "The Merger--Management and Operations Following the Merger," "Supplemental Historical Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations of North Bay--Results of Operations" and "Incorporation of Certain Documents by Reference."


        Westamerica and North Bay are both organized under the corporate law of California. While similarities in rights exist for shareholders of Westamerica and North Bay, there are significant differences in the laws applicable to each company and in their respective charter documents. See "--Effect of Shareholder Rights Plan" and "Certain Differences in Rights of Shareholders."


                                   THE MERGER

BACKGROUND OF THE MERGER

        The following is a brief description of the events that resulted in the execution of the Agreement among North Bay, Novato National Bank and Westamerica dated as of December 8, 1994.


        The North Bay Board of Directors has, in recent years, considered various business issues related to the economic, competitive and regulatory environment for financial institution holding companies and their bank subsidiaries, such as North Bay and Novato National Bank, and the costs and difficulties of increasing profits, raising capital and expanding operations under such circumstances. In the course of its deliberations, the North Bay Board of Directors, in addition to analyzing issues involved with respect to the continued profitable operation of Novato National Bank, also considered the potential of merging with another financial institution. During 1993 and 1994, mergers of financial institutions similar to North Bay and Novato National Bank in Northern California were becoming more common.



        With this background, during meetings held in June 1994, the North
Bay Executive Committee met to discuss the fact that Westamerica had expressed an interest in purchasing, or merging with, Novato National Bank and met with Hoefer & Arnett Incorporated ("Hoefer"), a financial advisor, with respect to engaging Hoefer to advise North Bay and Novato National Bank with respect to identifying potential merger/purchase candidates and providing the financial analysis to evaluate any proposal, including any proposal presented by Westamerica.



        During June and July of 1994, the North Bay Executive Committee negotiated an agreement with Hoefer, and provided Hoefer with the financial information concerning North Bay and Novato National Bank to enable Hoefer to analyze a potential pooling of interests with Westamerica and other potential candidates. During this period, members of the North Bay Executive Committee had general discussions with the president of another financial institution concerning the terms of a possible purchase of North Bay and Novato National Bank. It was determined, however, that such a transaction was not viable for either party.

        At a special meeting held on September 8, 1994, the full North Bay Board of Directors was informed of Westamerica's interest in merging and Hoefer was formally retained to render financial advisory and investment banking services to North Bay and Novato National Bank. At this meeting, Hoefer presented a preliminary analysis of a pooling of interests with Westamerica, of recent mergers and acquisitions of banks and bank holding companies and of other potential candidates.


        At a special meeting of the North Bay Board of Directors held on October 4, 1994, the North Bay Board of Directors determined, with the analysis and advice of Hoefer regarding various financial factors, that the Westamerica proposal should be further considered and authorized the North Bay Executive Committee to enter into negotiations with representatives of Westamerica for a possible merger transaction. At this meeting, the North Bay Board of Directors also approved a proposal from an independent bank research firm to provide a valuation of North Bay.


        From the beginning of October to December 1994, negotiations of a definitive agreement and plan of reorganization ensued. With the assistance of Hoefer, Lillick & Charles, North Bay's legal counsel, and after reviewing the valuation of the independent bank research firm, the members of the North Bay Executive Committee evaluated in detail and commented on various drafts of an agreement and plan of reorganization which had been prepared by Westamerica and submitted to North Bay for the purpose of progressing to a definitive agreement.


        On November 4, 1994, representatives of the North Bay Executive Committee met with legal counsel and a representative of Arthur Andersen & Co. LLP ("Arthur Andersen"), North Bay's independent certified public accountants, and reviewed a revised draft of the agreement and plan of reorganization. Thereafter, the North Bay Executive Committee, with the advice of Hoefer and legal counsel, engaged in further negotiations with Westamerica regarding the terms of such an agreement.


        On December 2, 1994, the North Bay Board of Directors met with its legal counsel and Hoefer to discuss the agreement and plan of reorganization. The North Bay Board of Directors again met with Hoefer and legal counsel on December 8, 1994. Hoefer presented to the meeting an analysis of the financial factors related to the Agreement and rendered the verbal opinion of Hoefer that the Exchange Ratio, including any downward adjustments thereto pursuant to the Agreement, was fair from a financial point of view to shareholders of North Bay. The North Bay Board of Directors, after review of the proposed final terms and conditions of the Agreement, and with the advice of Hoefer and North Bay's legal advisors regarding such terms and conditions, approved the Merger and authorized the execution and delivery of the Agreement. On December 12, 1994, the Novato National Bank Board of Directors similarly ratified the Agreement. Hoefer confirmed its verbal opinion by a letter to the North Bay Board of Directors dated December 9, 1994. Annex B to this Proxy Statement/Prospectus contains the updated fairness opinion of Hoefer, dated January 24, 1995.

        Annex A to this Proxy Statement/Prospectus contains copies of the Agreements. The Agreements are described herein under "The Merger."

        See "--Reasons for the Merger; Recommendation of the Board of Directors" and "--Opinion of North Bay's Financial Advisor" below.


REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS


        The terms of the Agreement are the result of arm's-length negotiations between the representatives of North Bay, Novato National Bank and Westamerica. The North Bay Board of Directors believes that the Merger is fair to, and in the best interest of the shareholders of North Bay. In reaching its conclusion to approve the Merger, the North Bay Board of Directors considered a number of factors. The North Bay Board of Directors did not assign any relative or specific weights to the factors considered. Among other things, the North Bay Board of Directors considered the following:

         (1) the opinion of Hoefer that the Exchange Ratio is fair from a financial point of view to the shareholders of North Bay. In this regard, the North Bay Board of Directors also took into account the premium presented by the consideration offered to shareholders in relation to the book value per share of North Bay Common Stock. The North Bay Board of Directors was of the view that the Exchange Ratio represented a fair multiple of North Bay's per share book value and historical and projected earnings. The North Bay Board of Directors also considered the financial terms of other recent business combinations in the banking industry and determined that the financial terms of the Merger compared favorably to other transactions;


        (2) the North Bay Board of Directors' review with Hoefer and North Bay's legal advisors of the Agreement;


         (3) the fact that the Merger will be tax-free for federal tax purposes for the holders of North Bay Common Stock (other than in respect to cash paid in lieu of fractional shares and for dissenters' rights);


         (4) the fact that the due diligence examination of Westamerica conducted by representatives of North Bay, including Hoefer, indicated to them that Westamerica has strong management, capital and earnings;


        (5) The North Bay Board of Directors' belief that holders of North Bay Common Stock who exchange their shares may have a greater potential to receive cash dividends from Westamerica Common Stock after the Merger, although no assurance can be given that this will occur;


         (6)     the market liquidity of Westamerica Common Stock;


         (7) the financial condition, results of operations, current business and expansion opportunities and constraints, and projections of future performance and earnings of North Bay and Novato National Bank on a stand-alone basis; and


         (8) the current and prospective economic and regulatory environment and the burdens and constraints affecting banking organizations and commercial banks such as North Bay and Novato National Bank, and the constantly changing competitive environment in which banking services are now marketed in the areas served by North Bay and Westamerica.

         THE NORTH BAY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AGREEMENTS, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENTS BE ADOPTED AND APPROVED BY ALL SHAREHOLDERS OF NORTH BAY.


OPINION OF NORTH BAY'S FINANCIAL ADVISOR


         The North Bay Board of Directors retained Hoefer to render financial advisory and investment banking services in connection with the Merger. Hoefer has rendered a written opinion (the "Fairness Opinion") to the North Bay Board of Directors confirming its earlier verbal opinion, to the effect that the Exchange Ratio, which definition includes certain possible downward adjustments, is fair to the holders of North Bay Common Stock from a financial point of view. No limitations were imposed by the North Bay Board of Directors upon Hoefer with respect to the investigations made or procedures followed in rendering the Fairness Opinion.


         A COPY OF THE FAIRNESS OPINION OF HOEFER, DATED AS OF JANUARY 24, 1995, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY HOEFER, IS ATTACHED HERETO AS ANNEX B. NORTH BAY SHAREHOLDERS ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE PROCEDURES AND ANALYSIS PERFORMED, AND ASSUMPTIONS USED BY HOEFER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH FAIRNESS OPINION. HOEFER'S FAIRNESS OPINION IS ADDRESSED TO THE NORTH BAY BOARD OF DIRECTORS ONLY AND IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NORTH BAY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING.




         The financial projections and underlying assumptions included in this Proxy Statement/Prospectus herein were derived by Hoefer based partially upon information provided by North Bay and Westamerica as well as Hoefer's own assessment of general economic and market conditions. No other experts named elsewhere herein have been involved in or consulted with respect to said projections and assumptions.

     In arriving at its Fairness Opinion, Hoefer reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of North Bay and Westamerica and Annual Reports on Form 10-K of North Bay and Westamerica for the three years ended December 31, 1993;
(iii) Quarterly Reports on Form 10-Q of North Bay and Westamerica for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994;
(iv) certain other publicly available financial and other information concerning North Bay and Westamerica and the trading markets for the publicly traded securities of North Bay and Westamerica; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer believed relevant to its inquiry; and (vi) evaluations and analyses prepared and presented to the North Bay Board of Directors or a committee thereof in connection with the business combination with Westamerica. Hoefer held discussions with senior management of North Bay and of Westamerica concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.



        Hoefer reviewed with senior management of North Bay earnings projections for 1994 through 1998, prepared by North Bay for North Bay as a stand-alone entity, assuming the Merger does not occur, prepared by North Bay. Hoefer reviewed with the senior management of Westamerica earnings projections for 1994 through 1998 for Westamerica as a stand-alone entity, assuming the Merger does not occur, as well as possible operating cost savings potentially attainable in each such year resulting from the Merger. Such projections were prepared by Hoefer based partially upon discussions with Westamerica's senior management and Hoefer's own assessment of the operating costs savings realizable in the Merger. Certain pro forma financial projections for the years 1994 through 1998 for the combined entity were derived by Hoefer based upon the information discussed above, as well as Hoefer's assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included the possible operating cost savings believed by Hoefer to be realizable in the Merger.



         In conducting its review and in arriving at its Fairness Opinion, Hoefer relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and has not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of North Bay. For purposes of its Fairness Opinion, Hoefer assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling of interests) described in the Agreement. Hoefer's opinion is limited to the fairness, from a financial point of view, to the holders of North Bay Common Stock of the Exchange Ratio and the Adjusted Exchange Ratio in the Merger and does not address North Bay's underlying business decision to proceed with the Merger.



        As more fully discussed below, Hoefer considered such financial and other factors as Hoefer deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of North Bay and Westamerica, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the allowance for loan losses, all as set forth in the financial statements for North Bay and for Westamerica; (ii) the assets and liabilities of North Bay and Westamerica, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer's Fairness Opinion is necessarily based upon conditions as they existed and could be evaluated on the date of its Fairness Opinion and the information made available to it through that date.



        In connection with rendering its Fairness Opinion to the North Bay Board of Directors, Hoefer performed certain financial analyses, which are summarized below. Hoefer believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of North Bay and Westamerica. Any estimates contained in Hoefer's analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by Hoefer was assigned a greater significance by Hoefer than any other.



        The financial forecasts and projections of North Bay and Westamerica prepared by Hoefer were based on information provided by the respective companies as well as Hoefer's own assessment of general economic, market and financial conditions. All such information was reviewed with the respective managements of North Bay and Westamerica. Neither North Bay nor Westamerica publicly discloses internal management financial forecasts and projections of the type provided to Hoefer in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections and possible operating cost savings prepared by Hoefer were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.



        Set forth below is a brief summary of the analyses performed by Hoefer in rendering the Fairness Opinion. The Exchange Ratio and possible downward adjustments to the Exchange Ratio were developed pursuant to extensive negotiations between North Bay and Westamerica. Hoefer analyzed certain effects of the merger assuming Exchange Ratios, among others of .3600 and .3100, the latter representing the fully adjusted Exchange Ratio assuming the maximum adjustment for Significant Liabilities. An Exchange Ratio of .3100 does not necessarily reflect the lowest possible Exchange Ratio under the terms of the Agreement, and there can be no assurance that the Exchange Ratio as finally determined in accordance with the Agreement will not be lower than .3100. Unless otherwise noted in this summary, Hoefer used the .3600 Exchange Ratio at which North Bay Common Stock would be exchanged if the Effective Date were the same as the date of the Fairness Opinion. The analysis also focused on core financial and operating projections and statistics which were not specifically adjusted for nonrecurring charges, unless otherwise stated.


        Pro Forma Merger and Contribution Analysis. Hoefer compared the changes in the amount of earnings, book value and dividends attributable to one share of North Bay Common Stock before the Merger with the amounts attributable to the shares of Westamerica Common Stock for which such shares of North Bay would be exchanged under the Agreement. The following assumptions regarding earnings and dividends underlie the pro forma results.

        The analysis assumes, unless otherwise stated, Merger-related operating cost savings projected by Hoefer based partially upon discussions with the senior management of Westamerica and Hoefer's own assessment of the cost savings realizable in the Merger to phase in during 1995, assuming the Merger is completed during the second quarter of 1995. These possible operating cost savings represent approximately 1.48%, 2.66%, 2.38%, and 2.14% of the combined entity's projected noninterest expense in 1995, 1996, 1997 and 1998, respectively, on a pre-tax basis. This level of possible operating cost savings, expressed as a percentage of the combined institutions' projected noninterest expense, is within the range of the level of operating cost savings, expressed as a percentage of the combined institution's projected noninterest expense, announced in similar transactions reviewed by Hoefer.


        After reviewing earnings projections for Westamerica and North Bay and Merger-related possible operating cost savings, Hoefer performed a pro forma Merger analysis. In addition, Hoefer analyzed certain pro forma merger scenarios in order to assess the impact on North Bay of some levels of volatility in Westamerica's and North Bay's projected earnings as well as volatility of the possible levels of Merger-related operating cost savings and adjustments of the Exchange Ratio for Significant Liabilities.

        The impact on North Bay of volatility in Westamerica's earnings and the level of Merger-related operating cost savings was shown by calculating pro forma results assuming Westamerica's earnings as projected, as well as 75% and 125% of Westamerica's projected earnings. In order to measure the impact on North Bay of volatility of North Bay's earnings to the pro forma results, Hoefer also examined the earnings impact on North Bay resulting at those levels of Westamerica earnings if North Bay achieved 75% and 125% of its projected earnings. The Exchange Ratio was used to make the calculations in each case, unless otherwise stated.

        In order to assess the impact on North Bay shareholders of variability of the possible operating cost savings projected by Hoefer to be realizable in the Merger, Hoefer compared the earnings, book value and dividends attributable to one share of North Bay Common Stock before the Merger with the earnings, book value and dividends attributable to the shares of Westamerica Common Stock for which such shares of North Bay Common Stock would be exchanged, assuming 75% and 50% of the possible operating cost savings are realized. In general, failure to fully realize the projected operating cost savings in the Merger does not significantly affect the conclusions of the analysis, although the changes in earnings, book value and indicated dividends attributable to one share of North Bay Common Stock as a result of the Merger are less favorable than those shown for the analysis assuming full realization of the possible operating cost savings.

        In order to assess the impact on North Bay shareholders resulting from potential variability of the Exchange Ratio, Hoefer performed an analysis of the changes in earnings, book value and indicated dividends attributable to one share of North Bay Common Stock before the Merger to one share of North Bay Common Stock after the Merger assuming an Exchange Ratio of .3600 as well as an Exchange Ratio adjusted to .3100. The latter Exchange Ratio was derived by Hoefer using the maximum potential downward adjustment of the Exchange Ratio for Significant Liabilities as defined in Section 2.1(b) of the Agreement. Hoefer determined that variability of the Exchange Ratio does not affect the conclusions of the analysis, although changes in earnings, book value and indicated dividends attributable to one share of North Bay Common Stock as a result of the Merger are less favorable using an Exchange Ratio adjusted to .3100 than those shown for the analysis assuming an Exchange Ratio of .3600.

        Hoefer concluded that changes in earnings per share, dividends and book value attributable to ownership of shares of Westamerica Common Stock as a result of the Merger are more favorable than the comparable attributes of ownership of shares of North Bay Common Stock as a stand-alone entity.

        The following table presents the results of an analysis of differences in earnings, book value and dividends attributable to one share of North Bay Common Stock before the Merger and the portion of a share of Westamerica Common Stock for which such shares of North Bay Common Stock would be exchanged, under the above described methodologies:

            PROJECTED CHANGES IN BOOK VALUES AND EARNINGS PER SHARE
                            (EXCHANGE RATIO .3600)



                                                                       COMPARATIVE CHANGES IN PROJECTED EARNINGS
PERCENTAGE OF PROJECTED                                                   (STAND-ALONE COMPARED TO PRO-FORMA)
EARNINGS ACHIEVED BY:                                         ------------------------------------------------------------
NORTH BAY/WESTAMERICA                                         1995               1996             1997                1998
- -----------------------                                       ----               ----             ----                ----
100% / 100%
    Change in book value ...........................          (8.22)%            (1.99)%             4.57 %             11.48 %
    Change in earnings per share ...................         198.51             212.70             223.47              235.53
    Change in dividends ............................       $   0.22           $   0.24        $      0.28         $      0.31
75% / 125%
    Change in book value ...........................          (0.87)%           (10.07)%            22.17 %             35.52 %
    Change in earnings per share ...................         414.55             463.16             508.40              556.52
    Change in dividends ............................       $   0.22           $   0.26        $      0.30         $      0.35
125% / 75%
    Change in book value ...........................         (15.18)%           (13.00)%           (10.86)%             (8.76)%
    Change in earnings per share ...................          75.51              77.86              76.76               76.15
    Change in dividends ............................       $   0.22           $   0.24        $      0.25         $      0.28




            PROJECTED CHANGES IN BOOK VALUES AND EARNINGS PER SHARE
                            (EXCHANGE RATIO .3100)



                                                                         COMPARATIVE CHANGES IN PROJECTED EARNINGS
PERCENTAGE OF PROJECTED                                                     (STAND-ALONE COMPARED TO PRO-FORMA)
EARNINGS ACHIEVED BY:                                        -----------------------------------------------------------------
NORTH BAY/WESTAMERICA                                        1995                 1996                1997                1998
- -----------------------                                      ----                 ----                ----                ----
100% / 100%
    Change in book value ...........................         (20.54)%            (15.15)%             (9.47)%             (3.48)%
    Change in earnings per share ...................         158.17              170.18              179.25              190.08
    Change in dividends ............................       $   0.18            $   0.20            $   0.23            $   0.25
75% / 125%
    Change in book value ...........................         (14.18)%             (4.70)%              5.77 %             17.33 %
    Change in earnings per share ...................         345.22              387.15              426.63              466.71
    Change in dividends ............................       $   0.19            $   0.21            $   0.25            $   0.30
125% / 75%
    Change in book value ...........................         (26.57)%            (24.68)%            (22.82)%            (21.01)%
    Change in earnings per share ...................          52.25               52.73               52.01               51.91
    Change in dividends ............................       $   0.18            $   0.20            $   0.21            $   0.23



         Analysis of Other Merger Transactions. Hoefer analyzed other bank and bank holding company merger and acquisition transactions in California for the periods January 1, 1988 to December 31, 1994 where the total consideration paid had a value between $5 million and $100 million. Hoefer compared price/earnings, price to book value and price/tangible book value multiples of the Exchange Ratio to the high, median and low multiples of all transactions. California transactions were reviewed exclusively due to the difference in the economic climate between California and the rest of the country. Hoefer assumed a Westamerica Common Stock price of $30.50, the closing market price at December 12, 1994, and North Bay's annualized earnings and book value for or at the period ended September 30, 1994.

         Set forth below is certain information relating to the Exchange Ratio described above, and the high, median and low transaction multiples summarized above:


                                            CALIFORNIA TRANSACTIONS GREATER
                                            THAN $5 MILLION AND LESS THAN
                                             $100 MILLION FROM JANUARY 1,               PROPOSED WESTAMERICA/
                                               1988 TO DECEMBER 31, 1994                  NORTH BAY MERGER
                                            -------------------------------         ------------------------------
                                                                                       EXCHANGE       EXCHANGE
                                            HIGH         MEDIAN         LOW         RATIO .3600x*   RATIO .3100x**
                                            -------------------------------         -------------   --------------
Price to Earnings                           48.35x       16.57x       (2.94)x           26.53x      18.55x
Price to Book Value                          2.98         1.62         0.61              1.19        1.03
Price to Tangible Book
   Value to Total Deposits                  14.82%        6.16%        5.38%             2.11%       0.35%


- -----------------------

* Not adjusted for potential Significant Liabilities as set forth in the Agreement.



** As adjusted for maximum potential Significant Liabilities as set forth in the Agreement.

The bank merger and acquisition transactions for the period from January 1, 1988 to December 31, 1994 included in the above multiples are set forth below. Except as otherwise noted, the acquiror and the acquiree are both located in the State of California.


            ACQUIROR                                      ACQUIREE
- -------------------------------               --------------------------------

Westamerica Bancorp                           CapitolBank Sacramento
First Banks, Inc.                             CCB Bancorp, Inc.
First Banks, Inc.                             HNB Financial Group
Comerica Inc. (Michigan)                      University Bank & Trust
MetroBank                                     Aktiv Bank Holding Company
First Interstate Bancorp                      Levy Bancorp
Business & Professional Bank                  Sacramento First National
ValliCorp Holdings, Inc.                      Bank One Fresno
National Bank of the Redwoods                 Codding Bank of Rohnert Park
ValliCorp Holdings, Inc.                      Mineral King Bancorp
SJNB Financial Corp                           Business Bancorp
Mid Peninsula Bancorp                         San Mateo County Bancorp
California Bancshares                         Bank of Livermore
California State Bank                         Bank of Anaheim
CVB Financial                                 Western Industrial National Bank
Trico Bancshares                              Country National Bank
California Bancshares                         MBC Corp
First Interstate Bancorp                      First State Bank of the Oaks
First Interstate Bancorp                      Cal Rep Bancorp
Westamerica Bancorporation                    Napa Valley Bancorp
CVB Financial                                 Fontana First National Bank
ValliCorp Holdings, Inc.                      Pacific Bancorporation
Westamerica Bancorporation                    John Muir National Bank
Eldorado Bancorp                              San Clemente Bancorp
Wells Fargo & Co.                             Citizens Holdings
Bank of Fresno                                Madera Valley Bank



Home Interstate Bancorp                              Torrance National Bank
Citicorp                                             DeAnza Bank
California State Bank                                Empire Bancorp
Comerica Inc. (Michigan)                             InBancshares
Security Pacific                                     Santa Clarita National Bank
City National                                        Warner Center Bank
Pacific Capital Bancorp                              Pajaro Valley Bancorp
Security Pacific                                     La Jolla Bancorp
Bank of the West                                     Central Banking System
Wells Fargo & Co.                                    Torrey Pines Group, Inc.
Wells Fargo & Co.                                    Valley National Bank
Alameda Bancorp                                      Westside Bank
Commerce Bancorp                                     California City Bank
Security Pacific                                     Southwest Bank
Commercial Bank of Pasadena                          Bank of Redlands
First Interstate Bancorp                             Alex Brown Financial
Mission Valley Bancorp                               Lamorinda National Bank



         Discounted Cash Flow Analysis. Hoefer examined the results of a discounted cash flow analysis designed to compare the present value, under certain assumptions, of cash flows that would be attained if North Bay remained independent through 1998, with the present value of the earnings projected to be achieved by the combined entities during the same period. The results produced in the analysis did not purport to be indicative of actual values or expected values of North Bay or the shares of the North Bay Common Stock.


         In calculating the present values through the discounted cash flow analysis, Hoefer analyzed the effect of possible earnings variability and possible Merger-related operating cost savings variability, among other items, by assuming varying levels of projected earnings for North Bay and Westamerica. The three cases examined were: (i) North Bay earnings as projected and Westamerica earnings as projected; (ii) North Bay earnings at 75% of projected earnings and Westamerica earnings at 125% of projected earnings; and (iii) North Bay earnings at 125% of projected earnings and Westamerica earnings at 75% of projected earnings. Pro forma combined cash flows were calculated assuming the combinations of the cash flows in each of these cases, and were compared to the cash flows of North Bay on a stand-alone basis as well as to the cash flows of North Bay acquired in 1998 by a larger financial institution. All cases were analyzed assuming realization of the possible operating cost savings, projected by Hoefer, in the amounts and time periods previously indicated, unless otherwise stated.


         The discount rates used ranged from 10.0% to 18.0%, which Hoefer believes to be the range of investor return for an investment having the risk profile associated with this type. For the North Bay stand-alone analyses, the terminal price multiples applied to 1998 estimated book value ranged from 1.00x to 2.00x. The lower levels of the price to book value multiples range reflected an estimated future trading range of North Bay, while the higher levels of the price to book value multiples range were more indicative of a future sale of North Bay's stock to a larger financial institution. For the pro forma combined analyses, the terminal price to book multiples also ranged from 1.00x to 2.00x.

         For the North Bay stand-alone analyses, the cash flows were comprised of the projected stand alone dividends per share in years 1994 through 1998 plus the terminal value of North Bay's Common Stock at year-end 1998 (calculated by applying each one of the assumed terminal price to book value multiples as stated above to 1998 projected North Bay book value per share). For the pro forma combined analyses, the cash flows were comprised of the projected pro forma combined dividends per share in years 1994 through 1998 plus the terminal value of the pro forma combined entity's stock at year-end 1998 (calculated by applying each one of the assumed terminal price to book value multiples as stated above to 1998 projected pro forma combined book value per share). The discount rates described above were then applied to these cash flows to obtain the present values per share of North Bay Common Stock.

         Hoefer also calculated the present value that would be attained if 50% and 75% of the possible operating cost savings were realized. The North Bay stand-alone analysis would not change under this scenario; however, the present values attributable to one share of North Bay Common Stock in the Merger would be lower than those shown for the analysis assuming full realization of the possible operating cost savings. Despite these lower values, failure to realize the possible operating cost savings in the Merger would not significantly affect the conclusions of the analysis.


         The following tables present the results of the discounted cash flow analysis described above using a discount rate of 14%, the mid-point of the range of discount rates employed in the analysis and the Exchange Ratios of .3600 and .3100:



               Projected Present Value of Discounted Cash Flows
                           (.3600 Exchange Ratio)*



                                                        Percentage of Possible
Percentage of Projected                                 Cost Savings Realized
Earnings Achieved by                             ------------------------------------
North Bay/Westamerica                            1.50X Book Value    2.00X Book Value
- -----------------------                          ----------------    ----------------
100% / 100%
   North Bay stand alone .......................      $ 8.66              $11.49
   Pro forma combined ..........................       10.39               13.55
   Percentage change in North Bay ..............       19.98 %             17.93 %

75% / 125%
   North Bay stand alone .......................      $ 8.23              $10.91
   Pro forma combined ..........................       11.90               15.54
   Percentage change in North Bay ..............       44.59 %             42.44 %

125% / 75%
   North Bay stand alone .......................      $ 9.13              $12.12
   Pro forma combined ..........................        9.06               11.78
   Percentage change in North Bay ..............       (0.77)%             (2.81)%



* Not adjusted for Potential Significant Liabilities as set forth in the Agreement.

               Projected Present Value of Discounted Cash Flows
                            (.3100 Exchange Ratio)*



                                                   Percentage of Possible
Percentage of Projected                            Cost Savings Realized
Earnings Achieved by                        ------------------------------------
North Bay/Westamerica                       1.50X Book Value    2.00X Book Value
- -----------------------                     ----------------    ----------------
100% / 100%
   North Bay stand alone ...................       $  8.66           $ 11.49
   Pro forma combined ......................          9.00             11.73
   Percentage change in North Bay ..........          3.93 %            2.09 %

75% / 125%
   North Bay stand alone ...................       $  8.23           $ 10.91
   Pro forma combined ......................         10.30             13.45
   Percentage change in North Bay ..........         25.15 %           23.28 %

125% / 75%
   North Bay stand alone ...................       $  9.13           $ 12.12
   Pro forma combined ......................          7.84             10.20
   Percentage change in North Bay ..........        (14.13)%          (15.84)%

- ---------
* As adjusted for maximum potential Significant Liabilities as set forth in the Agreement.


         The analysis showed that use of a higher (lower) level of projected Westamerica earnings raised (lowered) the resulting present value for a given level of North Bay earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price to book value multiple raised (lowered) the calculated present values. In all cases, for a given discount rate and a given price to book value multiple, the analysis showed that the financial terms of the Merger offered a higher present value per share of North Bay Common Stock than if North Bay remained independent through 1998 or was acquired in 1998 by a larger financial institution. However, the examples shown above do not necessarily indicate that a direct comparison of the present values obtained using the same terminal price to book value multiple and/or discount rate for the North Bay stand-alone, North Bay acquired in 1998 by a larger financial institution, and pro forma combined entity cash flows is the only comparison which can be made.

         Comparable Company Analysis. Hoefer examined recent historical data on North Bay and Westamerica based upon information from each company's 1993 Annual Report to Shareholders and subsequent quarterly information through September 30, 1994. Hoefer analyzed certain credit and operating statistics for North Bay and Westamerica, comparing these statistics to data for a peer group of California banks and bank holding companies using the publicly published Hoefer & Arnett California Independent Bank Index (the "Index"), comprised of 50 institutions. Both Westamerica and North Bay are participants in the Index. The comparisons made are as of or for the period ending September 30, 1994, unless otherwise noted. The following table presents the results of the comparable company analysis described above:

                          Comparable Company Analysis
                           (as of September 30, 1994)




                                                    Westamerica        North Bay           Index Median
                                                  --------------     -------------        -------------
Total assets                                       $   2,052,084     $     107,560        $     230,517
Market capitalization                                    244,269             8,153               16,436
Price to tangible equity per share                           1.5x             0.83x                0.95x
Tangible equity to tangible assets                          7.94%             9.12%                8.31%
Risk based capital ratio                                   15.17             16.54                13.55
Nonperforming assets to total assets                        0.98              1.25                 1.69
Loan loss reserve to nonperforming assets                 136.75             83.38                69.79
Return on average assets                                    1.23              0.33                 0.99
Return on average equity                                   15.65              3.89                11.45
Net interest margin                                         4.95              4.44                 6.11
Noninterest expense to average earning assets               3.43              5.71                 4.73



         Hoefer concluded based on the comparable company analysis that the attributes of ownership of shares of Westamerica Common Stock as a result of the Merger are more favorable than the attributes of ownership of shares of North Bay Common Stock as a stand-alone entity.

         Hoefer is an investment banking firm continually engaged in the valuation of businesses and securities, including financial institutions and their securities, in connection with mergers and acquisitions, underwritings, private offerings of securities, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes.


         As a normal part of its business, Hoefer also analyzes securities of financial institutions for the purposes of providing, among other things, transactional advice and assistance, investment research and capital financing activities. Hoefer currently conducts dealer markets in the shares of more than 120 independent financial institutions, including Westamerica and North Bay. In that regard, Hoefer and its principals owned less than 1% of the outstanding shares of Westamerica Common Stock as of the date of this Proxy Statement/Prospectus. In addition, the principals of Hoefer have substantial experience in investment and commercial banking, some of which may be deemed applicable to the Fairness Opinion. Although Hoefer has not previously provided services to either Westamerica or North Bay, it has provided services to Bank of Lake County and Napa Valley Bancorp (prior to acquisition by Westamerica).

         Financial Advisory Fees. North Bay has agreed to pay Hoefer for merger advisory and other services, including its Fairness Opinion, as follows:

         (a) $30,000 payable upon the public announcement by North Bay of its execution and delivery of a definitive written agreement to enter into a combination transaction; plus

         (b) An additional fee equal to 1.25% of the aggregate consideration paid.

         North Bay also has agreed to reimburse Hoefer for certain of its reasonable out-of-pocket expenses not to exceed $20,000 and to indemnify Hoefer against certain liabilities, including liabilities under the federal securities laws.

EFFECTIVE DATE OF THE MERGER


         The Agreement provides that the Merger will be effective upon the date of the filing with the California Secretary of State of a duly executed Merger Agreement and officers' certificates prescribed by Section 1103 of the GCL or upon any subsequent date set forth in the Merger Agreement (the "Effective Time"). The date on which the Merger is effective as specified in the Merger Agreement is referred to herein as the Effective Date. Although the parties have not adopted any formal timetable, it is presently anticipated that the Merger will be consummated during the third quarter of 1995 assuming all of the conditions set forth in the Agreement are theretofore satisfied or waived.


EXCHANGE RATIO; CONVERSION OF SHARES OF NORTH BAY COMMON STOCK


         At the Effective Time, by virtue of the Merger and without any action on the part of the holders of North Bay Common Stock, each issued and outstanding North Bay Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) will be converted into .3600 of a fully paid, nonassessable and registered share of Westamerica Common Stock, subject to certain potential downward adjustments. As of the date hereof, Westamerica and North Bay have identified certain circumstances which if the Merger were to close without any changes in those circumstances, the Exchange Ratio of .3600 would be adjusted downward to .3337. Certain other circumstances have been identified which based on the occurence of future events not within the control of North Bay might become additional Subsequent Liabilities. See "--Possible Adjustments to Exchange Ratio or Termination of the Agreement." All such North Bay Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the Westamerica Shares into which such North Bay Shares have been converted. Certificates previously representing North Bay Shares shall be exchanged for certificates representing whole shares of Westamerica Common Stock issued in consideration therefor upon the surrender of such certificates. Cash will be paid in lieu of any fractional share of Westamerica Common Stock. See "--Exchange of North Bay Stock Certificates; Fractional Interests." From and after the Effective Date, the holders of certificates formerly representing North Bay Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the GCL. See "Dissenters' Rights of Appraisal."



POSSIBLE ADJUSTMENTS TO EXCHANGE RATIO OR TERMINATION OF THE AGREEMENT

         The Agreement provides that the Exchange Ratio may be adjusted downward as more fully described below. The effect of the adjustments would be to reduce the Exchange Ratio below .3600.

         The Exchange Ratio will be adjusted downward for any Significant Liabilities (as defined below) if in the aggregate Significant Liabilities total more than $150,000. "Significant Liabilities," as used in the Agreement, means those liabilities or expenses (whether operating or capital in nature) relating to categories and events described in the next sentence which have not been reflected as reductions to North Bay's consolidated book value pursuant to generally accepted accounting principles as of September 30, 1994. Significant Liabilities consist of the following categories or events, provided that Significant Liabilities will not include any of the following to which Westamerica has consented to in writing: (i) new or extended contractual obligations; (ii) new or extended leases of real or personal property; (iii) acquisition of capital assets (or commitments to do so); (iv) contingent liabilities based upon threatened or pending litigation, arbitrations or other proceedings or hazardous or toxic substances and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations except those arising in the Ordinary Course of Business of North Bay; (vi) any new, expanded or accelerated pension or other benefits including employment contracts and severance payments, whether or not vested;
(vii) the aggregate amount of the difference between the exercise price of any stock options or stock appreciation rights granted after June 30, 1994, by North Bay and $11.52 per share; and (viii) an amount which would equal the amount necessary to bring North Bay's allowance for loan losses to one hundred percent (100%) of North Bay's nonperforming assets (including any loans more than 90 days past due as to principal and interest) as of the calendar quarter preceding the Effective Date.


         The amount of the Significant Liabilities in the case of the arrangements described in (i), (ii), and (vi) above shall (a) equal any payment that could be made as of the Effective Date that would terminate the arrangement without further liability or expense to North Bay or Westamerica, or (b) if the arrangement does not provide for such a payment, the present value of the amount of the remaining payments payable pursuant to the arrangement after the Effective Date using a discount rate equivalent to Westamerica's then current cost of funds. The amount of Significant Liabilities in the case of (iii) above shall equal the amount expended or required to be expended under binding commitments for a capital asset, minus the amount for which the capital asset could actually be sold on a liquidation basis. Significant Liabilities shall not include fees of North Bay's financial advisors or North Bay's legal fees directly attributable to the Merger. Significant Liabilities shall not include any severance payments made to Ms. Hershman provided said severance payments do not exceed the cost of her current annual base salary, the cost of comparable medical benefits continued for one year and the cost of purchasing or writing down the value of the automobile currently provided for her benefit. As a result of any Significant Liabilities through the close of business on the day preceding the Effective Date, the Exchange Ratio shall be reduced by an amount calculated as follows, provided that not more than $1,500,000 of such Significant Liabilities shall be taken into account (the "Adjusted Exchange Ratio"):


                            Significant Liabilities
        Exchange Ratio  -  -------------------------  = Adjusted Exchange Ratio
                                 $30 Million

        As of the date hereof, the parties have identified the following categories or events as possible Significant Liabilities: an expense in the amount of up to $593,000 related to a Novato National Bank lease; possible severance payments to certain employees of North Bay of approximately $32,000; and the payment of $225,000 to Ms. Hershman pursuant to a Severance and Settlement Agreement which would create a Significant Liability of up to $163,000 subsequent to September 30, 1994. Such expenses, if they actually occur, would result in a downward adjustment of .0263 to the Exchange Ratio pursuant to the above formula. There can be no assurance that there will be no additional categories or events which would be Significant Liabilities such that the full Significant Liability adjustment of .0500 might result. The North Bay Board of Directors is exploring whether there are actions which can be taken by North Bay which would reduce the potential downward adjustments to the Exchange Ratio described above. Certain other circumstances have been identified which based on the occurence of future events not within the control of North Bay might become additional Significant Liabilities including two litigation matters where expenses or liabilities might arise which could be deemed Significant Liabilities.



        The following table illustrates a range of possible Adjusted Exchange Ratios if Significant Liabilities are between $150,000 and $1,500,000. The top line of the table assumes that the Average Price (as defined below) is between $30.40 and $33.60 and that the Exchange Ratio remains at .3600. The remainder of the table illustrates the combined impact of Significant Liabilities with Average Prices between $33.625 and $36.50:



                               Level of Significant Liabilities
Certain Possible   --------------------------------------------------------
Exchange Ratios    $150,000   $487,500   $825,000   $1,162,500   $1,500,000
- ----------------   --------   --------   --------   ----------   ----------

     .3600          .3550      .3438      .3325       .3213        .3100
     .3599          .3549      .3436      .3324       .3211        .3099
     .3592          .3542      .3430      .3317       .3205        .3092
     .3585          .3535      .3423      .3310       .3198        .3085
     .3579          .3529      .3416      .3304       .3191        .3079
     .3566          .3516      .3403      .3291       .3178        .3066
     .3553          .3503      .3391      .3278       .3166        .3053
     .3540          .3490      .3378      .3265       .3153        .3040
     .3528          .3478      .3366      .3253       .3141        .3028
     .3516          .3466      .3353      .3241       .3128        .3016
     .3504          .3454      .3341      .3229       .3116        .3004
     .3492          .3442      .3329      .3217       .3104        .2992
     .3480          .3430      .3318      .3205       .3092        .2980
     .3468          .3418      .3306      .3193       .3081        .2968
     .3457          .3407      .3294      .3182       .3069        .2957



         If the average of the closing price of Westamerica Common Stock quoted on the Nasdaq National Market (the "NNM") (calculated by taking an average of the closing prices quoted on the NNM as reported in The Wall Street Journal for each of the twenty consecutive trading days prior to two business days prior to the Effective Date, rounded to four decimal places, whether or not trades occurred on those days (the "Average Price")) is above $33.60 (with no adjustment if the Average Price is between $30.40 and $33.60), the Exchange Ratio or the Adjusted Exchange Ratio will be adjusted downward by one-half of the amount by which the Average Price is above $33.60 according to the following formula.



            Exchange Ratio     (Average Price + $33.60)/2
             (or Adjusted   x  --------------------------
            Exchange Ratio)          Average Price



         There is no ceiling in the Agreement which would limit the amount of the Average Price in the above formula nor is there any limit to the downward adjustment of the Exchange Ratio where the Average Price exceeds $33.60. The following table illustrates a range of possible Exchange Ratios assuming Average Prices of Westamerica Common Stock between $33.625 and $36.50 per share and no adjustment for Significant Liabilities.



                 Average Price of                   Adjusted
             Westamerica Common Stock            Exchange Ratio
             ------------------------            --------------
                       33.625                        .3599
                       33.750                        .3592
                       33.875                        .3585
                       34.000                        .3579
                       34.250                        .3566
                       34.500                        .3553
                       34.750                        .3540
                       35.000                        .3528
                       35.250                        .3516
                       35.500                        .3504
                       35.750                        .3492
                       36.000                        .3480
                       36.250                        .3468
                       36.500                        .3457



        If the Average Price is below $30.40 as of two business days preceding the Effective Date, North Bay may accept the Exchange Ratio or the Adjusted Exchange Ratio, or Westamerica and North Bay will have the right, but not the obligation, to renegotiate the Exchange Ratio. To the extent required by applicable law, if the Average Price is below $30.40 and North Bay accepts the Exchange Ratio (.3600) or the Adjusted Exchange Ratio or renegotiates the Exchange Ratio, North Bay will seek approval from its shareholders at a new meeting of shareholders. Should North Bay fail to accept the Exchange Ratio as described in the preceding sentence or should the parties fail to renegotiate the Exchange Ratio, North Bay may terminate the Agreement. See "--Amendment; Termination."



EXCHANGE OF NORTH BAY STOCK CERTIFICATES; FRACTIONAL INTERESTS

          Prior to the Effective Date, Westamerica has agreed to appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to North Bay and Westamerica, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Westamerica Shares, and at and after the Effective Date, Westamerica will issue and deliver to the Exchange Agent certificates representing the Westamerica Shares, to be delivered to holders of North Bay Shares. As soon as practicable after the Effective Date, each holder of North Bay Shares, upon surrender to the Exchange Agent of one or more certificates for such North Bay Shares for cancellation, will be entitled to receive a certificate representing the number of Westamerica Shares into which such number of North Bay Shares will have been converted and a payment in cash with respect to fractional shares, if any. Each certificate representing Westamerica Shares will bear a notation incorporating the terms of the Amended and Restated Rights Agreement by reference and will evidence the Rights as set forth in and subject to the terms of the Amended and Restated Rights Agreement. Certificates issued for the Westamerica Shares shall be deemed to be certificates for said Rights. For a discussion of the Amended and Restated Rights Agreement see "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan."


         No dividends or other distributions of any kind which are declared payable to shareholders of record of the Westamerica Shares on or after the Effective Date will be paid to persons entitled to receive such certificates for Westamerica Shares until such persons surrender their certificates representing North Bay Shares. Upon surrender of certificates representing North Bay Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Westamerica Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.


         If any certificate for Westamerica Shares is to be issued in a name other than that in which the certificate for North Bay Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Westamerica Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

         All dividends or distributions, and any cash to be paid in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing North Bay Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing North Bay Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Westamerica for payment or delivery of such Westamerica Shares and dividends or distributions or cash, as the case may be.

         No fractional shares of Westamerica Common Stock shall be issued to holders of North Bay Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's North Bay Shares, an amount in cash equal to the Average Price multiplied by the fraction of a share of Westamerica Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of, a fractional share.


TREATMENT OF STOCK OPTIONS

         Each person holding one or more options to purchase North Bay Shares pursuant to the North Bay Stock Option Plan will have the right, in his or her discretion, to:

         (i) Exercise any options granted under the North Bay Stock Option Plan that were vested prior to the Effective Date; provided, however, all options granted to non-officer directors of North Bay or Novato National Bank may not be exercised until after the Effective Date, unless they would otherwise expire before the Effective Date, in which case those options may be exercised before the Effective Date following notice by North Bay. North Bay will facilitate the exercise of options before the Effective Date by allowing the options to be exercised and taxes to be paid by North Bay withholding the appropriate number of shares from the shares subject to the options. If an optionee with respect to the North Bay Stock Option Plan has not terminated his or her employment with North Bay or Novato National Bank before the date the Merger Agreement was executed, his or her options that are not vested on that date shall become fully exercisable prior to the Effective Date following notice by North Bay in accordance with the terms of the North Bay Stock Option Plan; provided, however, the right to exercise these unvested options on an accelerated basis shall terminate on the Effective Date; and/or

         (ii) Have any options that are not exercised converted into an option to purchase shares of Westamerica Common Stock.

         As of the Record Date, options to acquire 70,012 shares of North Bay Common Stock were outstanding under the North Bay Stock Option Plan. See "Certain Considerations--Interests of North Bay Officers and Directors in the Merger."

         General Conversion Rules. Following the Effective Date, shares of Westamerica Common Stock will be substituted under the options for North Bay Shares based on the Exchange Ratio (as may be further adjusted for any Significant Liabilities) in a form acceptable to Westamerica. Specifically, each option will be deemed to continue as an option to purchase the number of shares of Westamerica Common Stock equal to the Exchange Ratio, as adjusted, multiplied by the number of North Bay Shares previously covered by such option at an option exercise price for each such share of Westamerica Common Stock equal to the previous option exercise price for each North Bay Share divided by the Exchange Ratio, as adjusted. Except as noted below, each North Bay stock option will otherwise continue on terms and conditions that are consistent with those that were applicable on the Effective Date.

         Conversion Rules for North Bay Stock Option Plan. The options under the North Bay Stock Option Plan that were granted to non-officer directors and that will not expire before the Effective Date, will be amended by North Bay to state that no such option may be exercised until after the Effective Date. In addition, the North Bay Stock Option Plan will be amended by North Bay to provide that for purposes of the North Bay Stock Option Plan, a non-officer director's service does not terminate as long as he remains a director or advisory director of Novato National Bank or the successor in interest to Novato National Bank on and after the Effective Date. Westamerica has agreed that it will, for purposes of the North Bay Stock Option Plan, at or immediately following the Effective Date, offer each current non-officer director of North Bay a position as director or advisory director of Novato National Bank and that should Novato National Bank be merged into any other subsidiary of Westamerica each current non-officer director will be offered a position, for purposes of the North Bay Stock Option Plan, as an advisory director of the successor in interest to Novato National Bank.

         Subsequent to the Effective Date, Westamerica intends to register the North Bay Stock Option Plan under the Securities Act by filing a Registration Statement on Form S-8 with the Commission. The North Bay Stock Option Plan terminated on December 15, 1994 but options granted pursuant to the North Bay Stock Option Plan and outstanding on or prior to the Effective Date which are converted into options to purchase Westamerica Shares will continue to be governed by terms and conditions consistent with the North Bay Stock Option Plan. Shares of North Bay or Westamerica Common Stock issued pursuant to the exercise of options under the North Bay Stock Option Plan to affiliates of Westamerica or North Bay will be delivered to such persons with legends affixed with the resale restrictions of Rule 145 of the Securities Act.

         The amendment of the North Bay Stock Option Plan is subject to approval by the shareholders of North Bay and is also subject to consummation of the Merger. Assuming the shareholders of North Bay approve the amendment, it would become effective on the Effective Date.

         As stated in this Proxy Statement/Prospectus under the caption "The Meeting--Matters to be Considered at the Meeting," the proposal to approve and adopt the Agreements and the transactions contemplated thereby includes the amendment of the North Bay Stock Option Plan. A vote in favor of the Merger proposal will also constitute a vote to adopt and approve the amendment of the North Bay Stock Option Plan.


COVENANTS OF WESTAMERICA AND NORTH BAY; CONDUCT OF BUSINESS PRIOR TO THE MERGER


         The Agreement contains covenants of Westamerica and North Bay concerning, among other things, (i) the cooperation of each party to obtain all necessary or appropriate government approvals in order to cause the Merger to be consummated; (ii) the prompt notification by either party of any event which would cause or constitute a breach of any of the representations, warranties or covenants of that party; (iii) the right of Westamerica to review North Bay's books and records and the delivery of financial statements to both parties; (iv) the cooperation by both parties in the issuance of any press releases; (v) restrictions on either party to enter into a merger, consolidation, or other takeover proposal involving any third party; (vi) restrictions on the payment of dividends by North Bay; and (vii) the termination, modification or merger of North Bay's employee welfare benefits plan into Westamerica's employee welfare benefits plan.


         The Agreement provides that North Bay and Novato National Bank shall conduct their respective business in the ordinary course as such was conducted prior to entering into the Agreement. The Agreement further provides that North Bay and Novato National Bank will not without the prior written consent of Westamerica, among other things, (i) commit to any loan with a principal amount in excess of $50,000; (ii) purchase any investment security with a maturity in excess of two years, or sell any investment security in which a gain is recognized; (iii) issue any certificate of deposit with a rate of interest in excess of 6%; (iv) commit to new capital commitments or expenditures in excess of $25,000; (v) commit to any new contract or extend any existing contract (including, but not limited to, data processing) that would obligate North Bay and Novato National Bank for an aggregate amount over time in excess of $25,000;
(vi) accelerate the vesting of pension or other benefits except as contractually obligated as of December 8, 1994; (vii) grant any new stock options or accelerate the vesting of any existing stock options except as contractually obligated as of December 8, 1994; and (viii) make or approve any increase in the compensation or benefits payable to any director, officer, employee or agent with an annual salary in excess of $40,000.


         Except with the prior written consent of Westamerica, neither North Bay nor Novato National Bank will amend its Articles of Incorporation or Articles of Association, as the case may be, or Bylaws; make any change in its respective authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its respective stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to, or right to acquire, or security convertible into, shares of its respective capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, capital stock or other equity security of its respective company, or agree to do any of the foregoing.

         North Bay shall promptly notify Westamerica in writing upon becoming aware of the occurrence of any of the following: (i) the classification of any loan as substandard, doubtful or loss; (ii) the filing or commencement of any legal action or other proceeding or investigation against North Bay or Novato National Bank, or any director or executive officer of either; or (iii) the monthly pretax earnings of North Bay are less than $50,000.

         Business Combination. Subject to the continuing fiduciary duty of the North Bay Board of Directors to the shareholders of North Bay, prior to the Effective Time, North Bay and Novato National Bank have agreed that they will not make any offer to any third party or accept any offer from any third party regarding a business combination ("Business Combination"), acquire or agree to acquire any of their respective capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course of Business or except pursuant to its 401(k) Plan or Employee Stock Purchase Plan as consistent with past practice) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them other than the transactions explicitly contemplated by the Agreements. In addition, neither North Bay nor Novato National Bank, nor any officer, director or affiliate thereof, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by North Bay or Novato National Bank, will prior to the Effective Date (i) solicit or encourage or take any other actions to facilitate or enter into any Business Combination; (ii) disclose any nonpublic information to any corporation or entity, other than federal or state bank regulatory authorities, or, consultants, advisors, or agents of North Bay or Novato National Bank who need to know such information and are subject to comparable confidentiality provisions, concerning the business and properties of North Bay or Novato National Bank or afford any such party access to the properties, books or records of North Bay or Novato National Bank; or (iii) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of North Bay or Novato National Bank to another person having any actual or prospective role with respect to any such transaction. The Agreement also requires North Bay to notify Westamerica immediately of the receipt by it of any indication of interest in any Business Combination, as such term is defined in the Agreement.

         In the event the Board of Directors of North Bay or Novato National Bank receives a bona fide offer for a Business Combination of North Bay or Novato National Bank with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to the Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of North Bay, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of the Agreement, or create any claim or cause of action asserting any liability against any member of the Board of Directors of North Bay or Novato National Bank. In the event North Bay or Novato National Bank fails to act or refrain from doing any act as contemplated by the Agreement, Westamerica is entitled to terminate the Agreement without any liability to North Bay or Novato National Bank, and North Bay shall pay to Westamerica, on demand, the sum of $600,000.

         North Bay has also agreed to make available to Westamerica, upon request, a list of its shareholders and their addresses, a list showing all transfers of North Bay Common Stock and such other information as Westamerica reasonably requests regarding both ownership and prior transfers of such stock. In addition, North Bay must use its best efforts to satisfy any such request for similar information relating to stock ownership and prior stock transfers involving Novato National Bank.


MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER


        On the Effective Date, North Bay will be merged with and into Westamerica with Westamerica as the surviving entity, at which time Novato National Bank will become a wholly-owned subsidiary bank of Westamerica. Upon consummation of the Merger, the separate corporate existence of North Bay will cease. All rights, franchises and interests of North Bay will be assumed by and vested in Westamerica. The Articles of Incorporation and Bylaws of Westamerica in effect immediately prior to the Effective Date shall be and continue to be the Articles of Incorporation and Bylaws of Westamerica following the Merger, and the directors and officers of Westamerica prior to the Effective Date will be the directors and officers of Westamerica following the Merger.


         As soon as practical following the Effective Date, Westamerica intends to merge Novato National Bank with and into Westamerica Bank with Westamerica Bank as the surviving entity. Subject to regulatory approval, the branches of Novato National Bank will be consolidated with branches of Westamerica Bank, with the two Marin County branches of Novato National Bank being part of the Marin Region of Westamerica Bank and the Santa Rosa branch of Novato National Bank being part of the Sonoma Region of Westamerica Bank. In furtherance of this objective, Westamerica Bank intends to file applications with the Superintendent of Banks of the State of California (the "Superintendent") and the Federal Reserve Bank of San Francisco seeking permission to merge Novato National Bank into Westamerica Bank. Westamerica Bank is a California state chartered member of the Federal Reserve System.



         North Bay has agreed that North Bay's employee benefit plans, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, may be terminated, modified or merged into Westamerica's employee benefit plans before, on or after the Effective Date, as determined by Westamerica in its sole discretion, subject to compliance with applicable law. North Bay has also agreed that the Novato National Bank Profit Sharing and Employees Savings Plan may be terminated, frozen, modified or merged into the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) immediately before, on or after the Effective Date, as determined by Westamerica in its sole discretion. North Bay will continue to pay all administrative and termination expenses for the North Bay plans prior to the Effective Date.


        It is expected that all data processing, check processing,bookkeeping, consumer lending, residential real estate lending, accounting, and all other administrative functions of Novato National Bank, except for the branch functions described above, will be centralized with Westamerica Bank's other similar functions.

         Each current non-officer director of North Bay will be offered a position as a director or advisory director of Novato National Bank at or immediately following the Effective Date, and upon the merger of Novato National Bank into Westamerica Bank, each such director will be offered a position as an advisory director of Westamerica Bank.


REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER

         The Agreement contains representations and warranties by Westamerica and North Bay regarding, among other things, their respective organization, authorization to enter into the Agreements, corporate power to carry out the terms of the Agreements, capitalization and the accuracy of their respective financial statements. North Bay has made further representations and warranties to Westamerica regarding regulatory proceedings, the timely filing of tax returns, title to its real property, certain environmental liabilities, employment contracts and benefits and various aspects of its loans and other assets.

         The Merger will occur only if all required government approvals are in effect or have been obtained (without the imposition of any materially burdensome conditions as determined by Westamerica in its reasonable judgment) (see "--Required Regulatory Approvals"), the Agreements are approved by the majority of the outstanding shares of North Bay Common Stock and the representations and warranties of the parties are true and correct in all material respects on and as of the Effective Date.


         Consummation of the Merger is subject to satisfaction of certain other conditions or the waiver of such conditions by the party entitled to do so. Such conditions include, among other things, the following: (i) the absence of a material adverse change since September 30, 1994, in the business, financial condition or results of operations of either party; (ii) the absence of legal impediments to the Merger; (iii) the effectiveness of a registration statement with respect to the Westamerica Shares to be issued to North Bay shareholders as a result of the Merger; (iv) the receipt of a tax ruling or opinion of legal counsel to Westamerica to the effect that, among other things, under federal and state tax laws, the Merger will not result in any recognized gain or loss to Westamerica or North Bay and, except for any cash received in lieu of any fractional shares or pursuant to dissenters' rights, no gain or loss will be recognized by holders of North Bay Common Stock who receive Westamerica Common Stock in exchange for the North Bay Common Stock which they hold (see "--Certain Tax Consequences"); (v) receipt by Westamerica of letters and reports from North Bay's independent public accountants relating to the Registration Statement and North Bay's unaudited financial statements; (vi) receipt by North Bay of a fairness opinion from its financial advisor; and
(vii) receipt of a letter from Westamerica's independent public accountants to the effect that the Merger will qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles (see "--Accounting Treatment").



        In addition, certain other conditions must be satisfied, or be waived by Westamerica, in order for Westamerica to be obligated to consummate the Merger, including, but not limited to, the conditions that (i) the aggregate number of shares of North Bay Common Stock held by persons who have taken all of the steps required to perfect their right (if any) to be paid the value of such shares as dissenting shares under the GCL shall not exceed 9% of the outstanding shares of North Bay Common Stock; (ii) Westamerica has received noncompetition agreements from each director of North Bay and Novato National Bank (which contain certain noncompetition provisions for a period of two (2) years following the Merger, except for the noncompetition agreement with Ms. Penny Hershman which contains certain noncompetition provisions for a period of one year); (iii) North Bay shall (a) use its best efforts to have delivered to Westamerica an opinion of its loan review examiner, which opinion shall be acceptable to Westamerica and be to the effect that all loan losses in excess of $25,000 have been identified with respect to loans and related assets on the books of North Bay and its subsidiaries, and (b) use its best efforts to have said opinion dated as of a date no earlier than four months preceding the Effective Date; and (iv) North Bay has received all consents of third parties which are required to be received by it, if any.


REQUIRED REGULATORY APPROVALS


         The Merger must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the provisions of the BHC Act. This federal statute provides that no transaction may be approved which would result in a monopoly or (i) which would be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting a review of any application for a merger, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the companies and the banks concerned and the convenience and needs of the community to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the requirements of the Community Reinvestment Act of 1977, as amended, are not satisfied.

         Westamerica expects to file a final application to merge North Bay with and into Westamerica in the first quarter of 1995. Receipt of final regulatory approval by the Federal Reserve Board is a pre-condition to the consummation of the Merger under the terms of the Agreement. See "--Representations and Warranties; Conditions to the Merger." Westamerica expects that the Federal Reserve Board will act on and approve its application in the first half of 1995.


        A transaction approved by the Federal Reserve Board may not be consummated for at least 30 days (in some circumstances a 15-day waiting period is allowed) after such approval. During such period, the Department of Justice may commence a legal action challenging the transaction under federal antitrust laws. If the Department of Justice does not commence a legal action during such 30-day period (in some circumstances a 15-day waiting period is allowed), it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act.

         The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to an application for approval under the BHC Act and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger.

         Based on current precedents, the respective managements of Westamerica and North Bay believe that the Merger will be approved by the Federal Reserve Board and the Merger will not be subject to challenge by the Department of Justice under federal antitrust laws. However, no assurance can be provided that the Federal Reserve Board or the Department of Justice will concur in this assessment or that, in connection with the grant of any approval by the Federal Reserve Board, any action taken, or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, will not contain conditions which are materially burdensome to Westamerica within the meaning of the Agreement. If a materially burdensome condition is imposed in connection with a government approval, a condition to Westamerica's obligation to consummate the Merger will be deemed not to have occurred and Westamerica would have the right to terminate the Agreement.


TRADING MARKETS FOR STOCK

         The Westamerica Common Stock is listed on the NNM. Westamerica intends to cause the shares of Westamerica Common Stock to be issued in the Merger and the shares of Westamerica Common Stock to be reserved for issuance upon the exercise of existing North Bay stock options to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Date.

         The North Bay Common Stock is currently traded in the over-the-counter market and quoted on the "pink sheets" published by the National Quotation Bureau, Inc. (the "Pink Sheets"). If the Merger is consummated, Westamerica will take action to cause such shares to cease to be quoted on the Pink Sheets and public trading of such shares will cease.


NONCOMPETITION AGREEMENTS


        The directors of North Bay and Novato National Bank, excluding Ms. Penny Hershman, President and Chief Executive Officer of Novato National Bank (collectively, the "Directors"), have entered into noncompetition agreements (the "Noncompetition Agreements") with Westamerica. As of the date hereof, Ms. Hershman, a director of Novato National Bank, has not entered into a noncompetition agreement (the "Hershman Noncompetition Agreement") with Westamerica and Westamerica Bank, however, as of the date hereof, it is a condition to Westamerica's obligation to consummate the Merger that Ms. Hershman execute the Hershman Noncompetition Agreement. Pursuant to the Noncompetition Agreements and the proposed Hershman Noncompetition Agreement, as of the Effective Time, except as a director, officer or employee of Westamerica or any subsidiary thereof, the Directors and Ms. Hershman will not be permitted to, without the prior written consent of Westamerica, (i) directly or indirectly, within Sonoma or Marin Counties (the "Counties") in the State of California, whether or not for compensation, engage in, or have any material interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, shareholder holding, directly or indirectly, 5% or more of the voting securities thereof, partner, consultant, adviser, holder of any substantial beneficial ownership interest or otherwise) that engages in any activity within any of the Counties which is the same as, similar to, or competitive with any activity now engaged in by North Bay or Novato National Bank or any activity which will be engaged in by Westamerica or its subsidiaries as long as North Bay, Novato National Bank, Westamerica, or any transferee of all or substantially all of the assets of Westamerica, North Bay or their subsidiaries or any other successor thereof shall engage in such activity (except that nothing in the Noncompetition Agreements shall prohibit any of the Directors from providing professional services, such as legal or accounting advice, to clients); or (ii) induce any employee of North Bay, Novato National Bank or Westamerica or its subsidiaries to leave the employ of North Bay, Novato National Bank or Westamerica or any subsidiary thereof. The Noncompetition Agreements expire two years from the Effective Date and the proposed Hershman Noncompetition Agreement will expire one year from the Effective Date.



         The Noncompetition Agreements and the proposed Hershman Agreement require the Directors and Ms. Hershman to treat as confidential all information concerning the records, properties, books, contracts, commitments and affairs of Westamerica (which includes but is not limited to, in the case of the Noncompetition Agreements, information regarding accounts, shareholders, finances, strategies, marketing, customers, and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public), of North Bay or their respective subsidiaries. If a Noncompetition Agreement or the proposed Hershman Noncompetition Agreement is terminated or expires, the Directors and Ms. Hershman will continue to treat all such information as confidential and will return such documents and any electronic storage media containing such information as will reasonably be requested by Westamerica.





CERTAIN TAX CONSEQUENCES

         As a condition to consummation of the Merger, North Bay and Westamerica must each receive, with respect to United States federal income tax law and California state tax law, either a ruling from the Internal Revenue Service ("IRS") under federal income tax law and an equivalent ruling from the California Franchise Tax Board, or, to the extent such rulings have not been received on or before the Effective Date, an opinion from Westamerica's counsel, based upon the assumptions and understandings contained in such opinion, to the effect that the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "IRC"), and that, accordingly, for United States federal income tax and for California personal income and franchise tax purposes:

                  (i) the Merger will not result in any recognized gain or loss to Westamerica or North Bay;

                  (ii) no gain or loss will be recognized by holders of North Bay Common Stock who receive solely Westamerica common stock in exchange for the North Bay Common Stock which they hold;

                  (iii) the holding period of Westamerica Common Stock exchanged for North Bay Common Stock will include the holding period of the North Bay Common Stock for which it is exchanged, assuming the shares of North Bay Common Stock are capital assets in the hands of the holder thereof at the Effective Date; and

                  (iv) the basis of the Westamerica Common Stock received in the exchange will be the same as the basis of the North Bay Common Stock for which it was exchanged, less any basis attributable to fractional shares for which cash is received.




         Westamerica and North Bay believe that each person who, on the Effective Date, holds an unexercised option to acquire North Bay Common Stock pursuant to the North Bay Stock Option Plan and who receives an option to acquire Westamerica Common Stock in exchange therefor will not recognize any gain or loss at the time of the exchange. In addition, Westamerica and North Bay believe that any such unexercised option to acquire North Bay Common Stock which was an "incentive stock option" prior to the Merger should remain an "incentive stock option" after its conversion into an option to acquire Westamerica Common Stock.


         A shareholder who perfects dissenters' rights and receives payment for such shareholder's North Bay Common Stock will be treated as if such shares were redeemed. In general, if the North Bay Common Stock is held as a capital asset on the Effective Date, a dissenting shareholder will recognize a capital gain or loss measured by the difference between the amount of cash received and the basis of the North Bay Common Stock. However, if such dissenting shareholder owns, directly or constructively through application of section 318 of the IRC, any shares of North Bay Common Stock as to which dissenters' rights are not exercised and perfected, or otherwise directly or constructively holds Westamerica Common Stock, such shareholder may be treated as having received a dividend in the amount of cash paid to the shareholder in exchange for the shares as to which dissenters' rights are perfected. The constructive ownership rules of section 318 of the IRC apply in certain specified circumstances to attribute ownership of stock of a corporation from the shareholder actually owning the stock, whether an individual, a trust, a partnership or a corporation, to certain members of the individual's family or to certain individuals, trusts, partnerships or corporations in which that shareholder has an ownership or beneficial interest, or which have an ownership or beneficial interest in that shareholder; a shareholder is also considered under these rules to own any stock with respect to which that shareholder holds exercisable options. Each shareholder who intends to dissent from the Merger should consult such shareholder's own tax advisor with respect to the application of the constructive ownership rules to the shareholder's particular circumstances.

         THE UNITED STATES FEDERAL INCOME TAX, CALIFORNIA PERSONAL INCOME TAX AND CALIFORNIA FRANCHISE TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH NORTH BAY SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.


AMENDMENT; TERMINATION

         The Agreements may be amended by Westamerica and North Bay at any time prior to the Effective Time without the approval of the shareholders of Westamerica and the shareholders of North Bay with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to the North Bay shareholders in the Merger. The Agreements may be terminated by the mutual consent of the Boards of Directors of both Westamerica and North Bay at any time prior to the consummation of the Merger.

         The Agreements may be terminated by Westamerica as follows: (i) on or after September 30, 1995, if (A) any of the conditions to which the obligations of Westamerica are subject has not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and North Bay shall have failed to complete the Merger; (ii) if (A) Westamerica has become aware of any facts or circumstances of which it was not aware on the date of the Agreement and which materially adversely affect North Bay and Novato National Bank taken as a whole or their respective properties, operations or financial condition taken as a whole, (B) a materially adverse change shall have occurred since September 30, 1994, in the business, financial condition taken as a whole, results of operations or properties of North Bay or Novato National Bank taken as a whole,
(C) there has been failure or prospective failure on the part of North Bay to comply with its obligations under the Agreements, or any failure or prospective failure to comply with any of the conditions set forth in Section 7 of the Agreement, or (D) North Bay fails to act or refrains from doing any act required of North Bay in connection with a bona fide offer for a Business Combination based on the continuing fiduciary duties of the North Bay Board of Directors to the shareholders of North Bay; (iii) if Westamerica determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated in the Agreement, by reason of any material legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding; or (iv) if any person (other than Westamerica or any subsidiary thereof) shall become the beneficial owner of 20% or more of the then outstanding shares of North Bay or any person (other than Westamerica or a subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of North Bay.

         The Agreements may be terminated by North Bay as follows: (i) on or after September 30, 1995, if (A) any of the conditions to which the obligations of North Bay are subject has not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica shall have failed to complete the Merger; provided, however, that if Westamerica is engaged at the time in litigation relating to an attempt to obtain one or more of the government approvals or if Westamerica shall be contesting in good faith any litigation which seeks to prevent consummation of the Merger, such nonfulfillment shall not give North Bay the right to terminate the Agreements until the earlier of (x) fifteen (15) months after the date of the Agreement or (y) sixty (60) days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto; (ii) if on or before the Effective Date (A) North Bay has become aware of any facts or circumstances of which it was not aware on the date of the Agreement and which can or do materially adversely affect Westamerica or its properties, operations or financial condition, (B) a materially adverse change shall have occurred since September 30, 1994, in the business, financial condition, results of operations or assets of Westamerica, or (C) there has been failure or prospective failure on the part of Westamerica to comply with its obligations under the Agreement or any failure or prospective failure to comply with any condition set forth in Section 8 of the Agreement; (iii) the Average Price of Westamerica Common Stock is less than $30.40 and North Bay has not accepted the Exchange Ratio, as adjusted for Significant Liabilities, if any, or the parties have failed to renegotiate the Exchange Ratio, all as provided for in Section 2.1(c) of the Agreement; or (iv) Westamerica fails to comply with the provisions of Section 3.1(f) of the Agreement.


         The right to terminate the Agreement may be exercised by Westamerica or North Bay, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

         If there has been a material breach by either party in the performance of any obligations under the Agreement, which shall not have been cured within ten business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate the Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated under the Agreement until such breach is cured.

         Termination of the Agreement does not terminate or affect the obligations of Westamerica or North Bay to pay expenses (see "--Expenses") or to maintain the confidentiality of the other party's information pursuant to the Agreement.

         North Bay shall pay to Westamerica, on demand, the sum of $600,000 if the Agreement is terminated by Westamerica pursuant to Section 3.2(j)(iv) or
Section 12(b)(iv) of the Agreement, or if any of the events specified in Section 12(b)(iv) of the Agreement occurs within 12 months following termination of the Agreement for any of the reasons stated in Section 12(b) of the Agreement (provided that such termination for a reason stated in Section 12(b) results from the interference of a third party or group who thereafter attempts to acquire North Bay).

         Westamerica shall pay to North Bay, on demand, the sum of $600,000 if the Agreement is terminated by North Bay pursuant to Section 12(b)(vii) of the Agreement by reason of a Business Combination.


EXPENSES


         Westamerica and North Bay have each agreed to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by the Agreements shall be consummated, their own costs incurred incident to the performance of their obligations under the Agreements, including without limitation, costs incident to the preparation of the Agreements, to make certain termination payments as described below, or to comply with the notice, attorneys' fees, governing law and third party beneficiary provisions of the Agreement and this Proxy Statement/Prospectus (including the audited financial statements of North Bay contained therein) and incident to the consummation of the Merger and of the other transactions contemplated in the Agreements, including the fees and disbursements of counsel, accountants, consultants and financial advisors employed by such party in connection therewith. Notwithstanding the foregoing, Westamerica shall be solely responsible for all fees payable pursuant to state securities laws, fees related to obtaining a revenue ruling or tax opinion and the fee required to be paid to the Commission to register the Westamerica Shares.


         North Bay shall bear its own costs of distributing (including postage) this Proxy Statement/Prospectus and other information relating to these transactions to its shareholders.

ACCOUNTING TREATMENT

         North Bay and Westamerica expect that the Merger will qualify for pooling of interests accounting treatment. Under this method of accounting, Westamerica's prior period financial statements will be restated on a combined basis with those of North Bay, with all intercompany accounts being eliminated and all expenses relating to the Merger being deducted from combined income.

         It is a condition to Westamerica's obligation to consummate the Merger that, among other things, Westamerica receive a letter from KPMG Peat Marwick LLP ("KPMG"), its independent public accountants, to the effect that KPMG believes that the Merger will qualify for the pooling of interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission. In addition, it also is a condition to such obligation of Westamerica that no determination will have been made by any court, tribunal, regulatory agency or other governmental entity that the Merger fails or will fail to qualify for pooling of interests accounting treatment and holders of no more than 9% of the shares of North Bay Common Stock immediately prior to the Effective Date have taken all of the steps required to perfect dissenters' rights under the GCL with respect to their shares of North Bay Common Stock.


        North Bay's independent public accountants for the most recently completed fiscal year are Arthur Andersen LLP ("Arthur Andersen"). Representatives of Arthur Andersen are expected to be at the Meeting and available to respond to questions.


RESALES OF WESTAMERICA COMMON STOCK

         The Westamerica Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any North Bay shareholder who may be deemed to be an "affiliate" of Westamerica or North Bay for purposes of Rule 145 under the Securities Act. Each director and executive officer of North Bay is deemed to be such an affiliate. It is expected that each such director and each other person deemed to be an affiliate will enter into an agreement with Westamerica providing that such person will not transfer any Westamerica Common Stock received in the Merger, except in compliance with the Securities Act and applicable rules thereunder. See "--Representations and Warranties; Conditions to the Merger."


                        DISSENTERS' RIGHTS OF APPRAISAL

         If the Agreement is approved by the required vote of North Bay shareholders and is not abandoned or terminated, shareholders of North Bay who abstain or did not vote "FOR" the approval of the Agreements, the Merger and the transactions contemplated thereby, may be entitled to certain dissenters' appraisal rights under Chapter 13 of the GCL.


         The following discussion is not a complete statement of the GCL relating to dissenters' rights, and is qualified in its entirety by reference to sections 1300 through 1312 of the GCL attached to this Proxy Statement/Prospectus as Annex C and incorporated herein by reference. This discussion and sections 1300 through 1312 of the GCL should be reviewed carefully by any North Bay shareholder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

         If the Merger is consummated, those shareholders of North Bay who elect to exercise their dissenters' rights and who in a timely and proper fashion perfect such rights will be entitled to receive the "fair market value" of their shares in cash. Pursuant to section 1300(a) of the GCL, such "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the proposed Merger, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter. North Bay believes that such "fair market value" is equal to the average of the last bid and asked price of North Bay Common Stock.

         Shares of North Bay Common Stock must satisfy each of the following requirements to qualify as dissenting shares ("Dissenting Shares") under the
GCL: (i) the shares of North Bay Common Stock must have been outstanding on the Record Date (and, therefore, shares acquired after such Record Date upon exercise of options to purchase North Bay Common Stock may not constitute Dissenting Shares); (ii) the shares of North Bay Common Stock must not have been voted "FOR" approval and adoption of the Agreements, the Merger and the transactions contemplated thereby; and (iii) the holder of such shares of North Bay Common Stock must submit certificates for endorsement (as described below). IF A HOLDER OF NORTH BAY COMMON STOCK VOTES "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENTS, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING BY EXECUTING AND RETURNING A PROXY TO NORTH BAY WITH NO VOTING INSTRUCTIONS INDICATED THEREON) SUCH HOLDER WILL LOSE ANY DISSENTERS' RIGHTS THAT MAY EXIST WITH RESPECT TO THE SUBJECT SHARES.


         If the Merger is approved at the Meeting, North Bay will, within ten days after such approval, mail to any shareholder who may have a right to require North Bay to purchase his or her shares for cash as a result of making such a demand (as described below), a notice that the required shareholder approval and adoption of the Agreements, the Merger and the transactions contemplated thereby was obtained (the "Notice of Approval") accompanied by a copy of sections 1300 through 1304 of the GCL. The Notice of Approval will set forth the price determined by North Bay to represent the "fair market value" of any Dissenting Shares (which shall constitute an offer by North Bay to purchase such Dissenting Shares at such stated price) and will set forth a brief description of the procedures to be followed by such shareholders who wish to exercise their dissenters' rights.



         Within 30 days after the date on which the Notice of Approval was mailed: (i) North Bay or its transfer agent must receive the demand of the dissenting shareholder which is required by law to contain a statement concerning the number and class of shares of North Bay Common Stock held of record by such dissenting shareholder which the dissenting shareholder demands that North Bay purchase and a statement of what such dissenting shareholder claims to be the fair market value of the Dissenting Shares as of the close of business on December 9, 1994, immediately prior to the announcement of the proposed Merger (the statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the Dissenting Shares at such price); and (ii) the dissenting shareholder must submit share certificate(s) representing the Dissenting Shares to North Bay at North Bay's principal office or at the office of its transfer agent. The certificate(s) will be stamped or endorsed with a statement that the shares are Dissenting Shares or will be exchanged for certificates of appropriate denomination so stamped or endorsed. If the price contained in the Notice of Approval is acceptable to the dissenting shareholder, the dissenting shareholder may demand the same price. THIS WOULD CONSTITUTE AN ACCEPTANCE OF THE OFFER BY NORTH BAY TO PURCHASE THE DISSENTING SHAREHOLDER'S STOCK AT THE PRICE STATED IN THE NOTICE OF APPROVAL.

         If North Bay and a dissenting shareholder agree upon the price to be paid for the Dissenting Shares, upon the dissenting shareholder's surrender of the certificates representing the Dissenting Shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between North Bay and the dissenting shareholder) is required by law to be paid to the dissenting shareholder within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the certificates therefor.

         If North Bay and a dissenting shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such Dissenting Shares are entitled to be classified as Dissenting Shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any pending action brought by any other dissenting shareholder. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable, but must be assessed against North Bay if the appraised value as determined by the court exceeds the price offered by North Bay.

         The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the Merger. Furthermore, no shareholder who has appraisal rights under Chapter 13 of the GCL shall have any right to attack the validity of the Merger or to have the Merger set aside or rescinded except in an action to test whether the number of shares required to authorize or approve the Merger has been legally voted in favor of the Merger.

         Dissenting Shares may lose their status as such and the right to demand payment will terminate if (i) the Merger is abandoned (in which case North Bay shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith as provided under Chapter 13 of the GCL all necessary expenses and reasonable attorneys' fees incurred in such proceedings); (ii) the shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class; (iii) the dissenting shareholder and North Bay do not agree upon the status of the shares as Dissenting Shares or upon the price of such shares and the dissenting shareholder fails to file suit against North Bay or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the shareholder; or (iv) the dissenting shareholder withdraws his or her demand for the purchase of the Dissenting Shares with the consent of North Bay.


                    PRO FORMA COMBINED FINANCIAL INFORMATION




        The following Unaudited Pro Forma Combined Financial Statements give effect to the Merger on a pooling of interests basis. Additionally, the Unaudited Pro Forma Combined Financial Statements give effect to Westamerica's recent acquisition of PV Financial and its pending acquisitions of CapitolBank, both on a pooling of interests basis. See "Information about Westamerica-
- -Recent and Pending Acquisitions." The Unaudited Pro Forma Combined Statements of Income assume the Merger and Westamerica's recent and pending acquisitions were effective as of the beginning of each of the nine months ended
September 30, 1994 and 1993 and each of the years ended December 31, 1993, 1992 and 1991. The Unaudited Pro Forma Combined Balance Sheet assumes the
Merger and Westamerica's recent and pending acquisitions were effective September 30, 1994. For a description of the pooling of interests accounting with respect to the Merger, see "The Merger--Accounting Treatment." This pro forma financial data and the accompanying notes should be read in conjunction with and are qualified in their entirety by the historical consolidated financial statements of Westamerica, PV Financial, CapitolBank and North Bay, including the respective notes thereto, and the unaudited condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference.



        As described in the Notes to Unaudited Pro Forma Combined Financial Statements, the effect of expenses incurred or expected to be incurred by Westamerica, PV Financial, CapitolBank and North Bay in connection with the Merger and Westamerica's other recent and pending acquisitions has been reflected in the Unaudited Pro Forma Combined Balance Sheet; however, since such expenses are nonrecurring, they have not been reflected in the Unaudited Pro Forma Consolidated Statements of Income. The pro forma financial data do not give effect to any cost savings which might result from the Merger and Westamerica's other recent and pending acquisitions.



        The pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the future operating results or future financial position that would have occurred had the Merger and Westamerica's other recent and pending acquisitions been consummated as of the date or the beginning of the periods indicated or that may be obtained in the future.

           SUMMARY UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,                             YEAR ENDED DECEMBER 31,
                                          ----------------------------------    ----------------------------------------------------
                                          1994(1)(3)(4)(5)  1993(1)(3)(4)(5)    1993(1)(3)(4)(5)  1992(1)(3)(4)(5)  1991(1)(3)(4)(5)
                                          ----------------------------------    ----------------------------------------------------
Interest Income
    Interest and fees on loans ..........     $ 88,619          $ 93,171            $123,028          $139,453          $167,071
    Interest and dividends on
       investment securities ............       33,384            30,126              40,623            41,676            41,214
    Trading account interest ............            1                 6                   6                 4                54
    Other interest income ...............          778               957               1,286             2,967             3,832
                                              --------          --------            --------          --------          --------
       Total interest income ............      122,782           124,260             164,943           184,100           212,171

Interest Expense
    Interest on deposits ................       30,933            36,584              47,115            66,749            98,625
    Interest on funds purchased and
       other short-term borrowings ......        3,670             1,248               2,026               840             1,997
    Interest on long-term debt ..........        2,061             1,496               2,016             2,362             2,611
                                              --------          --------            --------          --------          --------
       Total interest expense ...........       36,664            39,328              51,157            69,951           103,233
                                              --------          --------            --------          --------          --------

Net Interest Income .....................       86,118            84,932             113,786           114,149           108,938
Loan loss provision .....................        5,229             8,717              10,581             8,410            12,201
                                              --------          --------            --------          --------          --------
Net Interest Income After Loan
    Loss Provision ......................       80,889            76,215             103,205           105,739            96,737

Noninterest Income
    Service charges on deposit ..........        9,775            10,458              13,939            13,562            13,094
    Net investment securities gains .....          500               351                 351             1,385             2,083
    Other ...............................       10,055            15,424              20,572            16,763            14,106
                                              --------          --------            --------          --------          --------
       Total noninterest income .........       20,330            26,233              34,862            31,710            29,283

Noninterest Expense
    Salaries and related benefits .......       34,353            37,689              49,322            50,358            48,913
    Premises and equipment ..............       12,015            14,863              19,377            17,731            17,388
    FDIC insurance and other
       assessments ......................        3,639             3,780               5,001             4,796             4,259
    Other ...............................       20,850            38,802              47,766            38,880            32,956
                                              --------          --------            --------          --------          --------
       Total noninterest expense ........       70,857            95,134             121,466           111,765           103,516
                                              --------          --------            --------          --------          --------

Income Before
    Income Taxes ........................       30,362             7,314              16,601            25,684            22,504
    Provision for income taxes ..........        9,795             1,702               4,578             9,661             7,872
                                              --------          --------            --------          --------          --------
Net Income Before
    Extraordinary Item ..................       20,567             5,612              12,023            16,023            14,632
       Extraordinary item tax
       benefit on net operating loss
       carryforward .....................            0                 0                   0                17               130
                                              --------          --------            --------          --------          --------
Net Income ..............................     $ 20,567          $  5,612            $ 12,023          $ 16,040          $ 14,762
                                              ========          ========            ========          ========          ========

Average shares outstanding(2)............       10,012             9,975              10,026             9,855             9,754
Net income per share(2) .................     $   2.05          $   0.56            $   1.20          $   1.63          $   1.51



        See Notes to Unaudited Pro Forma Combined Financial Statements

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            NINE MONTHS ENDED SEPTEMBER 30, 1994(3)(4)(5)
                                  -----------------------------------------------------------------------------------------------
                                                                                           WESTAMERICA,              WESTAMERICA,
                                                              WESTAMERICA                  PV FINANCIAL             PV FINANCIAL,
                                                                AND PV                         AND                   CAPITOLBANK
                                                               FINANCIAL                   CAPITOLBANK              AND NORTH BAY
                                                     PV        PRO FORMA                    PRO FORMA                 PRO FORMA
                                   WESTAMERICA  FINANCIAL(1)  COMBINED(1)  CAPITOLBANK(1)  COMBINED(1)   NORTH BAY   COMBINED(1)
                                   -----------  ------------  -----------  --------------  ------------  ---------  -------------
Interest Income
  Interest and fees on loans. . .   $   69,189    $   9,500     $  78,689    $   6,032      $   84,721   $   3,898   $  88,619
  Interest and dividends on
    investment securities   . . .       30,676          478        31,154        1,275          32,429         955      33,384
  Trading account interest  . . .            1            0             1            0               1           0           1
  Other interest income   . . . .            0          291           291          193             484         294         778
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------
    Total interest income   . . .       99,866       10,269       110,135        7,500         117,635       5,147     122,782

Interest Expense
  Interest on deposits  . . . . .       24,659        2,744        27,403        1,827          29,230       1,703      30,933
  Interest on funds purchased
    and other short-term
    borrowings  . . . . . . . . .        3,568            0         3,568           41           3,609          61       3,670
  Interest on long-term debt. . .        2,061            0         2,061            0           2,061           0       2,061
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------
    Total interest expense  . . .       30,288        2,744        33,032        1,868          34,900       1,764      36,664
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------

Net Interest Income . . . . . . .       69,578        7,525        77,103        5,632          82,735       3,383      86,118
  Loan loss provision   . . . . .        4,680          184         4,864          285           5,149          80       5,229
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------
Net Interest Income After Loan
  Loss Provision  . . . . . . . .       64,898        7,341        72,239        5,347          77,586       3,303      80,889

Noninterest Income
  Service charges on deposit. . .        8,909          498         9,407           74           9,481         294       9,775
  Net investment securities
    gains (losses)  . . . . . . .          539          (99)          440           82             522         (22)        500
  Other   . . . . . . . . . . . .        5,304          642         5,946          622           6,568       3,487      10,055
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------
    Total noninterest income. . .       14,752        1,041        15,793          778          16,571       3,759      20,330

Noninterest Expense
  Salaries and related
    benefits  . . . . . . . . . .       26,077        2,598        28,675        2,998          31,673       2,680      34,353
  Premises and equipment  . . . .        8,940          894         9,834        1,135          10,969       1,046      12,015
  FDIC insurance and other
    assessments   . . . . . . . .        2,963          252         3,215          197           3,412         227       3,639
  Other   . . . . . . . . . . . .       15,130        1,603        16,733        1,454          18,192       2,658      20,850
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------
    Total noninterest expense . .       53,110        5,347        58,457        5,789          64,246       6,611      70,857
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------

Income Before Income Taxes  . . .       26,540        3,035        29,575          336          29,911         451      30,362
    Provision for income
      taxes . . . . . . . . . . .        8,237        1,334         9,571           55           9,626         169       9,795
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------
Net Income Before
  Extraordinary Item  . . . . . .       18,303        1,701        20,004          281          20,285         282      20,567
  Extraordinary item tax
    benefit on net operating
      loss carryforward   . . . .            0            0             0            0               0           0           0
                                    ----------    ---------     ---------    ---------      ----------   ---------   ---------
Net Income  . . . . . . . . . . .   $   18,303    $   1,701     $  20,004    $     281      $   20,285   $     282   $  20,567
                                    ==========    =========     =========    =========      ==========   =========   =========
Average shares outstanding(2) . .        8,075        2,175         9,238        4,080           9,621       1,087      10,012
Net income per share(2) . . . . .   $     2.27    $    0.78     $    2.17    $    0.07      $     2.11   $    0.26   $    2.05

         See Notes to Unaudited Pro Forma Combined Financial Statements

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            NINE MONTHS ENDED SEPTEMBER 30, 1993(3)(4)(5)
                                   -----------------------------------------------------------------------------------------------
                                                                                            WESTAMERICA,              WESTAMERICA,
                                                               WESTAMERICA                  PV FINANCIAL             PV FINANCIAL,
                                                                 AND PV                         AND                   CAPITOLBANK
                                                               FINANCIAL                    CAPITOLBANK              AND NORTH BAY
                                                      PV       PRO FORMA                     PRO FORMA                PRO FORMA
                                   WESTAMERICA   FINANCIAL(1)  COMBINED(1)  CAPITOLBANK(1)  COMBINED(1)   NORTH BAY   COMBINED(1)
                                   -----------   ------------  -----------  --------------  ------------  ---------  -------------
Interest Income
  Interest and fees on loans. .      $  75,902   $    8,321    $    84,223   $    4,866      $   89,089   $   4,082    $   93,171
  Interest and dividends on
    investment securities   . .         27,246          444         27,690        1,632          29,322         804        30,126
  Trading account interest  . .              6            0              6            0               6           0             6
  Other interest income   . . .            299          311            610          124             734         223           957
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------
    Total interest income   . .        103,453        9,076        112,529        6,622         119,151       5,109       124,260

Interest Expense
  Interest on deposits  . . . .         29,911        2,828         32,739        2,005          34,744       1,840        36,584
  Interest on funds purchased
    and other short-term
    borrowings  . . . . . . . .          1,179            0          1,179           32           1,211          37         1,248
  Interest on long-term debt. .          1,496            0          1,496            0           1,496           0         1,496
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------
    Total interest expense  . .         32,586        2,828         35,414        2,037          37,451       1,877        39,328
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------

Net Interest Income . . . . . .         70,867        6,248         77,115        4,585          81,700       3,232        84,932
  Loan loss provision   . . . .          7,847          384          8,231          336           8,567         150         8,717
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------
Net Interest Income After Loan
  Loss Provision  . . . . . . .         63,020        5,864         68,884        4,249          73,133       3,082        76,215

Noninterest Income
  Service charges on deposit
    accounts  . . . . . . . . .          9,627          417         10,044           97          10,141         317        10,458
  Net investment securities
    gains . . . . . . . . . . .             68            0             68          283             351           0           351
  Other   . . . . . . . . . . .          9,242          600          9,842          595          10,437       4,987        15,424
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------
    Total noninterest income. .         18,937        1,017         19,954          975          20,929       5,304        26,233

Noninterest Expense
  Salaries and related
    benefits  . . . . . . . . .         30,118        2,298         32,416        2,560          34,976       2,713        37,689
  Premises and equipment  . . .         11,673          817         12,490        1,053          13,543       1,320        14,863
  FDIC insurance and other
    assessments   . . . . . . .          3,089          252          3,341          209           3,550         230         3,780
  Other   . . . . . . . . . . .         32,273        1,337         33,610        1,212          34,822       3,980        38,802
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------
    Total noninterest
      expense . . . . . . . . .         77,153        4,704         81,857        5,034          86,891       8,243        95,134
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------

Income Before Income Taxes  . .          4,804        2,177          6,981          190           7,171         143         7,314
Income tax provision  . . . . .            730          903          1,633           26           1,659          43         1,702
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------
Net Income Before
  Extraordinary Item  . . . . .          4,074        1,274          5,348          164           5,512         100         5,612
  Extraordinary item tax
    benefit on net operating
      loss carryforward   . . .              0            0              0            0               0           0             0
                                     ---------   ----------    -----------   ----------      ----------   ---------    ----------
Net Income  . . . . . . . . . .      $   4,074   $    1,274    $     5,348   $      164      $    5,512   $     100    $    5,612
                                     =========   ==========    ===========   ==========      ==========   =========    ==========
Average shares
  outstanding(2)  . . . . . . .          8,051        2,150          9,201        4,080           9,583       1,089         9,975
Net income per share(2) . . . .      $    0.51   $     0.59    $      0.58   $     0.04      $     0.58   $    0.09    $     0.56


         See Notes to Unaudited Pro Forma Combined Financial Statements

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               YEAR ENDED DECEMBER 31, 1993(3)(4)(5)
                                   -----------------------------------------------------------------------------------------------
                                                                                            WESTAMERICA,              WESTAMERICA,
                                                               WESTAMERICA                  PV FINANCIAL             PV FINANCIAL,
                                                                 AND PV                         AND                   CAPITOLBANK
                                                                FINANCIAL                   CAPITOLBANK              AND NORTH BAY
                                                      PV        PRO FORMA                    PRO FORMA                 PRO FORMA
                                   WESTAMERICA   FINANCIAL(1)  COMBINED(1)  CAPITOLBANK(1)  COMBINED(1)   NORTH BAY   COMBINED(1)
                                   -----------   ------------  -----------  --------------  ------------  ---------  -------------
Interest Income
  Interest and fees on loans. .     $   99,607   $    11,285   $   110,892   $     6,680    $  117,572    $   5,456   $  123,028
  Interest and dividends on
    investment securities   . .         37,005           584        37,589         1,988        39,577        1,046       40,623
  Trading account interest  . .              6             0             6             0             6            0            6
  Other interest income   . . .            298           419           717           283         1,000          286        1,286
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------
    Total interest income . . .        136,916        12,288       149,204         8,951       158,155        6,788      164,943

Interest Expense
  Interest on deposits  . . . .         38,318         3,729        42,047         2,631        44,678        2,437       47,115
  Interest on funds purchased
    and other short-term
    borrowings  . . . . . . . .          1,937             0         1,937            40         1,977           49        2,026
  Interest on long-term debt. .          2,016             0         2,016             0         2,016            0        2,016
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------
    Total interest expense  . .         42,271         3,729        46,000         2,671        48,671        2,486       51,157
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------

Net Interest Income . . . . . .         94,645         8,559       103,204         6,280       109,484        4,302      113,786
  Loan loss provision   . . . .          9,452           543         9,995           436        10,431          150       10,581
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------
Net Interest Income After Loan
  Loss Provision  . . . . . . .         85,193         8,016        93,209         5,844        99,053        4,152      103,205

Noninterest Income
  Service charges on deposit
    accounts  . . . . . . . . .         12,809           574        13,383           129        13,512          427       13,939
  Net investment securities
    gains . . . . . . . . . . .             68             0            68           283           351            0          351
  Other . . . . . . . . . . . .         11,069         1,095        12,164           801        12,965        7,607       20,572
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------
    Total noninterest income. .         23,946         1,669        25,615         1,213        26,828        8,034       34,862

Noninterest Expense
  Salaries and related
    benefits  . . . . . . . . .         39,007         3,175        42,182         3,379        45,561        3,761       49,322
  Premises and equipment  . . .         14,820         1,090        15,910         1,799        17,709        1,668       19,377
  FDIC insurance and other
    assessments   . . . . . . .          4,079           336         4,415           280         4,695          306        5,001
  Other   . . . . . . . . . . .         38,739         1,846        40,585         1,205        41,790        5,976       47,766
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------
    Total noninterest
      expense   . . . . . . . .         96,645         6,447       103,092         6,663       109,755       11,711      121,466
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------

Income Before Income Taxes  . .         12,494         3,238        15,732           394        16,126          475       16,601
  Provision for income taxes. .          3,039         1,280         4,319            79         4,398          180        4,578
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------
Net Income Before
  Extraordinary Item  . . . . .          9,455         1,958        11,413           315        11,728          295       12,023
  Extraordinary item  . . . . .              0             0             0             0             0            0            0
                                    ----------   -----------   -----------   -----------    ----------    ---------   ----------
Net Income  . . . . . . . . . .     $    9,455   $     1,958   $    11,413   $       315    $   11,728    $     295   $   12,023
                                    ==========   ===========   ===========   ===========    ==========    =========   ==========
Average shares
  outstanding(2)  . . . . . . .          8,054         2,237         9,251         4,080         9,633        1,089       10,026
Net income per share(2) . . . .     $     1.17   $      0.88   $      1.23   $      0.08    $     1.22    $    0.27   $     1.20


         See Notes to Unaudited Pro Forma Combined Financial Statements

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     YEAR ENDED DECEMBER 31, 1992(3)(4)(5)
                                   -----------------------------------------------------------------------------------------------
                                                                                            WESTAMERICA,              WESTAMERICA,
                                                               WESTAMERICA                  PV FINANCIAL             PV FINANCIAL,
                                                                 AND PV                         AND                   CAPITOLBANK
                                                                FINANCIAL                   CAPITOLBANK              AND NORTH BAY
                                                      PV        PRO FORMA                    PRO FORMA                 PRO FORMA
                                   WESTAMERICA   FINANCIAL(1)  COMBINED(1)  CAPITOLBANK(1)  COMBINED(1)   NORTH BAY   COMBINED(1)
                                   -----------   ------------  -----------  --------------  ------------  ---------  -------------
Interest Income
  Interest and fees on loans. .    $   115,357    $    10,565   $  125,922   $    6,334     $  132,256    $   7,197   $  139,453
  Interest and dividends on
    investment securities . . .         37,647            877       38,524        2,268         40,792          884       41,676
  Trading account interest  . .              4              0            4            0              4            0            4
  Other interest income   . . .          1,745            366        2,111          523          2,634          333        2,967
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------
    Total interest income   . .        154,753         11,808      166,561        9,125        175,686        8,414      184,100

Interest Expense
  Interest on deposits  . . . .         55,832          4,560       60,392        3,240         63,632        3,117       66,749
  Interest on funds purchased
    and other short-term
    borrowings  . . . . . . . .            698             31          729           41            770           70          840
  Interest on long-term debt. .          2,362              0        2,362            0          2,362            0        2,362
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------
    Total interest expense  . .         58,892          4,591       63,483        3,281         66,764        3,187       69,951
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------

Net Interest Income . . . . . .         95,861          7,217      103,078        5,844        108,922        5,227      114,149
  Loan loss provision   . . . .          7,005            490        7,495          520          8,015          395        8,410
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------
Net Interest Income After
  Loan Loss Provision . . . . .         88,856          6,727       95,583        5,324        100,907        4,832      105,739

Noninterest Income
  Service charges on deposit
    accounts  . . . . . . . . .         12,437            517       12,954          223         13,177          385       13,562
  Net investment securities
    gains . . . . . . . . . . .          1,066             50        1,116          269          1,385            0        1,385
  Other   . . . . . . . . . . .         10,324          1,029       11,353          798         12,151        4,612       16,763
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------
    Total noninterest income. .         23,827          1,596       25,423        1,290         26,713        4,997       31,710

Noninterest Expense
  Salaries and related
    benefits  . . . . . . . . .         40,826          2,853       43,679        3,360         47,039        3,319       50,358
  Premises and equipment  . . .         13,826          1,033       14,859        1,856         16,715        1,016       17,731
  FDIC insurance and other
    assessments   . . . . . . .          4,021            264        4,285          258          4,543          253        4,796
  Other   . . . . . . . . . . .         30,931          1,428       32,359        3,004         35,363        3,517       38,880
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------
    Total noninterest
      expense . . . . . . . . .         89,604          5,578       95,182        8,478        103,660        8,105      111,765
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------

Income (Loss) Before Income
  Taxes . . . . . . . . . . . .         23,079          2,745       25,824       (1,864)        23,960        1,724       25,684
  Provision for income taxes. .          7,874          1,110        8,984            0          8,984          677        9,661
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------
Net Income (Loss) Before
  Extraordinary Item  . . . . .         15,205          1,635       16,840       (1,864)        14,976        1,047       16,023
  Extraordinary item  . . . . .             17              0           17            0             17            0           17
                                   -----------    -----------   ----------   ----------     ----------    ---------   ----------
Net Income (Loss) . . . . . . .    $    15,222    $     1,635   $   16,857   $   (1,864)    $   14,993    $   1,047   $   16,040
                                   ===========    ===========   ==========   ==========     ==========    =========   ==========
Average shares
  outstanding(2)  . . . . . . .          7,933          2,147        9,081        4,080          9,464        1,086        9,855
Net income (loss) per share(2).    $      1.92    $      0.76   $     1.86   $    (0.46)    $     1.58    $    0.96   $     1.63


         See Notes to Unaudited Pro Forma Combined Financial Statements

                UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              YEAR ENDED DECEMBER 31, 1991(3)(4)(5)
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                       WESTAMERICA,
                                                              WESTAMERICA                    WESTAMERICA,              PV FINANCIAL,
                                                                AND PV                       PV FINANCIAL               CAPITOLBANK
                                                               FINANCIAL                   AND CAPITOLBANK             AND NORTH BAY
                                                   PV          PRO FORMA                      PRO FORMA                 PRO FORMA
                                  WESTAMERICA   FINANCIAL(1)  COMBINED(1)  CAPITOLBANK(1)    COMBINED(1)    NORTH BAY   COMBINED(1)
                                  -----------   ------------  -----------  --------------  ---------------  ---------  -------------

Interest Income
  Interest and fees on loans..... $   137,656    $   11,966   $   149,622   $     8,881     $  158,503       $ 8,568    $  167,071
  Interest and dividends on
    investment securities........      36,651         1,384        38,035         2,739         40,774           440        41,214
  Trading account interest.......          54             0            54             0             54             0            54
  Other interest income..........       2,191           199         2,390           868          3,258           574         3,832
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------
    Total interest income........     176,552        13,549       190,101        12,488        202,589         9,582       212,171

Interest Expense
  Interest on deposits...........      83,069         5,744        88,813         5,250         94,063         4,562        98,625
  Interest on funds purchased and
    other short-term borrowings..       1,677           149         1,826            87          1,913            84         1,997
  Interest on long-term debt.....       2,611             0         2,611             0          2,611             0         2,611
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------
    Total interest expense.......      87,357         5,893        93,250         5,337         98,587         4,646       103,233
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------

Net Interest Income..............      89,195         7,656        96,851         7,151        104,002         4,936       108,938
  Loan loss provision............      10,418            93        10,511         1,067         11,578           623        12,201
                                  ------------   ----------   -----------   -----------     ----------       -------    ----------
Net Interest Income After Loan
  Loss Provision.................      78,777         7,563        86,340         6,084         92,424         4,313        96,737

Noninterest Income
  Service charges on deposit
     accounts....................      12,056           467        12,523           227         12,750           344        13,094
  Net investment securities
      gains (losses).............       1,742          (108)        1,634           449          2,083             0         2,083
  Other..........................      10,178           448        10,626           995         11,621         2,485        14,106
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------
    Total noninterest income.....      23,976           807        24,783         1,671         26,454         2,829        29,283
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------

Noninterest Expense
  Salaries and related benefits..      40,252         3,007        43,259         3,186         46,445         2,468        48,913
  Premises and equipment.........      13,923           893        14,816         1,764         16,580           808        17,388
  FDIC insurance and other
    assessments..................       3,545           246         3,791           258          4,049           210         4,259
  Other..........................      27,223         1,479        28,702         2,265         30,967         1,989        32,956
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------
    Total noninterest expense....      84,943         5,625        90,568         7,473         98,041         5,475       103,516
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------


Income Before Income Taxes.......      17,810         2,745        20,555           282         20,837         1,667        22,504
  Provision for income taxes.....       5,919         1,127         7,046           115          7,161           711         7,872
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------
Net Income Before
  Extraordinary Item.............      11,891         1,618        13,509           167         13,676           956        14,632
  Extraordinary item ............          86             0            86            44            130             0           130
                                  -----------    ----------   -----------   -----------     ----------       -------    ----------
Net Income....................... $    11,977    $    1,618   $    13,595   $       211     $   13,806       $   956    $   14,762
                                  ===========    ==========   ===========   ===========     ==========       =======    ==========
Average shares outstanding(2)....       7,855         2,103         8,980         4,080          9,362         1,089         9,754
Net income per share(2).......... $      1.52    $     0.77   $      1.51   $      0.05     $     1.47       $  0.88    $     1.51


         See Notes to Unaudited Pro Forma Combined Financial Statements

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                      AT SEPTEMBER 30, 1994
                                    ---------------------------------------------------------------------------------------
                                                                                WESTAMERICA
                                                                                  AND PV
                                                                                 FINANCIAL
                                                       PV         PRO FORMA      PRO FORMA                      PRO FORMA
                                    WESTAMERICA   FINANCIAL(1)  ADJUSTMENTS(3)  COMBINED(1)   CAPITOLBANK(1)  ADJUSTMENTS(4)
                                    -----------   ------------  --------------  -----------   --------------  --------------
Assets
  Cash and cash equivalents . . .    $  115,532     $   14,629   $              $  130,161    $      29,995    $
  Interest bearing deposits in
   other banks  . . . . . . . . .           250              0                         250                0
  Trading account securities  . .             0              0                           0                0
  Investment securities
   available-for-sale . . . . . .       169,807         14,182                     183,989           17,606
  Investment securities held-to
   maturity   . . . . . . . . . .       618,523          6,996                     625,519                0
  Loans, net of reserve for
   loan losses  . . . . . . . . .     1,063,123        132,904                   1,196,027           87,511
  Other real estate owned and
   loan collateral substantively
     foreclosed   . . . . . . . .        12,830            154                      12,984                0
  Premises and equipment, net . .        23,834          1,000                      24,834            1,294
  Interest receivable and
   other assets   . . . . . . . .        48,185          3,124                      51,309            1,563
                                    -----------     ----------   ------------   ----------    -------------    -----------
     Total Assets   . . . . . . .   $ 2,052,084     $  172,989   $          0   $2,225,073    $     137,969    $         0
                                    ===========     ==========   ============   ==========    =============    ===========

Liabilities
  Deposits:
   Noninterest bearing              $   374,705     $   32,087   $              $  406,792    $      32,868    $
   Interest bearing   . . . . . .     1,340,272        120,342                   1,460,614           93,158
                                    -----------     ----------   ------------   ----------    -------------    -----------
     Total deposits   . . . . . .     1,714,977        152,429              0    1,867,406          126,026              0
  Funds purchased and other
   short-term borrowings  . . . .       133,654              0                     133,654            1,719
  Other liabilities . . . . . . .        40,430          1,724            730       42,884              952            535
                                    -----------     ----------   ------------   ----------    -------------    -----------
   Total Liabilities  . . . . . .     1,889,061        154,153            730    2,043,944          128,697            535

Shareholders' Equity  . . . . . .       163,023         18,836           (730)     181,129            9,272           (535)
                                    -----------     ----------   ------------   ----------    -------------    -----------
   Total Liabilities and
     Shareholders' Equity . . . .   $ 2,052,084     $  172,989   $          0   $2,225,073    $     137,969    $         0
                                    ===========     ==========   ============   ==========    =============    ===========



                                                       AT SEPTEMBER 30, 1994
                                    -----------------------------------------------------------
                                                                                  WESTAMERICA,
                                      WESTAMERICA,                                PV FINANCIAL,
                                      PV FINANCIAL                                CAPITOLBANK
                                    AND CAPITOLBANK                              AND NORTH BAY
                                       PRO FORMA                   PRO FORMA      PRO FORMA
                                      COMBINED(1)    NORTH BAY   ADJUSTMENTS(5)   COMBINED(1)
                                    ---------------  ---------   --------------  --------------
Assets
  Cash and cash equivalents . . .     $  160,156      $ 13,669   $                $  173,825
  Interest bearing deposits in
   other banks  . . . . . . . . .            250         3,563                         3,813
  Trading account securities  . .              0             0                             0
  Investment securities
   available-for-sale . . . . . .        201,595           501                       202,096
  Investment securities held-to
   maturity   . . . . . . . . . .        625,519        28,292                       653,811
  Loans, net of reserve for
   loan losses  . . . . . . . . .      1,283,538        55,437                     1,338,975
  Other real estate owned and
   loan collateral substantively
     foreclosed   . . . . . . . .         12,984             0                        12,984
  Premises and equipment, net . .         26,128         3,479                        29,607
  Interest receivable and
   other assets   . . . . . . . .         52,872         2,619                        55,491
                                      ----------      --------   ------------     ----------
     Total Assets   . . . . . . .     $2,363,042      $107,560   $          0     $2,470,602
                                      ==========      ========   ============     ==========
Liabilities
  Deposits:
   Noninterest bearing  . . . . .     $  439,660      $ 14,733   $                $  454,393
   Interest bearing   . . . . . .      1,553,772        77,663                     1,631,435
                                      ----------      --------   ------------     ----------
     Total deposits   . . . . . .      1,993,432        92,396              0      2,085,828
  Funds purchased and other
   short-term borrowings  . . . .        135,373         4,770                       140,143
  Other liabilities . . . . . . .         44,371           583            460         45,414
                                      ----------      --------   ------------     ----------
   Total Liabilities  . . . . . .      2,173,176        97,749            460      2,271,385
Shareholders' Equity  . . . . . .        189,866         9,811           (460)       199,217
                                      ----------      --------   ------------     ----------
   Total Liabilities and
     Shareholders' Equity . . . .     $2,363,042      $107,560   $          0     $2,470,602
                                      ==========      ========   ============     ==========


         See Notes to Unaudited Pro Forma Combined Financial Statements

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


(1) Westamerica, PV Financial and PVNB entered into an Agreement and Plan of Reorganization (as amended) dated as of July 25, 1994, whereby the parties thereto agreed to merge PV Financial with and into Westamerica with Westamerica as the surviving entity (the "PV Financial Merger"). The PV Financial Merger was effective January 31, 1995. Westamerica, CapitolBank and Westamerica Merger Subsidiary, a wholly-owned banking subsidiary of Westamerica ("Westamerica Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of November 17, 1994, whereby the parties thereto agreed to merge Westamerica Merger Sub with and into CapitolBank with CapitolBank as the surviving entity (the "CapitolBank Merger"). Subsequent thereto, CapitolBank will be merged with and into Westamerica Bank. See "Information About Westamerica--Recent and Pending Acquisitions." It is anticipated that the CapitolBank Merger will be consummated in the first half of 1995. Both of the transactions will be accounted for as poolings of interests and, accordingly, the Unaudited Pro Forma Combined Consolidated Statements of Income include the results of PV Financial and CapitolBank for the periods presented and the Unaudited Pro Forma Combined Balance Sheet includes the financial condition of PV Financial and CapitolBank on September 30, 1994.



         The Unaudited Pro Forma Combined Statements of Income do not include any pro forma adjustments as none are necessary to account for the Merger and Westamerica's recent and pending acquisitions on a pooling of interests basis.


(2) The pro forma combined per share data for net income has been calculated using pro forma combined average shares outstanding. Westamerica, PV Financial, CapitolBank and North Bay pro forma combined average shares outstanding has been calculated using the average number of shares of Westamerica Common Stock outstanding during the periods presented increased by the maximum number of shares of Westamerica Common Stock issuable to PV Financial, CapitolBank and North Bay shareholders using exchange ratios of .5348, .0938 and .3600 of a share of Westamerica Common Stock, respectively, for each of the average shares of PV Financial, CapitolBank and North Bay common stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such Westamerica, PV Financial, CapitolBank and North Bay pro forma per share data assumes no dissenting PV Financial, CapitolBank or North Bay shareholders and no exercise of outstanding Westamerica, PV Financial, CapitolBank or North Bay stock options or stock appreciation rights. The exchange ratio used in connection with the CapitolBank Merger is subject to potential downward adjustments in certain circumstances as provided in the CapitolBank agreement.



         Westamerica, PV Financial, CapitolBank and North Bay pro forma combined average shares outstanding has been calculated using the average number of Westamerica, PV Financial and CapitolBank pro forma combined average shares outstanding during the periods presented increased by the maximum number of shares of Westamerica Common Stock issuable to North Bay shareholders using an Exchange Ratio of .3600 of a share of Westamerica Common Stock for each of the average shares of North Bay Common Stock outstanding during each of the periods presented as if these shares were outstanding during each of the periods presented. Such pro forma per share data assumes no dissenting North Bay shareholders and no exercise of outstanding North Bay stock options. The Exchange Ratio is subject to potential downward adjustments as provided in the Agreement. As of the date hereof, Westamerica and North Bay have indentified certain circumstances which if the Merger were to close without any changes in those circumstances the .3600 Exchange Ratio would be adjusted downward to .3337. Certain other circumstances have been identified which based on the occurence of future events not within the control of North Bay might become additional Significant Liabilities.


         See "The Merger--Exchange Ratio; Conversion of Shares of North Bay Common Stock" and "--Possible Adjustments to Exchange Ratio or Termination of the Agreement."

(3) The following table reflects all remaining nonrecurring Westamerica and PV Financial estimated merger related expenses not accrued as of September 30, 1994. These expenses are not included in the Unaudited Pro Forma Combined Statements of Income but are included on the Unaudited Pro Forma Combined Balance Sheet as a reduction to shareholders' equity. Such estimated merger related expenses are summarized below on an after tax basis (in thousands):


                                          WESTAMERICA     PV FINANCIAL     TOTAL
                                          -----------     ------------     -----

             Financial advisory .........        $  0             $500      $500
             Professional fees ..........         110               90       200
             Printing and other .........          20               10        30
                                                 ----             ----      ----
              Total .....................        $130             $600      $730
                                                 ----             ----      ----


(4) The following table reflects all remaining nonrecurring Westamerica and CapitolBank estimated merger related expenses not accrued as of September 30, 1994. These expenses are not included in the Unaudited Pro Forma Combined Statements of Income but are included on the Unaudited Pro Forma Combined Balance Sheet as a reduction to shareholders' equity. Such estimated merger related expenses are summarized below on an after tax basis (in thousands):


                                          WESTAMERICA      CAPITOLBANK     TOTAL
                                          -----------     ------------     -----

             Financial advisory .........        $  0             $225      $225
             Professional fees ..........         110              170       280
             Printing and other .........          20               10        30
                                                 ----             ----      ----
              Total .....................        $130             $405      $535
                                                 ----             ----      ----


(5) The following table reflects all remaining nonrecurring Westamerica and North Bay estimated merger related expenses not accrued as of September 30, 1994. These expenses are not included in the Unaudited Pro Forma Combined Statements of Income but are included on the Unaudited Pro Forma Combined Balance Sheet as a reduction to shareholders' equity. Such estimated merger related expenses are summarized below on an after tax basis (in thousands):


                                          WESTAMERICA        NORTH BAY     TOTAL
                                          -----------        ---------     -----
             Financial advisory .........        $  0             $200      $200
             Professional fees ..........         110              120       230
             Printing and other .........          20               10        30
                                                 ----             ----      ----
              Total .....................        $130             $330      $460
                                                 ----             ----      ----

                      SUPPLEMENTAL HISTORICAL INFORMATION

         The following unaudited tables provide certain additional historical and pro forma combined financial information for Westamerica (including its recent acquisition of PV Financial and pending acquisition of CapitolBank) and North Bay. The unaudited pro forma combined financial information assume that the Merger is accounted for as a pooling of interests and gives effect to the Merger as if the Merger had occurred on September 30, 1994. The information presented below should be read in conjunction with the financial information set forth in "Summary--Selected Historical and Pro Forma Financial Data," "Pro Forma Combined Financial Information," and the historical financial statements of Westamerica and North Bay and the notes thereto incorporated herein by reference or included elsewhere herein. This Supplemental Historical Information is presented for informational purposes only and should not be considered to be indicative of actual results or financial position after the Merger.

        At September 30, 1994, the loan portfolio of the combined entity is shown in the following table on a pro forma basis:


                      UNAUDITED PRO FORMA TYPES OF LOANS,
                           NET OF UNEARNED FEE INCOME
                               SEPTEMBER 30, 1994


                                                                                                                       WESTAMERICA,
                                                              WESTAMERICA                    WESTAMERICA,              PV FINANCIAL,
                                                                AND PV                       PV FINANCIAL               CAPITOLBANK
                                                               FINANCIAL                   AND CAPITOLBANK             AND NORTH BAY
                                                    PV         PRO FORMA                      PRO FORMA                  PRO FORMA
                                   WESTAMERICA  FINANCIAL(1)  COMBINED(1)  CAPITOLBANK(1)    COMBINED(1)    NORTH BAY   COMBINED(1)
                                   -----------  ------------  -----------  --------------  --------------   ---------  -------------
                                                                           (IN THOUSANDS)
                                                                                           < C>
Commercial loans.................  $  563,973   $   84,351   $   648,324     $   22,390      $  670,714    $   26,952   $  697,666
Real estate--construction .......      38,906        7,221        46,127         27,765          73,892         3,071       76,963
Real estate--residential
   mortgage .....................     186,822        9,635       196,457         35,891         232,348        18,855      251,203
Installment and personal ........     274,631        4,629       279,260              0         279,260         7,678      286,938
Agricultural ....................      26,344       28,916        55,260          3,279          58,539             0       58,539
Lease financing .................           0            0             0              0               0             0            0
                                   ----------   ----------   -----------     ----------      ----------    ----------   ----------
   Total loans ..................   1,090,676      134,752     1,225,428         89,325       1,314,753        56,556    1,371,309
Less:  Reserve for loan losses ..     (27,553)      (1,848)      (29,401)        (1,812)        (31,213)       (1,119)     (32,332
                                   ----------   ----------   -----------     ----------      ----------    ----------   ----------
   Total loans, net .............  $1,063,123   $  132,904   $ 1,196,027     $   87,513      $1,283,540    $   55,437   $1,338,977
                                   ==========   ==========   ===========     ==========      ==========    ==========   ==========



At September 30, 1994, nonperforming assets of the combined entity are shown in the following table on a pro forma basis:


                    UNAUDITED PRO FORMA NONPERFORMING ASSETS
                               SEPTEMBER 30, 1994

                                                                                                                       WESTAMERICA,
                                                              WESTAMERICA                    WESTAMERICA,              PV FINANCIAL,
                                                                AND PV                       PV FINANCIAL               CAPITOLBANK
                                                               FINANCIAL                   AND CAPITOLBANK             AND NORTH BAY
                                                    PV         PRO FORMA                      PRO FORMA                  PRO FORMA
                                   WESTAMERICA  FINANCIAL(1)  COMBINED(1)  CAPITOLBANK(1)    COMBINED(1)    NORTH BAY   COMBINED(1)
                                   -----------  ------------  -----------  --------------  --------------   ---------  -------------
                                                                           (IN THOUSANDS)
Loans 90 or more days past due
   and still accruing interest ..  $      146   $    1,240   $     1,386     $        0      $    1,386    $      247   $    1,633
Nonaccrual loans:
   Performing ...................       2,132            0         2,132              0           2,132             0        2,132
   Nonperforming ................       5,040          570         5,610          2,164           7,774         1,095        8,869
                                   ----------   ----------   -----------     ----------      ----------    ----------   ----------
     Total nonaccrual loans .....       7,172          570         7,742          2,164           9,906         1,095       11,001
                                   ----------   ----------   -----------     ----------      ----------    ----------   ----------
   Total nonperforming loans ....       7,318        1,810         9,128          2,164          11,292         1,342       12,634

Loan collateral substantively
   repossessed ..................       2,006            0         2,006              0           2,006             0        2,006
Other real estate owned .........      10,824          154        10,978            103          11,081             0       11,081
                                   ----------   ----------   -----------     ----------      ----------    ----------   ----------
   Total nonperforming assets ...  $   20,148   $    1,964   $    22,112     $    2,267      $   24,379    $    1,342   $   25,721
                                   ==========   ==========   ===========     ==========      ==========    ==========   ==========
Reserve for loan losses as a
   percentage of nonperforming
   loans ........................      377.00%      102.00%       322.00%         84.00%         276.00%        83.00%      261.00%
Nonperforming loans as a
   percentage of total loans ....        0.67         1.34          0.74           2.42            0.86          2.42         0.90
Nonperforming assets as a
   percentage of total assets ...        0.98         1.14          0.99           1.64            1.03          1.25         1.03



         The following tables present the regulatory capital positions of each of Westamerica and North Bay as of September 30, 1994, and a pro forma combined regulatory capital position giving effect to the Merger and recent and pending acquisitions:

                UNAUDITED PRO FORMA REGULATORY CAPITAL POSITION
                            AS OF SEPTEMBER 30, 1994

                                                                            WESTAMERICA                         WESTAMERICA,
                                                                               AND                              PV FINANCIAL
                                                                           PV FINANCIAL                        AND CAPITOLBANK
                                                                            PRO FORMA                             PRO FORMA
                                     WESTAMERICA      PV FINANCIAL(1)      COMBINED(1)      CAPITOLBANK(1)       COMBINED(1)
                                  -----------------   ---------------   -----------------   ---------------   -----------------
                                    AMOUNT    RATIO    AMOUNT   RATIO     AMOUNT    RATIO    AMOUNT   RATIO     AMOUNT    RATIO
                                  ----------  -----   --------  -----   ----------  -----   --------  -----   ----------  -----
                                                                       (IN THOUSANDS)
Tier 1 Capital(1) ..............  $  163,856  12.39%  $ 18,922  12.81%  $  182,778  12.44%  $  9,497   9.78%  $  192,275  12.27%
Minimum requirement ............      52,880   4.00      5,906   4.00       58,786   4.00      3,886   4.00       62,672   4.00
                                  ----------  -----   --------  -----   ----------  -----   --------  -----   ----------  -----
Excess .........................  $  110,976   8.39%  $ 13,016   8.81%  $  123,992   8.44%  $  5,611   5.78%  $  129,603   8.27%
                                  ==========  =====   ========  =====   ==========  =====   ========  =====   ==========  =====

Total Capital ..................  $  200,517  15.17%  $ 20,768  14.07%  $  221,285  15.06%  $ 10,719  11.04%  $  232,004  14.81%
Minimum requirement ............     105,759   8.00     11,813   8.00      117,572   8.00      7,771   8.00      125,343   8.00
                                  ----------  -----   --------  -----   ----------  -----   --------  -----   ----------  -----
Excess .........................  $   94,758   7.17%  $  8,955   6.07%  $  103,713   7.06%  $  2,948   3.04%  $  106,661   6.81%
                                  ==========  =====   ========  =====   ==========  =====   ========  =====   ==========  =====

Risk-adjusted assets ...........  $1,321,989          $147,657          $1,469,646          $ 97,143          $1,566,789
                                  ==========          ========          ==========          ========          ==========

Tier 1 Capital(2) ..............  $  163,856   7.98%  $ 18,922  11.15%  $  182,778   8.23%  $  9,497   6.93%  $  192,275   8.15%
Minimum leverage requirement ...      82,092   4.00      6,786   4.00       88,878   4.00      5,485   4.00       94,363   4.00
                                  ----------  -----   --------  -----   ----------  -----   --------  -----   ----------  -----
Excess .........................  $   81,764   3.98%  $ 12,136   7.15%  $   93,900   4.23%  $  4,012   2.93%  $   97,912   4.15%
                                  ==========  =====   ========  =====   ==========  =====   ========  =====   ==========  =====

Average total assets ...........  $2,052,306          $169,643          $2,221,949          $137,128          $2,359,077
                                  ==========          ========          ==========          ========          ==========



                                                               WESTAMERICA,
                                                               PV FINANCIAL,
                                                              CAPITOLBANK AND
                                                               NORTH BAY PRO
                                             NORTH BAY       FORMA COMBINED(1)
                                          ----------------  ------------------
                                           AMOUNT   RATIO     AMOUNT     RATIO
                                          --------  -----   ----------  ------
                                                     (IN THOUSANDS)
Tier 1 Capital(1) ......................  $  9,811  15.28%  $  202,086  12.39%
Minimum requirement ....................     2,568   4.00       65,240   4.00
                                          --------  -----   ----------  -----
Excess .................................  $  7,243  11.28%  $  136,846   8.39%
                                          ========  =====   ==========  =====
Total Capital ..........................  $ 10,617  16.54%  $  242,621  14.88%
Minimum requirement ....................     5,136   8.00      130,479   8.00
                                          --------  -----   ----------  -----
Excess .................................  $  5,481   8.54%  $  112,142   6.88%
                                          ========  =====   ==========  =====

Risk-adjusted assets ...................  $ 64,206          $1,630,995
                                          ========          ==========

Tier 1 Capital(2) ......................  $  9,811   8.72%  $  202,086   8.18%
Minimum leverage requirement ...........     4,502   4.00       98,865   4.00
                                          --------  -----   ----------  -----
Excess .................................  $  5,309   4.72%  $  103,221   4.18%
                                          ========  =====   ==========  =====

Average total assets ...................  $112,555          $2,471,632
                                          ========          ==========



(1)  The ratio shown is Tier 1 Capital to Risk-adjusted assets.

(2)  The ratio shown is Tier 1 Capital to Average total assets.


                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET QUOTATIONS

         Westamerica Common Stock is listed and traded on the NNM. North Bay Common Stock is traded in the over-the-counter market and quoted on the "pink sheets" published by the National Quotation Bureau, Inc. (the "Pink Sheets"). As of the Record Date, there were approximately 6,118 holders of record of Westamerica Common Stock and approximately 489 holders of record of North Bay Common Stock.

         The following table sets forth for Westamerica Common Stock the high and low closing prices for the quarters indicated. The table sets forth for North Bay Common Stock the approximate high and low bid prices of which North Bay is aware, which prices reflect interdealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.


                                              WESTAMERICA         NORTH BAY
                                             COMMON STOCK       COMMON STOCK
                                           -----------------   ---------------
                                             HIGH      LOW      HIGH     LOW
                                           -------   -------   ------   ------
1993
    First Quarter ......................   $ 30.25   $ 22.13   $ 6.00   $ 6.00
    Second Quarter .....................     28.75     23.88     6.75     6.75
    Third Quarter ......................     28.50     25.13     6.50     6.00
    Fourth Quarter .....................     28.50     25.75     7.00     7.00

1994
    First Quarter ......................   $ 29.00   $ 25.50   $ 7.00   $ 7.00
    Second Quarter .....................     32.50     27.38     7.00     6.00
    Third Quarter ......................     33.25     29.25     7.25     6.50
    Fourth Quarter .....................     33.25     29.38     8.75     6.50

1995
      First Quarter
           (through February 3, 1995) .    $ 31.25   $ 29.50   $ 8.625  $ 8.25


         At the close of business on December 9, 1994, immediately prior to the first public announcement of the Merger, the high, low and closing prices for Westamerica Common Stock on the NNM were $30.75, $30.25 and $30.50, respectively.


         On December 9, 1994, the last day on which management is aware of trades in North Bay Common Stock prior to the first public announcement of the Merger, the asked price per share for North Bay Common Stock as quoted on the Pink Sheets was $7.50.

DIVIDENDS AND DIVIDEND POLICY

         The following table sets forth the per share cash dividends declared by Westamerica and North Bay during each quarter since January 1, 1993.

                                           WESTAMERICA        NORTH BAY
                                           COMMON STOCK     COMMON STOCK
                                           ------------     ------------
1993
    First Quarter .......................    $ 0.14            $ 0.05
    Second Quarter ......................      0.14              0.00
    Third Quarter .......................      0.14              0.00
    Fourth Quarter ......................      0.15              0.00

1994
    First Quarter .......................    $ 0.15            $ 0.00
    Second Quarter ......................      0.15              0.00
    Third Quarter .......................      0.17              0.00
    Fourth Quarter ......................      0.17              0.00

1995
    First Quarter .......................    $ 0.17            $ 0.00

         Westamerica has paid quarterly cash dividends since it commenced operations on January 1, 1973. Westamerica and North Bay are subject to certain regulatory and contractual restrictions on their respective ability to pay dividends. Holders of Westamerica Common Stock and North Bay Common Stock are entitled to receive dividends as and when declared by the Board of Directors of Westamerica and North Bay, respectively, out of funds legally available therefor under the laws of the State of California. The GCL provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The GCL further provides that in the event sufficient retained earnings are not available for the proposed distribution a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, it meets two conditions, which generally stated are as follows: (i) the corporation's assets must equal at least 125% of its liabilities; and (ii) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.


         Westamerica is also subject to certain restrictions on its ability to pay dividends under the terms of a certain debt agreement. See "Description of Westamerica Capital Stock and Indebtedness--Debt Agreements."

         The Agreement prohibits North Bay from paying any dividends.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NORTH BAY

         The following analysis of North Bay's financial condition and results of operations for the years ended December 31, 1993, 1992 and 1991 and the nine months ended September 30, 1994 and 1993 should be read in conjunction with North Bay's audited financial statements and related notes thereto and the unaudited interim consolidated financial statements of North Bay appearing elsewhere in this Proxy Statement/Prospectus and incorporated herein by reference. Average balances, including balances used in calculating certain financial ratios, are generally comprised of average daily balances. Amounts shown are consolidated unless stated otherwise.

RESULTS OF OPERATIONS

         Consolidated net income for the year ended December 31, 1993 was $366,000 compared with $1,047,000 for 1992 and $956,000 for 1991. Lower earnings in 1993 resulted from the shift in the asset mix from construction to commercial real estate loans, a reduction in the size of the loan portfolio, which caused a shift of assets to investments which generally yield less than loans resulting in lower interest income, and a $254,000 reduction in net income before taxes from mortgage banking activities. North Bay made several changes to prepare itself for future expansion and growth. Changes affecting earnings included investments in new facilities and equipment. This resulted in a one-time write down of retired equipment and leasehold improvements of $200,000 in the third quarter of 1993. Net income per share, after the $0.07 cumulative effect of change in accounting principle, was $0.34 for 1993 compared to $0.96 for 1992 and $0.88 for 1991.

         Consolidated net income for the first nine months of 1994 showed an increase in net income of $111,000, or 65%, to $282,000 from $171,000. The increase in earnings resulted from a significant reduction in noninterest expenses, specifically in legal fees as a result of the settlement during the third quarter of 1994 of litigation in which North Bay was the plaintiff and income from the second quarter sale of approximately $25 million of loan servicing which resulted in a gain of $219,000. Net income per share for the first nine months of 1994 was $0.26 compared to $0.16 after the $0.07 cumulative effect of change in accounting principle in the same period in 1993.


NET INTEREST MARGIN

         North Bay derives the major portion of its earnings from net interest income, the amount by which interest on loans and investments exceeds the interest expense of interest-bearing liabilities. Net interest income decreased 18% to $4,302,000 in 1993 from $5,227,000 in 1992. Average earning assets increased 1% while average loans as a percentage of average earning assets declined from 72% in 1992 to 66% in 1993. The net interest margin decreased to 4.31% in 1993 from 5.28% in 1992. In 1991, net interest income was $4,936,000 on average earning assets of $90,745,000, producing a net interest margin of 5.44%. The downward trend in the net interest margin reflects the impact of declining rates and a shift in the asset mix from loans to investments.

        Net interest income increased $151,000, or 5%, to $3,383,000 in the first nine months of 1994 from $3,232,000 in the same period in 1993. The net interest margin for the first nine months of 1994 increased to 4.44% from 4.34% for the same period in 1993. The increase in the net interest margin is due to a reduction in deposit rates during the first nine months of 1994. See "--Interest Rate Sensitivity."

         Interest and fees on loans in 1993 decreased $1,742,000, or 24%, from 1992 as a result of a 7% decrease in average loans and declining market interest rates. Loan yields decreased to 8.23% in 1993 from 10.10% in 1992, consistent with the decline in market interest rates during 1993. This compares to a decrease in 1992 of $1,370,000, or 16%, versus 1991, with a 4% decrease in average loans and a decrease in loan yields from 11.59% in 1991 to 10.10% in 1992.

         In 1993, interest on investment securities increased $162,000, or 18%, over 1992, compared with an increase in average investment securities of $5,942,000, or 34%. Investment yields declined in 1993 from 5.00% to 4.43% as higher yielding securities matured and were replaced by lower yielding investments due to declining market rates. This compares to an increase in interest of $444,000, or 101%, in 1992 over 1991, corresponding with an increase in average investment securities of $11,339,000, or 179%. Investment yields declined from 6.93% in 1991 to 5.00% in 1992. Interest on federal funds sold decreased $49,000, or 15%, in 1993, reflecting a decrease in yield from 3.28% to 2.85%. This compares to a decrease in interest on federal funds sold of $244,000, or 43%, in 1992, reflecting the decrease in yield from 5.45% to 3.28%.

         In 1993, interest on deposits and other borrowed funds decreased $700,000, or 22%, compared with an increase in average interest-bearing liabilities of $1,664,000, or 2%. Rates on interest-bearing liabilities declined in 1993 from 3.71% to 2.84%. This compares to a decrease in interest expense in 1992 of $1,459,000, or 31%, despite the increase in average interest-bearing liabilities of $7,361,000, or 9%. Rates paid for all interest-bearing liabilities decreased in 1992 to 3.71% from 5.91% in 1991.

         Interest and fees on loans decreased $183,000 in the first nine months of 1994 compared to the same period in 1993 as a result of a decrease in mortgage loan originations. Management of Novato National Bank intends to discontinue the origination operations of its Mortgage Division in the first quarter of 1995; however, existing mortgage servicing activities will be retained. Loan yields decreased 0.40% to 8.00% in the first nine months of 1994 from 8.40% in the same period of 1993. Interest on investment securities increased $151,000, or 19%, over the same period in 1993, compared with an increase in average investments of $2,354,000, or 10%. Investment yields for the first nine months of 1994 increased to 4.81% from 4.45% in the same period in 1993.

         Interest expense on deposits and other borrowed funds decreased $114,000, or 6%, for the first nine months in 1994 compared to the same period in 1993. Interest-bearing liabilities decreased $1,464,000, or 2%, for the first nine months of 1994. Rates on interest-bearing liabilities declined to 2.66% in the first nine months of 1994 from 2.88% for the same period in 1993 due to the repricing of short-term securities while interest rates were rising.

         The tables below set forth consolidated average daily balances of each principal category of assets, liabilities and shareholders' equity, interest on interest earning assets, and interest on interest bearing liabilities, and the average yields earned or rates paid thereon for the periods indicated. The tables also show the net interest earnings and the net margin on average earning assets.

                      CONSOLIDATED AVERAGE DAILY BALANCES

                                                                   YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------------------------
                                                         1993                                 1992
                                        -----------------------------------    -------------------------------------
                                                         INTEREST     RATES                      INTEREST     RATES
                                          AVERAGE         INCOME/    EARNED/      AVERAGE         INCOME/    EARNED/
                                          BALANCE        EXPENSE      PAID        BALANCE        EXPENSE      PAID
                                        ------------    ----------   -------    ------------    ----------   -------
ASSETS
Interest-earning assets:
Loans:(1)(2)
  Commercial .........................  $ 23,312,252    $1,960,553     8.41%    $ 26,373,423    $2,307,395     8.75%
  Construction .......................     3,746,330       390,655    10.43        7,410,710       800,130    10.80
  Real Estate ........................    31,005,822     2,329,155     7.51       27,195,127     3,040,469    11.18
  Consumer ...........................     8,214,693       775,139     9.44       10,250,544     1,049,309    10.24
                                        ------------    ----------              ------------    ----------
                                          66,279,097     5,455,502     8.23       71,229,804     7,197,303    10.10
Investment securities:
  Taxable ............................    21,182,361       940,814     4.44       13,834,979       712,954     5.15
  Non-taxable ........................     2,447,735       105,175     4.30        3,853,025       170,716     4.43
                                        ------------    ----------              ------------    ----------
                                          23,630,096     1,045,989     4.43       17,688,004       883,670     5.00
Federal funds sold ...................     9,678,441       275,359     2.85        9,885,146       324,222     3.28
Interest-bearing deposits
  with other banks ...................       257,822        11,295     4.38          210.690         9,220     4.38
                                        ------------    ----------              ------------    ----------
    Total interest-
    earning assets ...................    99,845,456    $6,788,145     6.80%      99,013,644    $8,414,415     8.50%
                                                        ==========                              ==========
Cash and due from banks ..............     8,142,053                               7,502,458
Premises and equipment, net ..........     3,479,125                               2,719,976
Accrued interest receivable
  and other assets ...................     2,709,856                               1,945,544
                                        ------------                            ------------
  TOTAL ASSETS .......................  $114,176,490                            $111,181,622
                                        ============                            ============

LIABILITIES AND SHAREHOLDERS'
EQUITY:
Interest-bearing liabilities:
Deposits:
  Interest-bearing ...................  $ 41,631,900    $  965,901     2.32%    $ 38,561,715    $1,171,322     3.04%
  Savings ............................    14,620,260       385,649     2.64        9,635,186       325,008     3.37
  Time ...............................    29,916,002     1,085,808     3.63       35,313,015     1,621,083     4.59
                                        ------------    ----------              ------------    ----------
    Total Deposits ...................    86,168,162     2,437,358     2.83       83,509,916     3,117,413     3.73
Borrowed Funds:
  Capital lease obligations ..........        27,510           908     3.30          192,614        11,735     6.09
  Other borrowed funds ...............     1,385,912        48,352     3.49        2,215,516        57,831     2.61
                                        ------------    ----------              ------------    ----------
    Total interest-bearing
    liabilities ......................    87,581,584    $2,486,618     2.84       85,918,046    $3,186,979     3.71
                                                        ==========                              ==========
Non-interest bearing
  demand deposits ....................    16,446,516                              15,705,012
Interest payable and
  other liabilities ..................       807,456                                 809,587
                                        ------------                            ------------
Total liabilities ....................   104,835,556                             102,432,645
Shareholders' equity .................     9,340,904                               8,748,978
                                        ------------                            ------------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY .............  $114,176,460                            $111,181,622
                                        ============                            ============

Net Interest Income
  and Margin (3) .....................                  $4,301,527     4.31%                    $5,227,436     5.28%
                                                        ==========                              ==========


(1) Average loans include nonaccrual loans and are net of the allowance for loan losses.

(2)      Includes loan fees of $459,470 in 1993 and $825,631 in 1992.

(3) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

                      CONSOLIDATED AVERAGE DAILY BALANCES


                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                        ----------------------------------------------------------------------------
                                                        1994                                 1993
                                        -----------------------------------    -------------------------------------
                                                         INTEREST     RATES                      INTEREST     RATES
                                          AVERAGE         INCOME/    EARNED/      AVERAGE         INCOME/    EARNED/
                                          BALANCE        EXPENSE      PAID        BALANCE        EXPENSE      PAID
                                        ------------    ----------   -------    ------------    ----------   -------
ASSETS:
Interest-earning assets:
Loans:(1)(2)
  Commercial .........................  $ 30,687,239    $1,736,732     7.55%    $ 23,396,224    $1,506,276     8.58%
  Construction .......................     4,467,014       314,207     9.38        3,734,060       309,772    11.06
  Real Estate ........................    23,014,365     1,364,388     7.90       29,126,062     1,657,764     7.59
  Consumer ...........................     6,820,610       482,970     9.44        8,501,214       607,710     9.53
                                        ------------    ----------              ------------    ----------
                                          64,989,228     3,898,297     8.00       64,757,560     4,081,522     8.40
Investment securities:
  Taxable ............................    24,697,332       890,674     4.81       21,257,390       714,356     4.48
  Non-taxable ........................     1,769,421        64,391     4.85        2,855,264        89,738     4.19
                                        ------------    ----------              ------------    ----------
                                          26,466,753       955,065     4.81       24,112,654       804,094     4.45
Federal funds sold ...................     9,274,476       260,614     3.75       10,022,751       212,657     2.83
Interest-bearing deposits
  with other banks ...................       938,115        32,864     4.67          327,394        10,774     4.39
                                        ------------    ----------              ------------    ----------
    Total interest-
    earning assets ...................   101,668,572    $5,146,840     6.75%      99,220,359    $5,109,047     6.87%
                                                        ==========                              ==========
Cash and due from banks ..............     7,499,331                               8,072,917
Premises and equipment, net ..........     3,496,885                               2,783,230
Accrued interest receivable
  and other assets ...................     2,567,923                               2,623,570
                                        ------------                            ------------
  TOTAL ASSETS .......................  $115,232,711                            $112,700,076
                                        ============                            ============

LIABILITIES AND SHAREHOLDERS'
EQUITY:
Interest-bearing liabilities:
Deposits:
  Interest-bearing ...................  $ 41,342,272    $  642,967     2.07%    $ 40,099,328    $  717,050     2.38%
  Savings ............................    20,167,157       415,396     2.75       14,170,387       288,849     2.72
  Time ...............................    24,432,436       644,204     3.52       31,158,502       834,338     3.57
                                        ------------    ----------              ------------    ----------
    Total Deposits ...................    85,941,865     1,702,567     2.64       85,428,217     1,840,237     2.87
Borrowed Funds:
  Capital lease obligations ..........             0             0     0.00           37,172             0     0.00
  Other borrowed funds ...............     2,301,623        60,777     3.52        1,313,677        37,164     3.77
                                        ------------    ----------              ------------    ----------
    Total interest-bearing
      liabilities .....................   88,243,488    $1,763,344     2.66       86,779,066    $1,877,401     2.88
                                                        ==========                              ==========
Non-interest bearing
  demand deposits ....................    16,428,078                              16,083,652
Interest payable and
  other liabilities ..................       705,253                                 723,837
                                        ------------                            ------------
Total liabilities ....................   105,376,819                             103,586,555
Shareholders' equity .................     9,855,892                               9,113,521
                                        ------------                            ------------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY ..............  $115,232,711                            $112,700,076
                                        ============                            ============
Net Interest Income
  and Margin (3) .....................                  $3,383,496     4.44%                    $3,231,646     4.34%
                                                        ==========                              ==========



(1) Average loans include nonaccrual loans and are net of the allowance for loan losses.

(2) Loan interest income includes loan fees of $124,820 in 1994 and $139,113 in 1993.

(3) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

         During the 1993 fiscal year, cash and cash equivalents, which include due from bank balances, interest-bearing deposits in other banks and federal funds sold, increased $2,973,000, or 13%, over 1992 to $26,160,000. On December 31, 1993, federal funds sold totaled $16,000,000. Interest-bearing deposits in other banks decreased during 1993 to zero. Investment securities increased to $22,328,000 at December 31, 1993, an increase of $1,771,000, or 9%, over
December 31, 1992. North Bay has invested primarily in short-term U.S. Treasury and government agency securities, and California bank-qualified municipal bonds.


         During the first nine months of 1994, cash and cash equivalents decreased $8,928,000, or 34%, from the beginning of 1994 to $17,232,000. At September 30, 1994, federal funds sold totaled $7,159,000, or 7%, of total assets. Held-to-maturity securities increased 27% over year-end 1993 to $28,292,000 at September 30, 1994, an increase of $5,963,000. This increase resulted from the purchase of additional securities due to the reduction of funds necessary to fund mortgage loans held for sale. The held-to-maturity securities portfolio contained U.S. Treasury securities and California bank-qualified municipal bonds held for pledging purposes, and the available-for-sale securities portfolio totaled approximately $501,000 at September 30, 1994. There were no securities held for trading at September 30, 1994.

         Rate and Volume Variances. The following table sets forth, for the periods indicated, a summary of the changes in interest earned and paid resulting from changes in asset and liability volume and changes in interest rates. The change in interest due to both rate and volume has been allocated in proportion to the relationship of absolute dollar amounts of changes in each.

                                         NINE MONTHS
                                     ENDED SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                               ---------------------------------   ----------------------------------------
                                         1994 OVER 1993                       1993 OVER 1992
                               ---------------------------------   ---------------------------------------
                                VOLUME       RATE        TOTAL       VOLUME          RATE         TOTAL
                               ---------   ---------   ---------   -----------   -----------   -----------
Interest income:
  Interest bearing deposits
  in banks ..................  $  21,351   $     739   $  22,090   $     2,065   $        10   $     2,075
Investment securities:
    Taxable .................    121,424      54,894     176,318       337,128      (109,268)      227,860
    Non-taxable .............    (44,609)     19,262     (25,347)      (60,527)       (5,014)      (65,541)
  Federal funds sold ........    (25,444)     73,401      47,957        (6,658)      (42,205)      (48,863)
  Loans .....................     23,616    (206,841)   (183,225)     (477,413)   (1,264,388)   (1,741,801)
                               ---------   ---------   ---------   -----------   -----------   -----------
    Total interest income ...     96,338     (58,545)     37,793      (205,405)   (1,420,865)   (1,626,270)

Interest expense:
  Deposits:
    Interest-bearing demand .     33,639    (107,722)    (74,083)       87,705      (293,126)     (205,421)
    Savings .................    123,488       3,059     126,547       142,362       (81,721)       60,641
    Other times .............   (177,528)    (12,606)   (190,134)     (225,868)     (309,407)     (535,275)
                               ---------   ---------   ---------   -----------   -----------   -----------
    Total deposits ..........    (20,400)   (117,270)   (137,670)        4,199      (684,254)     (680,055)

  Capital lease obligation ..          0           0           0        (7,055)       (3,772)      (10,827)
  Borrowed funds ............     27,755      (4,142)    (23,613)      (25,493)       16,014        (9,479)
                               ---------   ---------   ---------   -----------   -----------   -----------
    Total interest expense ..      7,355    (121,412)   (114,057)      (28,349)     (672,012)     (700,361)
                               ---------   ---------   ---------   -----------   -----------   -----------
NET INTEREST INCOME .........  $  88,983   $  62,867   $ 151,850   $  (177,056)  $  (748,853)  $  (925,909)
                               =========   =========   =========   ===========   ===========   ===========


                                         YEAR ENDED DECEMBER 31,
                                 ---------------------------------------
                                             1992 OVER 1991
                                 ---------------------------------------
                                   VOLUME          RATE         TOTAL
                                 -----------   -----------   -----------
Interest income:
  Interest bearing deposits
  in banks ..................    $     6,834   $    (2,969)  $     3,865
Investment securities:
    Taxable .................        612,463       (74,591)      537,872
    Non-taxable .............         71,125       (34,101)       37,024
  Federal funds sold ........        (28,361)     (215,940)     (244,301)
  Loans .....................       (299,995)   (1,201,312)   (1,501,307)
                                 -----------   -----------   -----------
    Total interest income ...        362,066    (1,528,913)   (1,166,847)

Interest expense:
  Deposits:
    Interest-bearing demand .        353,131      (632,784)     (279,653)
    Savings .................         99,800      (151,097)      (51,297)
    Other times .............       (285,009)     (827,697)   (1,112,706)
                                 -----------   -----------   -----------
    Total deposits ..........        167,922    (1,611,578)   (1,443,656)

  Capital lease obligation ..              0        (2,613)       (2,613)
  Borrowed funds ............         33,243       (45,465)      (12,222)
                                 -----------   -----------   -----------
    Total interest expense ..        201,165    (1,659,656)   (1,458,491)
                                 -----------   -----------   -----------
NET INTEREST INCOME .........    $   160,901   $   130,743   $   291,644
                                 ===========   ===========   ===========

PROVISION FOR LOAN LOSSES

         The provision for loan losses was $150,000 in 1993, a decrease of $245,000, or 62%, over 1992. This was primarily due to improving quality of the loan portfolio. A provision for loan losses of $623,000 was made to the allowance for loan losses in 1991. For the first nine months of 1994, the provision for loan losses was $80,000, compared to $150,000 for the same period in 1993; the decline in the provision was primarily due to improved loan quality.
                                             -70-

NONINTEREST INCOME

         In 1993, noninterest income increased $3,038,000, or 61%, to $8,035,000, primarily as a result of gains on sales of residential real estate mortgage loans originated for sale in the secondary market. Gains on sales of residential real estate mortgage loans increased $2,463,000, or 86%, while other loan income (including documentation, appraisal and tax service fees) increased $23,000, or 2%. Servicing income on loans sold increased $144,000, or 24%, compared with an increase in the servicing portfolio of $10 million, or 4%. Servicing charges on deposit accounts increased $43,000, or 11%, compared with a 34% increase in average noninterest-bearing and interest-bearing transaction deposits. In 1993, other noninterest income increased $365,000, or 295%, due to improved loan documentation, appraisal and similar fees on loans originated for resale.

         In 1992, noninterest income increased $2,168,000, or 77%, to $4,997,000, primarily due to the 52% increase in residential real estate mortgage loans originated for sale to the secondary market. Gains on sales of residential real estate mortgage loans increased $1,486,000, or 107%, while other loan income (including documentation, appraisal and tax service fees) increased $335,000, or 49%. Service income on loans sold increased $254,000, or 76%, compared with an increase in the servicing portfolio of $50 million, or 27%. Service charges on deposit accounts increased $41,000 or 12%, compared with a 35% increase in average noninterest-bearing and interest-bearing transaction deposits. In 1992, other noninterest income increased $52,000, or 73%, due to improved profitability on merchant credit cards.


         For the nine months ended September 30, 1994, noninterest income decreased $1,545,000, or 29%, primarily as a result of the $1,355,000, or 39%, decrease in gains on sale of real estate mortgage loans which was partially offset by a $219,000 gain on sale of mortgage servicing. Management of Novato National Bank intends to discontinue the origination operations of its Mortgage Division in the first quarter of 1995; however, existing mortgage servicing activities will continue. Other loan income decreased $263,000, or 37%, consistent with the decrease in the sale of real estate mortgage loans. Other noninterest income increased $21,000, or 15%, reflecting the collection of increased safe deposit fees, annual retirement account fees and continued profitability of merchant credit cards. Service income on loans sold decreased $120,000, or 17%, compared to the decrease in the servicing portfolio of 11%. Service charges on deposit accounts decreased $23,000, or 7%, reflecting a decrease in overdraft charges.


NONINTEREST EXPENSE

         Noninterest expense for 1993 was $11,711,000, an increase of $3,605,000, or 44%, from 1992. Salaries and related benefits increased $442,000, or 13%. Salary expenses increased $354,000, or 13%, due to normal merit and promotional increases, as well as the hiring of additional staff for the Mortgage Division to handle the increase in production and servicing volume. Bonus, profit sharing and pension expense increased $36,000, or 10%. In 1993, no contribution was made to the Novato National Bank Profit Sharing and Employee Savings Plan and $306,000 in bonuses were paid pursuant to contractual incentive compensation plan bonuses based upon generated mortgage production revenue. Deferred loan origination costs decreased $21,000, or 25%, due to the decline in loan originations and renewals. Employer taxes and employee benefits increased $28,000, or 7%. Temporary help decreased $75,000, or 42%. Occupancy and equipment expense increased $652,000, or 64%, primarily due to the $200,000 write down of retired equipment and leasehold improvements related to the renovation of the main office at 1525 Grant Avenue, Novato, the $53,000 cost of termination of the lease at 1450 Grant Avenue, Novato, and the increased amortized costs of new equipment. Building expense increased $456,000, or 82%. Furniture, fixtures and equipment expense increased $190,000, or 38%, reflecting the conversion to a new computer system and ongoing investments in computer and communication technology to improve customer service and employee productivity. Broker rebates for originating residential real estate mortgage loans increased $1,940,000, or 187%. Other expenses increased $571,000, or 21%. Other loan expenses related to residential real estate mortgage loan originations increased $211,000, or 25%. Legal fees decreased $11,000, or 5%. Other increases included marketing expenses (up $54,000, or 42%), security and insurance expenses (up $31,000, or 38%), director expenses (up $30,000, or 28%), office supplies, stationery and printed forms (up $51,000, or 38%), and postage and delivery expense (up $37,000, or 29%).

         Noninterest expense for 1992 was $8,106,000, an increase of $2,631,000, or 48%, from 1991. Salaries and related benefits increased $852,000, or 35%. Salary expenses increased $485,000, or 24%, due to normal merit and promotional increases, as well as an increase in full-time-equivalent employees from 62 to 77, or 24%. Expenses for temporary help increased $42,000 in order to process the 50% increase in residential real estate mortgage loan originations. Bonus and profit sharing expense increased $144,000, or 68%. Deferred loan origination costs decreased $102,000, or 55%, due to the decline in loan originations and renewals. Occupancy and equipment expense increased $209,000, or 26%. Building expense increased $135,000, or 32%, due to the new Santa Rosa branch and the relocation of the administrative office at 350 Ignacio Boulevard, Novato. Furniture, fixtures and equipment expense increased $66,000, or 15%. Broker rebates for originating residential real estate loans increased $672,000, or 184%. Other expenses increased $899,000, or 49%. Other loan expenses related to residential real estate mortgage loan originations increased $524,000, or 162%. Legal fees increased $131,000, or 118%, due to a litigation matter in which North Bay was the plaintiff and which was settled during the first nine months of 1994. Other significant increases include consulting fees (up $52,000, or 34%), marketing expenses (up $66,000, or 78%), director expenses (up $40,000, or 57%) and postage and delivery expenses (up $26,000, or 25%).

         Noninterest expense for the first nine months of 1994 was $6,611,000, which was $1,632,000, or 20%, lower than for the same period in 1993. Salaries and related benefits decreased $34,000, or 1%, due to the reduction in full-time-equivalent employees. Occupancy and equipment decreased $274,000, or 21%, consistent with monitoring of expenses. Broker rebates decreased $780,000, or 42%, due to the decline in mortgage loan originations. Other expenses decreased $544,000, or 23%. Legal fees decreased $86,000, or 46%, as a result of the settlement during the third quarter of 1994 of a litigation matter in which North Bay was the plaintiff. Other significant changes include marketing expenses (down $57,000, or 43%), security and insurance expenses (up $12,000, or 16%), telephone expenses (up $35,000, or 43%), postage and courier expenses (down $11,000, or 9%), consulting and professional fees (down $58,000, or 28%), and stationary, supplies and printing (down $24,000, or 17%).

         North Bay has a $593,000 loan to the owner of its administration building for tenant improvements. Under the terms of the lease on this building, the loan would have been forgiven at the end of the lease (including option periods) in 2004. The lease also has an option to purchase the building which arises during 1995. Due to management's determination to discontinue the origination operations of the Mortgage Division, North Bay's intended use of the building has changed. Accordingly, North Bay will begin depreciating the carrying value of the loan over the life of the lease, including the option periods, with a catch up adjustment of $99,000 in the fourth quarter of 1994.


PROVISION FOR INCOME TAXES

         The 1993 provision for income taxes of $181,000 decreased $495,000, or 73%, in 1993 compared to a 72% decrease in pre-tax income, representing an effective tax rate of 38% on pre-tax income. This compares to provisions of $676,000 and $711,000 for 1992 and 1991, respectively, representing effective tax rates of 39% and 43%, respectively, in each of those years.

         For the nine months ended September 30, 1994, the provision for income taxes increased $126,000, or 291%, to $169,000 compared to $43,000 in the comparable period in 1993 due to increased pre-tax earnings.

LOANS

         The following table sets forth certain information regarding North Bay's loan portfolio.

                                                                           DECEMBER 31,
                                                    SEPTEMBER 30,   --------------------------
                                                        1994            1993          1992
                                                    -------------   --------------------------
Commercial and Industrial .......................    $28,470,019    $20,359,649    $25,406,451
Construction ....................................      5,384,472      4,426,224      5,806,070
Commercial Real Estate Mortgage .................     11,083,811     10,988,982     10,447,302
Residential Real Estate Mortgage ................      3,227,420      2,849,393      2,906,817
Consumer ........................................      6,498,266      7,285,171      9,385,840
                                                     -----------    -----------    -----------
  Total Loans ...................................     54,663,988     45,909,419     53,952,480
Less Allowance for Loan Losses ..................     (1,119,067)    (1,179,032)    (1,686,825)
                                                     -----------    -----------    -----------
  Net Loans .....................................    $53,544,921    $44,730,387    $52,265,655
                                                     ===========    ===========    ===========
Loans Held for Sale .............................    $ 1,892,450    $24,472,517    $14,625,093
                                                     ===========    ===========    ===========

         Net portfolio loans at December 31, 1993 were $44,730,000, down 14%, or $7,535,000, from the previous year-end. The decline in the loan portfolio reflects the impact of the recession as well as a decision to reduce the concentration of construction loans.

         The majority of real estate construction loans are made on a recourse basis to experienced local developers. Generally, the payment source for these loans comes from sales of underlying collateral. North Bay makes commercial real estate mortgage loans to local businesses. These loans typically have a five- to ten-year maturity.

         In the ordinary course of business, North Bay had $24,473,000 and $14,625,000 of residential real estate mortgage loans held for resale in the secondary market at year-end, 1993 and 1992, respectively. These loans are reported at the lower of cost or market in the aggregate method. During 1993, North Bay originated a total of $342 million in residential real estate mortgage loans for sale to the Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") and private investors. North Bay retains the servicing on the loans sold to FHLMC, FNMA and private investors. A total of $247 million in residential real estate mortgage loans were being serviced as of December 31, 1993.

         Net loans at September 30, 1994 increased to $53,545,000 from $44,730,000 at year-end 1993, an increase of $8,815,000, or 20%, due primarily to the purchase of $7,484,000 of short-term commercial paper. Net portfolio loans at September 30, 1994 increased $1,331,000, or 2.98%, from year-end 1993. North Bay had $1,892,000 and $24,473,000 of residential real estate mortgage loans held for resale in the secondary market at September 30, 1994 and December 31, 1993, respectively. The decline is primarily attributable to rising interest rates. During the first nine months of 1994, North Bay originated a total of $102 million in residential real estate mortgage loans for sale to FHLMC, FNMA and various private investors. This compares to $224 million in the first nine months of 1993. At September 30, 1994, a total of $220 million in residential real estate mortgage loans were being serviced. North Bay does not own any purchased mortgage servicing rights.

         The following table presents information concerning loan maturities and sensitivity to changes in interest rates in the loan portfolio, as well as the amount of loans maturing after one year (in thousands).

                                                        DECEMBER 31, 1993
                                                             MATURING
                                        ----------------------------------------------------
                                                        AFTER ONE
                                        ONE YEAR OR   YEAR THROUGH   GREATER THAN
                                            LESS       FIVE YEARS     FIVE YEARS      TOTAL
                                        -----------   ------------   ------------   --------
Maturity Distribution of
  Selected Loans:

  Commercial and Industrial .........     $   125       $17,542         $2,693       $20,360
  Construction ......................       4,426            --             --         4,426
                                          -------       -------         ------       -------
    Total ...........................     $ 4,551       $17,542         $2,693       $24,786
                                          =======       =======         ======       =======

  Fixed .............................     $ 3,636       $ 5,681         $3,147       $12,464
  Floating ..........................      29,383         4,062             --        33,445
                                          -------       -------         ------       -------
    Total ...........................     $33,019       $ 9,743         $3,147       $45,909
                                          =======       =======         ======       =======


                                                        SEPTEMBER 30, 1994
                                                             MATURING
                                        ----------------------------------------------------
                                                        AFTER ONE
                                        ONE YEAR OR   YEAR THROUGH   GREATER THAN
                                            LESS       FIVE YEARS     FIVE YEARS      TOTAL
                                        -----------   ------------   ------------   --------
Maturity Distribution of
   Selected Loans:

  Commercial and Industrial .........     $15,260       $ 9,118         $4,092       $28,470
  Construction ......................       5,385            --             --         5,385
                                          -------       -------         ------       -------
    Total ...........................     $20,644       $ 9,118         $4,092       $33,855
                                          =======       =======         ======       =======

  Fixed .............................     $11,214       $ 5,403         $1,856       $18,473
  Floating ..........................      32,196         3,995             --        36,191
                                          -------       -------         ------       -------
    Total ...........................     $43,410       $ 9,398         $1,856       $54,664
                                          =======       =======         ======       =======


         Loans are placed on a nonaccrual basis and any accrued but unpaid interest income is reversed and charged against income when payment of interest or principal on the loan is 90 or more days past due except for loans which are well secured and in the process of collection. Loans in the nonaccrual category are treated as nonaccrual loans even though North Bay may ultimately recover all or a portion of the interest due. In management's view, the classification of a loan as a nonaccrual loan is not necessarily indicative of a potential charge-off. Management of North Bay believes that its procedures for administering and reviewing its loan portfolio are effective in identifying loans where significant problems exist.

         As of December 31, 1993 and 1992, respectively, North Bay had $1,025,000 and $1,409,000 in loans placed on a nonaccrual basis and $59,000 and $225,000 in loans 90 days past due but still accruing interest. Interest foregone on loans placed on a nonaccrual basis as of December 31, 1993 and 1992 was $304,000 and $190,000, respectively. Accrued yet uncollected interest on loans 90 days past due was $5,000 and $130,000 as of December 31, 1993 and 1992, respectively. The amount of interest included in interest income in 1993 on nonaccrual loans as of December 31, 1993 was $23,000.

         As of September 30, 1994, North Bay had $1,095,000 in loans on nonaccrual status. This represented 2.00% of nonaccrual loans to gross loans. As of September 30, 1994, there were $247,000 in loans 90 days past due but still accruing interest. Accrued but uncollected interest on loans 90 days past due was $8,000. As of September 30, 1994, North Bay had $35,000 in delinquent loans less than 90 days past due. This represented 0.06% of past due loans less than 90 days to gross loans. The change in delinquent loans greater than 90 days past due is due to one residential real estate secured loan totaling $247,000.

         Restructured loans reflect situations where, due to the inability of the borrower to comply with the original terms of the loan, the terms have been modified usually with the accrual of interest at a reduced rate. North Bay had no restructured loans as of September 30, 1994 and December 31, 1993.

         The following table presents data regarding North Bay's loans more than 90 days past due and still accruing interest, nonaccrual loans, total nonperforming loans and total nonperforming assets, which includes nonperforming loans and other real estate owned ("OREO").

                                                                             DECEMBER 31,
                                                     SEPTEMBER 30,    -------------------------
                                                         1994            1993           1992
                                                     -------------    ----------     ----------
Loans Past Due 90 Days or More
    and Still Accruing Interest ...................   $  247,234      $   59,113     $  254,678
Nonaccrual Loans ..................................    1,094,900       1,024,940      1,408,612
                                                      ----------      ----------     ----------
    Total Nonperforming Loans .....................    1,342,134       1,084,053      1,663,290
OREO ..............................................         --           162,000           --
                                                      ----------      ----------     ----------
    Total Nonperforming Assets ....................   $1,342,134      $1,246,053     $1,663,290
                                                      ==========      ==========     ==========
Nonperforming Assets as a Percentage
    of Loans and OREO .............................         2.46%           2.70%          3.08%
Nonperforming Assets as a Percentage
    of Total Assets ...............................         1.25            1.01           1.44

         Total loans classified for regulatory purposes as loss, doubtful or substandard on the dates indicated were as follows:

                                                SEPTEMBER 30,                  DECEMBER 31,
                                         ---------------------------     -------------------------
                                            1994             1993           1993           1992
                                         -------------    ----------     ----------     ----------
Substandard ...........................   $3,814,065      $4,697,532     $4,382,606     $5,023,970
Doubtful ..............................       67,468         614,702        241,978        801,566
Loss ..................................            0               0              0              0
                                          ----------      ----------     ----------     ----------
Total Loans Classified ................   $3,881,533      $5,312,234     $4,624,584     $5,825,536
                                          ==========      ==========     ==========     ==========
Classified Loans as a Percentage
    of Total Loans ....................         7.10%          10.62%         10.07%         10.80%

         There are no loans, which were current at September 30, 1994, where based upon information known to management at the date hereof serious doubt exists as to the ability of the borrower to comply with the present loan repayment terms other than those described above.

         In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"), which addresses the accounting treatment of certain impaired loans and amends FASB Statements No. 5 and No. 15. In October 1994, the FASB issued Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures ("SFAS 118"), which amended the income recognition and disclosure provisions of SFAS 114. SFAS 114 does not address the overall adequacy of the allowance for loan losses. SFAS 114 and SFAS 118 are effective January 1, 1995. North Bay will adopt SFAS 114 and SFAS 118 on January 1, 1995. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under SFAS 114, impairment is measured based on the present value of the expected future principal and interest cash flows discounted at the loan's contractual effective interest rate. Alternatively, impairment may be measured by using the loan's observable market price or the fair value of the collateral if repayment is expected to be provided solely by the underlying collateral. In management's view, the impact of implementation of SFAS 114 and SFAS 118 will not be material to the financial position or results of operations of North Bay.

         The purpose of the allowance for loan losses is to provide sufficient coverage for future losses in the loan portfolio which can be reasonably anticipated. Management's estimation of the amount of the allowance is based on a continuing evaluation of the loan portfolio and includes such factors as economic conditions, analysis of individual loans, results of regulatory examinations and overall portfolio characteristics and delinquencies.

         As of September 30, 1994, the allowance for loan losses totaled $1,119,000, or 2.05% of total loans. This compares to $1,179,000, or 2.57% of total loans, at December 31, 1993. As of September 30, 1994, and December 31, 1993, respectively, nonperforming loans as a percentage of the allowance for loan losses were 120% and 92%. This increase was caused by the addition of one real estate secured loan in the amount of $247,000 placed in the nonaccrual category during the first nine months of 1994. Management believes that the $1,119,000 allowance, representing approximately 2.05% of total gross loans at September 30, 1994 was adequate for foreseeable losses.

         An analysis of the changes in the allowance for loan losses, including chargeoffs and recoveries stated by loan categories, is presented below.


                                                  NINE MONTHS ENDED                 YEAR ENDED
                                                    SEPTEMBER 30,                  DECEMBER 31,
                                              -------------------------     -------------------------
                                                 1994           1993           1993           1992
                                              ----------     ----------     ----------     ----------
Balance at beginning of period .............  $1,179,032     $1,686,825     $1,686,825     $1,500,572

Chargeoffs:
   Commercial and Industrial................     236,170        248,641        340,796        170,585
   Construction ............................           0        293,370        366,403         40,013
                                              ----------     ----------     ----------     ----------
   Total loans charged off .................     236,170        542,011        707,199        210,598
                                              ----------     ----------     ----------     ----------

Recoveries:
   Commercial and Industrial................      30,761         39,486         49,406          1,849
   Construction ............................      65,444              0              0              0
                                              ----------     ----------     ----------     ----------
   Total recoveries ........................      96,205         39,486         49,406          1,849
                                              ----------     ----------     ----------     ----------

Net loan chargeoffs ........................     205,409        502,525        657,793        208,749
Provision charged to operations ............      80,000        150,000        150,000        395,002
                                              ----------     ----------     ----------     ----------
Balance end of period ......................  $1,119,067     $1,334,300     $1,179,032     $1,686,825
                                              ==========     ==========     ==========     ==========

Ratio of net charged off loans
   during period to average
   loans outstanding .......................        0.10%          0.78%          0.99%          0.38%
Ratio of allowance for loan
   losses to total loans ...................        2.05           2.67           2.57           3.13

         The following table sets forth certain information regarding North Bay's allocation of the allowance for loan losses for the period ending September 30, 1994. Such information is not available for prior periods.


                                                 SEPTEMBER 30, 1994
                                            -----------------------------
                                                           PERCENTAGE OF
                                                             LOANS IN
                                                            CATEGORY TO
                                              AMOUNT        TOTAL LOANS
                                            ----------     --------------
Commercial and Industrial ................  $  484,577          52%
Construction .............................     336,649          10
Commercial Real Estate Mortgage ..........     196,887          20
Residential Real Estate Mortgage .........       1,892           6
Consumer .................................      79,826          12
Unallocated ..............................      19,236          --
                                            ----------         ---
     Total Reserves ......................  $1,119,067         100%
                                            ==========         ===


COMMITMENTS AND LETTERS OF CREDIT

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. North Bay evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by North Bay upon extension of credit, is based on management's credit evaluation.

         Financial instruments whose contract amounts represent credit risk at September 30, 1994 were as follows:

                                                                 AMOUNT
                                                               -----------
Undisbursed loan commitments ................................  $13,769,891
Reserve lines (Cash Plus) ...................................      128,813
Letters of credit ...........................................      696,097
                                                               -----------
   Total ....................................................  $14,594,801
                                                               ===========


LIQUIDITY

         The objective of liquidity management is to maintain sufficient cash flow to satisfy both changes in loan demand and deposit fluctuations while maximizing the yield available from the instruments being used. Liquidity is managed from both the asset and liability sides of the balance sheet. Liquid assets consist of cash and due from banks, interest bearing deposits in other financial institutions, federal funds sold and securities available for sale. On the liability side of the balance sheet, liquidity is provided by lines of credit, borrowings in the capital markets and other liabilities.

         North Bay closely monitors its short-term and long-term liquidity positions. North Bay maintains informal federal funds lines totaling $8 million with three correspondent banks and a $15 million line of credit with the Federal Home Loan Bank of San Francisco, secured by pledged residential real estate mortgage loans and pledged investment securities. North Bay monitors the ratio of loans to deposits and dependence upon large denomination time deposits to ensure its long-term liquidity. The ratio of loans (including loans held for sale) to deposits was 63% and 66% at December 31, 1993 and 1992, respectively. The ratio of loans (including loans held for sale) to deposits was 60% and 63% at September 30, 1994 and 1993, respectively. The ratio of time deposits in denominations of $100,000 or more to total deposits was 16% at December 31, 1993 and 1992. The ratio of time deposits in denominations of $100,000 or more to total deposits was 14% at September 30, 1994.

         The Consolidated Statements of Cash Flows included in the financial statements reflect the liquidity position of North Bay during the last three years and during the nine months ended September 30, 1994 and 1993. Most of this liquidity is created by increases in transaction deposits and time deposits net of investments in loans and investment securities. Deposits increased by $8 million, $10 million and $6 million during 1993, 1992 and 1991, respectively. These funds were invested in securities and used to fund residential mortgage loans held for sale. For the nine-month period ended September 30, 1994, deposits decreased $16.8 million compared to December 31, 1993. This decline was primarily due to a decision by the management of North Bay to decrease the rate paid on certain deposit products, since such deposits were not necessary based on management's decision to discontinue originating mortgages through its Mortgage Division.

         During the nine months ended September 30, 1994 real estate mortgage loans held for sale decreased by $23 million compared to December 31, 1993, offset partially by a decline in deposits. Excess cash equivalents of $6 million were invested in short-term securities. During the same period in 1993, mortgage loans held for sale increased by $9 million and the investment portfolio increased by $1 million, offset by a decrease of $4 million in portfolio loans.

INTEREST RATE SENSITIVITY

         The operating income and net income of North Bay depend to a substantial extent on "rate differentials," i.e., the difference between the income North Bay receives from loans, securities and other earning assets, and the interest expense it pays on deposits and other liabilities.

         The interest rate sensitivity is measured over time and is based on North Bay's ability to reprice its assets and liabilities. The opportunity to reprice assets in the same dollar amounts and at the same time as liabilities tends to minimize interest rate risk in any interest rate environment. The difference between the amount of assets and liabilities repricing at the same time is referred to as the "gap." This represents the risk, or opportunity, in repricing. Fluctuation in interest rates in the market place exposes North Bay to potential gains and losses. These market fluctuations have a two-fold effect upon North Bay; they influence the direction of future net interest income either upward or downward and they determine the market value of North Bay's portfolio of rate sensitive assets and liabilities in a reciprocal direction. Because of the possible influence of unpredictable and uncontrollable external forces, management and the Board of Directors of North Bay have established limits of interest rate risk which they have deemed acceptable and measure the current exposure against those limits. At September 30, 1994, management believed that North Bay's exposure to interest rate risk was within these Board established limits.

         The following interest sensitivity analysis provides a simplified representation of the exposure at a point in time. The asset/liability management process relies upon a periodic, in-depth analysis of balance sheet dynamics.

         The following table presents the interest rate sensitivity of North Bay's assets and liabilities at September 30, 1994:

                                                                     AMOUNTS REPRICEABLE
                                              ---------------------------------------------------------------
                                                          1 DAY TO 3       3 TO 12       1 TO 5       AFTER 5
                                               1 DAY        MONTHS         MONTHS         YEARS        YEARS
                                              --------    ----------      --------      --------     --------
                                                                   (DOLLARS IN THOUSANDS)

Interest earning assets
    Loans ..................................  $ 25,720      $ 10,480      $  8,783      $  9,727     $  1,846
    Securities .............................     7,159         5,366         9,366        16,087        1,537
                                              --------      --------      --------      --------     --------
Total interest earning assets ..............  $ 32,879      $ 15,846      $ 18,149      $ 25,814     $  3,383
                                              ========      ========      ========      ========     ========

Interest bearing liabilities
    Interest bearing checking accounts .....  $ 35,607      $   --        $   --        $   --       $   --
    Savings accounts .......................    20,625          --            --            --           --
    Time deposits ..........................      --           7,621        12,611         1,238         --
    Other borrowings .......................     4,770          --            --            --           --
                                              --------      --------      --------      --------     --------
Total interest bearing liabilities .........  $ 60,963      $  7,621      $ 12,611      $  1,238     $      0
                                              ========      ========      ========      ========     ========

Interest sensitivity gap per period ........  $(28,084)     $  8,225      $  5,538      $ 24,576     $  3,383
Cumulative interest sensitivity gap ........   (28,084)      (19,859)      (14,321)       10,255       13,638
Cumulative interest sensitivity
    gap as a percentage of total
    interest earning assets ................    (29.23)%      (20.67)%      (14.91)%       10.67%       14.20%
Cumulative ratio of interest sensitive
    assets to interest sensitive
    liabilities ............................      0.54          0.71          0.82          1.12         1.17

         Floating rate loans are shown as maturing at the earliest repricing date. Interest bearing checking accounts and savings accounts are shown as maturing immediately. Noninterest bearing checking accounts, which are considered core deposits, tend not to be sensitive to changes in interest rates and are not included. All other categories are repriced by maturity date.

CAPITAL

         The Federal Reserve Board, Office of the Comptroller of the Currency (the "Comptroller") and FDIC have adopted guidelines designed to make capital requirements more sensitive to differences in risk among banking organizations, including off-balance sheet exposures, and to make the definition of bank capital more uniform internationally. Under these risk-based capital guidelines, a financial institution is required to maintain total capital equal to at least 8% of its assets, weighted by risk. Additionally, to be considered well capitalized, a financial institution must maintain total capital equal to at least 10% of risk adjusted assets.

         At September 30, 1994, North Bay's ratios of Tier I and total capital to risk-weighted assets were 15.28% and 16.54%, respectively, significantly above regulatory requirements. This compares to 11.71% (Tier I ratio) and 12.96% (Total capital ratio) at December 31, 1993. North Bay's leverage ratio of 8.50% at September 30, 1994 was almost three times the regulatory minimum of 3%.

INVESTMENT SECURITIES

         Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

         The following table sets forth the carrying value of investment securities as of December 31, 1993 and 1992.

                                                               CARRYING VALUE
                                                             AS OF DECEMBER 31,
                                                          ------------------------
                                                              1993         1992
                                                          -----------  -----------
U.S. Treasury Securities ...............................  $15,552,076  $12,660,194
U.S. Government Agencies ...............................    4,999,021    4,038,193
Obligations of States and Political Subdivisions .......    1,203,631    3,297,250
Other Securities .......................................      573,596      561,596
                                                          -----------  -----------
                                                          $22,328,324  $20,557,233
                                                          ===========  ===========

         Summary yield and maturity information regarding North Bay's investment securities available-for-sale and investment securities held-to-maturity portfolios at September 30, 1994 are set forth in the following table.

                                    IN ONE YEAR      AFTER ONE THROUGH    AFTER FIVE THROUGH
                                      OR LESS            FIVE YEARS            TEN YEARS       AFTER TEN YEARS          TOTAL
                                ------------------   ------------------   ------------------   ----------------  ------------------
                                  AMOUNT     YIELD     AMOUNT     YIELD    AMOUNT      YIELD    AMOUNT    YIELD     AMOUNT    YIELD
                                -----------  -----   -----------  -----   --------     -----   --------   -----  -----------  -----
Securities Available for Sale
U.S. Treasury Securities......  $        --     --%  $        --     --%  $     --        --%  $     --     --%  $        --     --%
Obligations of States and
   Political Subdivisions ....           --     --            --     --         --        --         --     --            --     --
Other Securities .............           --     --            --     --         --        --    501,196   5.69       501,196   5.69
                                -----------   ----   -----------   ----   --------      ----   --------   ----   -----------   ----
   Estimated Fair Value.......  $        --     --%  $        --     --%  $     --        --%  $501,196   5.69%  $   501,196   5.69%
                                -----------   ----   -----------   ----   --------      ----   --------   ----   -----------   ----

Securities Held to Maturity
U.S. Treasury Securities......  $10,748,084   4.63%  $14,826,505   5.91%  $     --        --%  $     --     --%  $25,574,590   5.37%
Obligations of States and
   Political Subdivisions ....      434,512   5.68     1,248,140   6.50    749,116      7.92    285,406   8.13     2,717,176   6.39
Other Securities .............           --     --            --     --         --        --         --     --            --     --
                                -----------   ----   -----------   ----   --------      ----   --------   ----   -----------   ----
   Carrying Value ............   11,102,595   4.67%   16,074,646   5.95%   749,116      7.92%   285,406   8.13%   28,291,766   5.52%
                                -----------   ----   -----------   ----   --------      ----   --------   ----   -----------  ----
   Estimated Fair Value.......  $11,143,257          $15,893,266          $741,751             $285,406          $28,063,680
                                ===========          ===========          ========             ========          ===========

         The weighted average yield has been computed by dividing interest income, including the accretion of discounts and the amortization of premiums, by the cost of the securities. The weighted average yield of tax-exempt obligations has been calculated on a tax equivalent basis. The amount of the tax equivalent adjustments of interest are based on the corporate federal statutory tax rate of 34%.

         For information concerning the market value of the investment portfolio as of December 31, 1993 and 1992, see Note 2 of the Notes to Consolidated Financial Statements of North Bay.

DEPOSITS

         The following table sets forth, by time remaining to maturity, North Bay's domestic time deposits in amounts of $100,000 or more.

                                                    SEPTEMBER 30,
                                                        1994
                                                   --------------
                                                   (IN THOUSANDS)
Time remaining to maturity:
    3 months or less ..........................        $ 4,379
    Over 3 through 6 months ...................          6,994
    Over 6 through 12 months ..................            920
    Over 12 months ............................            310
                                                       -------
       Total ..................................        $12,603
                                                       =======

IMPACT OF INFLATION

         Inflation affects North Bay's financial position as well as its operating results. It is management's opinion that the effect of inflation on the financial statements has not been material.

SELECTED RATIOS

         The following table sets forth North Bay's return on average assets and average equity, as well as North Bay's dividend payout ratio.

                                          NINE MONTHS              YEAR ENDED
                                      ENDED SEPTEMBER 30,         DECEMBER 31,
                                      -------------------       ----------------
                                       1994          1993       1993        1992
                                      -----         -----       ----       -----
Return on average assets ..........    0.33%         0.20%      0.32%       0.94%
Return on average equity ..........    3.82          2.50       3.91       11.97
Dividend payout ratio .............      --            31         15          --

                 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

GENERAL

         Westamerica and North Bay are incorporated under and subject to all of the provisions of the GCL.

         Upon consummation of the Merger, except for those persons, if any, who perfect appraisal rights under the GCL (see "Dissenters' Rights of Appraisal"), the shareholders of North Bay will become shareholders of Westamerica.

         Westamerica is a California corporation and, accordingly, is governed by the GCL and by its Articles of Incorporation (the "Westamerica Articles") and Bylaws (the "Westamerica Bylaws"). While North Bay is also governed by the GCL, its Articles of Incorporation (the "North Bay Articles") and Bylaws (the "North Bay Bylaws") differ in certain material respects from the Westamerica Articles and Westamerica Bylaws. In addition, unlike North Bay Common Stock, each outstanding share of Westamerica Common Stock is accompanied by Rights. See "Description of Westamerica Capital Stock and Indebtedness--Shareholder Rights Plan."

         The following is a general comparison of certain similarities and material differences between the rights of Westamerica shareholders and the rights of North Bay shareholders under their respective Articles of Incorporation and Bylaws. This discussion is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the GCL, the common law thereunder and the full text of the Westamerica Articles, Westamerica Bylaws, North Bay Articles and North Bay Bylaws.


CERTAIN ANTI-TAKEOVER MEASURES



        Some of the provisions in the Westamerica Articles and the Westamerica Bylaws discussed below may deter efforts to obtain control of Westamerica on a basis which some shareholders might deem favorable. Such provisions are designed to encourage any person attempting a change in control of Westamerica to enter into negotiations with the Board of Directors of Westamerica. For example, the Westamerica Articles contain an "interested person" provision, requiring the affirmative vote of more than a majority of the outstanding shares of Westamerica Common Stock for certain transactions with an "interested person," including a sale of assets, merger or consolidation transaction. See "Westamerica 'Interested Person' Provisions." In addition, the Westamerica Board of Directors is authorized to issue Preferred Stock or Class B Common Stock which may have the effect of delaying or preventing a change in control of Westamerica. See "Description of Westamerica Capital Stock and Indebtedness--Preferred Stock and Class B Common Stock." The foregoing anti-takeover measures may decrease the likelihood that a person or group would obtain control of Westamerica or may perpetuate incumbent management.


QUORUM REQUIREMENTS

         The Westamerica Bylaws provide that the presence in person or by proxy of the holders of one-third of the shares entitled to vote at any meeting of the shareholders shall constitute a quorum for the transaction of business. The North Bay Bylaws require the presence in person or by proxy of the holders of a majority of the shares entitled to vote for a quorum to exist.


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

         Section 317 of the GCL ("Section 317") expressly grants to each California corporation the power to indemnify its directors, officers and agents against certain liabilities and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that such rights are authorized in the corporation's articles of incorporation. Indemnification may not be made, however, with respect to liability incurred in connection with any of the following acts for which the liability of directors may not be limited under the GCL: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived a personal benefit; (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) acts or omissions arising out of certain interested party transactions; or (vii) acts in connection with illegal distributions, loans or guarantees.

         With respect to all proceedings other than shareholder derivative actions, Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred by him in connection with the proceeding.

         The Westamerica Articles and North Bay Articles both eliminate the liability of their directors for monetary damages to the fullest extent permissible under California law and grant to Westamerica and North Bay the power to indemnify their directors, officers and agents through agreements with such persons or through bylaw provisions, or both, in excess of the indemnification otherwise permitted by Section 317, subject to applicable statutory prohibitions upon indemnification.

         The Westamerica Bylaws obligate Westamerica to indemnify its directors and provide that Westamerica has the right but not the obligation to indemnify its officers and other agents against liabilities and expenses incurred in the performance of their duties, subject to the prohibitions of the GCL. The North Bay Bylaws provide that North Bay is obligated to indemnify its agents (including directors, officers, other employees and agents) against liabilities and expenses incurred if they are sued in their capacities as agents of North Bay or any predecessor corporation or any other organization at North Bay's request, subject to the prohibitions in the GCL.

         Both Westamerica and North Bay maintain directors' and officers' liability insurance policies that indemnify their directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, Westamerica has entered into separate indemnification agreements with its directors and officers that require Westamerica, among other things, (i) to maintain directors' and officers' insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as agents of Westamerica to the fullest extent permitted by California law.



         The Westamerica Bylaws and indemnification agreements with its directors entitle the directors of Westamerica to be indemnified against liabilities and reasonable expenses incurred in connection with any claims brought against them by reason of the fact that they are or were directors and are expressly stated to be contract rights. Westamerica directors have been granted the right to be paid by Westamerica the expenses incurred in defending the proceedings specified above in advance of their final disposition, but the indemnification agreements require the directors to undertake to return any amounts advanced to the extent that it is ultimately determined that they were not legally entitled be indemnified by Westamerica in the proceeding. The Westamerica Bylaws and the indemnification agreements grant to the directors the right to bring suit against Westamerica to recover unpaid amounts claimed with respect to indemnification and any expenses incurred in bringing such an action. The Westamerica Bylaws and the indemnification agreements provide that while it is a defense to such a suit that indemnification is prohibited by the GCL, the burden of proving such a defense is on Westamerica.

         The Westamerica Bylaws and the indemnification agreements obligate Westamerica to indemnify its directors except (i) where such indemnification is prohibited by law; (ii) with respect to settlements made by the directors without the prior approval of Westamerica; and (iii) for any expenses or liabilities incurred in connection with proceedings brought by the directors against Westamerica, other than actions brought to enforce its indemnification obligations.

        Federal law authorizes the FDIC to limit, by regulation or order, the payment of indemnification by insured banks or bank holding companies to their directors and officers. Pursuant to this authority, the FDIC has proposed a regulation that permits the payment of indemnification by banks and bank holding companies to institution-affiliated directors, officers and other parties only if certain requirements are satisfied. If adopted as presently written, this regulation would permit an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution's board of directors, in good faith, certifies in writing that the individual has a substantial likelihood of prevailing on the merits and that the payment of indemnification will not adversely affect the institution's safety and soundness. An institution's board of directors is obligated to cease making or authorizing indemnification payments in the event that it believes, or reasonably should believe, that the conditions discussed in the preceding sentence are no longer being met. Further, an institution's board of directors must provide the FDIC and any other appropriate bank regulatory agency with prior written notice of any authorization of indemnification. In addition, indemnification payments related to an administrative proceeding or civil action instituted by an appropriate federal bank regulatory agency are limited to the payment or reimbursement of reasonable legal or other professional expenses. Finally, the director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from certain institutional activity.


        The drafters of the proposed regulation expressly state that the regulation is intended to apply to existing agreements between institutions and institution-affiliated parties to make indemnification payments in the future. If the proposed regulation is placed into effect, therefore, it may be applied retroactively to indemnification agreements presently existing between Westamerica and North Bay and their respective directors and officers.


SHAREHOLDER MEETINGS AND ACTION BY WRITTEN CONSENT

         The Westamerica Bylaws and the North Bay Bylaws are similar in their requirements for shareholder action by written consent, including the requirement for unanimous written consent for the election of directors. The Westamerica Bylaws and the North Bay Bylaws permit a director to be elected at any time to fill a vacancy on the board of directors that has not been filled by the directors by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors.


AMENDMENT OF BYLAWS

         Both the Westamerica Bylaws and the North Bay Bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. The Westamerica Bylaws require that if the Westamerica Articles set forth the number of authorized directors of Westamerica, the authorized number of directors may be changed only by an amendment of the Westamerica Articles. The North Bay Bylaws allow for the change in the number of directors by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote.

         Subject to the rights of shareholders to amend the bylaws, both the Westamerica Bylaws and the North Bay Bylaws provide that the bylaws may be adopted, amended or repealed by their respective Boards of Directors.


FILLING VACANCIES ON THE BOARD OF DIRECTORS

         The Westamerica Bylaws provide that vacancies occurring on the Westamerica Board of Directors may be filled by a vote of a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the shareholders or by court order may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting or by written consent of a majority of the outstanding shares entitled to vote. The Westamerica Bylaws also provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors, except that any election by written consent, other than to fill a vacancy created by removal of a director, requires the consent of a majority of the outstanding shares entitled to vote. In addition, the GCL provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office, (i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for such directors may call a special meeting of shareholders; or (ii) the California Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire Board of Directors.

         The North Bay Bylaws are comparable.


NOTICE OF SHAREHOLDER BUSINESS

         Under the Westamerica Bylaws, a shareholder must give 14 to 50 days prior notice to Westamerica's Corporate Secretary of any business the shareholder wishes to bring before an annual meeting of shareholders, except that if less than 21 days notice of the date of the meeting is given to shareholders, a shareholder must provide notice to Westamerica within seven days of the date Westamerica mailed notice of the annual meeting. The notice must contain a brief description of the business that the shareholder wishes to bring before the meeting, the reasons for conducting such business at the meeting, the name and residential address of the proposing shareholder, the number of shares the shareholder owns and any material interest of the shareholder in the business that the shareholder wishes to bring before the meeting.

         No comparable restrictions upon the right of North Bay shareholders to bring matters before the annual meeting of shareholders are contained in the North Bay Bylaws.


NOTICE OF DIRECTOR NOMINATIONS

         Under the Westamerica Bylaws, a shareholder must give 14 to 50 days prior notice to Westamerica's Corporate Secretary if the shareholder wishes to nominate any person for election as a Westamerica director at any meeting called for the election of directors, except that if less than 21 days notice of the meeting is given to shareholders, a shareholder must provide notice to Westamerica within seven days of the date Westamerica mailed notice of the meeting. The notice of the shareholder to nominate must contain the following information: the name and address of each proposed nominee; the principal occupation of each proposed nominee; the total number of shares of stock of Westamerica that the shareholder expects will be voted for each proposed nominee; the name and residence address of the shareholder; and the number of shares of stock of Westamerica owned by the shareholder.

         Under the North Bay Bylaws, a shareholder must give 21 to 60 days prior written notice delivered or mailed to the President of North Bay if the shareholder wishes to nominate any person for election as a North Bay director at any meeting called for the election of directors, except that if less than 21 days notice of the meeting is given to shareholders, a shareholder must provide notice to North Bay's president within ten days of the date North Bay mailed the notice of the meeting and if notice of the meeting is sent to shareholders via third-class mail, no notice of intention to make nominations is required of the shareholders. The notice of the shareholder to nominate must contain the following information: the name and address of each proposed nominee; the principal occupation of each proposed nominee; the number of shares of capital stock of North Bay owned by each proposed nominee; the name and residence address of the notifying shareholder; and the number of shares of capital stock of North Bay owned by the notifying shareholder.

WESTAMERICA "INTERESTED PERSON" PROVISION

         The Westamerica Articles contain an "interested person" provision which applies to transactions with persons or entities holding 10% or more of the outstanding shares of Westamerica Common Stock (an "Interested Person"). Subject to certain exceptions, the Interested Person provision requires that the affirmative vote of 80% of the outstanding shares of Westamerica Common Stock is required to authorize any of the following transactions with an Interested
Person: (i) a merger or consolidation; (ii) the sale or disposition of all or a substantial part of Westamerica's assets to an Interested Person; (iii) the purchase or other acquisition by Westamerica of all or a substantial part of the assets of an Interested Person; or (iv) any other transaction with an Interested Person which requires the approval of the Westamerica shareholders pursuant to the GCL.

         The special approval requirements of the Interested Person provision do not apply if the transaction in question was (i) approved by the Westamerica Board of Directors before the other person or entity involved became an Interested Person; or (ii) approved by a majority of the Westamerica Board of Directors while the other person or entity was an Interested Person and the consideration to be received by Westamerica shareholders is not less per share than the highest price per share (including brokerage commissions and/or dealer fees) paid by the Interested Person for any shares of Westamerica stock from the time the Interested Person obtained beneficial ownership in excess of 5% of the outstanding shares of Westamerica Common Stock. This Interested Person provision may have the effect of deterring efforts to change control of Westamerica on a basis which some shareholders may deem favorable.

         The North Bay Articles do not contain an "interested person" provision or similar provision restricting the ability of any person to acquire control of North Bay.


           DESCRIPTION OF WESTAMERICA CAPITAL STOCK AND INDEBTEDNESS

         The authorized capital stock of Westamerica consists of 20,000,000 shares of Westamerica Common Stock, without par value, and 1,000,000 shares each of Class B Common Stock and Preferred Stock. As of the Record Date, 9,236,870 shares of Westamerica Common Stock and no shares of either the Class B Common Stock or the Preferred Stock were outstanding and an additional 17,809 shares of the authorized Westamerica Common Stock were available for future grant and reserved for issuance to holders of outstanding stock options and restricted performance shares under Westamerica's stock option plans.


COMMON STOCK

         Holders of Westamerica Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the Westamerica Bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by Westamerica's Board of Directors. There are legal and regulatory restrictions on the ability of Westamerica to declare and pay dividends. See "Market Price and Dividend Information--Dividends and Dividend Policy." Westamerica is also subject to certain restrictions on its ability to pay dividends and the amount thereof under the terms of certain of its debt agreements. See "--Debt Agreements." In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference for securities with a priority over the Westamerica Common Stock. Attached to each outstanding share of Westamerica Common Stock is a Right which entitles the holder to certain rights as set forth in the Amended and Restated Rights Agreement. See "--Shareholder Rights Plan." Shareholders of Westamerica Common Stock have no preemptive or conversion rights. Westamerica Common Stock is not subject to calls or assessments. The transfer agent and registrar for Westamerica Common Stock is Chemical Trust Company of California.

PREFERRED STOCK AND CLASS B COMMON STOCK

         The Westamerica Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of the Preferred Stock and the Class B Common Stock and may establish series of such stock and determine the variations between series. If and when any Preferred Stock is issued, the holders of Preferred Stock may have a preference over holders of Westamerica Common Stock upon the payment of dividends, upon liquidation of Westamerica, in respect of voting rights and in the redemption of the capital stock of Westamerica. The Westamerica Articles provide that except as otherwise provided by law or by the Westamerica Board of Directors, shares of Class B Common Stock shall have no voting rights. The issuance of any Preferred Stock or Class B Common Stock may have the effect of delaying, deferring or preventing a change in control of Westamerica without further action of its shareholders. The issuance of such stock with voting and conversion rights may adversely affect the voting power of the holders of Westamerica Common Stock. Westamerica has no present plans to issue any shares of Preferred Stock or Class B Common Stock.


DEBT AGREEMENTS

         Westamerica is a party to certain debt agreements containing restrictions on the payment of dividends and the amount thereof, as well as financial and other covenants, as described below.

         Westamerica entered into a Consolidated Note Agreement dated May 15, 1984 (the "Consolidated Note Agreement") with certain institutional investors, pursuant to which one promissory note (the "Note") was outstanding with an aggregate principal amount of $1,100,000 as of September 30, 1994, which, among other things, restricted Westamerica's ability to pay cash dividends. In October 1994, the Note was fully paid by Westamerica.

         Westamerica, as successor in interest to Napa Valley Bancorp, is party to that certain Note Purchase Agreement, dated as of May 25, 1988 (the "NVBC Note Purchase Agreement"), with an institutional investor, pursuant to which Napa Valley Bancorp issued $5,000,000 aggregate principal amount of its 10.87% Senior Notes due June 30, 1995 (the "NVBC Notes"). As of September 30, 1994, the entire $5,000,000 aggregate principal amount of the NVBC Notes was outstanding. The NVBC Note Purchase Agreement contains certain restrictions on, among other things, Westamerica's rights to (i) subject its property to liens; (ii) incur indebtedness; (iii) permit certain of its subsidiaries to incur indebtedness;
(iv) enter into certain leases for real and personal property; (v) pay cash dividends on Westamerica Common Stock; and (vi) sell, lease, transfer or otherwise dispose of all or any part of its property if such transaction involves a substantial part of its property. In addition, the NVBC Note Purchase Agreement prohibits Westamerica from merging with any person unless the entity into which Westamerica is merged expressly assumes the due and punctual payment of the principal and interest on the NVBC Notes and certain additional conditions are satisfied.

         The Consolidated Note Agreement and the NVBC Note Purchase Agreement do not prohibit Westamerica from executing and delivering the Agreements or consummating the Merger.


SHAREHOLDER RIGHTS PLAN

         On December 18, 1986, the Board of Directors of Westamerica adopted a "Shareholder Rights Plan" by declaring a dividend distribution of one Right for each outstanding share of Westamerica Common Stock, payable to shareholders of record on January 20, 1987 and future Westamerica Shares. The terms of the Rights were amended by the Westamerica Board of Directors on September 28, 1989. When exercisable, each Right entitles the holder to purchase from Westamerica one share of Westamerica Common Stock at a price of $65 per share (the "Exercise Price"), subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement. Pursuant to an Appointment and Acceptance Agreement effective May 25, 1992, Chemical Trust Company of California was substituted as the Rights Agent under the Amended and Restated Rights Agreement.

         Until a Distribution Date occurs, as described below, the Rights are not exercisable and remain attached to the shares of Westamerica Common Stock associated therewith. The Rights will become exercisable and trade separately from the Westamerica Common Stock and a Distribution Date will occur on the tenth day (or such later date as a majority of the Westamerica Board of Directors may determine) following the earlier to occur of (i) a public announcement that an Acquiring Person has become the beneficial owner of securities having 15% or more of Westamerica's voting power; or (ii) ten days (unless such date is extended by the Westamerica Board of Directors) following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any Acquiring Person having beneficial ownership of securities having 15% or more of such voting power.


         Unless the Rights are earlier redeemed, in the event that a person or group of affiliated or associated persons becomes the beneficial owner of securities having 15% or more of the voting power of all then outstanding voting securities of Westamerica (unless pursuant to a tender or exchange offer for all outstanding shares of Westamerica Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of Westamerica to be in the best interests of Westamerica and its shareholders), then each holder of a Right (other than an Acquiring Person, whose rights will thereupon become null and void) will for at least a 60-day period thereafter have the right to receive upon exercise that number of shares of Westamerica Common Stock having a market value of twice the exercise price of the Right, to the extent available. If a sufficient number of shares are not available, the holder will also receive a common stock equivalent (such as preferred stock or another equity security with at least the same economic value as the Westamerica Common Stock) which, together with the Westamerica Common Stock received, has an aggregate market value of twice the exercise price of the Right (the "Subscription Right").


         Unless the Rights are earlier redeemed, in the event that, after the first date of public announcement by Westamerica or an Acquiring Person that an Acquiring Person exists, (i) Westamerica is acquired in a merger or consolidation; (ii) any bank subsidiary of Westamerica is acquired in a merger or consolidation; or (iii) 50% or more of Westamerica's assets or earnings power are sold, then each holder of a Right (other than such Acquiring Person) will thereafter have the right to receive, upon exercise and payment of the exercise price of the Right, that number of shares of common stock of the surviving entity in the business combination, which at the time of such transaction would have a market value of at least two times the exercise price of the Right.

         At any time prior to a person becoming an Acquiring Person without Westamerica's consent, Westamerica may redeem the Rights in whole, but not in part, at a price of $0.05 per Right (the "Redemption Price"). The Rights may also be redeemed under certain circumstances: (i) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as an Acquiring Person beneficially owns securities having less than 15% of Westamerica's voting power and at the time of redemption there are no other persons who are Acquiring Persons; or (ii) in connection with a business combination involving Westamerica but not involving an Acquiring Person.


         Immediately upon the action of the Westamerica Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Unless earlier redeemed by Westamerica, the Rights will expire at the close of business on December 31, 1999. The foregoing description of the Amended and Restated Rights Agreement and the Rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement and the Appointment and Acceptance Agreement.


         The Westamerica Shareholder Rights Plan may discourage or make more difficult or expensive certain mergers, tender offers or other purchases of Westamerica Common Stock. The Westamerica Shareholder Rights Plan therefore may deprive shareholders in certain circumstances of an opportunity to sell some or all of their shares at a premium over then prevailing market prices. Moreover, the Westamerica Shareholder Rights Plan may decrease the likelihood that a person or group would take control of Westamerica through such a tender offer, merger or other purchase of stock and remove incumbent management even if the holders of a majority of Westamerica's voting stock would favor such a change of control. Dilution of stock interests under the Westamerica Shareholder Rights Plan generally would not result from a proxy contest to take control of Westamerica, even if the proxy contest were to be successful. However, the Westamerica Shareholder Rights Plan will effectively limit to less than 15% the percentage of the Westamerica Common Stock outstanding which may be beneficially owned by the person or group soliciting proxies in opposition to the Westamerica Board of Directors. This may discourage a person or group from waging, or decrease its prospects for winning, a proxy contest.

         North Bay does not have a plan comparable to the Westamerica Shareholder Rights Plan.


                     DESCRIPTION OF NORTH BAY CAPITAL STOCK

         The authorized stock of North Bay consists of 20,000,000 shares of North Bay Common Stock, no par value, and 5,000,000 shares of Serial Preferred Stock. As of the Record Date, 1,128,548 shares of North Bay Common Stock and no shares of North Bay Serial Preferred Stock were issued and outstanding. An additional 70,012 shares of North Bay Common Stock were reserved for issuance to holders of outstanding and unexercised stock options under the North Bay Stock Option Plan. No shares of North Bay Common Stock were available for the issuance of additional stock options.

COMMON STOCK

         Each shareholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by shareholders. In any election of directors, each shareholder has the right to cumulate votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distributing such number of votes among as many candidates as the shareholder sees fit. Shareholders have no preemptive rights or other rights to subscribe for additional shares. There are no conversion rights, redemption rights, or sinking fund provisions with respect to shares of Common Stock.

         Holders of the Common Stock of North Bay are entitled to such dividends as may be declared by the Board of Directors. There are regulatory restrictions on the ability of North Bay to declare and pay dividends. See "Market Price and Dividend Information--Dividends and Dividend Policy." On liquidation, dissolution, or winding up of North Bay, holders of North Bay Common Stock will be entitled to receive pro rata the net assets of North Bay remaining after the payment of all creditors.

         North Bay Common Stock is not subject to calls or assessment. The transfer agent and registrar of North Bay Common Stock is First Interstate Bank of California.


SERIAL PREFERRED STOCK

         The Preferred Stock is issuable in classes and series with such designations, full or limited voting rights or without voting rights, redemption provisions, sinking fund provisions, dividend rates, liquidation and conversion rights and other preferences and limitations as may be determined by the Board of Directors of North Bay, without shareholder approval. The Board of Directors has no present intention to issue any Serial Preferred Stock.


                                    EXPERTS

The Consolidated Financial Statements of Westamerica as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG and Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.


         The Consolidated Financial Statements of North Bay as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, included herein and elsewhere in this Proxy
Statement/Prospectus have been included herein and in the Registration Statement in reliance upon the report of Arthur Andersen LLP, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The Consolidated Financial Statements of CapitolBank as of and for the year ended December 31, 1993, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The Consolidated Financial Statements of CapitolBank as of December 31, 1992, and for each of the years in the two-year period ended December 31, 1992, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Arthur Andersen LLP, independent public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

         The Consolidated Financial Statements of PV Financial as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Grant Thornton, independent certified public accountants, incorporated hereby by reference, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

         The validity of the shares of Westamerica Common Stock offered hereby and certain legal matters in connection with the Merger will be passed upon for Westamerica by Pillsbury Madison & Sutro, San Francisco, California.


                            SOLICITATION OF PROXIES

         North Bay will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of North Bay may solicit proxies from the shareholders by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and North Bay will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.


                         PROPOSALS OF SECURITY HOLDERS


         As specified in North Bay's Proxy Statement dated April 7, 1994, the deadline for shareholders to submit proposals for inclusion in the proxy statement and form of proxy for the 1995 Annual Meeting of Shareholders of North Bay was November 7, 1994. All proposals should be submitted by certified mail, return-receipt requested, to the Secretary, North Bay, 350 Ignacio Boulevard, Novato, California 94949. However, if the Merger is consummated as contemplated by the Agreements, North Bay will no longer exist as a separate legal entity and there will be no 1995 North Bay Annual Meeting of Shareholders.


        Proposals of shareholders of Westamerica to be considered for inclusion in Westamerica's proxy statement for the 1996 annual meeting must be received at Westamerica's executive offices, 1108 Fifth Avenue, San Rafael, California 94901, no later than November 21, 1995.

               INDEX TO NORTH BAY BANCORP FINANCIAL STATEMENTS


                                                                                                   Page
                                                                                                   ----
                                   AUDITED FINANCIAL STATEMENTS

Report of Independent Public Accountants ........................................................   F-2

Consolidated Balance Sheets as of December 31, 1993 and 1992 ....................................   F-3

Consolidated Statements of Operations for the Years Ended December 31, 1993, 1992 and 1991 ......   F-4

Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1993,
         1992 and 1991 ..........................................................................   F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1992 and 1991 ......   F-6

Notes to Consolidated Financial Statements (December 31, 1993) ..................................   F-7

                                  UNAUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 1994 (Unaudited) and December 31, 1993 ..........  F-20

Consolidated Statements of Operations for the Nine Months Ended September 30, 1994 and 1993
         (Unaudited) ............................................................................  F-21

Consolidated Statement of Changes in Shareholders' Equity for the Nine Months Ended September 30,
         1994 (Unaudited) and the Year Ended December 31, 1993 ..................................  F-23

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1994 and 1993
         (Unaudited) ............................................................................  F-24

Notes to Unaudited Interim Consolidated Financial Statements (September 30, 1994) ...............  F-25

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of North Bay Bancorp:

         We have audited the accompanying consolidated balance sheets of NORTH BAY BANCORP (a California corporation) AND SUBSIDIARIES as of December 31, 1993 and 1992, and the related consolidated statements of operation, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Bay Bancorp and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.


Arthur Andersen LLP

San Francisco, California
February 4, 1994

                       NORTH BAY BANCORP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                            AS OF DECEMBER 31,
                                                                            1993          1992
                                                                        ------------  ------------
ASSETS

Cash and due from banks ..............................................  $ 10,159,649  $  7,488,684
Interest-bearing deposits in other banks .............................          --         398,000
Federal funds sold ...................................................    16,000,000    15,300,000
                                                                        ------------  ------------
       Cash and Cash Equivalents .....................................    26,159,649    23,186,684
                                                                        ------------  ------------

Investment securities
   market value of $22,411,919 and $20,680,822 at
   December 31, 1993 and 1992, respectively ..........................    22,328,324    20,557,233

Loans
   net of allowance for loan losses of $1,179,032 and
   $1,686,825 at December 31, 1993 and 1992, respectively ............    44,730,387    52,265,655

Loans held for sale ..................................................    24,472,517    14,625,093

Premises and equipment, net ..........................................     3,668,651     3,171,249
Interest receivable and other assets .................................     2,519,723     1,890,856
                                                                        ------------  ------------
       Total Assets ..................................................  $123,879,251  $115,696,770
                                                                        ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:
  Demand .............................................................  $ 20,149,846  $ 16,128,763
  Interest-bearing transaction .......................................    44,120,479    41,705,338
  Savings ............................................................    16,752,698    12,361,959
  Time ...............................................................    28,152,868    30,970,580
                                                                        ------------  ------------
    Total Deposits ...................................................   109,175,891   101,166,640

Other borrowed funds .................................................     4,499,469     4,572,168
Interest payable and other liabilities ...............................       703,688       770,137
                                                                        ------------  ------------
       Total Liabilities .............................................   114,379,048   106,508,945
                                                                        ------------  ------------

COMMITMENTS AND CONTINGENT LIABILITIES ...............................          --            --

SHAREHOLDERS' EQUITY
   Serial preferred stock, no par value;
     5,000,000 shares authorized, no shares issued ...................          --            --
   Common stock, no par value; 20,000,000 shares
     authorized, 1,064,899 shares issued and
     outstanding at December 31, 1993 and 1992 .......................     5,404,608     5,404,608
   Additional paid-in capital ........................................        80,803        80,803
   Retained earnings .................................................     4,014,792     3,702,414
                                                                        ------------  ------------
       Total Shareholders' Equity ....................................     9,500,203     9,187,825
                                                                        ------------  ------------
       Total Liabilities and Shareholders' Equity ....................  $123,879,251  $115,696,770
                                                                        ============  ============

The accompanying notes are an integral part of these statements.

                       NORTH BAY BANCORP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                1993         1992         1991
                                                            -----------   ----------   ----------
INTEREST INCOME
  Interest and fees on loans .............................  $ 5,455,502   $7,197,303   $8,567,521
  Interest on interest-bearing deposits in other banks ...       11,295        9,220        5,355
  Interest on investment securities ......................    1,045,989      883,670      440,150
  Interest on federal funds sold .........................      275,359      324,222      568,523
                                                            -----------   ----------   ----------
      Total interest income ..............................    6,788,145    8,414,415    9,581,549

INTEREST EXPENSE
  Interest on interest-bearing transaction deposits ......      965,901    1,171,322    1,451,262
  Interest on savings deposits ...........................      385,649      325,008      376,305
  Interest on time deposits ..............................    1,085,808    1,621,083    2,733,789
  Interest on other borrowed funds .......................       49,260       69,566       84,401
                                                            -----------   ----------   ----------
      Total interest expense .............................    2,486,618    3,186,979    4,645,757
                                                            -----------   ----------   ----------
      Net interest income ................................    4,301,527    5,227,436    4,935,792

PROVISION FOR LOAN LOSSES ................................      150,000      395,002      623,000
                                                            -----------   ----------   ----------
      Net interest income after provision
        for loan losses ..................................    4,151,527    4,832,434    4,312,792

NON-INTEREST INCOME
  Service charges on deposit accounts ....................      427,172      384,766      343,977
  Other loan income ......................................    1,043,438    1,020,140      685,192
  Service income on loans sold ...........................      733,675      589,812      336,054
  Gain on sale of real estate mortgage loans .............    5,341,048    2,878,295    1,392,100
  Other ..................................................      489,187      123,964       71,740
                                                            -----------   ----------   ----------
      Total non-interest income ..........................    8,034,520    4,996,977    2,829,063
                                                            -----------   ----------   ----------

NON-INTEREST EXPENSE
  Salaries and related benefits ..........................    3,760,990    3,319,467    2,467,640
  Occupancy and equipment ................................    1,668,014    1,016,155      807,638
  Broker rebates .........................................    2,976,184    1,035,741      364,138
  Other ..................................................    3,305,468    2,734,312    1,835,128
                                                            -----------   ----------   ----------
      Total non-interest expense .........................   11,710,656    8,105,675    5,474,544
                                                            -----------   ----------   ----------
      Net income before income taxes .....................      475,391    1,723,736    1,667,311

PROVISION FOR INCOME TAXES ...............................      180,872      676,256      711,400
                                                            -----------   ----------   ----------
      Income before cumulative effect of change
        in accounting principle ..........................      294,519    1,047,480      955,911

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
  Implementation of SFAS No. 109 .........................       71,000         --           --
                                                            -----------   ----------   ----------
      Net income .........................................  $   365,519   $1,047,480   $  955,911
                                                            ===========   ==========   ==========

Net income per share based upon 1,089,148, 1,085,780
  and 1,088,744 weighted average shares outstanding
  in 1993, 1992 and 1991, respectively:
    Income before cumulative effect of change in
      accounting principle ...............................  $      0.27   $     0.96   $     0.88
    Cumulative effect of change in accounting principle ..         0.07         --           --
                                                            -----------   ----------   ----------
                                                            $      0.34   $     0.96   $     0.88
                                                            ===========   ==========   ==========

The accompanying notes are an integral part of these statements.

                       NORTH BAY BANCORP AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                               ADDITIONAL
FOR THE YEARS ENDED                                  COMMON     PAID-IN      RETAINED
DECEMBER 31, 1993, 1992 AND 1991                     STOCK      CAPITAL      EARNINGS      TOTAL
                                                   ----------  ----------   ----------   ----------
BALANCE AT DECEMBER 31, 1990 ....................  $4,789,552   $79,783     $2,304,079   $7,173,414
Stock options exercised .........................      10,000      --             --         10,000
Tax benefit of stock options exercised ..........        --       1,020           --          1,020
Net income ......................................        --        --          955,911      955,911
                                                   ----------   -------     ----------   ----------
BALANCE AT DECEMBER 31, 1991 ....................   4,799,552    80,803      3,259,990    8,140,345
Stock dividend ..................................     605,056      --         (605,056)        --
Net income ......................................        --        --        1,047,480    1,047,480
                                                   ----------   -------     ----------   ----------
BALANCE AT DECEMBER 31, 1992 ....................   5,404,608    80,803      3,702,414    9,187,825
Cash dividend ...................................        --        --          (53,140)     (53,140)
Net income ......................................        --        --          365,518      365,518
                                                   ----------   -------     ----------   ----------
BALANCE AT DECEMBER 31, 1993 ....................  $5,404,608   $80,803     $4,014,792   $9,500,203
                                                   ==========   =======     ==========   ==========

The accompanying notes are an integral part of these statements.

                       NORTH BAY BANCORP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                        1993            1992            1991
                                                                        ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ...................................................  $     365,519   $   1,047,480   $     955,911
   Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and amortization ..............................        705,531         498,751         424,908
     Provision for loan losses ..................................        150,000         395,002         623,000
     Provision for (from) deferred income taxes .................        250,800        (136,100)       (230,900)
     Increase (decrease) in taxes payable .......................        (40,616)        (76,378)        (82,838)
     (Increase) decrease in interest receivable .................        156,762         (73,238)         93,782
     Increase (decrease) in interest payable ....................        (46,651)        (41,765)       (289,647)
     (Increase) decrease in other assets ........................       (722,429)         13,732        (614,740)
     Increase (decrease) in other liabilities ...................       (293,182)         65,442         278,389
     Real estate mortgage loans originated for sale .............   (341,606,090)   (333,659,209)   (219,820,693)
     Proceeds from sale of real estate mortgage loans ...........    331,758,666     327,033,648     216,123,022
                                                                   -------------   -------------   -------------
         Total adjustments ......................................     (9,687,209)     (5,980,115)     (3,495,717)
                                                                   -------------   -------------   -------------
   Net cash provided by (used in) operating activities ..........     (9,321,690)     (4,932,635)     (2,539,806)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities of investment securities ............     17,566,438      11,134,715       1,920,000
   Purchase of investment securities ............................    (19,337,529)    (21,917,490)     (6,772,915)
   Net (increase) decrease in loans made to customers ...........      7,385,268       7,001,498       9,245,947
   Purchase of premises and equipment, net ......................     (1,202,933)       (904,008)       (185,573)
                                                                   -------------   -------------   -------------
   Net cash provided by (used in) investing activities ..........      4,411,244      (4,685,285)      4,207,459

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand deposits, NOW accounts
     and savings accounts .......................................     10,826,962      12,011,107      13,210,881
   Net increase (decrease) in time deposits .....................     (2,817,712)     (2,478,411)     (6,716,440)
   Repayment of capital lease obligation ........................        (74,877)        (79,362)        (76,749)
   Increase in other borrowings .................................          2,178         899,851       2,548,113
   Payment of cash dividend .....................................        (53,140)           --              --
   Stock options exercised ......................................           --              --            10,000
                                                                   -------------   -------------   -------------
     Net cash provided by financing activities ..................      7,883,411      10,353,185       8,975,805

Net increase (decrease) in cash and cash equivalents ............      2,972,965         735,265      10,643,458
Cash and cash equivalents at beginning of year ..................     23,186,684      22,451,419      11,807,961
                                                                   -------------   -------------   -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ........................  $  26,159,649   $  23,186,684   $  22,451,419
                                                                   =============   =============   =============


Supplemental Disclosures of Cash Flow Information: Cash paid for interest was $2,533,269, $3,228,744 and $4,935,404 in 1993, 1992 and 1991, respectively. Cash paid for income taxes was $70,815, $907,998 and $1,205,914 in 1993, 1992 and
1991, respectively.


The accompanying notes are an integral part of these statements.

NORTH BAY BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DECEMBER 31, 1993)


NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         The financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices applicable to the banking industry. North Bay Bancorp's significant accounting policies are:

FINANCIAL STATEMENT PRESENTATION

         The consolidated financial statements include the accounts of North Bay Bancorp ("North Bay") and its wholly owned subsidiaries, Novato National Bank ("Novato National Bank") and North Bay Bancorp Properties. Novato National Bank currently accounts for substantially all of the consolidated assets and results of operations. All intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES

         Investment securities are carried at cost, adjusted for accretion of discount and amortization of premium using the straight-line method, which does not differ materially from the effective-interest method. Because securities are intended to be held until maturity, gains and losses are recorded on the trade date using the specific-identification method only upon sale, or at such time as management determines that a permanent decline in value exists.

         The Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires that investments in debt and equity securities be classified as "held-to-maturity," "trading" or "available-for-sale" securities. SFAS 115 requires that debt securities classified as "held-to-maturity" be reported at amortized cost, and debt and equity securities classified as "available-for-sale" be reported at fair value, with unrealized gains and losses reported in a separate component of shareholders' equity. SFAS 115 is effective for fiscal years beginning after December 15, 1993. Novato National Bank expects the adoption of SFAS 115 could potentially increase the shareholders' equity, with no material impact on results of operations. The held-to-maturity, available-for-sale and trading accounts were established as of January 1, 1994.

LOANS

         Loans are carried at their unpaid principal balance, and interest is accrued and included in interest income based on contractual rates applied to principal amounts outstanding utilizing the simple interest method.

         Loan origination and commitment fees, net of certain direct loan origination costs, are deferred and recognized over the contractual life of the related loan. Any loan origination and commitment fees deferred are amortized using the straight line method, which does not differ materially from the effective interest method. When loans are prepaid or sold, the unamortized portion of the fees is recognized at that time.

         Loans are classified as nonaccrual when, in the opinion of management, collectibility of the interest and/or principal becomes uncertain. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest on loans. A nonaccrual loan is restored to an accrual basis when prospects for future payments of interest and principal are no longer in doubt.

         In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 ("SFAS 114"), Accounting by Creditors for Impairment of a Loan. SFAS 114 is applicable to all creditors and to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or at the lower of cost or fair value. SFAS 114 requires that impaired loans be measured on the present value of expected cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. Novato National Bank will adopt SFAS 114 no later than January 1, 1995. Novato National Bank has not studied the impact of the adoption; however, Novato National Bank does not expect the adoption of SFAS 114 will have a material impact on its financial statements.

         Novato National Bank's Mortgage Division originates mortgage loans for sale to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and to private investors in the secondary market. Loans are held for resale and therefore are recorded at the lower of cost or market using the aggregate method. As the portfolio was valued in excess of cost at December 31, 1993, no valuation allowance was required.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level which management considers to be adequate to absorb losses inherent in the loan portfolio. Management's estimation of the amount of the allowance is based on a continuing evaluation of the loan portfolio and includes such factors as economic conditions, analysis of individual loans, and overall portfolio characteristics and delinquencies. Changes in the allowance can result from changes in economic events or changes in the credit worthiness of the borrowers. The effect of the change is reflected when losses due to these events are probable and estimatable. The amount of the allowance is maintained through the provision for loan losses.

PREMISES AND EQUIPMENT

         North Bay's premises and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which are generally 3 to 10 years for furniture and equipment, 5 to 39 years for leasehold improvements and 39 years for buildings. Maintenance and repair costs are expensed as incurred.

INCOME TAXES

         North Bay files consolidated federal and combined state income tax returns. Tax liability is apportioned among the subsidiaries of North Bay in accordance with each entity's separately calculated tax liability.

         Income taxes reported in the financial statements include taxes currently payable and deferred taxes resulting from temporary differences in the recognition of items for tax and financial reporting purposes. In addition, deferred income taxes are provided based on enacted tax rates which would apply during the period the taxes become payable and also requires the adjustment of deferred tax assets or liabilities for known changes in future tax rates.

         North Bay adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), on January 1, 1993, reflecting a cumulative effect of change in accounting principle. SFAS 109 allowed the recognition of a deferred state tax asset related to the allowance for loan losses (see Note 6 to the Consolidated Financial Statements).

EARNINGS PER COMMON SHARE

         Earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during each year, adjusted for the dilutive effect, if any, of stock options outstanding.

STATEMENT OF CASH FLOWS

         For the purpose of the statement of cash flows, North Bay considers cash and due from banks, interest-bearing deposits in other banks and federal funds sold to be cash and cash equivalents.

NOTE 2:  INVESTMENT SECURITIES

         The amortized cost, gross unrealized gains and losses and estimated market value of investments in debt securities as of December 31, 1993 and 1992 were as follows:

                                                     GROSS         GROSS        ESTIMATED
                                     AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                       COST          GAINS         LOSSES         VALUE
                                    -----------   -----------   -----------    -----------
1993
U.S. Treasury Securities ........   $15,552,076   $    91,655   $   (14,546)   $15,629,185
U.S. Government Agencies ........     4,999,021         6,720       (11,841)     4,993,900
Obligations of States &
   Political Subdivisions .......     1,203,631        11,607            --      1,215,238
Other ...........................       573,596            --            --        573,596
                                    -----------   -----------   -----------    -----------

   Total ........................   $22,328,324   $   109,982   $   (26,387)   $22,411,919
                                    ===========   ===========   ===========    ===========



                                                     GROSS         GROSS        ESTIMATED
                                     AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                       COST          GAINS         LOSSES         VALUE
                                    -----------   -----------   -----------    -----------
1992
U.S. Treasury securities ........   $12,660,194   $   121,838   $   (13,632)   $12,768,400
U.S. Government Agencies ........     4,038,193        13,860       (10,813)     4,041,240
Obligations of States &
   Political Subdivisions .......     3,297,250        12,917          (581)     3,309,586
Other ...........................       561,596          --            --          561,596
                                    -----------   -----------   -----------    -----------

   Total ........................   $20,557,233   $   148,615   $   (25,026)   $20,680,822
                                    ===========   ===========   ===========    ===========

         There were no sales of investment or debt securities during 1993, 1992 or 1991; therefore, there were no realized gains or losses. The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                             ESTIMATED
                                                                              MARKET
                                                          AMORTIZED COST       VALUE
                                                          --------------    -----------
Due in one year or less ...............................     $11,877,778     $11,940,138
Due after one year through five years .................       9,589,339       9,610,574
Due after five years through ten years ................         287,611         287,611
Due after ten years ...................................         573,596         573,596
                                                            -----------     -----------
                                                            $22,328,324     $22,411,919
                                                            ===========     ===========


         As of December 31, 1993 and 1992, investment securities carried at $6,500,000 and $7,585,000, respectively, were pledged to secure public and other deposits as required by law. Included in interest on investment securities was interest exempt from federal income taxes of $105,175, $170,716 and $133,660 for 1993, 1992 and 1991, respectively.

NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

         Loan balances as of December 31, 1993 and 1992 were as follows:

                                                                1993            1992
                                                           ------------    ------------
Commercial and industrial .............................    $ 20,359,649    $ 25,406,451
Construction ..........................................       4,426,224       5,806,070
Commercial real estate mortgage .......................      10,988,982      10,447,302
Residential real estate mortgage ......................       2,849,393       2,906,817
Consumer ..............................................       7,285,171       9,385,840
                                                           ------------    ------------
                                                             45,909,419      53,952,480
Less-Allowance for loan losses ........................      (1,179,032)     (1,686,825)
                                                           ------------    ------------
                                                           $ 44,730,387    $ 52,265,655
                                                           ============    ============

         At December 31, 1993 and 1992, $24,472,517 and $14,625,093,
respectively, of loans were held for sale in the secondary market and were stated at the lower of cost or market based upon the aggregate method. As of December 31, 1993 and 1992, North Bay had $1,025,000 and $1,409,000,
respectively, in loans placed on a nonaccrual basis and $59,000 and $255,000, respectively, in loans 90 days past due but still accruing interest. Unaccrued interest on loans placed on a nonaccrual basis was $304,000 and $190,000 as of December 31, 1993 and 1992, respectively. Accrued yet uncollected interest on loans 90 days past due was $5,000 and $13,000 as of December 31, 1993 and 1992, respectively.

         Novato National Bank accepts deposits and grants credit primarily within its local service areas, Marin and Sonoma Counties, California. Novato National Bank's real estate construction loans represent 9.6% of the total loan portfolio at December 31, 1993.

         The changes in the allowance for loan losses were as follows:

                                                            1993            1992             1991
                                                        -----------     -----------      -----------
Balance, beginning of year .........................    $ 1,686,825     $ 1,500,572      $   948,507
Provision for loan losses ..........................        150,000         395,002          623,000
Loans charged off -
   net of recoveries ...............................       (657,793)       (208,749)         (70,935)
                                                        -----------     -----------      -----------
Balance - end of year ..............................    $ 1,179,032     $ 1,686,825      $ 1,500,572
                                                        ===========     ===========      ===========



NOTE 4:  PREMISES AND EQUIPMENT

         Premises and equipment as of December 31, 1993 and 1992 were composed of the following:

                                                                        ACCUMULATED
                                                            COST        DEPRECIATION     BOOK VALUE
                                                        -----------     ------------     -----------
1993
Land and buildings .................................    $ 2,183,031     $   168,341      $ 2,014,690
Furniture and equipment ............................      2,930,595       1,433,544        1,497,051
Leasehold improvements .............................        270,467         113,557          156,910
                                                        -----------     -----------      -----------
   Total ...........................................    $ 5,384,093     $ 1,715,442      $ 3,668,651
                                                        ===========     ===========      ===========



                                                                        ACCUMULATED
                                                            COST        DEPRECIATION     BOOK VALUE
                                                        -----------     ------------     -----------
1992
Land and buildings .................................    $ 1,584,674     $   131,564      $ 1,453,110
Furniture and equipment ............................      2,970,526       1,584,513        1,386,013
Leasehold improvements .............................        635,421         303,295          332,126
                                                        -----------      ----------      -----------
   Total ...........................................    $ 5,190,621     $ 2,019,372      $ 3,171,249
                                                        ===========     ===========      ===========


  Depreciation and amortization, included in occupancy and equipment expense, was $705,531 in 1993, $498,751 in 1992 and $424,908 in 1991. Rental expense, included in occupancy and equipment expense, was $469,986 in 1993, $232,372 in 1992 and $146,489 in 1991.

NOTE 5:  OTHER NON-INTEREST EXPENSE

         Other non-interest expense for the years ended December 31, 1993, 1992 and 1991 was composed of the following:

                                               1993           1992            1991
                                            ----------     ----------     ----------
Other loan expense ....................     $1,058,203     $  841,982     $  313,486
Professional services .................        514,101        553,904        374,110
Assessments and other fees ............        444,514        361,168        308,592
Utilities and postage .................        282,449        202,051        156,787
Stationery and printing ...............        185,288        133,675        133,652
Data processing .......................        103,295        101,215        104,840
Promotion and advertising .............        198,891        150,894         84,766
Insurance and bonding .................        110,626         80,008         81,405
Other .................................        408,101        309,415        277,490
                                            ----------     ----------     ----------
   Total ..............................     $3,305,468     $2,734,312     $1,835,128
                                            ==========     ==========     ==========

NOTE 6:  INCOME TAXES

         The provision for (benefits from) federal and state income taxes for the years ended December 31, 1993, 1992 and 1991 consisted of:

                                             FEDERAL         STATE           TOTAL
                                            ----------     ----------     ----------
1993
Current ...............................     $  (34,700)    $  (35,200)    $  (69,900)
Deferred ..............................        200,200         50,600        250,800
                                            ----------     ----------     ----------
                                            $  165,500     $   15,400     $  180,900
                                            ==========     ==========     ==========

1992
Current ...............................     $  598,900     $  213,500     $  812,400
Deferred ..............................       (136,100)          --         (136,100)
                                            ----------     ----------     ----------
                                            $  462,800     $  213,500     $  676,300
                                            ==========     ==========     ==========

1991
Current ...............................     $  712,700     $  229,600     $  942,300
Deferred ..............................       (230,900)          --         (230,900)
                                            ----------     ----------     ----------
                                            $  481,800     $  229,600     $  711,400
                                            ==========     ==========     ==========


         Deferred income taxes arise from differences in the timing of the recognition of revenues, expenses and tax credits and carryforwards for tax and financial reporting proposes. The estimated tax effects of principal items affecting the deferred income tax provision for the years ended December 31, 1993, 1992 and 1991 were:

                                                              1993             1992                1991
                                                          -----------      ------------        ------------
Difference between book and tax loan fee deferral......   $    (2,800)     $    (12,000)       $    (20,600)
Difference between book and tax loan loss provision....       227,800           (63,300)           (187,700)
Difference between book and tax depreciation...........        (8,400)          (41,000)              1,100
Difference in recognition of gains on sale of
   mortgage loans......................................       (62,400)           (6,500)            (15,100)
Difference between book and tax state franchise
   tax provision.......................................        88,900             7,900             (17,000)
Difference between book and tax rent subsidy...........         6,900           (16,200)                --
Other net..............................................           800            (5,000)              8,400
                                                          -----------      ------------        ------------
   Total...............................................   $   250,800      $   (136,100)       $   (230,900)
                                                          ===========      ============        ============


         The total tax provision differs from the federal statutory rates of 34% for 1993, 1992 and 1991 because of the following:

                                                 1993                      1992                      1991
                                       ------------------------  -------------------------   ---------------------
                                                    % OF PRETAX                % OF PRETAX             % OF PRETAX
                                         INCOME        INCOME      INCOME        INCOME       INCOME      INCOME
                                       ----------   -----------  ----------    -----------   --------- -----------
Tax provision at statutory rates.....  $  161,600           34%  $  586,000          34%     $ 566,900         34%
State franchise taxes, net of
   federal tax benefit...............      34,500            7      125,200           7        118,200          7
Interest on obligations of states
   and political subdivisions
   exempt from federal taxation......     (35,800)          (7)     (58,000)         (3)       (45,400)        (2)
Limitation on recognition of
   deferred tax asset................          --           --       15,600           1         54,300          3
Recognition of deferred tax asset....      19,000            4           --          --             --         --
Other net............................       1,600           --        7,500          --         17,400          1
                                       ----------   ----------   ----------    --------      ---------    -------

   Total.............................  $  180,900   $       38%  $  676,300    $     39%     $ 711,400    $    43%
                                       ==========   ==========   ==========    ========      =========    =======

         Effective January 1, 1993, North Bay implemented the provisions of SFAS
109. SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The adjustments to the January 1, 1993 balance sheet to adopt SFAS 109 netted to $71,000. This amount is reflected in the 1993 net income as a cumulative effect of a change in accounting principle.

         Temporary differences giving rise to the net deferred tax assets as of December 31, 1993, are as follows:

                                                  DECEMBER 31, 1993
                                                  -----------------
Deferred tax assets
   Allowance for loan losses......................  $  384,000
   Deferred compensation..........................      15,000
   Depreciation and amortization..................      30,000
   Taxable gains on investment securities.........      69,000
   Rent...........................................      15,000
   Other..........................................      13,000
                                                    ----------
     Total........................................     526,000

Deferred tax liabilities
   Deferred loan origination costs................     (28,000)
   Franchise tax..................................     (18,000)
   Tax deferred gains on investment securities....     (30,000)
   Other..........................................     (10,000)
                                                    ----------
     Total........................................     (86,000)
                                                    ----------

     Net deferred tax assets......................  $  440,000
                                                    ==========

NOTE 7:  SHAREHOLDERS' EQUITY

         Under Comptroller of the Currency regulations, payment of dividends by Novato National Bank to North Bay is restricted to the lesser of the balance of retained earnings or net income less cash dividends paid during the last three years. At December 31, 1993, $2,484,841 was available for payment of dividends to North Bay under this rule.

         Earnings per share have been calculated using the weighted average number of shares outstanding during each year. All data presented has been adjusted for the potential dilutive effect of stock options outstanding.

         North Bay declared a 10% stock dividend on April 1, 1992. As a result, prior period information related to shares outstanding has been restated for comparability. North Bay declared a $0.05 per share cash dividend on February 25, 1993, paid March 25, 1993, to shareholders of record on March 10, 1993.

NOTE 8:  STOCK OPTION PLAN

         North Bay has a stock option plan under which options for 297,000 shares were available for grant to selected full-time salaried employees officers and directors. The options are generally exercisable in increments of 20% per year for five years from the date of grant. During 1993, 1992 and 1991, 17,500, 0 and 0 options were granted, respectively. Options are issued at the fair market value of the stock at the date of the grant. Options remain exercisable for up to ten years from the date of grant. As a result of declining market prices, certain granted stock options had exercise prices higher than the market price.

         The following is a summary of the stock option activity for 1993, 1992 and 1991:

                                                NUMBER OF OPTIONS    NUMBER OF OPTIONS
                                               AVAILABLE FOR GRANT      OUTSTANDING           OPTION PRICE
                                               -------------------   -----------------       ---------------
Balance as of December 31, 1990 .........            63,004               140,902            $5.00 to $ 7.42
Exercised ...............................                --                (2,000)                    $ 5.00
Canceled ................................             8,500                (8,500)                    $ 7.42
                                                    -------               -------

Balance as of December 31, 1991 .........            71,504               130,402            $5.00 to $ 7.42
Stock dividend ..........................             7,150                13,040                     $ 6.25
Canceled ................................            16,500               (16,500)                    $ 6.75
                                                    -------               -------

Balance as of December 31, 1992 .........            95,154               126,942            $4.55 to  $6.75
Granted .................................           (17,500)               17,500                     $7.125
Canceled ................................             6,050                (6,050)           $5.45 to $ 6.75
                                                    -------               -------

BALANCE AS OF DECEMBER 31, 1993 .........            83,704               138,392            $4.55 to $7.125
                                                    =======               =======


         Of the total number of options outstanding at December 31, 1993, 1992 and 1991, options on 124,393, 120,342 and 114,002, respectively, were exercisable.

NOTE 9:  TIME DEPOSITS

         Time deposits in denominations of $100,000 or more totaled $17,263,174 in 1993 and $15,858,143 in 1992. Interest paid on these deposits was $568,839 in 1993, $735,846 in 1992 and $1,352,049 in 1991.

NOTE 10:  COMMITMENTS AND CONTINGENT LIABILITIES

         Novato National Bank makes commitments to extend credit in the normal course of business to meet the financing needs of customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

         Novato National Bank is exposed to credit loss, in the event of nonperformance by the borrower, for the contract amount of the commitment. Novato National Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Novato National Bank, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and real property.

         Novato National Bank also issues standby letters of credit which are unconditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements, and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 1994 and are not expected to be drawn upon. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. Novato National Bank holds collateral as deemed necessary, as described above.

         The contract amount of commitments not reflected on the balance sheet at December 31, 1993 and 1992 were as follows:

                                                     1993            1994
                                                  -----------     -----------
Loan commitments .............................    $ 8,238,000     $ 6,649,000
Standby letters of credit ....................        793,000         973,000


         Novato National Bank is required to maintain reserves in the Federal Reserve Bank equal to a percentage of their reservable deposits. Total reserves held with the Federal Reserve Bank were $91,000 and $212,000 as of December 31, 1991 and 1992, respectively.


         Novato National Bank is a defendant in legal actions arising from normal business activities. Management believes that those actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the consolidated financial position.

         At December 31, 1993, approximate future lease rentals payable for premises and equipment under noncancelable lease contracts were $346,932 in 1994, and $256,335 in 1995, totaling $603,267 in minimum lease payments.

         At December 31, 1993, a demand note with the U.S. Treasury for treasury tax and loan deposits had a balance of $4,499,469.

NOTE 11:  RELATED PARTY TRANSACTIONS

         North Bay has, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates. Loans made to these parties are granted on substantially the same terms, including interest rates and collateral on loans, and do not, in the opinion of management, involve more than the normal risk of collectibility or present other unfavorable features. An analysis of the loans to related parties for the year ended December 31, 1993 is as follows:

Balance as of December 31, 1992 ...............  $ 1,257,000
Additions .....................................       76,000
Reductions ....................................     (376,000)
                                                 -----------
BALANCE AS OF DECEMBER 31, 1993 ...............  $   957,000
                                                 ===========

NOTE 12:  PROFIT-SHARING PLAN

         In 1986, Novato National Bank adopted a profit-sharing retirement plan which provides that a portion of Novato National Bank's profits, as determined by the Board of Directors, may be set aside each year for eligible Novato National Bank employees. In 1993, the Board of Directors determined there would be no contribution made to the profit-sharing plan. The amounts charged to operating expenses in 1992 and 1991 under the provisions of the plan were $40,000 for each of those years.

         Novato National Bank approved an amendment to the 401K Plan effective January 1, 1994. The amendment provides a 25% matching contribution by Novato National Bank in North Bay stock for every dollar deferred by plan participants. The participants are immediately 100% vested in the matching contribution.

NOTE 13:  BUSINESS SEGMENT INFORMATION

         Novato National Bank's revenue derives mainly from the net interest income, with increasing profits from its Mortgage Division. Summarized data from Novato National Bank's Mortgage Division are included in the table below:

1993                                                     COMMERCIAL BANKING     MORTGAGE BANKING        TOTAL
                                                         ------------------     ----------------    -------------
Net interest income after provision for loan
   losses ............................................        $   3,835,209        $     316,318    $   4,151,527
Non-interest income ..................................              999,018            7,035,502        8,034,520
Non-interest expense .................................            5,210,844            6,499,812       11,710,656
Net income before income taxes .......................             (376,617)             852,008          475,391
Identifiable assets ..................................           98,881,388           24,997,863      123,879,251



1992                                                     COMMERCIAL BANKING     MORTGAGE BANKING        TOTAL
                                                         ------------------     ----------------    -------------
Net interest income after provision for loan
   losses ............................................        $   4,649,036        $     183,398    $   4,832,434
Non-interest income ..................................              545,425            4,451,552        4,996,977
Non-interest expense .................................            4,576,678            3,528,997        8,105,675
Net income before income taxes .......................              617,783            1,105,953        1,723,736
Identifiable assets ..................................          100,535,555           15,161,215      115,696,770


1991                                                     COMMERCIAL BANKING     MORTGAGE BANKING        TOTAL
                                                         ------------------     ----------------    -------------
Net interest income after provision for loan
   losses ............................................        $   4,087,883        $     224,909    $   4,312,792
Non-interest income ..................................              457,884            2,371,179        2,829,063
Non-interest expense .................................            3,902,711            1,571,833        5,474,544
Net income before income taxes .......................              643,056            1,024,255        1,667,311
Identifiable assets ..................................           95,541,855            8,806,951      104,348,806


         Certain corporate administrative expenses have been allocated to the Mortgage Division based upon the nature of the expenses. Identifiable assets include assets used exclusively by the Mortgage Division and an allocated portion of assets used jointly with Novato National Bank's commercial banking business.

NOTE 14:  NORTH BAY (PARENT COMPANY ONLY)

         The following statements present the financial condition, results of operations and cash flows of North Bay (parent company only):

BALANCE SHEETS

                                                               AT DECEMBER 31,
                                                              1993         1992
                                                          -----------   -----------
ASSETS
    Cash and cash equivalents ..........................  $     5,677   $     2,373
    Investment in subsidiaries .........................    9,433,510     9,061,708
    Other assets .......................................       65,265       125,649
                                                          -----------   -----------
Total assets ...........................................  $ 9,504,452   $ 9,189,730
                                                          ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
    Accounts Payable ...................................  $     4,249   $     1,905

    Common stock .......................................    5,404,608     5,404,608
    Additional paid-in capital .........................       80,803        80,803
    Retained earnings ..................................    4,014,792     3,702,414
                                                          -----------   -----------
Total liabilities and shareholders'
    equity..............................................  $ 9,504,452   $ 9,189,630
                                                          ===========   ===========


STATEMENTS OF OPERATIONS

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                             1993         1992          1991
                                                          ---------    ----------    ---------

Income - interest income ...............................  $     140   $       287    $     303
Expense - general and administrative ...................     59,690        56,351       43,324
                                                          ---------   -----------    ---------
Loss before equity in net income of subsidiaries ......     (59,550)      (56,064)     (43,021)
Equity in net income of subsidiaries ..................     425,069     1,103,544      998,932
                                                          ---------   -----------    ---------
Net income ............................................   $ 365,519   $ 1,047,480    $ 955,911
                                                          ---------   -----------    ---------

STATEMENTS OF CASH FLOWS


                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                             1993        1992           1991
                                                          ---------   -----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income ..........................................  $ 365,519   $ 1,047,480    $ 955,911
   Adjustments to reconcile net income
     to net cash used for operating activities:
     (Increase) decrease in other assets ...............     60,384        48,708       28,762
     Increase (decrease) in other liabilities ..........      2,344         1,905           --
     Undistributed income of subsidiaries ..............   (425,069)   (1,103,544)    (998,932)
                                                          ---------    ----------    ---------
       Total adjustments ...............................   (362,341)   (1,052,931)    (970,170)
                                                          ---------    ----------    ---------

     Net cash used for operating activities ............      3,178        (5,451)     (14,259)



                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                               1993       1992        1991
                                                             --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of cash dividend ...............................   (53,140)      --         --
   Cash dividend from subsidiary ..........................    53,266       --         --
   Exercise of stock options ..............................      --         --       10,000
   Tax benefit from exercise of stock options .............      --         --        1,020
                                                             --------   --------   --------
    Net cash provided by financing activities ............        126       --       11,020

   Net increase (decrease) in cash and cash equivalents ...     3,304     (5,451)    (3,239)
   Cash and cash equivalents at beginning of year .........     2,373      7,824     11,063
                                                             --------   --------   --------

   Cash and cash equivalents at end of year ...............  $  5,677   $  2,373   $  7,824
                                                             ========   ========   ========

                       NORTH BAY BANCORP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
           AS OF SEPTEMBER 30, 1994 (UNAUDITED) AND DECEMBER 31, 1993

                                                                   SEPTEMBER 30,     DECEMBER 31,
                                                                       1994              1993
                                                                   -------------     ------------
ASSETS

Cash and due from banks .........................................  $  6,509,796      $ 10,159,649
Interest-bearing deposits in other banks ........................     3,563,000            --
Federal funds sold ..............................................     7,159,000        16,000,000
                                                                   ------------      ------------
  Cash and Cash Equivalents .....................................    17,231,796        26,159,649

Investment Securities
  Held-to-Maturity market value of $28,064,000
  and $22,412,000 at September 30, 1994 and
  December 31, 1993, respectively  ..............................    28,291,766        22,328,324

  Available-for-Sale market value of
  $501,196 at September 30, 1994 ................................       501,196            --

Loans
  Net of allowance for loan losses of $1,119,067 and
  $1,179,032 at September 30, 1994 and December 31, 1993,
  respectively ..................................................    53,544,921        44,730,387

Loans held for sale .............................................     1,892,450        24,472,517

Premises and equipment, net .....................................     3,478,662         3,668,651
Interest receivable and other assets ............................     2,618,739         2,519,723
                                                                   ------------      ------------
       Total Assets .............................................  $107,559,530      $123,879,251
                                                                   ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:
  Demand ........................................................  $ 14,732,590      $ 20,149,846
  Interest-bearing transaction ..................................    35,567,820        44,120,479
  Savings .......................................................    20,625,481        16,752,698
  Time ..........................................................    21,469,952        28,152,868
                                                                   ------------      ------------
        Total Deposits ..........................................    92,395,843       109,175,891

Other borrowed funds ............................................     4,769,797         4,499,469
Interest payable and other liabilities ..........................       583,101           703,688
                                                                   ------------      ------------
        Total Liabilities .......................................    97,748,741       114,379,048

SHAREHOLDERS' EQUITY
  Serial preferred stock, no par value;
    5,000,000 shares authorized, no shares issued ................       --                --
  Common stock, no par value;  20,000,000 shares authorized
    1,071,085 and 1,064,899 shares issued and outstanding at
  September 30, 1994 & December 31, 1993, respectively ..........     5,432,754         5,404,608
  Additional paid-in capital ....................................        80,803            80,803
  Retained earnings .............................................     4,297,232         4,014,792
                                                                   ------------      ------------
   Total Shareholders' Equity ...................................     9,810,789         9,500,203
                                                                   ------------      ------------
   Total Liabilities and Shareholders' Equity ...................  $107,559,530      $123,879,251
                                                                   ============      ============

                       NORTH BAY BANCORP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              -------------------------
                                                                  1994          1993
                                                              ----------    -----------
INTEREST INCOME:
   Interest and fees on loans ..............................  $ 3,898,298   $ 4,081,522
   Interest on interest-bearing deposits in other banks ....       32,864        10,774
   Interest on investment securities .......................      955,064       804,094
   Interest on federal funds sold ..........................      260,614       212,657
                                                              -----------   -----------
     Total interest income .................................    5,146,840     5,109,047

INTEREST EXPENSE:
   Interest on interest-bearing transaction deposits .......      642,967       717,050
   Interest on savings deposits ............................      415,396       288,849
   Interest on time deposits ...............................      644,204       834,338
   Interest on borrowed funds ..............................       60,777        37,164
                                                              -----------   -----------
     Total interest expense ................................    1,763,344     1,877,401
                                                              -----------   -----------
     Net interest income ...................................    3,383,496     3,231,646

Provision for loan losses ..................................       80,000       150,000
   Net interest income after provision
     for loan losses .......................................    3,303,496     3,081,646

NON-INTEREST INCOME:
   Service charges on deposit accounts .....................      294,066       317,262
   Other loan income .......................................      448,796       712,216
   Service income on loans sold ............................      572,180       692,622
   Gain (loss) on sale of mortgage servicing rights ........      218,875             0
   Gain (loss) on sale of real estate mortgage loans .......    2,092,040     3,447,463
   Gain (loss) on sale of securities .......................      (22,213)            0
   Other ...................................................      155,464       134,929
                                                              -----------   -----------
     Total non-interest income .............................    3,759,208     5,304,492
                                                              -----------   -----------

NON-INTEREST EXPENSE:
   Salaries and related benefits ...........................    2,679,717     2,713,464
   Occupancy and equipment .................................    1,046,127     1,320,236
   Broker rebates ..........................................    1,058,321     1,838,173
   Other ...................................................    1,827,064     2,371,302
                                                              -----------   -----------
     Total non-interest expense ............................    6,611,229     8,243,175
                                                              -----------   -----------
     Income before income taxes ............................      451,475       142,963

Provision for income taxes .................................      169,036        43,186
                                                              -----------   -----------
   Income before cumulative effect of change
     in accounting principle ...............................      282,439        99,777

Cumulative effect of change in accounting principle:
   Implementation of SFAS No. 109 ..........................         --          71,000
                                                              -----------   -----------
     Net Income ............................................  $   282,439   $   170,777
                                                              ===========   ===========

                                                                  NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                               ----------------------
                                                               1994              1993
                                                               ----              ----
Net income per share based upon 1,086,565
  and 1,088,692 weighted average shares
  outstanding at September 30, 1994 and 1993,
  respectively Income before cumulative
  effect of change in accounting principle .................  $ 0.26            $ 0.09
Cumulative effect of change in accounting principle ........     --               0.07
                                                              ------            ------
NET INCOME PER SHARE .......................................  $ 0.26            $ 0.16
                                                              ======            ======


                       NORTH BAY BANCORP AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1993



                                                                     ADDITIONAL
                                                        COMMON        PAID-IN         RETAINED
                                                        STOCK         CAPITAL         EARNINGS       TOTAL
                                                      ----------    ----------      ----------    ----------
Balance at December 31, 1993 .......................  $5,404,608    $   80,803      $4,014,793    $9,500,204
   Stock options exercised .........................      28,146          --              --          28,146
   Net income ......................................        --            --           282,439       282,439
                                                      ----------    ----------      ----------    ----------

Balance at September 30, 1994 ......................  $5,432,754    $   80,803      $4,297,232    $9,810,789
                                                      ==========    ==========      ==========    ==========

                       NORTH BAY BANCORP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
                                  (UNAUDITED)

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                  -----------------------------
                                                                       1994            1993
                                                                  -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .....................................................  $     282,439   $     170,777


ADJUSTMENTS TO RECONCILE NET INCOME TO
   NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
   Depreciation and amortization ...............................        482,265         564,199
   Provision for loan losses ...................................         80,000         150,000
   Increase (decrease) in taxes payable ........................        184,019         127,272
   (Increase) decrease in interest receivable ..................       (177,318)         28,233
   Increase (decrease) in interest payable .....................        (68,955)        (83,913)
   (Increase) decrease in other assets .........................         78,302        (755,718)
   Increase (decrease) in other liabilities ....................       (235,651)       (271,473)
   Real estate mortgage loans originated for sale ..............   (102,298,460)   (223,669,965)
   Proceeds from sale of real estate mortgage loans ............    124,878,527     214,309,479
                                                                  -------------   -------------
     Total adjustments .........................................     22,922,729      (9,601,886)
                                                                  -------------   -------------
   Net cash provided by (used in) operating activities .........     23,205,168      (9,431,109)


CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities on investment securities ...........     30,441,378      33,886,821
   Purchase of investment securities ...........................    (36,906,016)    (34,715,393)
   Net (increase) decrease in loans made to customers ..........     (8,866,387)      3,425,394
   Purchases of premises and equipment, net ....................       (292,276)     (1,086,714)
                                                                  -------------   -------------
     Net cash provided by (used in) investing activities .......    (15,623,301)      1,510,109


CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in demand deposits,
     NOW accounts and savings accounts .........................    (10,097,132)      3,922,295
   Net increase (decrease) in time deposits ....................     (6,682,916)     (2,949,862)
   Repayment of capital lease obligation .......................           --           (68,516)
   Increase (decrease) in other borrowings .....................        270,328        (625,739)
   Payment of cash dividend ....................................           --           (53,231)
                                                                  -------------   -------------
     Net cash provided by financing activities .................    (16,509,720)        224,947


Net increase (decrease) in cash and cash equivalents ...........     (8,927,853)     (7,696,053)
Cash and cash equivalents at beginning of year .................     26,159,649      23,186,684
                                                                  -------------   -------------
Cash and cash equivalents at end of period .....................  $  17,231,796   $  15,490,631
                                                                  =============   =============

NORTH BAY BANCORP AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(SEPTEMBER 30, 1994)


1. In the opinion of the management of North Bay Bancorp ("North Bay"), the accompanying consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated financial position of North Bay, its principal subsidiary, Novato National Bank and North Bay Bancorp Properties at September 30, 1994 and December 31, 1993, and the results of operations and changes in cash and cash equivalents for the nine-month periods ended September 30, 1994 and 1993.


   The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a complete presentation of financial condition, results of operations and statements of cash flows in conformity with generally accepted accounting principles. When necessary, reclassifications have been made to prior period balances to conform to current period presentation. The results of operations and changes in cash and cash equivalents for the nine-month periods ended September 30, 1994 and 1993 reflected herein are not necessarily indicative of the results for a full year.


2. The accompanying unaudited financial statements have been prepared on a basis consistent with the accounting principles and policies reflected in North Bay's Annual Report to Shareholders for the fiscal year ended December 31, 1993, when possible.

3. Net income per share is computed using the weighted average number of common and common equivalent shares outstanding during each period. The number of shares used in the computation are as follows:


                                                            NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                         ----------------------
                                                           1994         1993
                                                         ---------    ---------
Number of Common shares outstanding during period ...    1,067,346    1,064,899

Common stock equivalents ............................       19,219       23,793
                                                         ---------    ---------

Weighted average number of shares outstanding
during the period ...................................    1,086,565    1,088,692
                                                         =========    =========

                                                                         ANNEX A

================================================================================




                      AGREEMENT AND PLAN OF REORGANIZATION


                                     Among


                          WESTAMERICA BANCORPORATION,

                               NORTH BAY BANCORP

                                      and

                              NOVATO NATIONAL BANK



                          DATED AS OF DECEMBER 8, 1994




================================================================================

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
1.        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.1     Effective Date . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.2     Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.        CONVERSION AND CANCELLATION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          2.1     Conversion of Common Stock of North Bay Bancorp . . . . . . . . . . . . . . . . . . . . . . .   2
          2.2     Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          2.3     Surrender of North Bay Bancorp Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          2.4     No Further Transfers of North Bay Bancorp Shares. . . . . . . . . . . . . . . . . . . . . . .   4
          2.5     Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          2.6     Treatment of Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.        COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          3.1     Covenants of Westamerica. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                     (a)      Reservation, Issuance and Registration of Westamerica Common Stock  . . . . . . .   5
                     (b)      Government Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                     (c)      Notification of Breach of Representations, Warranties and Covenants . . . . . . .   6
                     (d)      Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                     (e)      Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                     (f)      Business Combinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                     (g)      Director and Officer Liability. . . . . . . . . . . . . . . . . . . . . . . . . .   7
          3.2     Covenants of North Bay Bancorp and the Bank . . . . . . . . . . . . . . . . . . . . . . . . .   7
                     (a)      Approval by North Bay Bancorp Shareholders. . . . . . . . . . . . . . . . . . . .   7
                     (b)      Shareholder Lists and Other Information . . . . . . . . . . . . . . . . . . . . .   8
                     (c)      Government Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                     (d)      Capital Commitments and Expenditures. . . . . . . . . . . . . . . . . . . . . . .   8
                     (e)      Notification of Breach of Representations, Warranties and Covenants . . . . . . .   8
                     (f)      Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                     (g)      Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                     (h)      Conduct of Business in the Ordinary Course. . . . . . . . . . . . . . . . . . . .   9
                     (i)      Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     (j)      No Merger or Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     (k)      North Bay Bancorp Profit Sharing Plan . . . . . . . . . . . . . . . . . . . . . .  13
                     (l)      Changes in Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     (m)      Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     (n)      Accounting Methods. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     (o)      Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     (p)      Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     (q)      Access to Properties, Books and Records; Confidentiality. . . . . . . . . . . . .  13
                     (r)      Employee Welfare Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . .  14
                     (s)      Noncompetition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                     (t)      Litigation Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          3.3     Covenants of the Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

4.        REPRESENTATIONS AND WARRANTIES OF NORTH BAY BANCORP AND THE BANK. . . . . . . . . . . . . . . . . . .  14
                     (a)      Corporate Status and Power to Enter Into Agreements . . . . . . . . . . . . . . .  14
                     (b)      Corporate Status and Power to Enter Into Agreements . . . . . . . . . . . . . . .  14
                     (c)      Articles, Bylaws, Books and Records . . . . . . . . . . . . . . . . . . . . . . .  15
                     (d)      Compliance With Laws, Regulations and Decrees . . . . . . . . . . . . . . . . . .  15
                     (e)      Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15


                     (f)      Equity Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     (g)      Financial Statements, Regulatory Reports  . . . . . . . . . . . . . . . . . . . .  16
                     (h)      Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                     (i)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                     (j)      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                     (k)      Properties and Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                     (l)      Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                     (m)      Classified Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                     (n)      Restrictions on Investments . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                     (o)      Employment Contracts and Benefits . . . . . . . . . . . . . . . . . . . . . . . .  19
                     (p)      Compliance With ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                     (q)      Collective Bargaining and Employment Agreements . . . . . . . . . . . . . . . . .  21
                     (r)      Compensation of Officers and Employees  . . . . . . . . . . . . . . . . . . . . .  21
                     (s)      Legal Actions and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                     (t)      Execution and Delivery of the Agreement . . . . . . . . . . . . . . . . . . . . .  22
                     (u)      Retention of Broker or Consultant . . . . . . . . . . . . . . . . . . . . . . . .  22
                     (v)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                     (w)      Loan Loss Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                     (x)      Transactions With Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                     (y)      Information in Westamerica Registration Statement . . . . . . . . . . . . . . . .  23
                     (z)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . .  23
                     (aa)     No Brokered Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

5.        REPRESENTATIONS AND WARRANTIES OF WESTAMERICA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                     (a)      Corporate Status and Power to Enter Into Agreement  . . . . . . . . . . . . . . .  24
                     (b)      Corporate Status and Power of Westamerica . . . . . . . . . . . . . . . . . . . .  24
                     (c)      Certificate, Bylaws, Books and Records  . . . . . . . . . . . . . . . . . . . . .  24
                     (d)      Compliance With Laws, Regulations and Decrees . . . . . . . . . . . . . . . . . .  24
                     (e)      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                     (f)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                     (g)      Execution and Delivery of the Agreement . . . . . . . . . . . . . . . . . . . . .  25
                     (h)      Information in Westamerica Registration Statement . . . . . . . . . . . . . . . .  26
                     (i)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . .  26
                     (j)      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                     (k)      Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                     (l)      Retention of a Broker or Consultant . . . . . . . . . . . . . . . . . . . . . . .  27
                     (m)      Classified Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     (n)      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     (o)      Loan Loss Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     (p)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     (q)      Legal Actions and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . .  28

6.        SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934 . . . . . . . . . . . . . . . . . . . . . . .  28
                     (a)      Preparation and Filing of Registration Statement  . . . . . . . . . . . . . . . .  28
                     (b)      Effectiveness of Registration Statement . . . . . . . . . . . . . . . . . . . . .  28
                     (c)      Sales and Resales of Common Stock . . . . . . . . . . . . . . . . . . . . . . . .  28
                     (d)      Rule 145  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

7.        CONDITIONS TO THE OBLIGATIONS OF WESTAMERICA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     (b)      Compliance and Performance Under Agreement  . . . . . . . . . . . . . . . . . . .  29
                     (c)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     (d)      Approval of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     (e)      Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     (f)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (g)      Absence of Legal Impediment . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (h)      Effectiveness of Registration Statement . . . . . . . . . . . . . . . . . . . . .  30
                     (i)      Government Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (j)      Tax Opinion or Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30



                     (k)      Accountant's Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (l)      Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (m)      Unaudited Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (n)      Rule 145 Undertaking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (o)      [This Section Is Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . .  31
                     (p)      Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     (q)      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     (r)      Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     (s)      Losses in Investment and Loan Portfolios  . . . . . . . . . . . . . . . . . . . .  32
                     (t)      Satisfaction of Spending or Other Commitments . . . . . . . . . . . . . . . . . .  32
                     (u)      Pooling-of-Interests Accounting Treatment; Dissenters' Rights . . . . . . . . . .  32
                     (v)      Compliance Examinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     (w)      Opinion of Loan Review Examiner . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     (x)      Regulatory Examination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                     (y)      Classified Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (z)      Other Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (aa)     Noncompetition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (ab)     Resignation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

8.        CONDITIONS TO THE OBLIGATIONS OF NORTH BAY BANCORP  . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (b)      Compliance and Performance Under Agreement  . . . . . . . . . . . . . . . . . . .  33
                     (c)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (d)      Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (e)      Approval of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (f)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (g)      Effectiveness of Registration Statement . . . . . . . . . . . . . . . . . . . . .  34
                     (h)      Government Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (i)      Tax Opinion or Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (j)      Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (k)      Absence of Legal Impediment . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (l)      Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (m)      Pooling-of-Interests Accounting Treatment . . . . . . . . . . . . . . . . . . . .  34

9.        CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (a)      Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (b)      Delivery of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (c)      Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

10.       POST-CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

11.       EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

12.       AMENDMENT; TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                     (a)      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                     (b)      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                     (c)      Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     (d)      Breach of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     (e)      Termination and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

13.       MISCELLANEOUS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (a)      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (b)      Binding Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (c)      No Survival of Representations and Warranties . . . . . . . . . . . . . . . . . .  37
                     (d)      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (e)      Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     (f)      Entire Agreement; Severability  . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     (g)      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38




                     (h)      Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     (i)      Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


SCHEDULE OF EXHIBITS
- --------------------

Exhibit A - Agreement of Merger
Exhibit B - Noncompetition Agreement
Exhibit B-1 - Noncompetition Agreement for Penny Hershman
Exhibit C - Certificate and Agreement of North Bay
                  Bancorp Directors
Exhibit D - Opinion of North Bay Bancorp Counsel
Exhibit E - Certificate of Affiliates
Exhibit F - Schedule of Noncompetition
                  Agreement Signatories
Exhibit G - Opinion of Westamerica Counsel

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 8, 1994, is between WESTAMERICA BANCORPORATION, a California corporation ("Westamerica"), NORTH BAY BANCORP, a California Corporation ("North Bay Bancorp"), and NOVATO NATIONAL BANK, a national banking association (the "Bank").

                               W I T N E S S E T H:

         A. The Boards of Directors of Westamerica and North Bay Bancor deem it advisable and in the best interests of Westamerica, North Bay Bancorp and their respective shareholders that Westamerica and North Bay Bancorp enter into a business combination whereby North Bay Bancorp shall merge with and into Westamerica (the "Merger").

         B. This Agreement and the Merger Agreement, as defined herein, have been approved by the Boards of Directors of Westamerica, North Bay Bancorp and the Bank, and will be submitted for approval of the shareholders of North Bay Bancorp at a special meeting of shareholders.

         C. The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "IRC").

         D. Pursuant to the Merger and subject to the terms and conditions hereof, each North Bay Bancorp shareholder will receive, in exchange for his or her shares of North Bay Bancorp common stock, Westamerica common stock in the ratio of .3600 shares of Westamerica common stock for each share of North Bay Bancorp common stock, subject to adjustment as more fully set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:


         1.      THE MERGER.

         1.1 Effective Date. Subject to the terms and conditions of this Agreement, the Merger shall become effective upon the filing with the California Secretary of State of a duly executed Agreement of Merger substantially in the form attached hereto as Exhibit A (the "Merger Agreement") and officers' certificates prescribed by Section 1103 of the California General Corporation Law (the "GCL"), or at such time thereafter as is provided in the Merger Agreement (the "Effective Time"). The date on which the Effective Date occurs as specified in the Merger Agreement shall be referred to herein as the "Effective Date."

         1.2 Effect of the Merger. Subject to the terms and conditions of this Agreement and the Merger Agreement, on the Effective Date, North Bay Bancorp shall be merged with and into Westamerica and Westamerica shall be the surviving corporation (the "Surviving Corporation") in the Merger. All assets, rights, goodwill, privileges, immunities, powers, franchises and interests of North Bay Bancorp and Westamerica in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of North Bay Bancorp shall cease and the corporate existence of Westamerica as the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and the Surviving Corporation shall be deemed to be the same entity as each of North Bay Bancorp and Westamerica and shall be subject to all of their duties and liabilities of every kind and description. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Westamerica and North Bay Bancorp; and any claim existing or action or proceeding pending by or against Westamerica or North Bay Bancorp may be prosecuted as if the Merger had not taken place, or the Surviving

Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Westamerica or North Bay Bancorp shall be impaired by reason of the Merger.

         2.      CONVERSION AND CANCELLATION OF SHARES.

         2.1 Conversion of Common Stock of North Bay Bancorp. On the Effective Date, by virtue of the Merger and without any action on the part of the holder of any common stock of North Bay Bancorp (a "North Bay Bancorp Share" or "North Bay Bancorp Shares"):

         (a) Each outstanding North Bay Bancorp Share (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall be converted into .3600 shares of the common stock, without par value, of Westamerica ("Westamerica common stock" or "Westamerica Shares"), subject to adjustment as specified in Subsections (b), (c), and (d) hereof (the "Exchange Ratio"). All such North Bay Bancorp Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the Westamerica Shares into which such North Bay Bancorp Shares have been converted. Certificates previously representing North Bay Bancorp Shares shall be exchanged for certificates representing whole shares of Westamerica common stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3.

         (b) The Exchange Ratio shall be adjusted downward for any Significant Liabilities (as defined below) if in the aggregate Significant Liabilities total more than $150,000. "Significant Liabilities", as used in this Agreement, means those liabilities or expenses (whether operating or capital in nature) relating to those categories and events described in the next sentence which have not been reflected as reductions to North Bay Bancorp's consolidated book value pursuant to generally accepted accounting principles as of September 30, 1994, provided, however, that any individual component of said aggregate amount of Significant Liabilities must reasonably be estimated to exceed $25,000. Significant Liabilities shall include the following categories or events, provided that Significant Liabilities shall not include any of the following to which Westamerica has consented in writing: (i) new or extended contractual obligations; (ii) new or extended leases of real or personal property; (iii) acquisition of capital assets (or commitments to do so); (iv) contingent liabilities based upon threatened or pending litigation, arbitrations or other proceedings or hazardous or toxic substances and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business as defined in Section 3.2(h)(i); (vi) any new, expanded or accelerated pension or other benefits including employment contracts and severance payments, whether or not vested; (vii) the aggregate amount of the difference between the exercise price of any stock options or stock appreciation rights granted after June 30, 1994, by North Bay Bancorp and $11.52 per share, and (viii) an amount which would equal the amount necessary to bring North Bay Bancorp's allowance for loan losses to one hundred percent (100%) of North Bay Bancorp's nonperforming assets (including any loans more than 90 days past due as to principal or interest) as of the calendar quarter preceding the Effective Date.

         The amount of the Significant Liabilities in the case of the arrangements described in (i), (ii), and (vi) above, shall (a) equal any payment that could be made as of the Effective Date that would terminate the arrangement without further liability or expense to North Bay Bancorp or Westamerica or (b) if the arrangement does not provide for such a payment, the present value of the amount of the remaining payments payable pursuant to the arrangement after the Effective Date using a discount rate equivalent to Westamerica's then current cost of funds. The amount of Significant Liabilities in the case of (iii) above shall equal the amount expended or required to be expended under binding commitments for a capital asset, minus the amount for which the capital asset could actually be sold on a liquidation basis. Significant Liabilities shall not include fees of North Bay Bancorp's financial advisors or North Bay Bancorp's legal fees directly attributable to the Merger. Significant Liabilities shall not include any severance payments made to Penny Hershman provided said severance payments do not exceed the cost of her current annual base salary and the cost of purchasing or writing down the value of the automobile currently provided for her benefit. As a result of any Significant Liabilities through the close of business on the day preceding the Effective Date, the Exchange Ratio shall be reduced by an amount calculated as follows, provided that not more than $1,500,000 of such Significant Liabilities shall be taken into account:


          (Significant Liabilities)
  .3600 - -------------------------
                $30 Million


         (c) If, as of two business days preceding the Effective Date, the average of the closing price of Westamerica Common Stock quoted on the Nasdaq National Market ("Nasdaq") (calculated by taking an average of the closing prices quoted on Nasdaq as reported in The Wall Street Journal on each of the twenty consecutive trading days prior to two business days prior to the Effective Date, rounded to 4 decimal places, whether or not trades occurred on those days (the "Average Price") is below $30.40, North Bay Bancorp may accept the Exchange Ratio calculated solely in accordance with Sections 2.1(a) and (b) hereof or Westamerica and North Bay Bancorp shall have the right, but not the obligation, to renegotiate the Exchange Ratio. Should North Bay Bancorp fail to accept the Exchange Ratio as described in the preceding sentence or should the parties fail to renegotiate the Exchange Ratio, North Bay Bancorp may terminate this Agreement pursuant to the provisions of Section 12(b).


         (d) If, as of two business days preceding the Effective Date, the average of the closing price of Westamerica Common Stock quoted on the Nasdaq (calculated using the Average Price) is above $33.60, the Exchange Ratio, as adjusted pursuant to Section 2.1(b), will be adjusted downward by one half of the amount by which the Average Price is above $33.60, according to the following formula, rounded to 4 decimal places:


                   (Average Price + $33.60)/2
  Exchange Ratio x --------------------------
                         Average Price


         (e) From and after the Effective Date, the holders of certificates formerly representing North Bay Bancorp Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the GCL.

         2.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Westamerica common stock shall be issued to holders of North Bay Bancorp Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica common stock shall receive, at the time of surrender of the certificate or certificates representing such holder's North Bay Bancorp Shares, an amount in cash equal to the Average Price (as defined in Section 2.1(c)), multiplied by the fraction of a share of Westamerica common stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

         2.3     Surrender of North Bay Bancorp Shares.

         (a) Prior to the Effective Date, Westamerica shall appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to North Bay Bancorp and Westamerica, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Westamerica Shares and at and after the Effective Date, Westamerica shall issue and deliver to the Exchange Agent certificates representing the Westamerica Shares, as shall be required to be delivered to holders of North Bay Bancorp Shares pursuant to
Section 2 of this Agreement. As soon as practicable after the Effective Date, each holder of North Bay Bancorp Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such North Bay Bancorp Shares for cancellation, will be entitled to receive a certificate representing the number of Westamerica Shares determined in accordance with Section 2.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 2.2. Each certificate representing Westamerica Shares will bear a notation incorporating the Amended Rights Agreement (as that term is defined in Section 5(j) herein), by reference and certificates representing the Westamerica Shares will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the Amended Rights Agreement (the "Rights"). Certificates issued for the Westamerica Shares shall be deemed to be certificates for the Rights.

         (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Westamerica Shares after the Effective Date will be paid to persons entitled to receive such certificates for Westamerica Shares until such persons surrender their certificates representing North Bay Bancorp Shares. Upon surrender of such certificate representing North Bay Bancorp Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Westamerica Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

         (c) If any certificate for Westamerica Shares is to be issued in a name other than that in which the certificate for North Bay Bancorp Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Westamerica Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

         (d) All dividends or distributions, and any cash to be paid pursuant to Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing North Bay Bancorp Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing North Bay Bancorp Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Westamerica for payment or delivery of such dividends or distributions or cash, as the case may be.

         2.4 No Further Transfers of North Bay Bancorp Shares. At the Effective Date, the stock transfer books of North Bay Bancorp shall be closed and no transfer of North Bay Bancorp Shares theretofore outstanding shall thereafter be made.


         2.5 Adjustments. If, between the date of this Agreement and the Effective Date, the outstanding shares of Westamerica common stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the number of Westamerica Shares to be issued and delivered in the Merger in exchange for each outstanding North Bay Bancorp Share shall be correspondingly adjusted.

         2.6 Treatment of Stock Options. Each person holding one or more options to purchase North Bay Bancorp Shares pursuant to the 1985 Stock Option Plan, (the "Option Plan") shall have the right, in his or her discretion, to:

         (a) Exercise any options granted under the Option Plan that were vested prior to the Effective Date; provided, however, all options granted to non-officer Directors of North Bay Bancorp or the Bank may not be exercised until after the Effective Date, unless they would otherwise expire before the Effective Date, in which case those options may be exercised before the Effective Date following notice by North Bay Bancorp. North Bay Bancorp will facilitate the exercise of options before the Effective Date by allowing the options to be exercised and taxes to be paid by North Bay Bancorp withholding the appropriate number of shares from the shares subject to the options. If an optionee with respect to the Option Plan has not terminated his or her employment with North Bay Bancorp or the Bank before the date of this Agreement, his or her options that are not vested on that date shall become fully exercisable prior to the Effective Date following notice by North Bay Bancorp in accordance with the terms of the Option Plan; provided, however, the right to exercise these unvested options on an accelerated basis shall terminate on the Effective Date; and/or

         (b) Have any options that are not exercised converted into an option to purchase shares of Westamerica common stock.

         General Conversion Rules. Following the Effective Date, shares of Westamerica common stock shall be substituted under the options for North Bay Bancorp Shares based on the Exchange Ratio in a form acceptable to Westamerica. Specifically, each option shall be deemed to continue as an option to purchase the number of shares of Westamerica common stock equal to the Exchange Ratio multiplied by the number of North Bay Bancorp Shares previously covered by such option at an option exercise price for each such share of Westamerica common stock equal to the previous option exercise price for each North Bay Bancorp Share divided by the Exchange Ratio. Except as noted below, each North Bay Bancorp stock option shall otherwise continue on terms and
conditions that are   consistent with those that were applicable on the
Effective Date.

         Conversion Rules for Director Stock Options. The options under the Option Plan that were granted to non-officer Directors and that will not expire before the Effective Date, shall be amended by North Bay Bancorp to state that no such option may be exercised until after the Effective Date. In addition, the Option Plan will be amended by North Bay Bancorp to provide that for purposes of the Option Plan, a non-officer Director's service does not terminate as long as he remains a director or advisory director of the Bank on and after the Effective Date. Westamerica covenants that it will, for purposes of the Option Plan, at or immediately following the Effective Date, offer each current non-officer Director of North Bay Bancorp a position as director or advisory director of the Bank and that should the Bank be merged into any other subsidiary of Westamerica each current non-officer Director shall be offered a position, for purposes of the Option Plan, as an advisory director of the successor in interest to the Bank.

         Notwithstanding anything herein to the contrary, Westamerica agrees that it will take all reasonable steps to assure the non-officer Directors of North Bay Bancorp that they will be able to exercise their existing options prior to their expiration date. Subject to the parties' mutual intention that the Merger will be a tax-free reorganization accounted for pursuant to the pooling of interest accounting method, Westamerica also agrees that North Bay Bancorp may amend its Stock Option Plan and applicable non-officer Directors' agreements thereunder to extend the agreements' expiration date until after the Effective Date of the Merger.

         North Bay Bancorp shall amend the Option Plan and obtain any required shareholder approval of such Option Plan amendments and shall amend, as necessary, any and all option agreements (including obtaining any required participant consents) prior to the Effective Date to make them consistent with this Section 2.6.


         3.      COVENANTS OF THE PARTIES.

         3.1     Covenants of Westamerica.

         (a) Reservation, Issuance and Registration of Westamerica Common Stock. Westamerica shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) the Westamerica Shares; and (ii) the maximum number of shares of common stock of Westamerica to which the optionholders of North Bay Bancorp may be entitled pursuant to Section 2.6 above at or after the Effective Date. All Westamerica Shares will, when issued and delivered pursuant to and in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable. Westamerica shall file and cause to be declared effective pursuant to the Securities Act of 1933, as amended (the "1933 Act") one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the 1933 Act and in compliance with all applicable state securities laws and regulations.

         (b)     Government Approvals.  Prior to the Effective Date,

Westamerica, with the cooperation of North Bay Bancorp and the Bank, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and
(ii) all other consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts deemed by Westamerica to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All approvals referred to in clauses (i) and (ii) of this Section 3.1(b) are hereinafter referred to as the "Government Approvals."

         (c) Notification of Breach of Representations, Warranties and Covenants. Westamerica shall promptly give written notice to North Bay Bancorp upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of Westamerica contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

         (d)     Financial Statements.

                 (i) Westamerica has delivered or shall deliver to North Bay Bancorp prior to the Effective Date true and correct copies of its consolidated statements of income, changes in shareholders' equity and statements of cash flows for the three (3) months ended March 31, 1994, June 30, 1994, September 30, 1994, any subsequent quarter ends, and for the years ended December 31, 1993, 1992, 1991, 1990 and 1989, and consolidated balance sheets at March 31, 1994, June 30, 1994, September 30, 1994, any subsequent quarter ends, and at December 31, 1993, 1992, 1991 and 1990. Such consolidated financial statements at and for the years ended December 31, 1993, 1992, 1991, 1990 and 1989 have been audited by KPMG Peat Marwick ("KPMG") and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the consolidated financial position, results of operations and cash flow of Westamerica at the dates indicated and for the periods then ending. The opinions of KPMG do not and shall not contain any qualifications.

                 (ii) Westamerica has provided or shall provide to North Bay Bancorp at or prior to the Effective Date copies of all financial statements and proxy statements issued or to be issued to Westamerica's shareholders and/or directors after December 31, 1993 through the Effective Date.

                 (iii) Westamerica has provided or shall provide to North Bay Bancorp prior to the Effective Date copies of (a) its Annual Report on Form 10-K for the years ended December 31, 1993 and 1992 as filed with the Securities and Exchange Commission (the "Commission"); (b) all periodic reports required to be filed with the Commission by it pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") since December 31, 1991; and (c) all proxy statements, annual reports and other written materials furnished to Westamerica shareholders since December 31, 1991, all other material reports relating to Westamerica filed by Westamerica or any of its subsidiaries with the California Superintendent of Banks (the "Superintendent"), the FRB or the Commission during 1992, 1993, 1994 and in 1995 prior to the Effective Date. As of their respective dates, each of the documents provided hereunder complied or will comply in all material respects with all legal and regulatory requirements applicable thereto.

         (e) Press Releases. Westamerica shall not issue any press release or written statement for general circulation relating to the Merger, this Agreement or the Merger Agreement unless previously provided to North Bay Bancorp for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with North Bay Bancorp in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that Westamerica may, without the consent of North Bay

Bancorp, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation.

         (f) Business Combinations. Westamerica shall not accept any offer from any third party regarding a Business Combination of Westamerica with any other entity unless such offer is expressly conditioned upon the performance by Westamerica or its successor in interest of its obligations under this Agreement. In the event Westamerica fails to comply with the provisions of this Section 3.1(f), North Bay Bancorp shall be entitled to terminate this Agreement without any liability to Westamerica or any agent thereof pursuant to
Section 12(b), provided, however, that the obligations and liabilities of Westamerica set forth in Section 12(e) hereof shall continue in full force and effect. As used in this Agreement, "Business Combination" shall mean any tender or exchange offer, proposal for a merger, consolidation, or other takeover proposal involving any party hereto (except as explicitly contemplated in this Agreement) or any offer or proposal to acquire in any manner a substantial equity interest in, or a substantial portion of any party hereto other than transactions contemplated hereunder.

         (g) Director and Officer Liability. From and after the Effective Time, Westamerica shall indemnify, defend and hold harmless each person who is a director or executive officer of North Bay Bancorp on the date hereof with respect to all reasonable expenses arising out of claims and legal proceedings against said persons as a result of actions by said directors or officers after the date hereof, in each case to the extent North Bay Bancorp would have been permitted under section 317 of the GCL and its articles of incorporation and bylaws (subject, however, to any applicable provisions of federal law or regulation) but only to the extent not otherwise covered by any insurance policy of North Bay Bancorp or the Bank. Upon the Effective Date, any former North Bay Bancorp officers or Bank officers who become officers of Westamerica (including any subsidiaries thereof) shall be included in Westamerica's Director and Officer insurance policy. Prior to the Effective Date, North Bay Bancorp may purchase tail insurance coverage under its current policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred prior to the Effective Date; provided, however, that the total premium payment for such insurance shall not exceed an amount which is reasonably acceptable to Westamerica.

         3.2     Covenants of North Bay Bancorp and the Bank.

         (a)     Approval by North Bay Bancorp Shareholders.  North Bay
Bancorp shall cause the Merger, this Agreement and the Merger Agreement to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Subject to its continuing fiduciary duty to the shareholders of North Bay Bancorp, the Board of Directors of North Bay Bancorp, in authorizing the execution and delivery of this Agreement by North Bay Bancorp, shall unanimously recommend that this Agreement and the Merger be approved. North Bay Bancorp shall use its best efforts to cause such meeting of its shareholders to take place not later than June 1, 1995. In connection with the call of such meeting, North Bay Bancorp shall cause such proxy materials, with any amendments thereto that may in the judgment of its counsel be necessary or desirable, to be mailed to its shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the "Proxy Statement"). Subject to its continuing fiduciary duty to the shareholders of North Bay Bancorp, the Board of Directors of North Bay Bancorp shall at all times prior to and during such meeting of North Bay Bancorp shareholders recommend that the transactions contemplated hereby, setting forth each director's commitment to vote his or her shares of North Bay Bancorp stock in favor of the transactions contemplated hereby, be adopted and approved and, subject to such duty, use its best efforts to cause such adoption and approval. Within 15 business days after the time of execution and delivery of this Agreement, members of the Board of Directors of North Bay Bancorp shall deliver to Westamerica undertakings in the form attached hereto as Exhibit C confirming such directors' approval of the transactions contemplated hereby, setting forth such directors' commitment to vote his or her shares of North Bay Bancorp stock in favor of the transactions contemplated hereby and setting forth such directors' commitment to use his or her best efforts to cause the shareholders of North Bay Bancorp to adopt and approve the transactions contemplated hereby, subject to their above-mentioned continuing fiduciary duties to the shareholders of North Bay Bancorp and any regulatory constraints. Except with the prior approval of Westamerica, neither North Bay Bancorp nor any member of its Board of Directors shall, at the North Bay Bancorp shareholders' meeting, submit any other matters for approval of its shareholders. Notwithstanding anything to the contrary in this Section 3.2(a), in the event the special meeting noted above cannot reasonably be expected to be held by April 30, 1995 North Bay Bancorp may submit the Merger, this Agreement, and the Merger Agreement to its shareholders for approval at its regular annual meeting of shareholders provided, however, that in no event shall said meeting be held later than June 1, 1995.

         (b) Shareholder Lists and Other Information. After execution hereof, North Bay Bancorp shall from time to time make available to Westamerica, upon request, a list of its shareholders and their addresses, a list showing all transfers of North Bay Bancorp common stock and such other information as Westamerica shall reasonably request regarding both the ownership and prior transfers of North Bay Bancorp common stock.

         (c) Government Approvals. North Bay Bancorp and the Bank will cooperate in all reasonable respects with Westamerica in their undertaking to obtain the Government Approvals and North Bay Bancorp and the Bank further agree, subject to the continuing fiduciary duty of the Board of Directors of North Bay Bancorp to the shareholders of North Bay Bancorp, to take such actions as may be reasonably requested by Westamerica to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as is practicable.

         (d) Capital Commitments and Expenditures. After the execution of this Agreement, no new capital commitments in excess of $25,000 shall be entered into, and no capital expenditures in excess of $25,000, shall be made by either North Bay Bancorp or the Bank. The Bank shall not create any new branches or enter into any acquisitions or leases of real property, including new leases and lease extensions, without the prior approval of Westamerica.

         (e) Notification of Breach of Representations, Warranties and Covenants. North Bay Bancorp shall promptly give written notice to Westamerica upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of North Bay Bancorp or the Bank contained or referred to in this Agreement and shall each use its best efforts to prevent the same or remedy the same promptly.

         (f)     Financial Statements.

                 (i) North Bay Bancorp has delivered or shall deliver to Westamerica prior to the Effective Date true and correct copies of its consolidated statements of income, changes in shareholders' equity and statements of cash flows for the three months ended March 31, 1994, June 30, 1994, September 30, 1994, any subsequent quarter ends, and for the fiscal years ended December 31, 1994, 1993, 1992, 1991 and 1990 and consolidated balance sheets at March 31, 1994, June 30, 1994, September 30, 1994, and any subsequent quarter ends and at December 31, 1994, 1993, 1992, 1991 and 1990. Such consolidated financial statements at December 31, 1994, 1993, 1992, 1991 and 1990 and for the fiscal years ended December 31, 1994, 1993, 1992, 1991 and 1990 have been or shall be audited by Arthur Andersen in each case as independent public accountants for North Bay Bancorp during the relevant periods, and include or shall include an opinion of Arthur Andersen to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of North Bay Bancorp at the dates indicated and for the periods then ending. The opinions of Arthur Andersen do not and shall not contain any qualifications.

                 (ii) North Bay Bancorp shall provide to Westamerica, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to North Bay Bancorp's shareholders and/or directors after December 31, 1993, and through the Effective Date.

                 (iii) North Bay Bancorp has delivered or shall deliver to Westamerica true and complete copies of North Bay Bancorp's Annual Report to Shareholders for the years ended December 31, 1989, 1990, 1991, 1992, 1993, and 1994, all periodic reports required to be filed by it pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 1988, all proxy statements and other written material furnished to North Bay Bancorp's shareholders since December 31, 1988, and all other material reports, including call reports, relating to North Bay Bancorp or the Bank filed by North Bay Bancorp or the Bank with the Federal Deposit Insurance Corporation (the "FDIC"), the FRB, or the Comptroller of the Currency (the "Comptroller") during 1990 through 1993 and in 1994 and 1995 prior to the Effective Date. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

                 (iv) North Bay Bancorp shall cause to be delivered to Westamerica a letter of Arthur Andersen, North Bay Bancorp's independent auditors, dated a date no more than two business days prior to the date on which the Westamerica Registration Statement (as defined herein) shall become effective addressed to Westamerica, in form and substance reasonably satisfactory to Westamerica, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Westamerica Registration Statement.

         (g) Compensation. Neither North Bay Bancorp nor the Bank shall make or approve any increase in the compensation payable or to become payable by North Bay Bancorp or the Bank to any of their respective directors, officers, employees or agents with annual salaries in excess of $40,000 at the date hereof (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made (except with Westamerica's prior approval, which shall not be unreasonably withheld), nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by either of North Bay Bancorp or the Bank with any such directors, officers, employees or agents unless Westamerica has given its prior written consent. Nothing herein shall prevent the payment to employees of North Bay Bancorp or the Bank (with salaries of $40,000 or less at the date hereof) of regular salary increases, consistent with past practices, in connection with regular salary reviews, consistent with past practices, as heretofore disclosed to Westamerica. Without the prior consent of Westamerica, neither North Bay Bancorp nor the Bank shall hire any new employee at an annual rate in excess of current customary practice or, in any event, in excess of $40,000 per year, except with the prior written consent of Westamerica.

         (h) Conduct of Business in the Ordinary Course. Prior to the Effective Time:

                 (i) North Bay Bancorp and the Bank shall each conduct their respective business in the ordinary course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" shall consist of the banking and related businesses as presently conducted by North Bay Bancorp and the Bank and permitted under the BHC Act, the National Banking Act and other applicable laws. Unless Westamerica has given its previous written consent to any act or omission to the contrary, each of North Bay Bancorp and the Bank shall, through the Effective Date, cause their respective officers to:

                 (A) use their best efforts to preserve its respective business and business organizations intact;

                 (B) use their best efforts to preserve the goodwill of customers and others having business relations with North Bay Bancorp or the Bank and take no action that would impair the benefit to Westamerica of the goodwill of North Bay Bancorp or the Bank or the other benefits of the Merger;

                 (C) consult with Westamerica as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

                 (D) maintain its respective properties in customary repair, working order and condition (reasonable wear and tear excepted);

                 (E) comply with all laws, regulations and decrees applicable to the conduct of its respective business;

                 (F) keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

                 (G) use its respective best efforts, subject to Section 3.2(g), to keep available to Westamerica the services of its present officers and employees (it being understood that North Bay Bancorp and the Bank shall each have the right to terminate the employment of any officer or employee in accordance with its established employment procedures);

                 (H) comply with all orders, agreements and memoranda of understanding made by or with the FRB, the Federal Reserve Bank of San Francisco (the "FRBSF"), the FDIC, the Comptroller or any other regulatory authority of competent jurisdiction, and promptly forward to Westamerica all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform Westamerica of any material restrictions imposed by any governmental authority on the business of either North Bay Bancorp or the Bank;

                 (I) file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

                 (J) conduct a Phase I environmental audit prior to foreclosure on any property concerning which North Bay Bancorp or the Bank has knowledge, or should have knowledge, that asbestos or asbestos-containing materials, PCBs or PCB-contaminated materials, any petroleum product, or hazardous substance or waste (as defined under any applicable environmental laws) was or is present, manufactured, recycled, reclaimed, released, stored, treated, or disposed of, and provide the results of such audit to and consult with Westamerica regarding the significance of the audit prior to the foreclosure on any such property;

                 (K) not sell, lease, pledge, assign, encumber or otherwise dispose of any of its respective assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

                 (L) with respect to any extension of credit in excess of $10,000, not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

                 (M) not make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its respective officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with established loan procedures and in compliance with FRB Regulation O;

                 (N) not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity;

                 (O) not settle or otherwise take any action to release or reduce any of its respective rights with respect to any litigation involving a claim of more than $10,000 in which it is a party; and

                 (P) consult with Westamerica on problem loan workout strategies, and obtain Westamerica's concurrence on any loan loss in excess of $25,000 or any writedown of other real estate owned.

                 (ii) neither North Bay Bancorp nor the Bank will, without first having obtained the written consent of Westamerica, cause the officers of North Bay Bancorp or the Bank, respectively to:

                 (A) commit to any loan with a principal amount in excess of $50,000, provided that Westamerica's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within two business days after receipt of written notice directed to authorized Westamerica personnel, together with sufficient supporting information to allow Westamerica to make an informed judgment, and Westamerica shall not unreasonably withhold its consent; provided, further, that any consent given by Westamerica shall be binding only if given by authorized Westamerica personnel identified on a list signed by Westamerica's President;

                 (B) purchase any investment security with a maturity in excess of two years, or sell any investment security in which a gain is recognized;

                 (C) issue any certificate of deposit with a rate of interest in excess of 6%;

                 (D) commit to any new capital commitments or expenditures in excess of $25,000;

                 (E) commit to any new contract or extend any existing contract (including, but not limited to, data processing or servicing) that would obligate North Bay Bancorp or the Bank for an aggregate amount over time in excess of $25,000;

                 (F) accelerate the vesting of pension or other benefits except as contractually obligated as of the date hereof; or

                 (G) grant any new stock options or accelerate the vesting of any existing stock options except as contractually obligated as of the date hereof.

                 (H) fail to promptly notify Westamerica in writing upon the occurrence of any of the following:

                          (1) the classification of any loan as substandard, doubtful or loss;

                          (2) the filing or commencement of any legal action or other proceeding or investigation against North Bay Bancorp or the Bank, or any director or executive officer of either; or

                          (3) the monthly pretax earnings of North Bay Bancorp are less than $50,000.

         (i) Press Releases. Neither North Bay Bancorp nor the Bank shall issue any press release or written statement for general circulation relating to this Agreement or the Merger unless previously provided to Westamerica for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Westamerica in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that North Bay Bancorp may, without the consent of Westamerica, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation.

         (j)     No Merger or Solicitation.

                 (i) Subject to the continuing fiduciary duty of the Board of Directors of North Bay Bancorp to the shareholders of North Bay Bancorp, prior to the Effective Time, neither North Bay Bancorp nor the Bank shall effect or agree to effect any Business Combination, acquire or agree to acquire any of its own capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course of Business or except pursuant to its 401-K Plan or Employee Stock Purchase Plan as consistent with past practice) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.

                 (ii) Subject to the continuing fiduciary duty of the Board of Directors of North Bay Bancorp to the shareholders of North Bay Bancorp, prior to the Effective Date, neither North Bay Bancorp, the Bank nor any officer, director or affiliate of North Bay Bancorp or the Bank, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by North Bay Bancorp or the Bank shall (A) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination; or
         (B) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group, other than federal or state bank regulatory authorities, or, consultants, advisors, or agents of North Bay Bancorp or the Bank who need to know such information and who are subject to comparable confidentiality provisions, concerning the business and properties of North Bay Bancorp or the Bank or afford any such party access to the properties, books or records of North Bay Bancorp or the Bank or otherwise assist or encourage any such party in connection with the foregoing, or (C) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of North Bay Bancorp or the Bank to another person having any actual or prospective role with respect to any such transaction.

                 (iii) North Bay Bancorp shall notify Westamerica immediately of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in North Bay Bancorp or the Bank or engage in any Business Combination with North Bay Bancorp or the Bank.

                 (iv) In the event the Board of Directors of North Bay Bancorp or the Bank receives a bona fide offer for a Business Combination of North Bay Bancorp or the Bank with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of North Bay Bancorp, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, provided, however, that any such failure to act or refrain from doing any act shall entitle Westamerica to terminate this Agreement pursuant to Section 12(b); and provided further, that the obligations and liabilities of North Bay Bancorp set forth in Section 12(e) hereof shall continue in full force and effect.

         (k) North Bay Bancorp Profit Sharing Plan. North Bay Bancorp agrees the North Bay Bancorp Profit Sharing Plan may be terminated, frozen, modified or merged into the Westamerica Profit Sharing Plan immediately before, on or after the Effective Date, as determined by Westamerica in its sole discretion. The Bank will continue to pay all administrative and termination fees for the Bank profit sharing and 401-K plans.

         (l) Changes in Capital Stock. At or after the date hereof and at or prior to the Effective Time, except with the prior written consent of Westamerica, neither North Bay Bancorp nor the Bank shall amend its Articles of Incorporation or Association, as the case may be, or Bylaws; make any change in their respective authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its respective stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of its respective capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, capital stock or other equity security of its respective company, or agree to do any of the foregoing, except that nothing herein shall prohibit the execution of the Stock Option Agreement or issuance of shares pursuant to the Option Plan with respect to options outstanding at the date of this Agreement (except as limited in Section 2.6).

         (m) Dividends. North Bay Bancorp shall not declare, set aside, or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution).

         (n) Accounting Methods. North Bay Bancorp shall not change its methods of accounting in effect at December 31, 1993, except as required by changes in generally accepted accounting principles as concurred in by its independent auditors.

         (o) Affiliates. At least 40 days prior to the Effective Date, North Bay Bancorp shall deliver to Westamerica a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of North Bay Bancorp, "affiliates" of North Bay Bancorp for purposes of Rule 145 under the 1933 Act. North Bay Bancorp shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to Westamerica prior to the Effective Date, a written "affiliates" agreement, in substantially the form attached hereto as Exhibit E, providing that such person shall dispose of the Westamerica Common Stock to be received by such person in the Merger only in accordance with applicable law and, in addition, in such agreement, each such affiliate shall represent that he or she has no present plan or intention to dispose of any such shares of Westamerica Common Stock.

         (p) Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of North Bay Bancorp or the Bank, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

         (q) Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time, North Bay Bancorp and the Bank shall each give Westamerica and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow Westamerica to make copies of such materials (to the extent not legally prohibited) and shall furnish Westamerica with all such information concerning its affairs as Westamerica may reasonably request. North Bay Bancorp shall also use its best efforts to cause Arthur Andersen to make available to Westamerica, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, Arthur Andersen's work papers and documentation relating to its audits of the books and records of North Bay Bancorp.

        (r) Employee Welfare Benefit Plans. North Bay Bancorp agrees that North Bay Bancorp's employee welfare benefit plans, as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), may be terminated, modified or merged into Westamerica's welfare benefit plans immediately before, on or after the Effective Date, as determined by Westamerica in its sole discretion.

        (s) Noncompetition Agreements. North Bay Bancorp shall use its best efforts to have each director of North Bay Bancorp and the Bank listed on Exhibit F hereto execute a noncompetition agreement substantially in the form attached hereto as Exhibit B, with the exception of Penny Hershman with respect to whom North Bay Bancorp shall use it best efforts to have her execute a noncompetition agreement substantially in the form attached hereto as Exhibit B-1.

        (t) Litigation Developments. North Bay Bancorp agrees to promptly advise Westamerica with respect to any and all material legal actions or other proceedings or investigations and to promptly advise Westamerica with respect to any significant developments arising in connection with said actions, proceedings or investigations.

        3.3 Covenants of the Parties. Each party shall use its best efforts to cause its officers, directors, employees, auditors, agents, and attorneys to cooperate with the other in the reasonable requests for information by the other parties hereto. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by any other party as such other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.


        4.      REPRESENTATIONS AND WARRANTIES OF NORTH BAY BANCORP AND THE
BANK.

        North Bay Bancorp, with respect to North Bay Bancorp, and the Bank, with respect to the Bank, represents and warrants to Westamerica that:

        (a) Corporate Status and Power to Enter Into Agreements. North Bay Bancorp (i) is a bank holding company duly incorporated, validly existing and in good standing under the laws of California and is a registered bank holding company under the BHC Act, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of North Bay Bancorp and the FRB, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, and (iii) is in full compliance with any agreements, understandings or orders of the FRB, the FRBSF, or the FDIC or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of North Bay Bancorp nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California.

        (b)     Corporate Status and Power to Enter Into Agreements.  The Bank
(i) isa national banking association duly incorporated, validly existing and in good standing under the National Banking Act, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of North Bay Bancorp and the FRB, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it (iii) currently holds a valid charter issued by the Comptroller to engage in the commercial banking business in California at its banking offices, and (iv) is in full compliance with any agreements, understandings or orders of the FRB, the FRBSF, the Comptroller or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of the Bank nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. The Bank's deposits are insured by the FDIC to the maximum extent permitted by applicable law and regulation.

         (c) Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation or Association, as the case may be, and Bylaws of North Bay Bancorp and the Bank which shall be delivered to Westamerica promptly after the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of North Bay Bancorp and the Bank which shall be made available to Westamerica contain a complete and accurate record of all meetings of the respective Boards of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of North Bay Bancorp and the Bank fairly reflect the material transactions to which each of North Bay Bancorp and the Bank is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation or Association, as the case may be, and Bylaws of North Bay Bancorp and the Bank and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.


         (d) Compliance With Laws, Regulations and Decrees. Each of North Bay Bancorp and the Bank (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on North Bay Bancorp and the Bank, taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of it as now being conducted, (v) has not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any licenses, franchise, permit or governmental authorization.

         (e) Capitalization. The authorized common stock of North Bay Bancorp consists of 20,000,000 shares of common stock, no par value, of which 1,071,085 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding. Said stock has been issued in compliance with all applicable securities laws. No other equity securities of North Bay Bancorp have been issued or are outstanding. There are currently outstanding options to purchase 207,494 shares of North Bay Bancorp common stock, at a weighted average exercise price of $5.65 per share, issued pursuant to the Option Plan. Said options were granted and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate North Bay Bancorp to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any North Bay Bancorp common stock or any other equity security of North Bay Bancorp, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of North Bay Bancorp common stock or any other equity security of North Bay Bancorp. The outstanding common stock of North Bay Bancorp has been duly and validly registered with the Commission pursuant to the 1934 Act, to the extent required thereunder.

         The authorized capital stock of the Bank consists of 400,000 shares of the Bank's common stock, $5.00 par value, of which 400,000 shares are duly authorized, validly issued, fully paid and, except as provided in the National Banking Act, nonassessable and currently outstanding. Said stock has been issued in compliance with all applicable securities laws. North Bay Bancorp owns all of the issued and outstanding equity securities of the Bank. There are no outstanding

         (i) options, agreements, calls or commitments of any character which would obligate the Bank to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any of the Bank's common stock or any other equity security of the Bank, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of the Bank's common stock or any other equity security of the Bank.

         (f) Equity Interests. Except as listed below or as collateral for outstanding loans held in their respective loan portfolios, neither North Bay Bancorp nor the Bank owns, directly or indirectly, any equity interest in any bank, corporation, or other entity.


          Name of Subsidiary                             Ownership
          ------------------                             ---------

         Novato National Bank                          Wholly Owned
     North Bay Bancorp Properties                      Wholly Owned



         (g) Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to Westamerica as required by Section 3.2(f) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. North Bay Bancorp and the Bank have each filed all material documents and reports relating to North Bay Bancorp and the Bank, respectively, required to be filed with the Comptroller, the Commission, the FRB, the FRBSF, the FDIC, or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to North Bay Bancorp and the Bank required by governmental authorities and regulatory agencies having jurisdiction over North Bay Bancorp or the Bank have been taken. Neither North Bay Bancorp nor the Bank has received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that North Bay Bancorp or the Bank is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of North Bay Bancorp or the Bank. Neither North Bay Bancorp nor the Bank is subject to any order, agreement or written directive with any regulatory authority with respect to its assets or business except for matters of general application. North Bay Bancorp and the Bank have paid all assessments made or imposed by any governmental agency. North Bay Bancorp shall deliver to Westamerica copies of all annual management letters and opinions, and shall make available to Westamerica for inspection all reviews, correspondence and other documents in the files of North Bay Bancorp prepared by Arthur Andersen or any other certified public accountant engaged by North Bay Bancorp and delivered to North Bay Bancorp since January 1, 1990. The consolidated financial records of North Bay Bancorp have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles, or applicable regulatory accounting principles, at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by North Bay Bancorp and the Bank in the operation of their business to generate and retrieve financial records are adequate for the current needs of North Bay Bancorp and the Bank.

         (h)     Tax Returns.

                 (i) Each of North Bay Bancorp and the Bank has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. Each of North Bay Bancorp and the Bank have paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed in writing to Westamerica. Neither North Bay Bancorp nor the Bank has been requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against either North Bay Bancorp or the Bank for any alleged deficiency in the payment of any taxes, and neither North Bay Bancorp nor the Bank know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Articles XIII.A of the California Constitution, of any real property owned in whole or in part by either North Bay Bancorp or the Bank or to the best of North Bay Bancorp's or the Bank's knowledge, of any real property leased by North Bay Bancorp or the Bank.

                 (ii) North Bay Bancorp shall deliver to Westamerica copies of all its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1994 (when available), 1993, 1992, 1991 and 1990.

                 (iii) No consent has been filed relating to either North Bay Bancorp or the Bank pursuant to Section 341(f) of the IRC.

         (i) Material Adverse Change. Except as disclosed in writing by North Bay Bancorp to Westamerica prior to the date hereof, since September 30, 1994, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of North Bay Bancorp and the Bank as a whole (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of either of North Bay Bancorp or the Bank or that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause (i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause
(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of North Bay Bancorp and the Bank, taken as a whole, except in the Ordinary Course of Business; (v) no disposition by either North Bay Bancorp or the Bank of one or more assets that, individually or in the aggregate, are material to it, except sales of assets in the Ordinary Course of Business.

         (j) No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited consolidated balance sheets of North Bay Bancorp as of September 30, 1994, neither North Bay Bancorp nor the Bank has incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by either of North Bay Bancorp or the Bank entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the seller, to cause North Bay Bancorp or the Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against North Bay Bancorp or the Bank. Neither North Bay Bancorp nor the Bank has knowingly made or shall make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash,stock or other dividend or any other distribution with respect to the stock of North Bay Bancorp has been declared, set aside or paid, nor have any shares of the stock of North Bay Bancorp been purchased, redeemed or otherwise acquired, directly or indirectly, by North Bay Bancorp since September 30, 1994.

         (k)     Properties and Leases.

                 (i) Each of North Bay Bancorp and the Bank has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the North Bay Bancorp consolidated balance sheet as of September 30, 1994 (except property held as lessee under leases disclosed in writing prior to the date hereof and except personal property sold or otherwise disposed of since September 30, 1994 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in the North Bay Bancorp consolidated balance sheet as of September 30, 1994, or as currently shown on the books and records of North Bay Bancorp and which do not interfere with or impair the present and continued use, or (c) immaterial exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to Westamerica. All tangible properties of each of North Bay Bancorp and the Bank conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of each of North Bay Bancorp and the Bank are in a good state of maintenance and repair and are adequate for the current business of North Bay Bancorp or the Bank. No properties of North Bay Bancorp or the Bank, and, to the best of North Bay Bancorp's and the Bank's knowledge, no properties in which either holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of North Bay Bancorp's and the Bank's knowledge, respectively, neither North Bay Bancorp nor the Bank owns, possesses or has a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by North Bay Bancorp or the Bank, neither North Bay Bancorp nor the Bank has controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that either has become an owner or operator of such asset under applicable environmental laws.

                 (ii) All properties held by either North Bay Bancorp or the Bank under leases are held under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and civil laws affecting creditors' rights generally, and subject, as to enforceability, to equitable principles of general applicability), with such exceptions as are not material and do not interfere with the conduct of the business of North Bay Bancorp or the Bank, and North Bay Bancorp or the Bank enjoy quiet and peaceful possession of such leased property. Neither North Bay Bancorp nor the Bank is in default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                 (iii) Except as disclosed to Westamerica in writing prior to the date hereof, none of North Bay Bancorp's and the Bank's rights and obligations under the leases referred to in Section 4(k)(ii) above require the consent of any other party to the transaction contemplated by this Agreement. Where required, North Bay Bancorp and the Bank shall obtain, prior to the Effective Date, the consent of all parties to any such transactions.

         (l) Material Contracts. Except as disclosed to Westamerica in writing prior to the date hereof and excluding loans, lines of credit, loan commitments or letters of credit to which the Bank is a party, neither North Bay Bancorp nor the Bank is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to it of more than $50,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither North Bay Bancorp nor the Bank is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to Westamerica pursuant to this Section 4(l) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by either of North Bay Bancorp or the Bank is currently outstanding.

         (m) Classified Loans. Except as previously disclosed to Westamerica in writing, there are no loans presently owned by North Bay Bancorp or the Bank that have been classified by any bank examiner, outside loan reviewer, accountant or management as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and all loans or portions thereof classified "Loss" have been charged off. Notwithstanding the above, neither North Bay Bancorp nor the Bank shall be under any obligation to disclose to Westamerica any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of North Bay Bancorp or the Bank imposed by the Comptroller, the FDIC, the FRB, or other regulator. North Bay Bancorp and the Bank regularly review and appropriately classify loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of each of North Bay Bancorp and the Bank are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to Westamerica in writing or reserved for in the unaudited consolidated balance sheet of North Bay Bancorp as of September 30, 1994, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Neither North Bay Bancorp nor the Bank has any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of North Bay Bancorp and the Bank.

         (n) Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business, none of the investments reflected in the North Bay Bancorp consolidated balance sheet as of September 30, 1994, and none of the investments made by either of North Bay Bancorp or the Bank since September 30, 1994, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of North Bay Bancorp or the Bank freely to dispose of such investment at any time.

         (o)     Employment Contracts and Benefits.

                 (i) North Bay Bancorp shall deliver to Westamerica an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of North Bay Bancorp and the Bank (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to Westamerica any Board of Directors' minutes (or committee minutes) authorizing, approving or guaranteeing such plans and contracts. There are no agreements or understandings, either written or oral, between North Bay Bancorp or the Bank and any person which would result in the payment of any consideration as a result of any of the transactions contemplated by this Agreement other than as disclosed to Westamerica in writing prior to the date hereof.

                 (ii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in Subsection (o) and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis.

                 (iii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed inSubsection (o) and which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

                        (1) Any act or omission constituting a material violation of Section 402 of ERISA;

                        (2) Any act or omission constituting a violation of Section 403 of ERISA;

                        (3) Any act or omission by North Bay Bancorp or any of its subsidiaries, or by any director, officer or employee thereof, constituting a violation of Sections 404 and 405 of ERISA;

                        (4) To the knowledge of North Bay Bancorp or any of its subsidiaries, any act or omission by any other person constituting a violation of Sections 404 or 405 of ERISA;

                        (5) Any act or omission which constitutes a violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of
                 Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

                        (6)       Any act or omission constituting a
                 violation of Sections 503, 510 or 511 of ERISA.

                 (iv) All contributions, premiums or other payments due from North Bay Bancorp and its subsidiaries to (or under) any plan listed in Subsection (o) have been fully paid or adequately provided for on the Audited Financials for the year ended December 31, 1993 and period ended June 30, 1994. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis.

                 (v) Each plan listed in Subsection (o) complies with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

                 (vi) Each plan listed in Subsection (o) complies with all applicable requirements of (A) the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

                  (vii) North Bay Bancorp shall disclose in writing to Westamerica the names of each director, officer and employee of each of North Bay Bancorp and the Bank.


         (p) Compliance With ERISA. North Bay Bancorp has not, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multiemployer plans, other than the North Bay Bancorp Profit Sharing Plan (the "Plan") and a true and accurate copy of which shall be provided to Westamerica. With respect to the Plan and its related trust (the "Trust"), as of the Effective Time (i) the Plan will in all material respects be (and currently is) in compliance with all the applicable requirements of Section 401(a) of the IRC, and the Trust will be exempt from income tax under Section 501(a) of the IRC; (ii) an application for a determination letter as to the qualified status of the Plan, as adopted and effective under Section 401(a) of the IRC was filed with the Internal Revenue Service ("IRS"), (the "Determination Letter"), and North Bay Bancorp will adopt any amendments required by the IRS in order to obtain the favorable Determination Letter; (iii) North Bay Bancorp shall not have amended the Plan or administered the Plan in such a manner since filing for a Determination Letter that would preclude the issuance of a favorable Determination Letter to the Plan and Trust; (iv) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (v) all required and necessary filings with the IRS, Department of Labor and any other governmental agencies with respect to the Plan and the Trust for all periods ending at or prior to the Effective Time will have been made on a timely basis by North Bay Bancorp and the plan administrator; (vi) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and (vii) there shall have been no action, claim or demand of any kind known to North Bay Bancorp brought or threatened by any potential claimant or representative of such claimant under the Plan or Trust where North Bay Bancorp may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in North Bay Bancorp's June 30, 1994 financial statements or an insurer of North Bay Bancorp has agreed to defend against and pay the amount of any resulting liability without reservation.

         (q) Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as disclosed to Westamerica in writing prior to the date hereof, neither North Bay Bancorp nor the Bank has any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by it without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between North Bay Bancorp or the Bank and any current or former employees, and to the best of their respective knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

         (r) Compensation of Officers and Employees. Except as disclosed to Westamerica in writing prior to the date hereof, (i) no officer or employee of North Bay Bancorp or the Bank is receiving aggregate direct remuneration at a rate exceeding $40,000 per annum, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from North Bay Bancorp, the Bank or Westamerica to any employee of either North Bay Bancorp or the Bank.

         (s) Legal Actions and Proceedings. Except as previously disclosed to Westamerica in writing prior to the date hereof, neither North Bay Bancorp nor the Bank is a party to, or so far as either of them is aware, threatened with, and to their knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and neither North Bay Bancorp nor the Bank is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by North Bay Bancorp or the Bank of any amount in excess of $50,000, unless an insurer of North Bay Bancorp has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by North Bay Bancorp or the Bank of a monetary amount, which could materially adversely affect North Bay Bancorp or the Bank or its business or property or the transactions contemplated hereby except as previously disclosed in writing to Westamerica prior to the date hereof. Neither North Bay Bancorp nor the Bank has knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of North Bay Bancorp and the Bank, threatened against North Bay Bancorp or the Bank.

         (t)      Execution and Delivery of the Agreement.

         (i) The execution and delivery of this Agreement has been duly authorized by the respective Boards of Directors of North Bay Bancorp and the Bank and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of North Bay Bancorp common stock at a meeting of shareholders duly called and held, this Agreement and the Merger will be duly and validly authorized by all necessary corporate action on the part of North Bay Bancorp and the Bank.

         (ii) This Agreement has been duly executed and delivered by North Bay Bancorp and the Bank and (assuming due execution and delivery by Westamerica) constitutes the legal and binding obligations (subject to applicable bankruptcy, insolvency and civil laws affecting creditors' rights generally, and subject, as to enforceability, to equitable principles of general applicability) of each of North Bay Bancorp and the Bank.

         (iii) The execution and delivery by North Bay Bancorp and the Bank of this Agreement and the consummation of the transactions herein (A) do not violate any provision of the Articles of Incorporation or Association or Bylaws of North Bay Bancorp or the Bank, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite North Bay Bancorp shareholder approval referred to in Section 4(t)(i) hereof, (3) due registration of the Westamerica Shares under the 1933 Act, (4) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (5) accuracy of the representations of Westamerica set forth herein), and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which either North Bay Bancorp or the Bank is a party or by which either is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which North Bay Bancorp or the Bank is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of North Bay Bancorp or the Bank.

         (u) Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by North Bay Bancorp or is entitled to be paid based upon any agreements, arrangements or understandings made by North Bay Bancorp in connection with any of the transactions contemplated by this Agreement, except that North Bay Bancorp has engaged the firm of Hoefer & Arnett, Inc. to act as its financial advisor and to render an opinion regarding the fairness of the Merger and has engaged the services of Sheshunoff & Co. to assist in analyzing any proposed offer. North Bay Bancorp shall provide Westamerica with a true and accurate copy of its agreement(s) with both Hoefer & Arnett, Inc. and Sheshunoff & Co.

         (v) Insurance. Each of North Bay Bancorp and the Bank is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by each of North Bay Bancorp and the Bank are in full force and effect, neither is in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of North Bay Bancorp, such insurance coverage is adequate for North Bay Bancorp and the Bank. Since December 31, 1990, there has not been any damage to, destruction of, or loss of any assets of North Bay Bancorp not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of North Bay Bancorp or the Bank.

         (w) Loan Loss Reserves. The reserve for loan losses in the North Bay Bancorp consolidated balance sheets dated December 31, 1993, March 31, 1994, June 30, 1994, September 30, 1994, each subsequent period end prior to the Effective Date and as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries, but in no event will be less than 100% of total Nonperforming Assets outstanding for all calendar quarters on or after September 30, 1994. For purposes of this Agreement, Nonperforming Assets is the sum of all accruing loans over 90 days past due in the payment of principal or interest plus any loans no longer accruing interest and all real estate owned ("REO"). North Bay Bancorp has disclosed to Westamerica in writing prior to the date hereof, and will promptly inform Westamerica of the amounts of all REO, loans, leases, other extensions of credit or commitments, or other interest-bearing assets of North Bay Bancorp or the Bank, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, North Bay Bancorp shall be under no obligation to disclose to Westamerica any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of North Bay Bancorp imposed by such bank regulatory agency. North Bay Bancorp has furnished and will continue to furnish to Westamerica true and accurate information concerning the loan portfolio and REO of North Bay Bancorp and the Bank, and no material information with respect to the loan portfolio has been or will be withheld from Westamerica.

         (x) Transactions With Affiliates. Except as may arise in the Ordinary Course of Business, neither North Bay Bancorp nor the Bank has extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of North Bay Bancorp or the Bank, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under the 1933 Act. Neither North Bay Bancorp nor the Bank has entered into any other transactions with the employees or directors of North Bay Bancorp or the Bank or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in writing to Westamerica. Except in accordance with the provisions of the Bank's employee discount program for non-officer employees, a copy of which has been provided to Westamerica prior to the date hereof, any such transactions have been on terms no less favorable to North Bay Bancorp or the Bank than those which would prevail in an arm's-length transaction with an independent third party.

         (y) Information in Westamerica Registration Statement. The information pertaining to North Bay Bancorp and the Bank which has been or will be furnished to Westamerica for or on behalf of North Bay Bancorp for inclusion in the Westamerica Registration Statement, the Prospectus or the Proxy Statement (each as hereinafter defined), or in the applications to be filed to obtain the Government Approvals (the "Applications"), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of North Bay Bancorp included in the Prospectus and Proxy Statement will present fairly the financial condition and results of operations of North Bay Bancorp at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. North Bay Bancorp shall promptly advise Westamerica in writing if prior to the Effective Time North Bay Bancorp shall obtain knowledge of any facts that would make it necessary to amend the Westamerica Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

         (z) Accuracy of Representations and Warranties. No representation or warranty by either North Bay Bancorp or the Bank, and no statement by either North Bay Bancorp or the Bank in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Westamerica; provided, however, that information as of a later date shall automatically modify information as of an earlier date.

         (aa) No Brokered Deposits. The Bank does not now have and shall not accept prior to or have on the Effective Date any "brokered deposits" as such deposits are defined by the FDIC.

         5.       REPRESENTATIONS AND WARRANTIES OF WESTAMERICA.

         Westamerica represents and warrants to North Bay Bancorp that:

         (a) Corporate Status and Power to Enter Into Agreement. Westamerica (i) is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the BHC Act (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) Westamerica Bank holds a currently valid license issued by the Superintendent to engage in the commercial banking business in California at the offices in which such business is conducted (iv) neither Westamerica nor any of its subsidiaries is subject to any order of the FRB, the Superintendent or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties. Neither the scope of the business of Westamerica nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California.

         (b) Corporate Status and Power of Westamerica. Prior to and as of the Effective Time, Westamerica will be a corporation duly incorporated, validly existing and in good standing under the California law and will have the corporate power to enter into the Merger Agreement and to carry out all of the terms and provisions thereof to be carried out by it.

         (c) Certificate, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of Westamerica to be delivered to North Bay Bancorp are complete and accurate copies thereof as in effect on the date hereof. The minute books of Westamerica made available to North Bay Bancorp contain a complete and accurate record of all meetings of Westamerica's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Westamerica fairly reflect the material transactions to which Westamerica or any of its subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of Westamerica and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

         (d) Compliance With Laws, Regulations and Decrees. Westamerica and each of its subsidiaries (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of its subsidiary commercial banks, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of Westamerica or its subsidiaries, taken as a whole, or is not likely to otherwise have a material adverse effect on Westamerica and its subsidiaries taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary in all material respects to the respective businesses and operations of Westamerica and its subsidiaries as they are now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Westamerica and its subsidiaries (taken as a whole) are not in material compliance with any of the statutes, regulations or ordinances which such governmental or regulatory authority enforces, or (B) threatening to revoke any material licenses, franchise, permit or governmental authorization of Westamerica and its subsidiaries (taken as a whole).

         (e) Financial Statements. No financial statement or other document provided or to be provided to North Bay Bancorp as required by Section 3.1(d) hereof, as of the date of such document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Westamerica has filed all material documents and reports relating to Westamerica or its subsidiaries required to be filed by it with the FDIC, the FRB, the State Banking Department or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to Westamerica or its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over Westamerica or its subsidiaries has been taken. Westamerica and its subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Westamerica or its subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such governmental or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of Westamerica or its subsidiaries. Neither Westamerica nor any of its subsidiaries is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. Westamerica and its subsidiaries have paid all assessments made or imposed by any governmental agency. Westamerica shall deliver to North Bay Bancorp copies of all annual management letters and opinions, and shall make available to North Bay Bancorp for inspection all reviews, correspondence and other documents in the files of Westamerica prepared by KPMG, or any other certified public accountant engaged by Westamerica, and delivered to Westamerica since January 1, 1990. The financial records of Westamerica have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect.

         (f) Material Adverse Change. There has been no material adverse change in the financial condition, results of operation or assets of Westamerica from the financial condition, results of operation or assets indicated in the financial statements of Westamerica at September 30, 1994, which financial statements have been heretofore provided to North Bay Bancorp.

                  (g)       Execution and Delivery of the Agreement.

                  (i) The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors of Westamerica and this Agreement will be duly and validly authorized by all necessary corporate action on the part of Westamerica.

                  (ii) This Agreement has been duly executed and delivered by Westamerica and (assuming due execution and delivery by North Bay Bancorp) constitutes a legal and binding obligation of Westamerica (subject to applicable bankruptcy, insolvency and civil laws affecting creditors' rights generally, and subject, as to enforceability, to equitable principles of general applicability).

                  (iii) The execution and delivery by Westamerica of this Agreement and the consummation of the transactions herein contemplated
         (A) do not and will not violate any provision of the Articles of Incorporation or Bylaws of Westamerica, any





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
         provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) due registration of the Westamerica Shares under the 1933 Act, (3) receipt of appropriate permits or approvals under state securities or "blue sky" laws, and (4) accuracy of the representations of North Bay Bancorp set forth herein, and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Westamerica is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Westamerica is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Westamerica.

         (h) Information in Westamerica Registration Statement. The information pertaining to Westamerica and each of its subsidiaries which will appear in the Westamerica Registration Statement, the Prospectus or the Proxy Statement, in the form filed with the Commission, or in the Applications, will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the information as of a later date shall be deemed to modify information as of an earlier date. All financial statements of Westamerica included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Westamerica and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Westamerica shall promptly advise North Bay Bancorp in writing if prior to the Effective Time Westamerica shall obtain knowledge of any facts that would make it necessary to amend the Westamerica Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

         (i) Accuracy of Representations and Warranties. No representation or warranty by Westamerica and no statement by Westamerica in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to North Bay Bancorp; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

         (j) Capitalization. As of September 30, 1994, the authorized capital stock of Westamerica consisted of 1,000,000 shares of Class B Common Stock and 1,000,000 shares of preferred stock, without par value, of which no shares were issued or outstanding, and 20,000,000 shares of common stock, without par value, of which 8,074,851 shares were duly authorized, fully paid, validly issued, nonassessable and are currently outstanding. Attached to each outstanding share of Common Stock is a Common Stock Purchase Right which entitles the holder of each Westamerica Share to certain Rights as set forth in the Amended Rights Agreement between Westamerica and Chemical Trust Company of California, dated September 28, 1989 (the "Amended Rights Agreement").

         (k) Tax Returns. Westamerica has timely filed all federal and state returns required to be filed by it or its subsidiaries, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. Westamerica and each of its subsidiaries has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters shall be disclosed to North Bay Bancorp. Except as disclosed in writing to North Bay Bancorp, neither Westamerica nor any of its subsidiaries has been requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by any of them for any period. Except as disclosed in writing to North Bay Bancorp, there are no material claims pending against Westamerica or any of its subsidiaries for any alleged deficiency in the payment of any taxes, and neither Westamerica nor any of its subsidiaries knows of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. Westamerica shall make available to North Bay Bancorp, when available, copies of all of its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1992, 1993 and 1994.

         (l) Retention of a Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal and accounting advisors) has been retained by Westamerica or is entitled to be paid based upon any agreements, arrangements or understandings made by Westamerica in connection with any of the transactions contemplated by this Agreement.

         (m) Classified Loans. Except as disclosed to North Bay Bancorp in writing, there are no loans presently owned by Westamerica or its subsidiaries in excess of $1,000,000 that have been classified by any bank examiner, accountant or the management of Westamerica as "Substandard", "Doubtful", or "Loss" or classified using categories with similar import and all loans or portions thereof classified "Loss" have been charged off or will be charged off within ninety (90) days of classification as "Loss". Notwithstanding the above, Westamerica shall be under no obligations to disclose to North Bay Bancorp any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of Westamerica imposed by banking regulators. Westamerica regularly reviews and appropriately classifies its loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices.

         (n)      Employee Benefits.

                  (i) Westamerica shall deliver upon request to North Bay Bancorp an accurate list setting forth all profit sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of Westamerica, if any, together with copies of plans that are documented.

                  (ii) Each employee benefit plan (as defined in Sections 3(3) of ERISA) which is listed in subsection (j)(i) is in material compliance with the requirements of ERISA.

         (o) Loan Loss Reserves. The reserve for loan losses in the Westamerica consolidated balance sheet dated September 30, 1994 as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries, outstanding as of such time. Westamerica will promptly inform North Bay Bancorp of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Westamerica which exceed $1,000,000, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). Notwithstanding the above, Westamerica shall be under no obligation to disclose to North Bay Bancorp any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of Westamerica imposed by such bank regulatory agency. Westamerica will continue to furnish to North Bay Bancorp true and accurate information concerning the loan portfolio of Westamerica, and no material information with respect to the loan portfolio has been or will be withheld from North Bay Bancorp.

         (p) Insurance. Westamerica and each of its subsidiaries are, and continuously since their respective inception have been, insured with reputable insurers against all risks normally insured against by bank holding companies and banks, respectively, and all of the insurance policies and bonds maintained by Westamerica and each of its subsidiaries are in full force and effect, neither Westamerica nor any of its subsidiaries is in default thereunder, and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Westamerica such insurance coverage is adequate for Westamerica and each of its subsidiaries. Since December 31, 1991, there has not been any damage to, destruction of, or loss of any assets of Westamerica or any of its subsidiaries not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of Westamerica and its subsidiaries taken as a whole.

         (q) Legal Actions and Proceedings. Except as disclosed to North Bay Bancorp in writing, neither Westamerica nor any of its subsidiaries is a party to, nor so far as any of them is aware, threatened with, and to Westamerica's knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and neither Westamerica nor any of its subsidiaries is subject to any potential adverse claim, the outcome of which could involve the payment by Westamerica or its subsidiaries of any amount in excess of $500,000, unless an insurer of Westamerica has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Westamerica or any of its subsidiaries of a monetary amount, which could materially adversely affect Westamerica or its business or property or the transactions contemplated hereby. Neither Westamerica nor any of its subsidiaries has any knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals board, or any human relations commission. There is no labor dispute, strike, slowdown or stoppage pending or, to the best of the knowledge of Westamerica, threatened against Westamerica or any of its subsidiaries.


         6.      SECURITIES ACT OF 1933; SECURITIES EXCHANGE ACT OF 1934.

         (a) Preparation and Filing of Registration Statement. Westamerica shall promptly prepare and file with the Commission (i) a registration statement on the appropriate form (the "Westamerica Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering the Westamerica Shares and, (ii) shall prepare and file, as soon as practicable, one or more registration statements or amendments to existing registration statements under the 1933 Act for the purpose of registering the maximum number of shares of common stock of Westamerica to which the optionholders of North Bay Bancorp may be entitled pursuant to Section 2.6 above at or after the Effective Date. Westamerica and North Bay Bancorp shall promptly prepare a proxy statement (the "Proxy Statement") for the purpose of submitting this Agreement and the Merger to the shareholders of North Bay Bancorp for approval. North Bay Bancorp shall cooperate in all reasonable respects with regard to the preparation of the Proxy Statement. The Proxy Statement in definitive form is expected to serve as the prospectus (the "Prospectus") to be included in the Westamerica Registration Statement. Westamerica and North Bay Bancorp shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Westamerica Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Westamerica Registration Statement, the Prospectus and the Proxy Statement.

         (b) Effectiveness of Registration Statement. Westamerica and North Bay Bancorp shall use their best efforts to have the Westamerica Registration Statement and any amendments or supplements thereto declared effective by the Commission under the 1933 Act as soon as practicable, and thereafter North Bay Bancorp shall distribute at its cost the Proxy Statement to holders of its common stock in accordance with applicable laws and its Articles of Incorporation and Bylaws. North Bay Bancorp shall not mail or otherwise furnish the Proxy Statement to its shareholders unless and until Westamerica shall have received a letter from Arthur Andersen dated no more than two business days prior to the effective date of the Westamerica Registration Statement, as provided in Section 3.2(f)(iv) hereof.

         (c) Sales and Resales of Common Stock. Westamerica shall not be required to maintain the effectiveness of the Westamerica Registration Statement for the purpose of sale or resale of the Westamerica Shares by any person.

         (d) Rule 145. Securities representing Westamerica Shares issued to affiliates of North Bay Bancorp (as determined by counsel to Westamerica) under Rule 145 of the rules and regulations under the 1933 Act pursuant to the Merger Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

         The security represented by this instrument has been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies. The security represented by this instrument may not be sold, hypothecated, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration under the 1933 Act, or (ii) in a transaction which, in the opinion of counsel satisfactory to the issuer is not required to be registered under the 1933 Act.

Should any opinion of counsel described in clause (ii) of the foregoing legend indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Westamerica will upon request substitute unlegended securities and remove any stop transfer orders.

         7.      CONDITIONS TO THE OBLIGATIONS OF WESTAMERICA.

         The obligations of Westamerica under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions may be waived by the Board of Directors of Westamerica at any time at or prior to the Effective Time:

         (a) Representations and Warranties. The representations and warranties of North Bay Bancorp and the Bank in Section 4 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and not contain any material inaccuracies or omissions, the circumstances as to which, either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on North Bay Bancorp or the Bank.

         (b) Compliance and Performance Under Agreement. North Bay Bancorp and the Bank shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by them at or prior to the Effective Date. Each of the directors of North Bay Bancorp also shall have performed and complied in all material respects with all of the terms and conditions of the undertaking referred to in Section 3.2(a) above. North Bay Bancorp and the Bank each acknowledge that their failure to obtain Westamerica's prior written approval for any material transaction pursuant to this Agreement and not in the Ordinary Course of Business shall be within the scope of this paragraph.

         (c) Material Adverse Change. No materially adverse change shall have occurred since September 30, 1994, in the business, financial condition or results of operations of North Bay Bancorp or the Bank and neither North Bay Bancorp nor the Bank shall be a party to or, so far as North Bay Bancorp is aware, threatened with, and to North Bay Bancorp's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Westamerica, such legal action or proceeding could materially adversely affect North Bay Bancorp or the Bank, or their business, financial condition, results of operations or prospects taken as a whole.

         (d) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of North Bay Bancorp common stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 6 hereof.

         (e) Officer's Certificate. Westamerica shall have received a certificate, dated the Effective Date, signed on behalf of North Bay Bancorp by its President and Chief Executive

Officer, and Chief Financial Officer to the effect that the conditions in Sections 7(a)-(d) have been satisfied.

         (f) Opinion of Counsel. North Bay Bancorp shall have delivered to Westamerica such documents as may reasonably be requested by Westamerica to evidence compliance by North Bay Bancorp with the provisions of this Agreement including an opinion of its counsel in substantially the form attached hereto as Exhibit D.

         (g) Absence of Legal Impediment. No legal impediment to the Merger shall have arisen in the reasonable opinion of Westamerica and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis, in the reasonable opinion of Westamerica, for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by, this Agreement.

         (h) Effectiveness of Registration Statement. The Westamerica Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities and "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

         (i) Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by any of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement Westamerica, in its reasonable judgment, shall deem to be materially burdensome (in which case Westamerica shall promptly notify North Bay Bancorp). For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if such condition does not materially differ from conditions regularly imposed by the FRB in orders approving transactions of the type contemplated by this Agreement and compliance with such condition would not (A) require the taking of any action inconsistent with the manner in which Westamerica or North Bay Bancorp has conducted its business previously, (B) have a material adverse effect upon the business, financial condition or results of operations of Westamerica or North Bay Bancorp, or (C) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement.

         (j) Tax Opinion or Ruling. Westamerica and North Bay Bancorp shall have received either a ruling from the IRS under federal income tax law and an equivalent ruling from the California Franchise Tax board, or, to the extent such rulings have not been received on or before the Effective Date, an opinion of Westamerica's counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to Westamerica and its counsel, substantially to the effect that under federal income tax law and California income and franchise tax law:

                  (i) The Merger will not result in any recognized gain or loss to Westamerica or North Bay Bancorp.

                  (ii) Except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of North Bay Bancorp Shares who receive Westamerica Shares in exchange for the North Bay Bancorp Shares which they hold;

                  (iii) The holding period of Westamerica Shares exchanged for North Bay Bancorp Shares will include the holding period of the North Bay Bancorp Shares for which it is exchanged, assuming the shares of North Bay Bancorp Shares are capital assets in the hands of the holder thereof at the Effective Date; and

                 (iv) The basis of the Westamerica Shares received in the exchange will be the same as the basis of the North Bay Bancorp Shares for which it was exchanged, less any basis attributable to fractional shares for which cash is received.

         (k) Accountant's Letter. Westamerica shall have received a comfort letter addressed to Westamerica from Arthur Andersen prepared pursuant to the provisions of Section 3.2(f)(iv).

         (l) Dissenting Shares. The aggregate number of shares of North Bay Bancorp common stock held by persons who have taken all of the steps required at or prior to the shareholders' meeting referenced in Section 3.2(a) to perfect their right (if any) to be paid the value of such shares under the GCL ("Dissenting Shares") shall not exceed 9% of the outstanding shares of North Bay Bancorp common stock.

         (m) Unaudited Financials. Not later than five business days prior to the Effective Date, North Bay Bancorp shall have furnished Westamerica a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income and statement of cash flows of North Bay Bancorp, each prepared in accordance with generally accepted accounting or regulatory principles, as applicable. At least ten business days prior to the Effective Date, all attorneys, accountants, investment bankers and other advisors and agents for North Bay Bancorp shall have submitted to North Bay Bancorp (with a copy to Westamerica) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, North Bay Bancorp shall have prepared and submitted to Westamerica a summary of such fees and expenses for the transaction which shall be reflected in the foregoing financial statement. At the Effective Time, (i) such advisors shall have submitted their final bills for such fees and expenses to North Bay Bancorp for services rendered, with a copy to be delivered to Westamerica, and based on such summary, North Bay Bancorp shall have prepared and submitted to Westamerica a final calculation of such fees and expenses, (ii) North Bay Bancorp shall have accrued and paid the amount of such fees and expenses as calculated above after Westamerica has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released Westamerica from liability for any fees and expenses.

         (n) Rule 145 Undertaking. No person who is deemed by counsel to Westamerica to be an affiliate of North Bay Bancorp or the Bank under Rule 145 of the regulations promulgated by the Commission under the 1933 Act will offer, sell or transfer any Westamerica Shares to be received pursuant to the Merger, except that each such person may offer, sell or transfer such Westamerica shares:

                 (i) Pursuant to a then-current effective registration under the 1933 Act; or

                 (ii) In a transaction which, in the opinion of counsel satisfactory to Westamerica, is not required to be registered under the 1933 Act.

Westamerica shall have received at least 30 days prior to the Effective Date from each person who, in the opinion of Westamerica's counsel, might be deemed to be an affiliate of North Bay Bancorp or Westamerica under Rule 144 or 145, a signed undertaking substantially in the form attached hereto as Exhibit E, which undertaking will include an agreement to the effect that such person will not offer, sell or transfer, publicly or privately, any shares of Westamerica common stock (or North Bay Bancorp stock), during the period commencing thirty
(30) days prior to the Effective Date and ending upon the release and publication to the general public of financial results covering at least 30 days of post-merger combined operations of Westamerica and North Bay Bancorp, that such person will not during such period commit or agree to sell any of such common stock after such period, and that such person will sell or transfer such shares after such period only in compliance with the terms of the preceding paragraph of this Section 7(n).

         (o)    [This Section Is Intentionally Omitted].

         (p) Closing Documents. Westamerica shall have received such certificates and other closing documents as counsel for Westamerica shall reasonably request.

         (q) Consents. North Bay Bancorp shall have received, or Westamerica shall have satisfied itself that North Bay Bancorp will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to North Bay Bancorp, in each case in form and substance reasonably satisfactory to Westamerica, and no such consent or license or permit shall have been withdrawn or suspended.

         (r) Fairness Opinion. The Board of Directors of North Bay Bancorp shall have received an opinion of Hoefer & Arnett, Inc. dated within three business days of the effective date of the Proxy Statement/Prospectus, to the effect that the terms of the Merger are fair, from a financial point of view, to North Bay Bancorp and its shareholders.

         (s) Losses in Investment and Loan Portfolios. At and as of the Effective Date, losses actually realized by North Bay Bancorp from the sale of securities held in North Bay Bancorp's investment portfolios after September 30, 1994 and prior to the Effective Date shall be reflected in the financial statements of North Bay Bancorp as of the last day of the calendar month preceding the calendar month in which the Effective Date occurs. Additionally, the aggregate amount of loans on the books of North Bay Bancorp which are classified by any bank examiner, North Bay Bancorp or Westamerica or any loan review consultant engaged by North Bay Bancorp or Westamerica for the purpose of examining loans (using standard banking practice) as "Loss" shall have been charged off. North Bay Bancorp shall also have an allowance for loan losses that is satisfactory to reserve for all nonperforming loans, as reflected in the financial statements of North Bay Bancorp as of the last day of the calendar month and the last day of the calendar quarter preceding the calendar month in which the Effective Date occurs, and within 30 days of the Effective Date, North Bay Bancorp shall have recognized any credit losses that Westamerica reasonably determines are appropriate in the Bank's loan and asset portfolios, and utilized Westamerica's standards, methodology and system in determining the adequacy of North Bay Bancorp's loan loss reserves as of and for the month end preceding the Effective Date.

         (t) Satisfaction of Spending or Other Commitments. There shall have been no failure by North Bay Bancorp to perform the obligations or satisfy the conditions set forth in Sections 2.6, 3.2(d) and 3.2(h)(ii) of this Agreement and the undertakings required from each North Bay Bancorp director pursuant to Section 3.2(a) shall have been delivered within 15 business days after the execution and delivery of this Agreement.

         (u) Pooling-of-Interests Accounting Treatment; Dissenters' Rights. Westamerica shall have received a letter from KPMG to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission. In addition, there shall have been no determination by any court, tribunal, regulatory agency or other governmental entity, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment and no more than nine (9%) percent of North Bay Bancorp's Shares shall have the right to dissent under the GCL.

         (v) Compliance Examinations. Prior to the Effective Date, the Bank shall have taken all corrective action recommended by or resulting from its most recent compliance examinations and any significant regulatory compliance violations shall have been corrected by the Bank prior to the Effective Date.

         (w) Opinion of Loan Review Examiner. North Bay Bancorp shall use its best efforts to have delivered to Westamerica an opinion of its loan review examiner, which opinion shall be acceptable to Westamerica and be to the effect that all loan losses in excess of $25,000 have been identified with respect to loans and related assets on the books of North Bay Bancorp and its subsidiaries. North Bay Bancorp shall also use its best efforts to have said opinion dated as of a date no earlier than four months preceding the Effective Date.

         (x) Regulatory Examination. Prior to the Effective Date, the Bank shall be in compliance with all requirements arising from its most recent safety and soundness examination.



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

         (y) Classified Loans. The percentage determined by dividing Classified Loans by the sum of equity capital (excluding adjustments required by FASB 115) plus reserves for loan losses as of December 31, 1994, the month end immediately preceding the Effective Date and two business days prior to the Effective Date shall be no greater than 40%. For purposes of this Section, Classified Loans is the sum of all loans classified according to regulatory standards as "Substandard", "Doubtful", or "Loss," but excludes other real estate owned.

         (z) Other Transactions. Westamerica shall have performed all of its material obligations under the July 25, 1994 agreement to merge PV Financial into Westamerica, and shall have performed all of its material obligations under the November 17, 1994 agreement to merge CapitolBank Sacramento into a subsidiary of into Westamerica.

         (aa) Noncompetition Agreements. Within 15 business days of the execution of this Agreement, Westamerica shall have received executed noncompetition agreements substantially in the form attached hereto as Exhibit B (or Exhibit B-1 with respect to Penny Hershman) from each director of North Bay Bancorp and the Bank listed on Exhibit F hereto.

         (ab) Resignation of Directors. At least three days prior to Closing, Westamerica shall have received a letter from (i) each director of North Bay Bancorp tendering his or her resignation from the Board of Directors effective at the Effective Time and (ii) from each director of the Bank tendering his or her resignation effective at the time the Bank is merged into Westamerica Bank.


         8.      CONDITIONS TO THE OBLIGATIONS OF NORTH BAY BANCORP.

         The obligations of North Bay Bancorp under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of North Bay Bancorp at any time at or prior to the Effective Time:

         (a) Representations and Warranties. The representations and warranties of Westamerica in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically related to an earlier date.

         (b) Compliance and Performance Under Agreement. Westamerica shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Effective Time.

         (c) Material Adverse Change. No materially adverse change shall have occurred since September 30, 1994, in the business, financial condition, results of operations or properties of Westamerica and its subsidiaries taken as a whole, and Westamerica shall not be engaged in, or a party to or so far as Westamerica is aware, threatened with, and to Westamerica's knowledge no grounds shall exist for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of North Bay Bancorp, such legal action or proceeding could materially adversely affect Westamerica or its business, financial condition, results of operations or assets.

         (d) Officer's Certificate. North Bay Bancorp shall have received a certificate, dated the Effective Date, signed on behalf of Westamerica by its President and Chief Executive Officer, certifying to the fulfillment of the conditions stated in Sections 8(a)-(c)(ii) hereof.

         (e) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the outstanding shares of North Bay Bancorp common stock at a meeting of shareholders duly called and held.

         (f) Opinion of Counsel. Westamerica shall have delivered to North Bay Bancorp such documents as may reasonably be requested by North Bay Bancorp to evidence compliance by

Westamerica with the provisions of this Agreement including an opinion of its counsel in substantially the form attached hereto as Exhibit G.

         (g) Effectiveness of Registration Statement. The Westamerica Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act. No stop order suspending the effectiveness of the Westamerica Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission. All state securities and "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement and the Merger Agreement shall have been received and remain in effect.

         (h) Government Approvals. The Government Approvals shall have been received and shall be in effect, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied.

         (i) Tax Opinion or Ruling. Westamerica and North Bay Bancorp shall have received the opinions or tax rulings referred to in Section 7(j) hereof which opinions or rulings shall meet the requirements of such Section.

         (j) Closing Documents. North Bay Bancorp shall have received such certificates and other closing documents as counsel for North Bay Bancorp shall reasonably request.

         (k) Absence of Legal Impediment. No legal impediment to the Merger shall have arisen in the reasonable opinion of North Bay Bancorp and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis, in the reasonable opinion of North Bay Bancorp, for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement.

         (l) Fairness Opinion. The Board of Directors of North Bay Bancorp shall have received an opinion of Hoefer & Arnett, Inc., dated the effective date of the Proxy Statement/Prospectus, to the effect that the terms of the Merger are financially fair, from a financial point of view, to North Bay Bancorp and its shareholders.

         (m) Pooling-of-Interests Accounting Treatment. Westamerica shall have received a letter from KPMG to the effect that the Merger shall qualify for the pooling-of-interests method of accounting in accordance with generally accepted accounting principles and all applicable rules, regulations and policies of the Commission. In addition, there shall have been no determination by any court, tribunal, regulatory agency or other governmental entity, that the Merger fails or will fail to qualify for pooling-of-interests accounting treatment.


         9.      CLOSING.

         (a) Closing Date. The closing (the "Closing") shall, unless another date, time or place is agreed to in writing by Westamerica and North Bay Bancorp, be held at the offices of Pillsbury Madison & Sutro, 235 Montgomery Street, San Francisco, California on the Effective Date.

         (b) Delivery of Documents. At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

         (c) Filings. At the Closing, Westamerica and North Bay Bancorp shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Westamerica and North Bay Bancorp to give effect to the Merger.

         10.     POST-CLOSING MATTERS.

         Westamerica will prepare and file with the Commission on the appropriate form as soon as practicable the results of combined operations of Westamerica and North Bay Bancorp for the first full calendar month after the Effective Date.


         11.     EXPENSES.

         Each party hereto agrees to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, the costs incurred by such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of this Agreement, the Westamerica Registration Statement, Prospectus and the Proxy Statement (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Notwithstanding the foregoing, Westamerica shall be solely responsible for all fees payable pursuant to state "blue-sky" securities laws, fees related to obtaining a revenue ruling or tax opinion and the fee required to be paid to the Commission to register the Westamerica Shares. North Bay Bancorp shall bear its own costs of distributing the Proxy Statement and other information relating to these transactions to its shareholders.


         12.     AMENDMENT; TERMINATION.

         (a) Amendment. This Agreement and the Merger Agreement may be amended by Westamerica and North Bay Bancorp at any time prior to the Effective Time without the approval of the shareholders of Westamerica and shareholders of North Bay Bancorp with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to the North Bay Bancorp shareholders in the Merger.

         (b) Termination. This Agreement and the Merger Agreement may be terminated as follows:

                 (i) By the mutual consent of the Boards of Directors of both Westamerica and North Bay Bancorp at any time prior to the consummation of the Merger.

                 (ii) By the Board of Directors of Westamerica on or after September 30, 1995, if (A) any of the conditions in Section 7 to which the obligations of Westamerica are subject have not been fulfilled, or
         (B) such conditions have been fulfilled or waived by Westamerica and North Bay Bancorp shall have failed to complete the Merger.

                 (iii) By the Board of Directors of Westamerica if (A) Westamerica has become aware of any facts or circumstances of which it was not aware on the date hereof and which materially adversely affect North Bay Bancorp and the Bank taken as a whole or their respective properties, operations or financial condition, (B) a materially adverse change shall have occurred since September 30, 1994, in the business, financial condition taken as a whole, results of operations or properties of North Bay Bancorp and the Bank taken as a whole, (C) there has been failure or prospective failure on the part of North Bay Bancorp or the Bank to comply with its obligations under this Agreement, or any failure or prospective failure to comply with any of the conditions set forth in Section 7 hereof; or (D) North Bay Bancorp fails to act or refrains from doing any act pursuant to Section 3.2(j)(iv).

                 (iv) By Westamerica if, after the date hereof, any person (other than Westamerica or any subsidiary thereof) shall become the beneficial owner of 20% or more of the then outstanding shares of North Bay Bancorp or any person (other than Westamerica or a subsidiary thereof) shall have commenced a bona fide tender offer or exchange offer to acquire at least 20% of the then outstanding shares of North Bay Bancorp.

                 (v) By the Board of Directors of Westamerica if it determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement, by reason of any material legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding, including, but not limited to any of the preceding that relate to the transactions contemplated by this Agreement which affords a material basis, in the reasonable opinion of such Board, for such determination.

                 (vi) By the Board of Directors of North Bay Bancorp on or after September 30, 1995, if (A) any of the conditions contained in
         Section 8 to which the obligations of North Bay Bancorp are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica shall have failed to complete the Merger; provided, however, that if Westamerica is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental approvals or if Westamerica shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such nonfulfillment shall not give North Bay Bancorp the right to terminate this Agreement until the earlier of (A) fifteen (15) months after the date of this Agreement and (B) sixty (60) days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto.

                 (vii) By the Board of Directors of North Bay Bancorp if (A) it has become aware of any facts or circumstances of which it was not aware on the date hereof and which can or do materially adversely affect Westamerica or its properties, operations or financial condition, (B) a materially adverse change shall have occurred since September 30, 1994 in the business, financial condition, results of operations or assets of Westamerica, or (C) there has been failure or prospective failure on the part of Westamerica to comply with its obligations under this Agreement or any failure or prospective failure to comply with any condition set forth in Section 8.

         (c) Notice. The power of termination hereunder may be exercised by Westamerica or North Bay Bancorp, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

         (d) Breach of Obligations. If there has been a material breach by either party in the performance of any of the obligations herein which shall not have been cured within ten business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

         (e) Termination and Expenses. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 11, to maintain the confidentiality of the other party's information pursuant to Section 3.3, or the provisions of this Section 12(e) or of Sections 13(a), (d) or (e) or the second sentence of Section 13(b) below and shall not affect any agreement after such termination. If this Agreement shall be terminated by Westamerica pursuant to Section 3.2(j)(iv) or Section 12(b)(iv), or if any of the events specified in Section 12(b)(iv) occurs within twelve (12) months following termination of this Agreement for any



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

of the reasons stated in Section 12(b) (provided that such termination for a reason stated in Section 12(b) results from the interference of a third party or group who thereafter attempts to acquire North Bay Bancorp), North Bay Bancorp shall pay to Westamerica, on demand, the sum of $600,000. If this Agreement shall be terminated by North Bay Bancorp pursuant to 12(b)(vii) by reason of a Business Combination, Westamerica shall pay to North Bay Bancorp, on demand, the sum of $600,000. Except as provided in Section 3.1(k) or Section 3.2(j)(iv), North Bay Bancorp and Westamerica agree that any termination of this Agreement shall not in any manner release or be construed as so releasing the nonterminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' failure in performance of any of its covenants or agreements hereunder.

         13.     MISCELLANEOUS.

         (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

         To Westamerica:                         To North Bay Bancorp:

         David L. Payne, President &             Thomas R. Bales
           Chief Executive Officer                 Chairman of the Board
         Westamerica Bancorporation              North Bay Bancorp
         1108 Fifth Avenue                       350 Ignacio Boulevard
         San Rafael, CA 94901                    Novato, CA 94949

         With a copy to:                         With a copy to:

         Jonathan D. Joseph, Esq.                R. Brent Faye, Esq.
         Pillsbury Madison & Sutro               Lillick & Charles
         P.O. Box 7880                           2 Embarcadero Center,
         San Francisco, CA 94120                 Suite 2600
                                                 San Francisco, CA 94111

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

         (b) Binding Agreement. This Agreement is binding upon and is for the benefit of Westamerica and North Bay Bancorp and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.

         (c) No Survival of Representations and Warranties. No investigation by Westamerica or North Bay Bancorp made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants and agreements to be performed in whole or in part subsequent to the Effective Date (as to which the related representations and warranties shall survive until their performance) which covenants and agreements shall survive the Closing, the representations, warranties, covenants and agreements of Westamerica and North Bay Bancorp contained in this Agreement shall not survive the Closing.

         (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         (e) Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         (f) Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling. KPMG shall be the sole arbiter of any disagreement about the application of generally accepted accounting principles to this Agreement.

         (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (h) Specific Performance. The parties hereby acknowledge and agree that the failure of either North Bay Bancorp or the Bank to fulfill any of its respective covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury to Westamerica for which damages, even if available, will not be an adequate remedy. Accordingly, each of North Bay Bancorp and the Bank hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance North Bay Bancorp's or the Bank's obligations and to the granting by any such court of the remedy of the specific performance by North Bay Bancorp or the Bank of their obligations hereunder.

         (i) Waivers. Prior to or at the Effective Time, each of Westamerica and North Bay Bancorp shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this Section 13(i) shall be in accordance with the provisions of Section 13(a) hereof.

         IN WITNESS WHEREOF, Westamerica, North Bay Bancorp and the Bank have each caused this Agreement and Plan of Reorganization to be signed by its Chairman of the Board or President and its corporate seal to be hereunto affixed and attested by the signature of its Secretary all as of the day and year first above written.

ATTEST:                                 WESTAMERICA BANCORPORATION


/s/ M. Kitty Jones                      /s/ David L. Payne
- ---------------------------------       ---------------------------------------
Secretary                               Chairman, President and Chief Executive
                                        Officer


ATTEST:                                 NORTH BAY BANCORP


/s/ Nancy R. DeSousa                    /s/ Thomas R. Bales, DDS
- ----------------------------------      ---------------------------------------
Secretary                               Chairman of the Board


ATTEST:                                 NOVATO NATIONAL BANK


/s/ Nancy R. DeSousa                    /s/ Thomas R. Bales, DDS
- ----------------------------------      ---------------------------------------
Secretary                               Chairman of the Board

                                                                       Exhibit A

                          Form of Agreement of Merger


         THIS AGREEMENT OF MERGER, dated as of ______, 1995 (this "Merger Agreement"), is made and entered into by and between NORTH BAY BANCORP, a California corporation ("North Bay Bancorp") and WESTAMERICA BANCORPORATION, a California corporation ("Westamerica").

                              W I T N E S S E T H:

         A. The Boards of Directors of Westamerica and North Bay Bancorp have approved, and deem it advisable and in the best interests of Westamerica, North Bay Bancorp and their respective shareholders, that Westamerica and North Bay Bancorp consummate the business transaction provided for herein in which North Bay Bancorp would merge with and into Westamerica (the "Merger").


         B. Westamerica and North Bay Bancorp have entered into an Agreement and Plan of Reorganization, dated as of December 8, 1994 (the "Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.

         NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, the parties to this Merger Agreement hereby agree that North Bay Bancorp shall be merged with and into Westamerica in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

         1.       The Merger.

         1.1 Effective Time. [On ______________, 1995 and] upon the filing with the California Secretary of State of a duly executed counterpart of this Merger Agreement with the officers' certificates prescribed by Section 1103 of the California General Corporation Law attached thereto ("Effective Date") the Merger shall become effective. The effective time of the Merger on the Effective Date shall be [5:00] p.m.

         1.2 Effect of the Merger. On the Effective Date, North Bay Bancorp shall be merged with and into Westamerica and the separate corporate existence of North Bay Bancorp shall cease. Westamerica shall be the surviving corporation (the "Surviving Corporation") in the Merger. It shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, North Bay Bancorp and the separate existence of Westamerica as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises shall continue unaffected and unimpaired by the Merger.

         2.       Corporate Governance Matters.

         2.1 From and after the Effective Date and until thereafter amended as provided by law: (a) the Articles of Incorporation of Westamerica as in effect immediately prior to the Effective Date shall be and continue to be the Articles of Incorporation of the Surviving Corporation; and (b) the Bylaws of Westamerica as in effect immediately prior to the Effective Date shall be and continue to be the Bylaws of the Surviving Corporation.

         2.2 On the Effective Date: (a) the directors of the Surviving Corporation shall be those persons who are the directors of Westamerica immediately prior to the Effective Date; and (b) the officers of the Surviving Corporation shall be those persons who are the officers of Westamerica at the Effective Date. Additional members of the Board of Directors and officers of the Surviving Corporation may be elected or appointed subsequent to the Effective Date pursuant to the terms of the Agreement and in accordance with the Bylaws of the Surviving Corporation. Such directors and officers shall continue to hold office from and after the

Effective Date until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected and qualified. Removal and replacement of such directors and officers, subject to any contractual rights they may have, shall be governed by the Bylaws of the Surviving Corporation and the General Corporation Law of the State of California. If, at the Effective Date, a vacancy shall exist on the Board of Directors or in the officers of Westamerica, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

         3.       Manner of Common Stock of North Bay Bancorp.

         3.1 Conversion of North Bay Bancorp Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of the holder of any common stock of North Bay Bancorp (a "North Bay Bancorp Share" or "North Bay Bancorp Common Stock"):

                  (a) Each issued and outstanding North Bay Bancorp Share (other than fractional shares, or any shares as to which dissenters' rights have been perfected) shall be converted into [____] shares of the common stock, without par value, of Westamerica ("Westamerica Common Stock" or a "Westamerica Share").

                  (b) From and after the Effective Date, the holders of certificates formerly representing North Bay Bancorp Shares shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the California General Corporation Law.

         3.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Westamerica Common Stock shall be issued to holders of North Bay Bancorp Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica Common Stock shall receive, at the time of surrender of the certificate or certificates representing such holder's North Bay Bancorp Shares, an amount in cash equal to the market value per share of the Common Stock of Westamerica, calculated by taking the average of the closing price quoted on the Nasdaq, as reported in The Wall Street Journal, for each of the twenty consecutive trading days prior to two business days prior to the Effective Date, rounded to 4 decimal places, (whether or not there were any trades in Westamerica Common Stock on such days), multiplied by the fraction of a share of Westamerica Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of, a fractional share.

         3.3      Surrender of North Bay Bancorp Shares.

         (a) Prior to the Effective Date, Westamerica shall appoint Chemical Trust Company of California or its successor, or any other bank or trust company (having capital of at least $50 million) mutually acceptable to North Bay Bancorp and Westamerica, as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Westamerica Common Stock and at and after the Effective Date, Westamerica shall issue and deliver to the Exchange Agent certificates representing the Westamerica Common Stock, as shall be required to be delivered to holders of North Bay Bancorp Shares pursuant to Section 3.1 of this Merger Agreement. As soon as practicable after the Effective Date, each holder of North Bay Bancorp Shares converted pursuant to Section 3.1, upon surrender to the Exchange Agent of one or more certificates for such North Bay Bancorp Shares for cancellation, will be entitled to receive a certificate representing the number of shares of Westamerica Common Stock determined in accordance with Section 3.1 and a payment in cash with respect to fractional shares, if any, determined in accordance with Section 3.2. Each certificate representing Westamerica Common Stock will bear a notation incorporating the Amended Rights Agreement (as that term is defined in Section 5(j) of the Agreement) by reference and certificates representing the Westamerica Common Stock will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the Amended Rights Agreement ("Rights"). Certificates issued for the Westamerica Common Stock shall be deemed to be certificates for said Rights.

         (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Westamerica Common Stock after the Effective Date will be paid to persons entitled to receive such certificates for Westamerica Common Stock until such persons surrender their certificates representing North Bay Bancorp Shares. Upon surrender of such certificates representing North Bay Bancorp Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Westamerica Common Stock as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

         (c) If any certificate for a Westamerica Share is to be issued in a name other than that in which the certificate for a North Bay Bancorp Share surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Westamerica Share in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

         (d) All dividends or distributions, and any cash to be paid pursuant to
Section 3.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing North Bay Bancorp Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing a North Bay Bancorp Share who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general creditor only to Westamerica for payment or delivery of such dividends or distributions or cash, as the case may be. Westamerica shall not be liable to any holder of a share of North Bay Bancorp Common Stock for such share (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         4.       Termination and Amendment.

         4.1 The obligations of the parties to effect the Merger shall be subject to all the terms and conditions contained in the Agreement. Notwithstanding the approval of this Merger Agreement by the shareholders of North Bay Bancorp, this Merger Agreement shall terminate forthwith in the event that the Agreement shall be terminated as therein provided.

         4.2 This Merger Agreement may be amended by Westamerica and North Bay Bancorp at any time prior to the Effective Date without the approval the shareholders of North Bay Bancorp with respect to any of its terms except the terms relating to the form or amount of consideration to be delivered to the North Bay Bancorp shareholders in the Merger. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

         4.3 This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                                           WESTAMERICA BANCORPORATION



                                           By
                                              ----------------------------
                                              DAVID L. PAYNE, President



                                           By
                                              ----------------------------
                                              M. KITTY JONES, Secretary



                                           NORTH BAY BANCORP



                                           By
                                              ----------------------------
                                              JOHN G. STUBER, President



                                           By
                                              ----------------------------
                                              NANCY R. DE SOUSA, Secretary

                             OFFICERS' CERTIFICATE


         JOHN G. STUBER and NANCY R. DE SOUSA hereby certify that:

         1. They are the President and Secretary, respectively, of NORTH BAY BANCORP, a corporation organized under the laws of the State of California.

         2. The Merger Agreement in the form attached was duly approved by the Board of Directors and shareholders of the corporation.

         3. The shareholder approval was by the holders of a number of outstanding shares which equaled or exceeded the vote required. The percentage vote required was more than [50%] of the outstanding shares.

         4. There is only [one] class of shares and the number of shares outstanding is ________________.


                                                    ----------------------------
                                                    JOHN G. STUBER, President



                                                    ----------------------------
                                                    NANCY R. DE SOUSA, Secretary


         The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge. Executed at ___________, _________ County, California on ____________ __, 1995.



                                                   -----------------------------
                                                   JOHN G. STUBER



                                                   -----------------------------
                                                   NANCY R. DE SOUSA

                             OFFICERS' CERTIFICATE


         David L. Payne and M. Kitty Jones hereby certify that:

         1. They are the President and Secretary, respectively, of WESTAMERICA BANCORPORATION, a corporation organized under the laws of the State of California.

         2. The Merger Agreement in the form attached was duly approved by the Board of Directors of the corporation.

         3. The Merger Agreement was entitled to be and was approved by the Board of Directors alone under the provisions of Section 1201 of the California General Corporation Law.



                                                       -------------------------
                                                       DAVID L. PAYNE, President



                                                       -------------------------
                                                       M. KITTY JONES, Secretary


         The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge.
Executed at _________, ______ County, California on ____________ __, 1995.



                                                       -------------------------
                                                       DAVID L. PAYNE



                                                       -------------------------
                                                       M. KITTY JONES

                                                                         ANNEX B


                  [Letterhead of Hoefer & Arnett Incorporated]





January 24, 1995



Members of the Board of Directors
North Bay Bancorp
350 Ignacio Blvd.
Novato, CA 94949

Members of the Board:


North Bay Bancorp's Board of Directors has requested Hoefer & Arnett's opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of North Bay Bancorp of the Exchange Ratio, as defined in the Agreement and Plan of Reorganization, dated as of December 9, 1994 (the "Agreement"), in the proposed merger (the "Merger") of North Bay Bancorp with and into Westamerica Bancorporation. Pursuant to the Agreement and subject to the terms and conditions therein, the Exchange Ratio entitles each holder of common stock of North Bay Bancorp to receive, in exchange for common stock of North Bay Bancorp, Westamerica common stock in the ratio of .360 of a share of Westamerica common stock for each share of North Bay Bancorp common stock, subject to adjustment as more fully set forth in the Agreement, including adjustment for Significant Liabilities as defined in Section 2.1(b) of the agreement.


Hoefer & Arnett has acted for North Bay Bancorp and for the Board of Directors as financial advisor in connection with this transaction and will receive a fee for its services. Hoefer & Arnett has been a market maker in North Bay Bancorp's Common Shares since 1988. Hoefer & Arnett is currently a market maker in Westamerica Bancorporation's Common Stock and has been since 1994.

In arriving at its opinion, Hoefer & Arnett has reviewed and analyzed, among other things, the following: (i) the Agreement (ii) Annual Reports to Shareholders of North Bay Bancorp and Westamerica Bancorporation and Annual Reports on Form 10-K of North Bay Bancorp and Westamerica Bancorporation for the three years ended December 31, 1993; (iii) Quarterly Reports on Form 10-Q of North Bay Bancorp and Westamerica Bancorporation for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (iv) certain other publicly available financial and other information concerning North Bay Bancorp and Westamerica Bancorporation and the trading markets for the publicly traded securities of North Bay Bancorp and Westamerica Bancorporation; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions it believes relevant to its inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of North Bay Bancorp or a committee thereof in connection with this business combination with Westamerica Bancorporation. Hoefer & Arnett has held discussions with senior management of North Bay Bancorp and of Westamerica Bancorporation concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. Hoefer & Arnett has also discussed with the independent auditors of each company their review of such company's financial and accounting affairs.

Hoefer & Arnett has reviewed with senior management of North Bay Bancorp earnings projections for 1994 through 1998 for North Bay Bancorp as a stand-alone entity,

North Bay Bancorp
January 24, 1995
Page 2


assuming the Merger does not occur, prepared by North Bay Bancorp. Hoefer & Arnett reviewed with the senior management of Westamerica Bancorporation earnings projections for 1994 through 1998 for Westamerica Bancorporation as a stand-alone entity, assuming the Merger does not occur, as well as projected operating cost savings expected to be achieved in each such year resulting from the Merger. Such projections were prepared by Westamerica Bancorporation senior management. Certain pro forma financial projections for the years 1994 through 1998 for the combined entity were derived by us based partially upon the projections discussed above, as well as its own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by us partially based upon the projections discussed above to be realizable in the Merger.

In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and has not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of North Bay. For purposes of its opinion, Hoefer & Arnett assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interest) described in the Agreement and the Amendments and assumed the accuracy of the disclosures set forth in the Agreement and the Amendments. Hoefer & Arnett's opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Shares of North Bay Bancorp of the Exchange Ratio in the Merger and does not address North Bay Bancorp's underlying business decision to proceed with the Merger.

Hoefer & Arnett has considered such financial and other factors as it deems appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of North Bay Bancorp and Westamerica Bancorporation, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for North Bay Bancorp and for Westamerica Bancorporation;
(ii) the assets and liabilities of North Bay Bancorp and Westamerica Bancorporation, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer & Arnett has also taken into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer & Arnett's opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

North Bay Bancorp
January 24, 1995
Page 3



It is understood that this letter is for the information of the Board of Directors of North Bay Bancorp only and may not be relied upon by any other person or used for any other purpose without Hoefer & Arnett's prior written consent. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of North Bay Bancorp with respect to any approval of the Merger.


Based upon and subject to the foregoing, Hoefer & Arnett is of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio, including adjustments, in the Merger is fair, from a financial point of view, to the holders of the Common Shares of North Bay Bancorp.


Very truly yours,

/s/Murray G. Bodine

HOEFER & ARNETT INCORPORATED

                                                                         ANNEX C


                       CALIFORNIA GENERAL CORPORATION LAW


SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATION PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

         (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

         (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

         (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

         (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

         (3) Which the dissenting shareholder has determined that the corporation purchase at their fair market value, in accordance with Section 1301.

         (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

         (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections

1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof
(1) in the case of shares described in clause [(A)] or [(B)] of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION  1302.  SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT;
UNCERTIFICATED SECURITIES

         Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

         (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

         (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

         (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

         (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

         (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

         (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

         (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

         (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.


         (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).


SECTION  1306.  PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

         To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION  1307.  DIVIDENDS ON DISSENTING SHARES

         Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

         Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION  1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

         Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

         (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

         (b) The shares are transferred prior to their submission for enforcement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

         (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

         If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION  1311.  EXEMPT SHARES

         This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

         (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

         (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

         (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation ("Agents") in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

         Article VII of the Registrant's Restated Articles of Incorporation, as amended, authorizes the Registrant to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Registrant and its shareholders. Article VII also authorizes the Registrant to provide insurance for Agents provided that, in cases where the Registrant owns all or a portion of the shares of the company issuing the insurance policy, such company and/or the policy must meet certain conditions set forth in Section 317. Article V of the Registrant's Bylaws provides for mandatory indemnification of each director of the Registrant except as prohibited by law.

         The Registrant maintains a directors' and officers' liability insurance policy that indemnifies the Registrant's directors and officers against certain losses in connection with claims made against them for certain wrongful acts.
In addition, the Registrant has entered into separate indemnification agreements with its directors and officers that require the Registrant, among other things, (i) to maintain directors' and officers' insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the Registrant to the fullest extent permitted by California law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         Note: Exhibits marked with a + are incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-52146). Each such Exhibit had the number in parentheses immediately following the description of the Exhibit herein. Exhibits marked with an * have been previously filed.

  (A)  Exhibits.

 Exhibit
  Number
 -------
   2.1 Agreement and Plan of Reorganization among the Registrant, North Bay and Novato National Bank, dated as of December 8, 1994 (included as Annex A to the Proxy Statement/Prospectus (without certain exhibits)).

   4.1+ Specimen of the Registrant's Common Stock certificate with Rights Legend. (4.1)

   4.2+ Amended and Restated Rights Agreement, dated as of September 28, 1989, between the Registrant and Bank of America, NT&SA, as amended by the Appointment and Acceptance Agreement, dated as of May 25, 1992, between the Registrant and Chemical Trust Company of California. (4.2)

   4.3 The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights

        Exhibit
         Number
        -------
                        of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the SEC upon request.

          5.1*          Opinion of Pillsbury Madison & Sutro.

          23.1          Consent of KPMG Peat Marwick LLP (Westamerica)
                        (see Page II-7).

          23.2          Consent of Arthur Andersen LLP (North Bay) (see Page
                        II-8).

          23.3          Consent of Arthur Andersen LLP (Capitol Bank).

          23.4          Consent of KPMG Peat Marwick LLP (Capitol Bank).

          23.5          Consent of Grant Thornton LLP (PV Financial).

          23.6*         Consent of Pillsbury Madison & Sutro (included in
                        Exhibit 5.1).

          23.7*         Consent of Hoefer & Arnett Incorporated.

          23.8          Consent of Arthur Andersen LLP (Napa Valley Bancorp).

          24.1*         Power of Attorney (see Page II-4).

          99.1 Form of proxy to be used in soliciting shareholders of North Bay for its Special Meeting.

          (B)  Financial Statement Schedules:  Not applicable.


ITEM 22.  UNDERTAKINGS.

          (1) The undersigned Registrant hereby undertakes: (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (4) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (7) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on the 6th day of February, 1995.

                                      WESTAMERICA BANCORPORATION



                                      By         /s/ David L. Payne
                                        -------------------------------------
                                                    David L. Payne
                                               Chairman, President and
                                               Chief Executive Officer

                               POWER OF ATTORNEY

        Pursuant to the requirement of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                     Title                      Date
         ---------                     -----                      ----


            *                Director                         February 6, 1995
- ---------------------------
        Etta Allen



            *                Executive Vice President and     February 6, 1995
- ---------------------------  Chief Financial Officer
      James M. Barnes        (Principal Financial Officer)




            *                Director                         February 6, 1995
- ---------------------------
     Louis E. Bartolini



            *                Director                         February 6, 1995
- ---------------------------
  Charles I. Daniels, Jr.

         Signature                     Title                      Date
         ---------                     -----                      ----




                              Director
- ----------------------------
        Don Emerson



             *                Senior Vice President and    February 6, 1995
- ----------------------------  Controller (Principal
    Dennis R. Hansen          Accounting Officer)



             *                Director                     February 6, 1995
- ----------------------------
     Arthur C. Latno



- ----------------------------  Director
    Patrick D. Lynch



             *                Director                     February 6, 1995
- ----------------------------
  Catherine Cope MacMillan


                              Director
- ----------------------------
    James A. Maggetti


                              Director
- ----------------------------
 Dwight H. Murray, Jr., M.D.



             *                Director                     February 6, 1995
- ----------------------------
      Ronald A. Nelson



             *                Director                     February 6, 1995
- ----------------------------
       Carl R. Otto



    /s/ David L. Payne        Chairman of the Board,       February 6, 1995
- ----------------------------  President and Chief
      David L. Payne          Executive Officer

           Signature                   Title                      Date
           ---------                   -----                      ----


                              Director
- ----------------------------
     Edward B. Sylvester


*    /s/ David L. Payne
- ---------------------------
      Attorney-in-Fact
                                     II-6

                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Westamerica Bancorporation:

We consent to incorporation by reference in Amendment No. 1 to the Registration Statement (No. 33-57411) on Form S-4 of Westamerica Bancorporation (the Company) of our report dated January 25, 1994 relating to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993, annual report on Form 10-K of Westamerica Bancorporation. On April 15, 1993, the Company acquired Napa Valley Bancorp on a pooling-of-interest basis. We did not audit the financial statements of Napa Valley Bancorp as of December 31, 1992 and for the two year period ended December 31, 1992. Those statements, which are included in the 1992 and 1991 restated consolidated totals, were audited by other auditors. Our report, insofar as it relates to the amounts included for Napa Valley Bancorp, is based solely on the report of the other auditors.

In addition, we consent to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus which is included in the Registration Statement on Form S-4.


                                                 /s/ KPMG PEAT MARWICK LLP


San Francisco, California
February 3, 1995

                     [LETTERHEAD OF ARTHUR ANDERSEN LLP]



                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the use of our reports dated February 4, 1994, included (or incorporated by reference) in North Bay Bancorp's 10-K for the year ended December 31, 1993, included in or made a part of this registration statement (No. 33-57411) on Form S-4, filed by Westamerica Bancorporation, and to all references to our Firm included in this registration statement.


                                                         /s/ ARTHUR ANDERSEN LLP


San Francisco, California,
  February 6, 1995

                                 EXHIBIT INDEX

Note: Exhibits marked with a + are incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-52146). Each such Exhibit had the number in parentheses immediately following the description of the Exhibit herein. Exhibits marked with an * have been previously filed.


       Exhibit
       Number        Document Description
       -------       --------------------
       2.1           Agreement and Plan of Reorganization among the Registrant,
                     North Bay and Novato National Bank, dated as of December
                     8, 1994 (included as Annex A to the Proxy
                     Statement/Prospectus (without certain exhibits)).

      4.1+           Specimen of the Registrant's Common Stock certificate with
                     Rights Legend. (4.1)

      4.2+           Amended and Restated Rights Agreement, dated as of
                     September 28, 1989, between the Registrant and Bank of
                     America, NT&SA, as amended by the Appointment and
                     Acceptance Agreement, dated as of May 25, 1992, between
                     the Registrant and Chemical Trust Company of California.
                     (4.2)

       4.3 The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the SEC upon request.

       5.1*          Opinion of Pillsbury Madison & Sutro.

      23.1           Consent of KPMG Peat Marwick LLP (Westamerica) (see Page
                     II-7).

      23.2           Consent of Arthur Andersen LLP (North Bay) (see Page II-8).

      23.3           Consent of Arthur Andersen LLP (Capitol Bank).

      23.4           Consent of KPMG Peat Marwick LLP (Capitol Bank).

      23.5           Consent of Grant Thornton LLP (PV Financial).

      23.6*          Consent of Pillsbury Madison & Sutro (included in Exhibit
                     5.1).

      23.7*          Consent of Hoefer & Arnett Incorporated

      23.8           Consent of Arthur Andersen LLP (Napa Valley Bancorp).

      24.1*          Power of Attorney (see Page II-4).

      99.1 Form of proxy to be used in soliciting shareholders of North Bay for its Special Meeting.